Exhibit 99.1
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

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:
In re	:	Chapter 11
:
Dana Corporation, et al.,	:	Case No. 06-10354 (BRL)
:
Debtors.	:	(Jointly Administered)
:
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THIRD AMENDED DISCLOSURE STATEMENT
WITH RESPECT TO

THIRD AMENDED JOINT PLAN OF REORGANIZATION
OF DEBTORS AND DEBTORS IN POSSESSION

JONES DAY
222 East 41st Street
New York, New York 10017
(212) 326-3939
Corinne Ball, Esq. (CB — 8302)
Heather Lennox, Esq. (HL — 3046)
Counsel to the Debtors and
Debtors in Possession
Dated: October 23, 2007

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(continued)

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(continued)

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(continued)

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(continued)

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(continued)

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(continued)

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TABLE OF EXHIBITS

Exhibit A:	Plan

Exhibit B:	List of Subsidiary Debtors

Exhibit C:	Dana Annual Report on Form 10-K for the year ended December 31, 2006 (without exhibits) and Quarterly Report on Form 10-Q for the quarter ended June 30, 2007 (without exhibits)

Exhibit D:	Global Settlement Documents (Union Settlement Agreements, Plan Support Agreement, New Investment Agreement, and exhibits thereto)

	Exhibit D-1:	USW Settlement Agreement, dated July 5, 2007, by and among Dana Corporation, United Steelworkers, and USW Local Union 903, Local Union 9443-02, and Local Union 113

	Exhibit D-2:	UAW Settlement Agreement, dated July 5, 2007, by and among Dana Corporation, International Union, UAW and its Local Union 282, Local Union 771, Local Union 1405, Local Union 1765, Local Union 3047, Local Union 644 and the UAW Local Union representing employees at Dana’s Longview, TX facility

	Exhibit D-3:	Amendment, dated as of July 26, 2007, to the USW Settlement Agreement, dated July 5, 2007, by and among Dana Corporation, United Steelworkers, and USW Local Union 903, Local Union 9443-02, and Local Union 113

	Exhibit D-4:	Amendment, dated as of July 26, 2007, to the UAW Settlement Agreement, dated July 5, 2007, by and among Dana Corporation, International Union, UAW and its Local Union 282, Local Union 771, Local Union 1405, Local Union 1765, Local Union 3047, Local Union 644 and the UAW Local Union representing employees at Dana’s Longview, TX facility

	Exhibit D-5:	Plan Support Agreement, dated as of July 26, 2007, by and among Dana Corporation; United Steelworkers; International Union, UAW; Centerbridge Capital Partners, L.P.; and certain creditors of Dana Corporation

	Exhibit D-6:	Investment Agreement, dated as of July 26, 2007, between Centerbridge Capital Partners, L.P.; CBP Parts Acquisition Co. LLC; and Dana Corporation, and exhibits thereto

		Exhibit A:	Intentionally Omitted

		Exhibit B:	Form of Certificate of Designation

		Exhibit C:	Form of Subscription Agreement

		Exhibit D:	Form of Shareholders Agreement

		Exhibit E:	Form of Series A Registration Rights Agreement

		Exhibit F:	Form of Series B Registration Rights Agreement

		Exhibit G:	Form of Series B Subscription Agreement Representations Bring-down Certificate

		Exhibit H:	Market Maker Agreement referenced in Exhibit B

	Exhibit D-7:	Dana Corporation Plan Support Agreement Transferee Acknowledgement

Exhibit E:	Liquidation Analysis

Exhibit F:	Financial Projections

Exhibit G:	B-2 Backstop Commitment Letter, dated October 18, 2007

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INDEX OF DEFINED TERMS

1113/1114 Litigation	32
503(b)(9) Claims	60
AAG	18
Acquired Bond Claims	38
Administrative Order	16
Affiliate	38
Affinia	27
Affinia APA	27
Affinia Claims	28
Affinia Note	27
Affinia Parties	28
Affinia Rejection Motion	27
AICPA	80
AMT	111
AMTI	111
Annual Limitation	110
Appaloosa	34
Appaloosa Offer	34
Approval and Procedures Order	5
Arbitration	26
ARPC	67
ARS Program	17
Asbestos Personal Injury Claims	66
Asbestos Personal Injury Liabilities	66
ASG	12
Attorney General	16
Axle Agreements	25
B-2 Backstop Commitment Letter	52
B-2 Backstop Investors	52
Bankruptcy Code	1
Bankruptcy Court	1
Bankruptcy Rules	5
BMC	4
Bondholder Claims	38
Bondholder Record Date	38
Bondholders	17
Bonds	17
Brake Parts	27
Business Continuity Requirement	110
Call Option	25
CashPlus Plan	31
CDE	14
Centerbridge	5
CEO	13
CERCLA	14
CFO	13
Challenge Period	22
Chapter 11 Cases	1
Chrysler	12
Claims	38
COD	110
Common Control with	38
Company	12
Company Disclosure Letter	44
Confirmation Hearing	5
Contingent Interest	111
Control	38
Controlled by	38
Controlling	38
Coupled Products	26
CRA	27
CUVs	12
DAF	17
Dana	1
Dana Companies	105
Dana Material Adverse Effect	46
Dana Mauritius	29
DCC	18
Debtors	1
Defense Department	14
Demand Registration	56
Derivative Claim	89
DESC	19
DIL	29
DIP Credit Agreement	22
DIP Order	22
Disclosure Statement	1
Dispute Resolution	49
Divestiture Program	24
DOI	16
Dongfeng	29
Dongfeng Dana Axle	29
EBITDAR	23
EPA	14
EPA Claim	14
EPA Claim Objection	15
EPA Withdrawal Motion	15
Equity Committee	20
Estimation Motion	15
European Purchaser	29
European Sellers	29
Exclusive Periods	22
FASB	80
First Exclusivity Motion	22
Ford	12
Funding	16
GE	29
GETRAG	25
Global Settlement	5
Global Settlement Order	34
GM	12
Hamilton Avenue Site	14
HVTSG	12
IAM	6
IDEM	16
Ineligible Issue	50
Ineligible Unsecured Claims	52
Interim DIP Credit Agreement	22
Investors	56
IRC	109
IRS	109
ITAR Assets	26

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LIBOR	23
Liquidation Analysis	103
Loan Agreement	29
MAHLE	25
Mailing Deadline	4
Master Ballot	4
Master Ballot Agent	4
Maximum Subscription	40
Miller Buckfire	82
Motion to Approve	27
Net Debt and Minority Interest	82
New Agreement	27
NEW DANA HOLDCO	2
New Equity Investment	52
New Equity Investors	52
New Investment Agreement	6
New Series A Preferred Stock	54
New Series B Preferred Stock	54
NJDEP	16
NOLs	110
NSMIA	115
NYSE	54
OEMs	18
Offering	39
Ohio EPA	15
Orhan	25
Ottawa River Site	16
OUs	14
Ownership Change	110
Participating Bonds	39
Participating Claims	38
Participating Claims Pool	40
P-Card	17
Penalty	16
Person	38
Petition Date	6
Piggyback Registration	56
Plan	1
Plan Amendment	50
Plan Support Agreement	6
Plan Term Sheet	36
Prepetition Credit Facility	16
Prepetition Lenders	17
Primary Committees	20
Primary Subscription	40
Projections	104
PSA Participants	36
PSA Unsecured Claims	36
QIB	38
Qualified Bond Claims	38
Qualified Investor	38
Qualified Trade Claims	39
Registrable Securities	56
Registration Rights Agreement	56
Re-Sourcing Motion	27
Restructuring	5
Restructuring Initiatives	30
Retiree Committee	22
RI/FS	14
ROD	14
RPA	29
SEC	2
Second Exclusivity Motion	22
Section 16	117
Securities Act	38
Senior Executives	28
Series B Rights	111
Settlement Pool	52
Shareholders Agreement	57
Spicer Mexico	19
SRSNE Site	15
Subscription Agent	40
Subscription Agreement	40
Subscription Deadline	40
Supply Contracts	26
Supporting Creditors	5
SUVs	12
Sypris	26
Sypris DC Claim	27
Sypris Stipulation	27
Sypris TTM Claim	27
Tax Dispute	27
Tax Refund	27
Threshold Amount	39
Trade Claims	39
Trade Claims Record Date	39
Transaction Documents	42
Turnover Action	27
U.K.	28
U.S. Trustee	20
UAW	21
Undersubscription Allocation	41
Undersubscription Pool	41
Undersubscription Subscribers	41
Union Settlement Agreements	6
Unions	5
USW	21
VEBA	6
Voting Agent	4
Voting Deadline	4
Washington Township Site	16

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I.
INTRODUCTION
     Dana Corporation, a Virginia corporation (“Dana”), and its debtor subsidiaries (collectively with Dana, the “Debtors”), as debtors and debtors-in-possession in chapter 11 cases pending before the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), jointly administered under Case No. 06-10354 (BRL) (the “Chapter 11 Cases”), submit this third amended disclosure statement (the “Disclosure Statement”) pursuant to section 1125 of title 11 of the United States Code (the “Bankruptcy Code”), in connection with the solicitation of votes on their Third Amended Joint Plan of Reorganization, dated October 23, 2007 (the “Plan”), proposed by the Debtors. A copy of the Plan is attached as Exhibit A to this Disclosure Statement.
     This Disclosure Statement sets forth certain information regarding the Debtors’ prepetition operating and financial history, the events leading up to the commencement of the Chapter 11 Cases, significant events that have occurred during the Chapter 11 Cases and the anticipated organization, operations and financing of New Dana Holdco if the Plan is confirmed and becomes effective. This Disclosure Statement also describes terms and provisions of the Plan, including certain effects of confirmation of the Plan, certain risk factors associated with securities to be issued under the Plan, certain alternatives to the Plan and the manner in which distributions will be made under the Plan. In addition, this Disclosure Statement discusses the confirmation process and the voting procedures that holders of Claims entitled to vote under the Plan must follow for their votes to be counted.
     Except as otherwise provided herein, capitalized terms not otherwise defined in this Disclosure Statement have the meanings ascribed to them in the Plan. Unless otherwise noted herein, all dollar amounts provided in this Disclosure Statement and in the Plan are given in United States dollars.
     On October 23, 2007, the Bankruptcy Court entered an order approving this Disclosure Statement as containing “adequate information,” i.e., information of a kind and in sufficient detail to enable a hypothetical reasonable investor typical of the holders of Claims or Interests to make an informed judgment about the Plan. THE BANKRUPTCY COURT’S APPROVAL OF THIS DISCLOSURE STATEMENT CONSTITUTES NEITHER A GUARANTY OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED HEREIN NOR AN ENDORSEMENT OF THE MERITS OF THE PLAN BY THE BANKRUPTCY COURT.
     THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS INCLUDED HEREIN FOR PURPOSES OF SOLICITING ACCEPTANCES TO, AND OBTAINING CONFIRMATION OF, THE PLAN AND MAY NOT BE RELIED UPON FOR ANY OTHER PURPOSE. SUBJECT TO THE OBLIGATIONS OF THE OFFICIAL COMMITTEES APPOINTED BY THE BANKRUPTCY COURT, AND OF THEIR PROFESSIONALS UNDER SECTION 1102(B) OF THE BANKRUPTCY CODE, NO PERSON MAY GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS REGARDING THE PLAN OR THE SOLICITATION OF ACCEPTANCES OF THE PLAN OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DISCLOSURE STATEMENT AND ANY ACCOMPANYING LETTERS.
     ALL CREDITORS ARE ADVISED AND ENCOURAGED TO READ THIS DISCLOSURE STATEMENT AND THE PLAN IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THE PLAN. PLAN SUMMARIES AND STATEMENTS MADE IN THIS DISCLOSURE STATEMENT ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO THE PLAN AND THE EXHIBITS AND SCHEDULES ATTACHED TO THE PLAN AND THIS DISCLOSURE STATEMENT. THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE ONLY AS OF THE DATE OF THIS DISCLOSURE STATEMENT, AND THERE CAN BE NO ASSURANCE THAT THE STATEMENTS CONTAINED HEREIN WILL BE CORRECT AT ANY TIME AFTER THIS DATE.
     ANY STATEMENTS IN THIS DISCLOSURE STATEMENT CONCERNING THE PROVISIONS OF ANY DOCUMENT ARE NOT NECESSARILY COMPLETE, AND, IN EACH INSTANCE, REFERENCE IS MADE TO SUCH DOCUMENT FOR THE FULL TEXT THEREOF. CERTAIN DOCUMENTS DESCRIBED OR REFERRED TO IN THIS DISCLOSURE STATEMENT HAVE NOT BEEN ATTACHED AS EXHIBITS BECAUSE OF THE IMPRACTICABILITY OF FURNISHING COPIES OF SUCH DOCUMENTS TO ALL RECIPIENTS OF THIS DISCLOSURE STATEMENT. THE DEBTORS WILL PROVIDE A HARD COPY OF THE PLAN AND THE DISCLOSURE STATEMENT, INCLUDING ALL EXHIBITS FILED TO DATE, TO PARTIES IN INTEREST, AT NO CHARGE, UPON WRITTEN REQUEST. IN ADDITION, THE PLAN AND THE DISCLOSURE STATEMENT

(INCLUDING EXHIBITS) ARE AVAILABLE AT NO CHARGE VIA THE INTERNET AT HTTP://WWW.DANA.BMCGROUP.COM AND HTTP://WWW.DANACREDITORCOMMITTEE.COM.
     THIS DISCLOSURE STATEMENT HAS BEEN PREPARED IN ACCORDANCE WITH SECTION 1125 OF THE UNITED STATES BANKRUPTCY CODE AND RULE 3016 OF THE FEDERAL RULES OF BANKRUPTCY PROCEDURE AND NOT NECESSARILY IN ACCORDANCE WITH FEDERAL OR STATE SECURITIES LAWS OR OTHER NON-BANKRUPTCY LAWS.
     THIS DISCLOSURE STATEMENT HAS BEEN NEITHER APPROVED NOR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES REGULATOR, AND NEITHER THE SEC NOR ANY STATE SECURITIES REGULATOR HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT. PERSONS OR ENTITIES TRADING IN OR OTHERWISE PURCHASING, SELLING OR TRANSFERRING SECURITIES OF OR CLAIMS AGAINST THE DEBTORS SHOULD EVALUATE THIS DISCLOSURE STATEMENT AND THE PLAN IN LIGHT OF THE PURPOSE FOR WHICH THEY WERE PREPARED.
     THIS DISCLOSURE STATEMENT AND ANY ACCOMPANYING LETTERS ARE THE ONLY DOCUMENTS TO BE USED IN CONNECTION WITH THE SOLICITATION OF VOTES ON THE PLAN. NO SOLICITATION OF VOTES MAY BE MADE EXCEPT AFTER DISTRIBUTION OF THIS DISCLOSURE STATEMENT. NO PERSON HAS BEEN AUTHORIZED TO DISTRIBUTE ANY INFORMATION CONCERNING THE PLAN ATTACHED HERETO AS EXHIBIT A OTHER THAN THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AND ANY ACCOMPANYING LETTERS.
     SECTIONS VII.C, “THE NEW INVESTMENT AGREEMENT,” AND VII.F.5, “SUBSCRIPTION AGREEMENTS,” CONTAIN IMPORTANT INFORMATION REGARDING RIGHTS PROVIDED TO CERTAIN HOLDERS OF DEBT SECURITIES OR TRADE CLAIMS OF DANA WHO WILL BE ABLE TO SUBSCRIBE FOR SHARES OF NEW PREFERRED STOCK IN A NEWLY-CREATED ENTITY (“NEW DANA HOLDCO”) IN CONNECTION WITH THE PLAN. IF YOU ARE SUCH A HOLDER, YOU WILL NOT BE ENTITLED TO SUBSCRIBE FOR SHARES OF NEW PREFERRED STOCK PURSUANT TO THE OFFERING DESCRIBED IN THOSE SECTIONS UNLESS YOU SUBMIT A DULY EXECUTED SUBSCRIPTION AGREEMENT AS DESCRIBED IN SECTION VII.F.5 HEREOF TO THE SUBSCRIPTION AGENT FOR THE OFFERING PRIOR TO 5 P.M. EASTERN TIME ON DECEMBER 5, 2007 AND COMPLY WITH THE OTHER INSTRUCTIONS DESCRIBED IN SECTIONS VII.C AND VII.F.5 HEREOF.
     CERTAIN OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT IS, BY ITS NATURE, FORWARD-LOOKING AND CONTAINS ESTIMATES, ASSUMPTIONS AND PROJECTIONS THAT MAY BE MATERIALLY DIFFERENT FROM ACTUAL FUTURE RESULTS. THE WORDS “BELIEVE,” “MAY,” “WILL,” “ESTIMATE,” “CONTINUE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS IDENTIFY THESE FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO A NUMBER OF RISKS, UNCERTAINTIES AND ASSUMPTIONS, INCLUDING THOSE DESCRIBED IN SECTION XIV, “CERTAIN RISK FACTORS TO BE CONSIDERED.” IN LIGHT OF THESE RISKS AND UNCERTAINTIES, THE FORWARD-LOOKING EVENTS AND CIRCUMSTANCES DISCUSSED IN THIS DISCLOSURE STATEMENT MAY NOT OCCUR, AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD-LOOKING STATEMENTS. NEITHER THE DEBTORS NOR THE REORGANIZED DEBTORS UNDERTAKE ANY OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.
     EXCEPT WHERE SPECIFICALLY NOTED, THE FINANCIAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT AND IN ITS EXHIBITS HAS NOT BEEN AUDITED BY A CERTIFIED PUBLIC ACCOUNTANT AND HAS NOT BEEN PREPARED IN ACCORDANCE WITH ACCOUNTING PRINCIPLES GENERALLY ACCEPTED IN THE UNITED STATES. ADDITIONAL INFORMATION REGARDING DANA IS CONTAINED IN ITS PUBLIC FILINGS WITH THE SEC.
     AS TO CONTESTED MATTERS, ADVERSARY PROCEEDINGS AND OTHER ACTIONS OR THREATENED ACTIONS, THIS DISCLOSURE STATEMENT SHALL NOT CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, STIPULATION OR WAIVER, BUT RATHER AS A STATEMENT MADE IN SETTLEMENT NEGOTIATIONS. THIS DISCLOSURE STATEMENT SHALL NOT BE ADMISSIBLE IN ANY NON-BANKRUPTCY PROCEEDING, NOR SHALL IT BE CONSTRUED TO BE CONCLUSIVE ADVICE ON

THE TAX, SECURITIES OR OTHER LEGAL EFFECTS OF THE PLAN AS TO HOLDERS OF CLAIMS AGAINST, OR INTERESTS IN, EITHER THE DEBTORS OR THE REORGANIZED DEBTORS.
A.	Parties Entitled to Vote on the Plan
     Under the provisions of the Bankruptcy Code, not all parties in interest are entitled to vote on a chapter 11 plan. Creditors or equity interest holders whose claims or interests are not impaired by a plan are deemed to accept the plan under section 1126(f) of the Bankruptcy Code and are not entitled to vote. Creditors or equity interest holders whose claims or interests are impaired by the Plan, but will receive no distribution under the Plan, are not entitled to vote either because they are deemed to have rejected the Plan under section 1126(g) of the Bankruptcy Code. For a discussion of these matters, see Section IX, “Voting Requirements” and Section X, “Confirmation of the Plan.”
     The following sets forth which classes are entitled to vote on the Plan and which are not:
•	The Debtors are not seeking votes from the holders of Claims in Class 1A (Priority Claims Against the Consolidated Debtors), Class 1B (Priority Claims Against EFMG), Class 2A (Secured Claims Against the Consolidated Debtors Other Than the Port Authority Secured Claim), Class 2B (Secured Claims Against EFMG), Class 3 (Asbestos Personal Injury Claims), Class 4 (Convenience Claims Against the Consolidated Debtors), Class 5A (General Unsecured Claims against EFMG), Class 6B (Claims of Wholly-Owned and Majority-Owned Non-Debtor Affiliates Other than DCC) and from the holders of Interests in Class 8 (Subsidiary Debtor Equity Interests), because the Debtors believe those Claims and Interests are not impaired by the Plan. These holders will be deemed to have voted to accept the Plan.

•	Although holders of Claims in Class 6A (Prepetition Intercompany Claims) will be impaired under the Plan, each holder of a Claim in Class 6A will be deemed to have accepted the Plan and, therefore, will not have the right to vote with respect to the Plan.

•	Holders of Claims in Class 6D (Section 510(b) Securities Claims Against the Consolidated Debtors), Interests in Class 7A (Old Common Stock of Dana) and Claims in Class 7B (Section 510(b) Old Common Stock Claims Against the Consolidated Debtors) will be impaired under the Plan. Because the Debtors do not currently anticipate that such holders will receive any distributions pursuant to the Plan, and consistent with the language of section 1126(g) of the Bankruptcy Code, each holder of a Class 6D Claim, a Class 7A Interest and a Class 7B Claim will be deemed to have rejected the Plan. Accordingly, holders of Class 6D Claims, Class 7A Interests and Class 7B Claims will not have the right to vote with respect to the Plan.

•	The Debtors are seeking votes from the holders of Allowed Claims in Class 2C (Port Authority Secured Claim), Class 5B (General Unsecured Claims Against the Consolidated Debtors), Class 5C (Union Claim) and Class 6C (DCC Claim) because those Claims are impaired under the Plan, and the holders of Allowed Claims in such Classes are receiving a distribution under the Plan on account of such Allowed Claims. The holders of such Claims will have the right to vote to accept or reject the Plan.
     For a detailed description of the Classes of Claims and Interests and their treatment under the Plan, see Section VIII.B, “Classification and Treatment of Claims and Interests.”
B.	Solicitation Package
     The Solicitation Package will contain:
1.	A cover letter describing (a) the contents of the Solicitation Package, (b) the contents of any enclosed CD-ROM and instructions for use of the CD-ROM and (c) information about how to obtain, at no charge, hard copies of any materials provided on the CD-ROM;

2.	A paper copy of the Confirmation Hearing Notice;

3.	The Disclosure Statement together with the exhibits thereto, including the Plan, that have been filed with the Bankruptcy Court before the date of the mailing. The Disclosure Statement and the Plan, including exhibits, total nearly 1,000 pages in length. Accordingly, to reduce substantially the administrative costs associated with printing and mailing such a voluminous document, the Debtors may elect to serve the

Disclosure Statement and the Plan (including exhibits) via CD-ROM instead of in printed format to all parties (while reserving the right to serve printed copies of the Solicitation Packages, as described below). Should the Debtors elect to serve printed copies of the Solicitation Packages, the Debtors propose to exclude from the Solicitation Packages all exhibits to the Plan and the Disclosure Statement that contain publicly available documents previously filed by the Debtors with the SEC. In addition to the service procedures outlined above (and to accommodate creditors who wish to review exhibits not included in the Solicitation Packages in the event of paper service): (a) the Plan, the Disclosure Statement and, once they are filed, all exhibits to both documents will be made available at no charge via the internet at http://www.dana.bmcgroup.com and http:/www.danacreditorcommittee.com; (b) the Debtors will provide parties in interest (at no charge) with hard copies of the Plan and/or Disclosure Statement (excluding any publicly filed exhibits) upon written request; and (c) the Debtors will separately file copies of all exhibits to the Plan and Disclosure Statement with the Court no later than five days before the Confirmation Hearing, provided, however, that Exhibits II.E.1.a, II.E.1.c, II.E.4 and II.E.5 to the Plan will be filed no later than five Business Days prior to the Voting Deadline.

4.	Paper copies of any letters from (a) the Debtors, recommending acceptance of the Plan and (b) certain other constituencies setting forth their recommendations with respect to the Plan; and

5.	For holders of Claims in voting Classes, an appropriate form of Ballot, a Ballot return envelope and such other materials as the Court may direct (Ballots are provided only to holders of Claims in Classes 2C, 5B, 5C and 6C the Classes of Claims that are entitled to vote on the Plan).
     In addition, holders of Claims who may be Qualified Investors or hold Ineligible Unsecured Claims will receive a Certification of Holder of Ineligible Unsecured Claims, Subscription Agreement and instructions for purposes of the offering of New Preferred Stock described in Section VII.C, “The New Investment Agreement.”
C.	Voting Procedures, Ballots and Voting Deadline
     If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. Please vote and return your Ballot(s) to the Voting Agent unless you are a beneficial owner of a security who receives a Ballot from a broker, bank, dealer or other agent or nominee, in which case you must return the Ballot to that broker, bank, dealer or other agent or nominee. Ballots should not be sent to the Debtors or the Indenture Trustee.
     After carefully reviewing the Plan, this Disclosure Statement, the Approval and Procedures Order (as defined below) and the detailed instructions accompanying your Ballot, please indicate your acceptance or rejection of the Plan by voting in favor of or against the Plan. In order for your vote to be counted, you must complete and sign your original Ballot (copies will not be accepted) and return it in the envelope provided. Except with respect to Ballots used by brokers, banks, dealers or other agents or nominees for summarizing votes cast by beneficial owners holding securities (each, a “Master Ballot”), which Master Ballots may be submitted by facsimile, no Ballots may be submitted by facsimile or electronic mail, and any Ballots submitted by facsimile or electronic mail will not be accepted by the Voting Agent.
     Each Ballot has been coded to reflect the Class of Claims it represents. Accordingly, in voting to accept or reject the Plan, you must use only the coded Ballot or Ballots sent to you with this Disclosure Statement.
     If you (1) hold Claims in more than one voting Class, or (2) hold multiple Claims within one Class, including if you (a) hold more than one issue of Bonds, (b) are the beneficial owner of Bonds held in street name through more than one broker, bank, dealer, agent or other nominee (each a “Master Ballot Agent”) or (c) are the beneficial owner of Bonds registered in your own name as well as the beneficial owner of Bonds registered in street name, you may receive more than one Ballot. If you are the beneficial owner of Bonds held in street name through one or more Master Ballot Agents, for your vote(s) with respect to such Bonds to be counted, your Ballot(s) must be mailed to the appropriate Master Ballot Agent(s) at the address(es) on the envelope(s) enclosed with your Ballot(s) so that it(they) is(are) received by 5:00 p.m. (Eastern Time) on November 23, 2007 (the “Mailing Deadline“). All other Ballots, in order to be counted, must be properly completed in accordance with the voting instructions on the Ballot and received no later than November 28, 2007, at 5:00 p.m. (Eastern Time) (the “Voting Deadline“) by BMC Group, Inc. (“BMC“), via (a) regular mail at Dana Voting Agent, BMC Group, P.O. Box 952, El Segundo, CA 90245-0952; or (b) delivery or courier at Dana Voting Agent, BMC Group, Inc., 1330 E. Franklin Ave., El Segundo, CA 90245 (the “Voting Agent“). Do not return any debt instruments or equity securities with your Ballot.

     If you are a holder of a Claim who is entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning the Disclosure Statement, the Plan or the procedures for voting on the Plan, please contact BMC by (a) regular mail at Dana Voting Agent, BMC Group, P.O. Box 952, El Segundo, CA 90245-0952; (b) delivery or courier at Dana Voting Agent, BMC Group, Inc., 1330 E. Franklin Ave., El Segundo, CA 90245; or (c) toll-free telephone for U.S. callers at (888) 819-7916 (Dana Employee/Retiree Line) or (888) 819-7921 (Dana Vendor Line and General Line), and for international callers, at +1-310-321-5587 (Dana Employee/Retiree Line) or +1-310-321-5573 (Dana Vendor Line and General Line).
     If you have any questions about the procedure for voting your Claim, the packet of materials that you have received, the amount of your Claim, or if you wish to obtain a paper copy of this Disclosure Statement and its appendices and exhibits, please contact the Voting Agent at the address set forth above.
     FOR FURTHER INFORMATION AND INSTRUCTIONS ON VOTING TO ACCEPT OR REJECT THE PLAN, SEE SECTION IX, “VOTING REQUIREMENTS.”
     Before voting on the Plan, each holder of a Claim in Classes 2C, 5B, 5C and 6C should read, in its entirety, this Disclosure Statement, the Plan, the Approval and Procedures Order, the Notice of Confirmation Hearing and the instructions accompanying the Ballots. These documents contain important information concerning how Claims are classified for voting purposes and how votes will be tabulated.
D.	Confirmation Hearing and Deadline for Objections to Confirmation
     The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a hearing on whether the Debtors have fulfilled the Confirmation requirements of section 1129 of the Bankruptcy Code. The Approval and Procedures Order (the “Approval and Procedures Order”), among other things, approves this Disclosure Statement as containing adequate information, establishes the voting procedures, schedules a hearing to consider confirmation of the Plan (the “Confirmation Hearing”) and sets the voting deadline and the deadline for objection to confirmation of the Plan. The Confirmation Hearing has been scheduled for December 10, 2007 at 10:00 a..m., Eastern Time, before the Honorable Burton F. Lifland, United States Bankruptcy Judge for the Southern District of New York, in the Judge’s usual courtroom at the United States Bankruptcy Court for the Southern District of New York, located at 1 Bowling Green, New York, New York 10004. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.
     Any objection to Confirmation must be made in writing and must specify in detail (1) the name and address of the objector, (2) all grounds for the objection and (3) the amount of the Claim or Interest held by the objector. Any such objections must be Filed and served upon the persons designated in the notice of the Confirmation Hearing in the manner and by the deadline described therein.
II.
SUMMARY OF THE PLAN
     The following Plan summary is a general overview only, which is qualified in its entirety by, and should be read in conjunction with, the more detailed discussions, information and financial statements and notes thereto appearing elsewhere in this Disclosure Statement and the Plan.
     This Disclosure Statement contains, among other things, descriptions and summaries of provisions of the Plan being proposed by the Debtors. The Debtors reserve the right to modify the Plan consistent with section 1127 of the Bankruptcy Code and Rule 3019 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”).
A.	Overview
     The Plan implements both (1) the Debtors’ restructuring as a sustainable, viable business through several restructuring initiatives that were undertaken during the Chapter 11 Cases (the “Restructuring”) and (2) a global settlement (the “Global Settlement”) among the Debtors and, respectively, the UAW and the USW (collectively, the “Unions”), and involving Centerbridge Partners, L.P. and certain of its affiliates (“Centerbridge”) as well as several creditors (the “Supporting Creditors”) as the New Equity Investors, on terms that provide significant value to the Debtors, their creditors and other stakeholders. Both the Restructuring and the Global Settlement are essential to the success of the Debtors’ reorganization and the viability of their businesses following the Effective Date of the Plan.
     The Restructuring required the simultaneous implementation of several distinct reorganization initiatives and the cooperation of the Debtors’ key business constituencies: customers, vendors, employees and retirees. In particular, the Debtors had to: (1) negotiate substantial price increases with their customers that, when fully implemented, are expected to be approximately $180 million on an annual basis; (2) recover, or otherwise compensate for, increased material costs through renegotiation or rejection of various customer programs and improvement of vendor terms; (3) achieve a permanent reduction and realignment of overhead costs that, when fully implemented, will approximate between $40 and $50 million annually; (4) restructure their wage and benefit programs to create an appropriate sustainable labor and benefit cost structure; and (5) address the excessive costs and funding requirements of the legacy pension and other post-retirement benefit liabilities accumulated over the past several decades, in part from prior divestitures and closed operations. Moreover, in order for the restructuring to be effective in the long-term, the Debtors must optimize their manufacturing footprint by substantially repositioning manufacturing to lower cost countries. See “Restructuring Initiatives” for a more detailed overview.
     The Debtors’ objectives to restructure their wages and benefit programs and to address their legacy pension and other post-employment benefit obligations were reached through: (1) the Global Settlement, in which all issues in the Chapter 11 Cases between the Debtors, the UAW and the USW were resolved, and Centerbridge and the Supporting Creditors committed to invest up to $790 million in New Dana Holdco; (2) the settlement with respect to the International Association of Machinists and Aerospace Workers’ (the “IAM”) involvement in the 1113/1114 Litigation (as defined below); (3) the Bankruptcy Court’s order authorizing the Debtors to terminate the non-pension retiree benefits of all active non-union workers in the United States, effective April 1, 2007; and (4) the settlement between the Debtors and the Retiree Committee (as defined below) of a portion of the 1113/1114 Litigation pursuant to which the Debtors agreed to fund a Voluntary Employee Benefit Association (“VEBA”) trust (which is a tax-exempt trust that can be used to provide certain benefits to participants and their beneficiaries) through an initial contribution of $25 million and a final contribution, on or before the Effective Date, of $53.8 million. The Global Settlement is implemented in:
(1)	two labor settlements reached with the Unions (as amended, the “Union Settlement Agreements”) that provide for, among other things, the elimination of the Debtors’ non-pension retiree benefits obligations and the creation and funding of two VEBA trusts to provide non-pension retiree benefits and certain long-term disability benefits, a freezing of the current defined benefit pension plans, specified defined contributions to a multi-employer pension plan known as the “Steelworkers Pension Trust” and a defined-contribution plan, institution of consumer-driven healthcare programs for active unionized employees with sharing of medical inflation costs, a competitive two-tier wage structure, elimination of liability for existing long-term disability benefits, elimination of cost of living wage increases, buyouts of certain high-wage employees, cost-saving changes to work rules and an agreement on plant closings, work movement and other manufacturing footprint changes. The Union Settlement Agreements are premised upon, among other things, certain understandings related to the capitalization of the Reorganized Debtors upon emergence from bankruptcy;

(2)	the Plan Support Agreement among Dana, the Unions, Centerbridge and the Supporting Creditors (the “Plan Support Agreement”) in which the Debtors agreed to propose and prosecute a plan of reorganization containing certain terms that the Debtors, the Unions, Centerbridge and the Supporting Creditors consider essential to the Debtors’ emergence from bankruptcy as a viable, going concern capable of achieving profitable U.S. operations; and

(3)	the New Investment Agreement, dated July 26, 2007, between Dana and Centerbridge (the “New Investment Agreement”) that contains the terms and conditions governing the issuance of New Preferred Stock by New Dana Holdco in exchange for an investment of up to $750 million by, among other investors, Centerbridge. See “The Global Settlement.”
B.	Classification and Treatment of Claims and Interests Under the Plan
     Except for Administrative Claims and Priority Tax Claims, which are not required to be classified, all Claims and Interests that existed on March 3, 2006 (the “Petition Date”) are divided into classes under the Plan. The following summarizes the treatment of the classified Claims and Interests under the Plan.

Description and Amount
of Claims or Interests	Treatment
Class 1 — Priority Claims: Consist of all Claims that are entitled to priority in payment pursuant to section 507(a) of the Bankruptcy Code that are not Administrative Claims or Priority Tax Claims. Class 1A consists of Priority Claims against the Consolidated Debtors. Class 1B consists of Priority Claims against EFMG.
Unimpaired. On the Effective Date, each holder of an Allowed Claim in Class 1A or 1B will receive Cash equal to the amount of such Allowed Claim.

Estimated Aggregate Allowed Amount: $1.0 million	Estimated Percentage Recovery: 100%

Classes 2A — Secured Claims Against the Consolidated Debtors Other Than the Port Authority Secured Claim: Means Claims against the Consolidated Debtors (other than the Port Authority Secured Claim) that is secured by a lien on property in which an Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to sections 506(a) and, if applicable, 1129(b) of the Bankruptcy Code.
Unimpaired. On the Effective Date, each holder of an Allowed Claim in Class 2A will, at the election of the applicable Debtor, (A) receive payment in Cash equal to the amount of such Allowed Claim, (B) have its Allowed Claim Reinstated, or (C) receive the collateral securing such Allowed Claim. The applicable Debtor will be deemed to have elected Option B except with respect to (1) any Allowed Secured Claim as to which the applicable Debtor elects either Option A or Option C in one or more certifications Filed prior to the conclusion of the Confirmation Hearing and (2) any Allowed Secured Tax Claim, with respect to which the applicable Debtor will be deemed to have elected Option A. Holders of an Allowed Secured Tax Claim in Class 2A will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with such Allowed Secured Tax Claim. Any such Claim or demand for any such penalty will be subject to treatment in Class 5B, if not subordinated to Class 5B Claims pursuant to an order of the Bankruptcy Court. The holder of an Allowed Secured Tax Claim will not assess or attempt to collect such penalty from the Debtors, Reorganized Debtors or their respective property (other than as a holder of a Class 5B Claim).

Estimated Aggregate Allowed Amount: $4.0 million	Estimated Percentage Recovery: 100%

Description and Amount
of Claims or Interests	Treatment
Classes 2B — Secured Claims Against EFMG: Means Claims against EFMG that is secured by a lien on property in which an Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to sections 506(a) and, if applicable, 1129(b) of the Bankruptcy Code.
Unimpaired. On the Effective Date, each holder of an Allowed Claim in Class 2B will, at the election of EFMG, (A) receive payment in Cash equal to the amount of such Allowed Claim, (B) have its Allowed Claim Reinstated, or (C) receive the collateral securing such Allowed Claim. EFMG will be deemed to have elected Option B except with respect to (1) any Allowed Secured Claim as to which EFMG elects either Option A or Option C in one or more certifications Filed prior to the conclusion of the Confirmation Hearing and (2) any Allowed Secured Tax Claim, with respect to which EFMG will be deemed to have elected Option A. Holders of an Allowed Secured Tax Claim in Class 2B will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with such Allowed Secured Tax Claim. Any such Claim or demand for any such penalty will be subject to treatment in Class 5A, if not subordinated to Class 5A Claims pursuant to an order of the Bankruptcy Court. The holder of an Allowed Secured Tax Claim will not assess or attempt to collect such penalty from the Debtors, Reorganized Debtors or their respective property (other than as a holder of a Class 5A Claim).

Estimated Aggregate Allowed Amount: $0	Estimated Percentage Recovery: 100%

Class 2C — Port Authority Secured Claim: Means the Port Authority’s $18.875 million Secured Claim against Debtor Torque-Traction Technologies, LLC, allowed pursuant to the Port Authority Settlement Order.
Impaired. On or as soon as practicable after the Effective Date, the Port Authority Secured Claim in Class 2C will be satisfied by: (a) Reorganized Torque-Traction Technologies, LLC entering into and assuming as amended the Port Authority Lease in the form attached to the Port Authority Settlement Agreement as Exhibit 1, (b) New Dana Holdco executing and delivering an amended guaranty in the form attached to the Port Authority Settlement Agreement as Exhibit 2 and (c) Reorganized Torque-Traction Technologies, LLC and New Dana Holdco executing and delivering any other agreements necessary to implement the Port Authority Settlement Agreement.

Aggregate Allowed Amount: $18.875 million	Aggregate Percentage Recovery: 95%

Class 3 — Asbestos Personal Injury Claims: Consist of all Asbestos Personal Injury Claims.	Unimpaired. On the Effective Date, the Asbestos Personal Injury Claims will be Reinstated. Solely with respect to Asbestos Personal Injury Claims, the automatic stay imposed by section 362 of the Bankruptcy Code will be terminated as of the date that is 60 days after the Effective Date and, pursuant to section 108(c) of the Bankruptcy Code, the applicable statute of limitations with respect to any such Claim that did not expire prior to the Petition Date will cease to be tolled as of that date.

Estimated Percentage Recovery: 100%

Description and Amount
of Claims or Interests	Treatment
Class 4 — Convenience Claims Against the Consolidated Debtors: Consist of General Unsecured Claims (other than Bondholder Claims and Participating Claims) against any of the Consolidated Debtors that otherwise would be classified in Class 5B, but, with respect to each such Claim, either (1) the aggregate amount of such Claim is equal to or less than $5,000 or (2) the aggregate amount of such Claim is reduced to $5,000 pursuant to an election by the Claim holder made on the Ballot provided for voting on the Plan by the Voting Deadline; provided, however, that where any portion(s) of a single Claim has been transferred to a transferee, (1) the amount of all such portions will be aggregated to determine whether a Claim qualifies as a Convenience Claim and for purposes of the Convenience Claim election and (2) unless all transferees make the Convenience Claim election on the applicable Ballots, the Convenience Claim election will not be recognized for such Claim.
Unimpaired. On the Effective Date, each holder of an Allowed Convenience Claim will receive Cash equal to the amount of such Allowed Claims (as reduced, if applicable, pursuant to an election by the holder thereof in accordance with Section I.A.55 of the Plan).

Estimated Aggregate Allowed Amount: $10.0 million	Estimated Percentage Recovery: 100%

Class 5A — General Unsecured Claims Against EFMG: Consist of any Claim against EFMG and, only if applicable, Postpetition Interest and Post-Effective Date Interest, that is not an Administrative Claim, Secured Claim, Cure Amount Claim, Priority Claim, Priority Tax Claim, Section 510(b) Securities Claim, Section 510(b) Old Common Stock Claim, Asbestos Personal Injury Claim, DCC Claim, Prepetition Intercompany Claim or the Union Claim. For the avoidance of doubt, General Unsecured Claims include but are not limited to (a) all Liabilities related to real property not owned or leased by the Debtors as of the Petition Date, (b) Bondholder Claims and (c) the Unions’ potential $908 million Claim against the Debtors under Appendix R to the Union Settlement Agreements.
Unimpaired. On the Effective Date, each holder of an Allowed Claim in Class 5A will receive Cash equal to the amount of such Allowed Claim.

Estimated Aggregate Allowed Amount: $3.0 million	Estimated Percentage Recovery: 100%

Class 5B — General Unsecured Claims Against the Consolidated Debtors: Consist of any Claim against the Consolidated Debtors and, only if applicable, Postpetition Interest and Post-Effective Date Interest, that is not an Administrative Claim, Secured Claim, Cure Amount Claim, Priority Claim, Priority Tax Claim, Section 510(b) Securities Claim, Section 510(b) Old Common Stock Claim, Asbestos Personal Injury Claim, DCC Claim, Prepetition Intercompany Claim, the Union Claim or Convenience Claim. For the avoidance of doubt, General Unsecured Claims include but are not limited to (a) all Liabilities related to real property not owned or leased by the Debtors as of the Petition Date, (b) Bondholder Claims and (c) the Unions’ potential $908 million Claim against the Debtors under Appendix R to the Union Settlement Agreements.
Impaired. In full satisfaction of its Allowed Claim, each holder of an Allowed Claim in Class 5B will receive (a) on the Effective Date, its Pro Rata share, based upon the principal amount of each holder’s Allowed Claim of the Distributable Shares of New Dana Holdco Common Stock and the Distributable Excess Minimum Cash; and (b) after the Effective Date, such periodic distributions of Reserved Shares and Reserved Excess Minimum Cash as are set forth in Section VI.G.5.b of the Plan.

Estimated Aggregate Allowed Amount: $2.5 billion — $3 billion	Estimated Percentage Recovery: 72% — 86%[1]

[1]	Assumes a range of total General Unsecured Claims from $2.5 billion to $3.0 billion, with $3.25 billion being the cap on General Unsecured Claims pursuant to the Plan Support Agreement. Based on the Debtors’ current review and estimation of the pool of potential General Unsecured Claims Against the Consolidated Debtors, the Debtors presently estimate that the amount of General Unsecured Claims Against the Consolidated Debtors in Class 5B that will ultimately be allowed in the Chapter 11 Cases will not exceed $3 billion.

Description and Amount
of Claims or Interests	Treatment
Class 5C — Union Claim: Consists of the Claim of the Unions arising out of the Union Settlement Agreements, asserted by the Unions in the aggregate amount of $1.1 billion.	Impaired. On the Effective Date, in full satisfaction of the Union Claim, the Debtors will make the UAW Retiree VEBA Contribution and the USW Retiree VEBA Contribution.

Estimated Aggregate Amount: $1.1 billion	Estimated Percentage Recovery: 69%

Class 6A — Prepetition Intercompany Claims: Consist of any Claim by any Debtor against another Debtor that arose prior to the Petition Date.	Impaired. On the Effective Date, Prepetition Intercompany Claims in Class 6A that are not eliminated by operation of law in the Restructuring Transactions will be deemed settled and compromised in exchange for the consideration and other benefits provided to the holders of Prepetition Intercompany Claims and not entitled to any distribution of Plan consideration under the Plan. Each holder of a Class 6A Claim will be deemed to have accepted the Plan.

Estimated Percentage Recovery: 0%

Class 6B — Claims of Wholly-Owned and Majority-Owned Non-Debtor Affiliates Other than DCC: Consist of all Claims of wholly owned and majority-owned non-Debtor direct or indirect subsidiaries of Dana other than DCC.
Unimpaired. On the Effective Date, Claims of Wholly-Owned and Majority-Owned Non Debtor Affiliates Other than DCC against the Debtors will be Reinstated.

Estimated Percentage Recovery: 100%

Class 6C — DCC Claim: Consists of the $325 million General Unsecured Claim against Dana, Allowed pursuant to the Order Approving Settlement Agreement among the Debtors and Dana Credit Corporation (Docket No. 4199), entered on November 30, 2006.
Impaired. On the Effective Date, in full satisfaction of the DCC Claim, the Reorganized Debtors will satisfy in Cash DCC’s outstanding liability under the DCC Bonds.

Aggregate Claim Amount: $325 million	Estimated Percentage Recovery: 35%

Class 6D — Section 510(b) Securities Claims Against the Consolidated Debtors: Consist of any Claim against any of the Debtors: (a) arising from rescission of a purchase or sale of a Bond or any other security of a Consolidated Debtor other than Old Common Stock; (b) for damages arising from the purchase or sale of a Bond or any other security of a Consolidated Debtor other than Old Common Stock; or (c) for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.
Impaired. On Effective Date, Section 510(b) Securities Claims Against the Consolidated Debtors in Class 6D will receive, in full satisfaction of such Allowed Claim, a contingent, residual interest in the Disputed Unsecured Claims Reserve Assets that will entitle each holder of an Allowed Claim in Class 6D to receive, to the extent holders of Allowed Claims in Class 5B have been paid in full plus Postpetition Interest and Post-Effective Date Interest, its Pro Rata share of any remaining Disputed Unsecured Claims Reserve Assets. Notwithstanding the foregoing, because the Debtors do not currently anticipate that holders of Class 6D Claims will receive any distribution pursuant to the Plan, and consistent with the language of section 1126(g) of the Bankruptcy Code, each holder of a Class 6D Claim will be deemed to have rejected the Plan.

Aggregate Claim Amount: $0	Estimated Percentage Recovery: 0%

Description and Amount
of Claims or Interests	Treatment
Class 7A — Old Common Stock of Dana Interests: Consist of all Interests in respect of the Old Common Stock of Dana.	Impaired. On the Effective Date, the Old Common Stock of Dana and all Interests related thereto will be canceled and each holder of an Allowed Interest in Class 7A will receive, in full satisfaction of such Allowed Interest, a contingent, residual interest in the Disputed Unsecured Claims Reserve Assets that will entitle each holder of an Allowed Interest in Class 7A to receive, to the extent holders of Allowed Claims in Classes 5B and 6D have been paid in full plus Postpetition Interest and Post-Effective Date Interest, its Pro Rata share, based upon the number of shares of Old Common Stock of Dana (a) owned by the holder on the Distribution Record Date and (b) to which the holder would have been entitled upon the conversion of any related Interests owned on the Distribution Record Date and taking into account Allowed Claims in Class 7B (which are pari passu with Allowed Interests in Class 7A), of any remaining Disputed Unsecured Claims Reserve Assets. Notwithstanding the foregoing, because the Debtors do not currently anticipate that holders of Class 7A Interests will receive any distribution pursuant to the Plan, and consistent with the language of section 1126(g) of the Bankruptcy Code, each holder of a Class 7A Interest will be deemed to have rejected the Plan.

Old Common Stock Outstanding at July 31, 2007: 150,202,981 shares	Estimated Percentage Recovery: 0%

Class 7B — Section 510(b) Old Common Stock Claims Against the Consolidated Debtors: Consist of Claims against any of the Debtors: (a) arising from rescission of a purchase or sale of Old Common Stock; (b) for damages arising from the purchase or sale of Old Common Stock; or (c) for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.
Impaired. Holders of Section 510(b) Old Common Stock Claims in Class 7B will receive, , in full satisfaction of such Allowed Claim, a contingent, residual interest in the Disputed Unsecured Claims Reserve Assets that will entitle each holder of an Allowed Claim in Class 7B to receive, to the extent holders of Allowed Claims in Classes 5B and 6D have been paid in full plus Postpetition Interest and Post-Effective Date Interest, its Pro Rata share and taking into account Allowed Interests in Class 7A (which are pari passu with Allowed Claims in Class 7B), of any remaining Disputed Unsecured Claims Reserve Assets. Notwithstanding the foregoing, because the Debtors do not currently anticipate that holders of Class 7B Claims will receive any distribution pursuant to the Plan, and consistent with the language of section 1126(g) of the Bankruptcy Code, each holder of a Class 7B Claim will be deemed to have rejected the Plan.

Estimated Percentage Recovery: 0%

Class 8 — Subsidiary Debtor Equity Interests: Consist of, as to a particular Subsidiary Debtor, any Interests in such Debtor.	Unimpaired. On the Effective Date, the Subsidiary Debtor Equity Interests will be Reinstated, subject to the Restructuring Transactions.

Estimated Percentage Recovery: 100%

     If New Dana Holdco is valued at the midpoint reorganization value of $3,996 million, recoveries to holders of Allowed Unsecured Claims in Class 5B would be the following:

Total Claims Amount	Estimated Recovery for Class 5B
Between $2.5 billion and $2.75 billion	78% to 86%
Between $2.75 billion and $3 billion	72% to 78%
     Based on the Debtors’ current review and estimation of the pool of potential General Unsecured Claims Against the Consolidated Debtors, the Debtors presently estimate that the amount of General Unsecured Claims Against the Consolidated Debtors in Class 5B that will ultimately be allowed in the Chapter 11 Cases will not exceed $3 billion. See “Certain Risk Factors to be Considered — Risk Related to the Securities — Treatment of Claims.”
III.
GENERAL INFORMATION ABOUT THE DEBTORS
A. The Business and Legal Proceedings
1.	The Business
     The Debtors and their non-Debtor affiliates (the “Company”) are leading suppliers of axle, driveshaft, structural, sealing, thermal management and related products for global vehicle manufacturers. The Company’s world corporate headquarters are located at 4500 Dorr Street, Toledo, Ohio 43615, and its internet address is www.dana.com. The Company employed approximately 40,000 people at June 30, 2007 and operates in 28 countries worldwide. The Company serves three primary markets, as follows:
(a) Light Vehicle Market. The Company designs and manufactures light axles, driveshafts, structural products, chassis, steering and suspension components, engine sealing products, thermal management products and related service parts for light trucks (including pick-up trucks, sport utility vehicles (“SUVs”), vans, crossover utility vehicles (“CUVs”)) and passenger cars.
(b) Commercial Vehicle Market. The Company designs and manufactures axles, driveshafts, chassis and suspension modules, ride controls and related modules and systems, engine sealing products, thermal management products and related service parts for medium and heavy duty trucks, buses and other commercial vehicles.
(c) Off-Highway Market. The Company designs and manufactures axles, transaxles, driveshafts, brakes, suspension components, transmissions, electronic controls, related modules and systems, engine sealing products and related service parts for construction machinery and leisure/utility vehicles and outdoor power, agricultural, mining, forestry and material handling equipment and for a variety of non-vehicular, industrial applications.
     The Company has aligned its businesses into two primary business units: (a) the Automotive Systems Group (“ASG”), which sells products mostly into the light vehicle market, and (b) the Heavy Vehicle Technologies and Systems Group (“HVTSG”), which sells products to the commercial vehicle and off-highway markets. The ASG is organized into five individual operating segments specializing in the following product lines: Light Axle Products, Driveshaft Products, Sealing Products, Thermal Products and Structural Products. The ASG recorded sales of $5,567 million in 2006, with Ford Motor Company (“Ford”), General Motors Corporation (“GM”) and Chrysler LLC (“Chrysler”) among its largest customers. At June 30, 2007, the ASG employed approximately 27,000 people. The HVTSG is organized to serve specific markets and is comprised of two operating segments: Commercial Vehicle and Off-Highway, each of which focuses on specific markets. The HVTSG generated sales of $2,914 million in 2006. In 2006, the largest Commercial Vehicle customers were PACCAR Inc, Navistar International Inc. and Volvo Truck Corporation. The largest Off-Highway customers included Deere & Company, Caterpillar Inc. and AGCO Corporation. At June 30, 2007, the HVTSG employed approximately 7,000 people. In addition to the employees in the ASG and HVTSG, the Company employs several thousand employees in, among others, operations that are classified as discontinued operations and the corporate headquarters.
     The Company has strategic alliances that strengthen its marketing, manufacturing and product-development capabilities, broaden its product portfolio and help it better serve its diverse and global customer base. For more information, see Dana’s Annual Report on Form 10-K for the year ended December 31, 2006, attached hereto as Exhibit C.

2.	Legal Proceedings
     Dana and certain other Debtors are parties to various pending judicial and administrative proceedings that arose in the ordinary course of business. While the Debtors are under chapter 11 bankruptcy protection, most legal proceedings that were or could have been commenced against the Debtors prior to the Petition Date are stayed by operation of the Bankruptcy Code. The Debtors are also cooperating with a formal investigation by the SEC. The following describes legal proceedings that were pending prior to the Petition Date. For a description of certain legal proceedings commenced after the Petition Date, see “The Chapter 11 Cases—Case Administration and Related Activities.”
a.	Class Action Lawsuit and Derivative Actions
     A securities class action entitled Howard Frank v. Michael J. Burns and Robert C. Richter was originally filed in October 2005 in the U.S. District Court for the Northern District of Ohio and named Dana’s Chief Executive Officer (“CEO”), Mr. Burns, and its former Chief Financial Officer (“CFO”), Mr. Richter, as defendants. In a consolidated complaint filed in August 2006, the lead plaintiff alleged violations of the United States securities laws and claimed that the price at which Dana’s shares traded at various times between April 2004 and October 2005 was artificially inflated as a result of the defendants’ alleged wrongdoing. By order dated June 14, 2007 (as amended on June 18, 2007), the U.S. District Court denied the lead plaintiff’s motion for an order partially lifting the statutory discovery stay and, by order dated August 21, 2007, the Court granted the defendants’ motion to dismiss the consolidated complaint and entered a judgment closing the case. Among other things, the Court held that the consolidated complaint failed to set forth facts to support a strong inference that any of the misstatements or omissions alleged against defendants arose as a result of intentional or reckless misconduct on their part and concluded as follows: “[A]n assessment of all the factors, coupled with the absence of specific facts in the context of otherwise conclusory allegations, persuades me that plaintiff has failed adequately to allege scienter.” In September 2007, the plaintiff filed a notice of appeal from the U.S. District Court’s order and judgment.
     A shareholder derivative action entitled Roberta Casden v. Michael J. Burns et al. was originally filed in the U.S. District Court for the Northern District of Ohio in March 2006. An amended complaint filed in August 2006 added non-derivative class claims on behalf of holders of Dana shares on the Petition Date alleging, among other things, that Dana’s bankruptcy filing had been made in bad faith. By order dated June 29, 2006, the Court stayed the derivative claims and deferred to the Bankruptcy Court on those claims. By order dated July 13, 2007, the Court dismissed the non-derivative class claims asserted in the amended complaint and entered a judgment closing the case. Among other things, the Court held that those claims were preempted by Dana’s chapter 11 case and concluded that, “it is distinctly the province of bankruptcy law to determine liability for improper actions relating to bankruptcy filings.” In August 2007, the plaintiff filed a notice of appeal from the District Court’s order and judgment. A second shareholder derivative action, Steven Staehr v. Michael J. Burns, et al., remains stayed in the U.S. District Court for the Northern District of Ohio.
b.	SEC Investigation
     In September 2005, Dana reported that management was investigating accounting matters arising out of incorrect entries related to a customer agreement in its Commercial Vehicle operations and that its Audit Committee had engaged outside counsel to conduct an independent investigation of these matters. Outside counsel informed the SEC of the investigation, which ended in December 2005. In January 2006, Dana learned that the SEC had issued a formal order of investigation with respect to matters related to the restatements2 of Dana’s financial statements for the first two quarters of 2005 and fiscal years 2002 through 2004. The SEC’s investigation is a non-public, fact-finding inquiry to determine whether any violations of the law have occurred. This investigation has not been suspended as a result of the Debtors’ bankruptcy filings and the Debtors continue to cooperate fully with the SEC in the investigation.

[2]	As described in Dana’s Form 8-K, 10-K and 10-Q filings with the SEC, senior management discovered an unsupported asset sale transaction in Dana’s Commercial Vehicle business unit. In September 2005, management initiated an investigation into the matter, found other incorrect accounting entries related to a customer agreement within Dana’s Commercial Vehicle business unit and informed the Audit Committee of the Board of Directors. Thereafter, the Audit Committee engaged outside counsel to conduct an independent investigation of the situation. The independent investigation included interviews with nearly 100 present and former employees with operational and financial management responsibilities for Dana’s business units. The investigations also included a review and assessment of accounting transactions identified through the interview process and through other work performed by Dana and the independent investigators engaged by the Audit Committee. The independent investigators also reviewed and assessed certain items identified as part of the annual audit performed by Dana’s independent registered public accounting firm. In announcements during October and November 2005, Dana reported the preliminary findings of the ongoing management and Audit Committee investigations, including the determination that Dana would restate its consolidated financial statements for the first and second quarters of 2005 and for years 2002 through 2004.

c.	Legal Proceedings Arising in the Ordinary Course of Business
     The Debtors are party to various pending judicial and administrative proceedings arising in the ordinary course of business. These include, among others, proceedings based on product liability claims and alleged violations of environmental laws.
(i)	Asbestos-Related Product Liabilities
     The Debtors have been named as defendants in a large number of lawsuits relating to the alleged exposure of people to asbestos. Under the Bankruptcy Code, the Debtors’ pending asbestos-related product liability lawsuits, as well as any new lawsuits against the Debtors alleging asbestos-related product-liability claims, have been stayed during the reorganization process. The September 21, 2006 bar date to file proofs of claim did not apply to claimants alleging asbestos-related personal injury claims, but it was the deadline for claimants (including insurers) who are not one of the allegedly injured individuals or their personal representatives to file proofs of claim with respect to other types of asbestos-related claims.
     The Debtors had approximately 72,000 active pending asbestos-related product liability claims at June 30, 2007, including approximately 6,000 that were settled but awaiting final documentation and payment, and an additional approximately 84,000 claims that are on inactive dockets because the claimant has not manifested a disease. Dana’s probable insurance recovery for the projected liability for pending asbestos-related product liability claims and projected demands is $71 million. See “The Plan — Treatment of Asbestos Personal Injury Claims”
(ii)	Environmental Proceedings
     United Stated Environmental Protection Agency
     Among other proceedings, the Debtors are involved in an environmental proceeding under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601-9675 (“CERCLA”), in connection with the Hamilton Avenue Industrial Park site in South Plainfield, New Jersey (the “Hamilton Avenue Site”), where certain of the Debtors presently are among a small number of potentially responsible parties. In September 2006, the United States Environmental Protection Agency (the “EPA”) and other federal agencies filed a proof of claim for alleged liabilities relating to, among other things, the Hamilton Avenue Site (the “EPA Claim”), seeking an unliquidated amount in excess of $250 million with respect to this site.
     The Hamilton Avenue Site is the location of the first Dana manufacturing facility, which operated there from approximately 1904 until 1928. The site was leased to Cornell-Dubilier Electronics, Inc. (“CDE”), a manufacturer of PCB-containing electrical components, from 1936 until 1956, when Dana sold the property to CDE. CDE continued to operate at the Hamilton Avenue Site until the early 1960s, when it sold the site to the present owner, a property management firm. During part of the period when CDE leased the property from Dana, the United States Department of Defense and its predecessor, the War Department (collectively, the “Defense Department”), actively utilized the Hamilton Avenue Site for manufacturing activities in support of the United States government’s efforts in World War II. During the war years, operations at the site were directed by the United States government through the Defense Department.
     Dana’s alleged liability at the Hamilton Avenue Site arises solely as a result of its passive ownership of the site during a period of time when CDE allegedly caused PCB and related contamination.
     The EPA began its evaluation of the Hamilton Avenue Site in the late 1990s when the site was added to the National Priorities List. The site is divided into the following four operable units (“OUs”): (A) OU-1, relating to soil contamination remaining following earlier removal action; (B) OU-2, relating to on-site soil and building contamination; (C) OU-3, relating to groundwater; and (D) OU-4, relating to off-site soil sediments in the vicinity of the Bound Brook. The EPA issued Records of Decision (“ROD”) for OU-1, which identified the EPA’s proposed remedy relating to off-site soil contamination. The EPA Claim includes an estimated cost recovery claim of $3.5 million for OU-1. In 2004, the EPA issued a ROD for OU-2, identifying a remedy that ignored comments submitted by Dana and CDE to the proposed plan related to technical feasibility and implementation concerns. The EPA Claim includes an estimated cost recovery claim of $89.5 million for OU-2. Work done for both OU-1 and OU-2 is in the initial stages.
     The OU-3 remedial investigation/feasibility study (the “RI/FS”) work is ongoing. Work on the RI/FS for OU-4 has not yet been initiated. As a result, the administrative record for OU-3 or OU-4 remains incomplete. No remedy has been selected for either OU-3 or OU-4. The EPA Claim includes estimated cost recovery claims of $25 million and

$55 million for OU-3 and OU-4, respectively, plus additional indirect costs of $50 million. The government has indicated that all of the foregoing figures included in the EPA Claim for OU-1 through OU-4 are estimates that the government anticipates will increase, and any such increase in these estimates may be material.
     With respect to the Hamilton Avenue Site, the EPA Claim also identifies civil penalties of approximately $13.1 million, punitive damages estimated by EPA to be $3.5 million, stipulated penalties of $200,000 and a natural resource damage claim estimated by the United States government to be in the range of $20 million to $37 million.
     The liabilities asserted in the EPA Claim relating to the Hamilton Avenue Site constitute prepetition liabilities subject to treatment as General Unsecured Claims under the Plan. On September 5, 2007, the Debtors filed a motion (the “Estimation Motion”) to establish procedures to estimate the EPA Claim and other Claims of the EPA for all purposes in these Chapter 11 Cases. Furthermore, on September 7, 2007, the Debtors filed an objection with respect to these Claims (the “EPA Claim Objection”). In the EPA Claim Objection, the Debtors raised a variety of defenses to the asserted liabilities relating to the Hamilton Avenue Site including, without limitation, that: (A) the EPA cannot assert joint and several liability where the United States government, through the Defense Department, is a contributor to contamination at the Hamilton Avenue Site; (B) the EPA’s proposed remedial actions, in whole or in part, are arbitrary and capricious or otherwise not in accordance with the law; (C) the EPA cannot establish causation and/or alternate causation is the source of some or all of the asserted damages; D) liability should be equitably allocated to responsible parties; and (E) the EPA’s cost estimates are speculative and unsupported, or the EPA otherwise has not met its burden of proof. By an Order of the Bankruptcy Court dated September 25, 2007 (the “Estimation Procedures Order”), the Estimation Motion was granted, and the Bankruptcy Court set a briefing and discovery schedule for these matters, concluding with a hearing on the EPA Claim Objection and the final estimation of the EPA Claim (and other Claims of the EPA) on January 14, 2008. Discovery relating to these matters is underway.
     On September 18, 2007, the government filed a motion to withdraw the reference, with respect to the EPA Claim Objection and the related estimation of the EPA’s Claims (the “EPA Withdrawal Motion”), seeking to have these matters heard by the District Court for the Southern District of New York rather than the Bankruptcy Court. The Debtors have opposed the relief sought in the EPA Withdrawal Motion, which currently is scheduled to be heard by the District Court on October 25, 2007.
     Concurrently with filing the EPA Withdrawal Motion, the government filed a motion to stay proceedings relating to the EPA Claim Objection, including discovery and other litigation activities provided under the Estimation Procedures Order, pending a decision on the EPA Withdrawal Motion. On October 3, 2007, the Bankruptcy Court denied the stay motion. Later that day, the District Court likewise denied the government’s request for a stay, but ordered a 60-day extension of the discovery period and an undetermined extension of the final estimation hearing.
     Although the Debtors believe that they have viable defenses to reduce (if not eliminate) the EPA Claim with respect to the Hamilton Avenue Site, there are no assurances whether or to what extent the Debtors will prevail in this matter. Dana has a contingent liability reserve of $15.5 million for this site.
     The EPA also has filed proofs of claim relating to certain other sites and asserted unliquidated amounts in excess of approximately $64 million with respect to these sites. As with the Claims relating to the Hamilton Avenue Site, the government has indicated that the asserted Claims for other sites are estimates that the government anticipates will increase, and any such increase in these estimates may be material. Most of these sites are multi-party sites where Dana believes that its share of liability is small and/or that other defenses are available to reduce or eliminate the asserted claim. Of the additional amounts asserted by the EPA, the largest asserted amount relates to the Solvents Recovery Service of New England, Inc. Superfund site in Southington, Connecticut (the “SRSNE Site”). There currently are approximately 250 potentially responsible parties at the SRSNE Site, including Debtor Brake Systems Inc. A ROD for the SRSNE Site was issued in 2005, and the EPA has estimated that the total future response costs are $30.6 million, to which it has added interest and other amounts for a total asserted claim of not less than $44.4 million. Although the proof of claim is asserted on the basis of joint and several liability for this full amount, the Debtors estimate that Brake Systems, Inc.’s percentage of responsibility, if any, is significantly less than one tenth of one percent. Subject to documentation, the parties have agreed to resolve the Debtors’ liabilities relating to the SRSNE Site by granting the EPA a General Unsecured Claim in the amount of $18,000.
     Ohio Environmental Protection Agency
     The Ohio Environmental Protection Agency (“Ohio EPA”) has filed proofs of claim including, among other things, a claim in excess of $41 million under Ohio’s environmental statutes and CERCLA for remediation of contamination of the Ottawa River resulting from the disposal of wastes at the Dura, Tyler and Stickney landfills. These landfills are not owned by any of the Debtors and were used by numerous waste generators in the Toledo, Ohio area. Prior to filing its proof of claim, Ohio EPA had not commenced any enforcement or cost recovery activity against any of the Debtors with respect to alleged contamination of the Ottawa River. Rather, Ohio EPA apparently is basing its claim on an assessment initiated by the United States Department of the Interior, Fish and Wildlife Service (“DOI”) in 2005 relating to possible natural resource damages of the Ottawa River to the confluence with Maumee Bay, as well as Maumee Bay itself (the “Ottawa River Site”). Ohio EPA has not presented the Debtors with any evidence in support of claim of liability (including that any contamination found in the Ottawa River is attributable to any of the identified landfills or, in particular, any hazardous substances disposed of at those landfills by any of the Debtors) or the Debtors’ proper share of any such liability. Absent a negotiated resolution, it is expected that the Ohio EPA Claim will be addressed through legal proceedings under the claims process in these cases, where the validity and amounts of the asserted claims will have to be substantiated. Ohio EPA has asserted its claim for the clean up of the Ottawa River Site as an administrative claim. The Debtors believe that any such claim would be a general unsecured, nonpriority claim.
     Indiana Department of Environmental Management
     The Indiana Department of Environmental Management (“IDEM”) has filed a proof of claim seeking an unliquidated General Unsecured Claim in excess of $14 million for, among other things, liabilities under the Resource Conservation and Recovery Act and state environmental laws relating to ten formerly owned sites where the Debtors had been involved in remediation or investigation activities prior to the Petition Date. The Debtors are evaluating the amounts asserted by IDEM and are engaged in negotiations to resolve these issues.
     Department of Law and Public Safety of the Office of the Attorney General for the State of New Jersey
     On September 5, 2007, the Department of Law and Public Safety of the Office of the Attorney General for the State of New Jersey (the “Attorney General”) filed a letter with the Bankruptcy Court on behalf of the State of New Jersey, Department of Environmental Protection (the “NJDEP”) informing the Bankruptcy Court and parties in interest of the NJDEP’s position with respect to certain alleged environmental liabilities of the Debtors related to property located at 242 Delsea Drive, Washington Township, Gloucester County, New Jersey (the “Washington Township Site”). Specifically, the Attorney General’s letter sets forth the NJDEP’s position that, pursuant to an Administrative Order and Notice of Civil Penalty Assessment (the “Administrative Order”) issued by the NJDEP on March 15, 2007 and a Remediation Agreement between Dana and the NJDEP dated February 19, 2000, Dana is obliged to (i) maintain an environmental remediation funding source (the “Funding”) in the amount of $100,000 for the payment of environmental remediation costs related to the Washington Township Site and (ii) pay an administrative penalty (the “Penalty”) related to Dana’s alleged Funding obligations in the amount of $5,000.
     Dana’s chapter 11 estate does not own or operate, and has never owned or operated, the Washington Township Site (which was sold by Dana in 1999). The Debtors believe that because (a) Dana’s chapter 11 estate does not own or operate, and has never owned or operated, the Washington Township Site and (b) the NJDEP has failed to demonstrate any imminent threat to public health and safety emanating from the Washington Township Site, under applicable precedent, the NJDEP’s claims against Dana’s estate (including any claims related to the Funding or the Penalty) are not entitled to administrative priority in these Chapter 11 Cases, are dischargeable therein and may not be paid outside of the Plan and both the imposition of the Administrative Order and the attempt to collect the Penalty are violative of section 362(a) of the Bankruptcy Code. The NJDEP disagrees with the Debtors’ position.
     The NJDEP has filed a proof of claim in Dana’s chapter 11 case asserting a liquidated General Unsecured Claim against Dana’s chapter 11 estate in the amount of $360.63 on account of oversight fees relating to Washington Township Site.
B. The Debtors’ Prepetition Capital Structure
     The facilities and instruments evidencing the Debtors’ prepetition debt and certain other elements of their prepetition capital structure are described below.
1.	Prepetition Credit Facility
     Prior to the Petition Date, the Debtors had a five-year revolving credit facility (the “Prepetition Credit Facility”) that provided them with $400 million of borrowing capacity and that would have matured on March 4, 2010. The Prepetition Credit Facility was entered into by and among: (a) Dana, as borrower; (b) various banks, financial institutions and other institutional lenders that might be, from time to time, parties to the Revolving Credit Facility (the “Prepetition Lenders”); (c) Citicorp USA, Inc., as administrative agent; (d) Deutsche Bank Securities, Inc. and Bank of America, N.A., as syndication agents; (e) JPMorgan Chase Bank, N.A. and SunTrust Bank, as documentation agents; and (f) Citigroup Global Markets, Inc., as lead arranger and book manager. Borrowings under the Prepetition Credit Facility were used for Dana’s working capital and other general corporate purposes, including capital expenditures. In connection with a November 2005 amendment of the Prepetition Credit Facility, all of the borrowings thereunder became secured. As of the Petition Date, borrowings under the Prepetition Credit Facility totaled approximately $377 million, and the Debtors had no further borrowing availability thereunder. After the Petition Date, all outstanding amounts under the Prepetition Credit Facility were paid in full in Cash from borrowings under the DIP Credit Agreement (as defined below). The Creditors’ Committee is undertaking an investigation in connection with the November 2005 amendment to the Prepetition Credit Facility and has asserted that there are several avoidance actions against the Prepetition Lenders that the Creditors’ Committee believes may be warranted.
2.	Bonds
     Since 1997, Dana has entered into four indenture agreements with Wilmington Trust Company, as successor to Citibank, N.A., as indenture trustee. Pursuant to these indenture agreements, Dana issued the following series of fixed rate unsecured notes (collectively, the “Bonds” and the holders of such Bonds, collectively, the “Bondholders”):

		Total Amount Outstanding
Indenture Agreement	Bonds Issued	on Petition Date
December 15, 1997 Indenture	$150 million of 6.5% notes, due March 15, 2008	$152,843,750
December 15, 1997 Indenture	$350 million of 6.5% notes, due March 1, 2009	$357,520,139
March 11, 2002 Indenture	$250 million of 10.125% notes, due March 15, 2010	$76,955,402
August 8, 2001 Indenture	$575 million of 9% notes, due August 15, 2011 and €200 million of 9% notes, due August 15, 2011	$119,530,445 and $8,908,261)
December 10, 2004 Indenture	$450 million of 5.85% notes, due January 15, 2015	$462,065,625
December 15, 1997 Indenture	$200 million of 7% notes, due March 15, 2028	$168,419,771
December 15, 1997 Indenture	$400 million of 7% notes, due March 1, 2029	$274,457,007
     On March 1, 2006, the Debtors announced that they did not make the March 1, 2006 interest payments on their (a) 7% Senior Notes due March 1, 2029 and (b) 6.5% Senior Notes due March 1, 2009. The aggregate amount of these interest payments was approximately $21 million. There was a 30-day grace period with respect to these interest payments. As of the Petition Date, the aggregate total amount outstanding under the Bonds was approximately $1,621 million.
3.	Prepetition Financing Programs

a.	Accounts Receivable Securitization Program
     As of December 31, 2005, the Debtors’ accounts receivable securitization program (“ARS Program”) provided up to a maximum of $275 million to meet periodic demand for short-term financing. Under the ARS Program, certain of the Debtors’ divisions and subsidiaries either sold or contributed accounts receivable to Dana Asset Funding LLC (“DAF”), a special purpose entity. DAF funded its accounts receivable purchases by pledging the receivables as collateral for short-term loans from participating banks. The securitized account receivables were owned in their entirety by DAF.
     As of February 28, 2006, the Debtors’ outstanding borrowings under the ARS Program were $225 million. On or about the Petition Date, all outstanding amounts under the ARS Program were paid in full in Cash from borrowings under the DIP Credit Agreement.
b.	Purchasing Card Obligations
     The Debtors fund many of their day-to-day purchases through a U.S. purchasing card program with Citibank USA, N.A. (the “P-Card”). As of the Petition Date, the outstanding obligations for advances under the P-Card totaled approximately $10 million. These outstanding obligations were paid from borrowings under the DIP Credit Agreement. The P-Card program was continued postpetition.

4.	Common Stock
     As of February 22, 2006, the authorized common stock of Dana consisted of 350 million shares of common stock, $1.00 par value per share, 152,088,404 of which were issued and outstanding.
C. The Winding-Up of Dana Credit Corporation and Significant Prepetition Divestitures
     Prior to the Petition Date, the Debtors provided lease financing services in selected markets through a subsidiary, Dana Credit Corporation (“DCC”). In 2001, the Debtors determined that the wind down of DCC’s businesses would enable them to focus more sharply on their core businesses. Since then, DCC has sold significant portions of its asset portfolio and thereby reduced this portfolio from $2.2 billion of assets in December 2001 to approximately $83 million at June 30, 2007. The Debtors have recorded asset impairments on account of such sales. See also “The Chapter 11 Cases — DCC Liquidation.”
     The Debtors were also previously a large supplier of light vehicle products to the North American automotive aftermarket. Nearly all of these operations were conducted through the Company’s Automotive Aftermarket Group (“AAG”). The sale of substantially all of the AAG was completed in November 2004.
     In October 2005, three businesses — engine hard parts, fluid products and pump products — were approved for divestiture by Dana’s Board of Directors. The engine hard parts and most of the fluid products businesses were divested during the Debtors’ bankruptcy cases. The sale of the non-core pump products business is still being pursued.
IV.
EVENTS LEADING UP TO THE COMMENCEMENT OF THE CHAPTER 11 CASES
A. Factors Precipitating the Filing of the Chapter 11 Cases
     Several external factors severely impacted the Debtors’ operations and financial performance and ultimately prompted the liquidity pressures that precipitated the need to file the Chapter 11 Cases. Among other things, the Debtors were faced with: (1) a continued decline in the market share of their largest customers (e.g., U.S.-based Original Equipment Manufacturers (“OEMs”), including Ford and GM), which resulted in declining sales by the Debtors and increased pricing pressures by the OEMs; (2) continued high commodity prices, including costs for steel and other raw materials; (3) rising energy costs; (4) the tightening of available trade debt; (5) increased cost of capital; and (6) global economic factors. Certain of these factors are described in greater detail below. These factors were not an anomaly that affected only the Debtors in isolation. Rather, these factors were a symptom of a much broader downturn in the U.S. auto market, which took its toll on several of the Debtors’ suppliers and competitors, including Delphi Corporation; Tower Automotive, Inc.; Collins & Aikman Corporation; Meridian Automotive Systems, Inc.; and DURA Automotive Systems Inc. — all of which commenced chapter 11 cases in recent years.
1.	Reduced Sales and Increased Price Reduction Pressures
     The Debtors’ financial performance was, and continues to be, severely impacted by the economic climate in the U.S. automotive market, the resulting reduction in sales to their largest customers and continued price reduction pressures by their customers. The Debtors’ two largest customers, Ford and GM, have been steadily losing market share to foreign competitors. As a result, Ford and GM have been forced to effect plant closures, significant layoffs and other wide-ranging cost cutting measures, including a significant reduction in purchases and inventory levels. The Debtors have been directly impacted by the OEMs’ loss of market share and the resulting decline in production and sales. In addition, the OEMs had relied upon an unprecedented level of incentive programs to stimulate sales and remain competitive and, as a result, had exerted increased downward pricing pressures on, and obtained other concessions from, the Debtors.
     In addition, increased fuel costs have significantly impacted the U.S. light truck market, including in particular the market for SUVs, which has been one of the Debtors’ strongest businesses in recent years. As has widely been reported, fuel prices soared in the United States in 2005 due to, among other things, the ongoing conflict in Iraq, the aftermath of hurricane Katrina and other global market forces. As a result, consumer demand for SUVs and other light trucks has declined. At the same time, increasing fuel costs also have increased the Debtors’ costs for energy to operate their facilities.

2.	High Commodity Prices
     Increased steel, fuel and other raw material costs represented some of the biggest challenges faced by the Debtors prior to the Petition Date. As a result of limited capacity and high demand, costs related to steel nearly doubled over the course of one year. As a result, the suppliers of steel and steel component parts to the Debtors assessed surcharges and increased base prices. The Debtors attempted to mitigate these cost increases by, among other things, consolidating purchases, finding new global steel sources, identifying alternative materials and redesigning their products to be less dependent on steel. Nevertheless, the Debtors experienced unprecedented levels of expenses related to steel and steel related products in 2004 and in the first nine months of 2005, which resulted in a reduction in net income of approximately $70 million for 2004, and of approximately $182 million for the first nine months of 2005 (as measured against the cost of steel at the end of 2003). Moreover, given the price reduction pressures imposed on the Debtors by their customers, there was little opportunity to pass increased costs imposed on the Debtors by their suppliers on to the Debtors’ OEM customers.
3.	Resulting Liquidity Issues
     The Debtors faced severe liquidity issues in the period immediately preceding the commencement of these Chapter 11 Cases. Notwithstanding the diligent pursuit of several out-of-court alternatives, including a major effort to refinance certain prepetition secured debt and add working capital availability, the Debtors were unable to conclude these efforts within the necessary timeframe. There was no single cause for the Debtors’ liquidity issues; rather, a confluence of several factors led to the Debtors being left with insufficient cash to carry on their business operations without chapter 11 relief. These factors included: (a) the reduced sales and increased commodity prices described above; (b) significantly increased scrutiny and demands from the Debtors’ trade creditors as a result of Dana’s prepetition earnings reports; and (c) the constraints in borrowing availability under the Prepetition Credit Facility and the ARS Program and long-term access to capital.
     As of September 30, 2005, Dana was required to reclassify approximately $1.7 billion of long-term debt as debt payable within one year because it determined that following the expiration, on May 31, 2006, of waivers of financial covenants granted under the Prepetition Credit Facility, it was unlikely that Dana would be able to comply with the financial covenants under the Prepetition Credit Facility for the 12-month period ending September 30, 2006.
B. Prepetition Restructuring Negotiations
1.	Realignment of Operations
     During the fourth quarter of 2005, Dana’s Board of Directors approved a number of operational initiatives to enhance the Debtors’ financial performance. Among other things, in October 2005, the Debtors announced that (a) the ASG would close two facilities in Virginia and shift production in several other locations, which would affect approximately 650 employees, and that (b) the HVTSG’s Commercial Vehicle operation would increase gear production and assembly activity at its Toluca, Mexico facility to relieve constraints at its principal gear plant in Glasgow, Kentucky and improve throughput at a Henderson, Kentucky assembly plant.
     In addition, in November 2005, Dana signed a letter of intent with DESC S.A. de C.V. n/k/a/ Kuo Automotriz, S.A. de C.V. (“DESC”) under which Dana and DESC agreed to dissolve their existing Mexican joint venture, Spicer S.A. de C.V. (“Spicer Mexico”). Under the letter of intent, the parties agreed that Dana would acquire 100% ownership of the Mexican subsidiaries of Spicer Mexico that manufacture and assemble axles and driveshafts, in which Dana had an indirect 49% ownership interest through its ownership of Spicer Mexico, and certain related forging and foundry operations in which Dana had an indirect 33% interest through its ownership in Spicer Mexico. These operations had combined sales to Dana and to third parties of $296 million in 2005. DESC, in turn, would assume full ownership of Spicer Mexico and its remaining subsidiaries that operate transmission and aftermarket gasket businesses in which DESC held an indirect 51% interest through its ownership in Spicer Mexico. This transaction was approved by the Bankruptcy Court by an order entered on June 20, 2006.
     In December 2005, the Debtors announced plans to consolidate their North American Thermal Products operations by mid-2006 in order to reduce operating and overhead costs and strengthen their competitiveness. The closure of three facilities located in North America that employed 200 people was also announced. In connection with the expiration of supply agreements for truck frames and rear axle modules, the Debtors announced further work force reductions of approximately 500 people at their Structural Products plant in Thorold, Ontario and approximately 300 people at three Axle Products facilities in Australia, respectively.

2.	Refinancing Effort
     The Debtors continued working with the prepetition bank group during January and February 2006, in an effort to refinance certain prepetition secured debt and add working capital availability. The failure to reach an agreement on acceptable terms increased liquidity problems that, among other factors as set forth above, caused the Debtors to file their bankruptcy petitions.
V.
THE CHAPTER 11 CASES
     On March 3, 2006, the Debtors filed voluntary petitions under chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The Debtors have continued, and will continue, to manage their properties as debtors-in-possession, subject to the supervision of the Bankruptcy Court and in accordance with the provisions of the Bankruptcy Code. An immediate effect of the filing of the Chapter 11 Cases was the imposition of the automatic stay under section 362 of the Bankruptcy Code, which, with limited exceptions, enjoined the commencement or continuation of: (1) all collection efforts by creditors; (2) enforcement of Liens against any Assets of the Debtors; and (3) litigation against the Debtors. On the Petition Date, or shortly thereafter, the Bankruptcy Court approved certain orders to minimize the disruption caused by the chapter 11 filing of the Debtors’ business operations and to facilitate their reorganization.
A. Statutory Committees
     Since their appointment, the Debtors have consulted with the Creditors’ Committee and the official committee of equity security holders (the “Equity Committee”) (prior to its disbandment) (the Creditors’ Committee and the Equity Committee, collectively, the “Primary Committees”) on all matters material to the administration of the Chapter 11 Cases. On motion of the Debtors, the Bankruptcy Court entered an order confirming that the Creditors’ Committee is not authorized or required to provide access to (1) confidential information of the Debtors or (2) privileged information.
     The Debtors have also discussed their business operations with the Primary Committees and their advisors and have sought concurrence of the Primary Committees for actions and transactions outside of the ordinary course of business. The Primary Committees have participated actively in reviewing the Debtors’ business operations, operating performance, and business plan.
1.	The Creditors’ Committee
     The United States Trustee for the Southern District of New York (the “U.S. Trustee”) appointed the Creditors’ Committee on March 13, 2006 and has subsequently amended its membership. The current members of the Creditors’ Committee are:

Wilmington Trust Company	P. Schoenfeld Asset	Sypris Technologies, Inc.
520 Madison Avenue	Management, LLC[3]	101 Bullitt Lane, Suite 450
33rd Floor	1350 Avenue of the Americas	Louisville, Kentucky 40222
New York, New York 10022	21st Floor	Attn. John R. McGeeney
Attn. James J. McGinley	New York, New York 10019	General Counsel
Attn. Peter Faulkner and Tyler R. Greif

The Timken Company	International Union, United	Julio Gonzalez, Jr. as Special
1835 Dueber Avenue, S.W.	Automobile, Aerospace and	Administrator of the Estate
Canton, Ohio 44706-0927	Agricultural Implement	of Julio Gonzalez, deceased
Attn. John Skurek,	Workers of America (“UAW”)	103 Chipola Road
Vice President — Treasury	8000 East Jefferson Avenue	Cocoa Beach, Florida 32931
	Detroit, Michigan 48214	c/o John Cooney, Esq.
	Attn. Niraj R. Ganatra	Cooney and Conway
	Associate General Counsel	120 North LaSalle, 30th Floor
Chicago, Illinois 60602

United Steel, Paper and	Dune Capital LLC
Forestry, Rubber,	c/o Dune Capital Management LP4
Manufacturing, Energy Allied	623 Fifth Avenue, 30th Floor
Industrial and Service Workers	New York, New York 10022
International Union (“USW”)	Attn. Jon Lukomnik
Five Gateway Center, Room 807	Sinclair Capital LLC
Pittsburgh, Pennsylvania 15222	924 West End Avenue, Suite T-4
Attn. David R. Jury	New York, New York 10025
Assistant General Counsel
     In addition, the Pension Benefit Guaranty Corporation is an ex officio member of the Creditors’ Committee.

Counsel to the Creditors’ Committee is:	Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Tel. (212) 715-9229
2.	The Equity Committee
     On June 27, 2006, the U.S. Trustee appointed the Equity Committee. The Equity Committee was disbanded on February 9, 2007. Prior to its disbandment, the Equity Committee was, with the Bankruptcy Court’s approval, represented by Fried, Frank, Harris, Shriver & Jacobson LLP as counsel.

[3]	On April 27, 2006, the Bankruptcy Court approved the information blocking policies and procedures implemented by P. Schoenfeld Asset Management, LLC to isolate its trading activities from its activities as a member of the Creditors’ Committee.

[4]	On May 17, 2007, the Bankruptcy Court approved the information blocking policies and procedures implemented by Dune Capital LLC to isolate its trading activities from its activities as a member of the Creditors’ Committee.

3.	The Retiree Committee
     The U.S. Trustee appointed a committee of non-unionized retired employees (the “Retiree Committee”) on August 31, 2006, and has subsequently amended its membership. The current members of the Retiree Committee are:

Robert Fitzmorris	Michael R. Carrigan	John A. Damusis
1176 Harbor Town Way	926 Emerald Bay Drive	519 Connecticut Avenue
Venice, Florida 34292	Destin, Florida 32541	Naperville, Illinois 60565

Edward Balcar	Donna R. Doyle	Melvin H. Rothlisberger
1827 Glen Ellyn Drive	282 South Hampton Drive	5236 Spring Creek Lane
Toledo, Ohio 43614	Bristol, Tennessee 37620	Sylvania, Ohio 43560

Edward J. Cole
1711 Woodland Lake Pass
Fort Wayne, Indiana 46825

Counsel to the Retiree Committee is:	Stahl Cowen Crowley LLC
55 West Monroe Street, Suite 1200
Chicago, Illinois 60603
Tel. (312) 641-0060
4.	Motion to Appoint Committee of Asbestos Personal Injury Claimants
     On March 29, 2006, certain parties alleging asbestos—related diseases, represented by Kelley & Ferraro, LLP, filed a motion with the Bankruptcy Court, pursuant to section 1102(a)(2) of the Bankruptcy Code, for an order directing the U.S. Trustee to appoint an official committee of asbestos personal injury claimants. They were joined by certain claimants alleging similar personal injuries and by the Maritime Asbestosis Legal Clinic. The Debtors, the Creditors’ Committee, the U.S. Trustee and the Ad Hoc Bondholders’ Committee filed objections to the motion, and the motion was denied by an order of the Bankruptcy Court dated April 19, 2006.
B. Exclusivity
     Pursuant to section 1121 of the Bankruptcy Code, a debtor has the exclusive right to (1) file a plan of reorganization during the first 120 days of its chapter 11 case and (2) solicit acceptances of the plan during the first 180 days of the case. These periods (the “Exclusive Periods”) may be extended for “cause” up to a date that is 18 months after the Petition Date. On June 14, 2006, the Debtors filed a motion seeking six-month extensions of the Exclusive Periods through January 3, 2007 and March 5, 2007, respectively (the “First Exclusivity Motion”). The First Exclusivity Motion was approved on June 28, 2006. On December 5, 2006, the Debtors filed a motion seeking eight-month extensions of the Exclusive Periods, among other things, through and including September 3, 2007 and November 2, 2007, respectively (the “Second Exclusivity Motion”). The Bankruptcy Court granted the Second Exclusivity Motion on December 19, 2006.
C. DIP Credit Agreement and Payment of Prepetition Bank Loans
     In connection with their preparations for the commencement of the Chapter 11 Cases, the Debtors determined that they would need to obtain debtor-in-possession financing to ensure sufficient liquidity to meet their ongoing operating needs. On the Petition Date, Dana, as borrower, and the other Debtors, as guarantors, obtained Bankruptcy Court approval (Docket No. 55) to borrow up to $800 million from Citicorp North America, Inc. as agent, initial lender and an issuing bank, and Bank of America N.A. and JP Morgan Chase Bank, N.A., as initial lenders and issuing banks, under an interim debtor in possession credit facility (the “Interim DIP Credit Agreement”). Proceeds of the Interim DIP Credit Agreement were used, in part, to repurchase the Debtors’ receivables portfolio under the existing ARS Program. On March 29, 2006, the Bankruptcy Court entered an order (the “DIP Order”) granting final approval of the Interim DIP Credit Agreement, as amended (the “DIP Credit Agreement”), thereby authorizing total borrowings of up to $1.45 billion. A portion of the proceeds was used to pay off debt obligations under the Prepetition Credit Facility and the Interim DIP Credit Agreement. See “General Information about the Debtors — Prepetition Financing Programs.”
     The DIP Order reserved the right of any party in interest to challenge (1) the repurchase of the Debtors’ receivables portfolio by DAF, as well as (2) the liens and claims of JP Morgan Chase Bank, N.A. and Wachovia Bank National Association, the receivables facility agents, by filing an adversary proceeding or authorization to file an adversary proceeding by June 19, 2006 (the “Challenge Period”). The Challenge Period was extended to September 29, 2006, with respect to the Creditors’ Committee and the Ad Hoc Bondholders’ Committee, with the exception of such parties’ right to challenge any and all liens and claims relative to, and the payment of, the $1 million waiver fee. The Challenge Period for the Creditors’ Committee and the Ad Hoc Bondholders’ Committee to contest or challenge any and all liens and claims relative to, and the payment of, the waiver fee was extended through and including the earlier of the date that is 100 days after (1) any of the Debtors, the Creditors’ Committee, the Ad Hoc Bondholders’ Committee or the receivables facility agents sends a written notice to the other parties to the settlement setting the last day of the Challenge Period on such hundredth day and (2) the date on which the adequacy of any disclosure statement filed in the Debtors’ Chapter 11 Cases is approved by order of the Bankruptcy Court.
     The DIP Order also reserved the right of any party in interest to challenge the payoff of the Debtors’ obligations under the Prepetition Credit Facility and P-Card program, as well as the liens and claims of the prepetition agent, the Prepetition Lenders and the credit card issuers relative thereto, by filing an adversary proceeding or authorization to file an administrative proceeding during the Challenge Period. With respect to the Creditors’ Committee and the Ad Hoc Bondholders’ Committee, such Challenge Period was extended through and including December 15, 2006. The Challenge Period solely for the Creditors’ Committee and the Ad Hoc Bondholders’ Committee to contest the liens and claims under the Prepetition Credit Facility and P-Card program was extended through and including the earlier of the date that is 100 days after (1) any of the Debtors, the Creditors’ Committee, the Ad Hoc Bondholders’ Committee, the prepetition agent or the credit card issuers sends a written notice to the other parties to the settlement setting the last day of the Challenge Period on such hundredth day and (2) the date on which the adequacy of any disclosure statement filed in the Chapter 11 Cases is approved by an order of the Bankruptcy Court.
     The DIP Credit Agreement originally included a revolving credit facility of up to $750 million, of which $400 million was available for the issuance of letters of credit, and a $700 million term loan facility. All of the loans and other obligations under the DIP Credit Agreement will be due and payable on the earlier of (1) 24 months after the effective date of the DIP Credit Agreement or (2) the date of consummation of the Plan. Prior to maturity, Dana is required to make mandatory prepayments under the DIP Credit Agreement in the event that loans and letters of credit exceed the available commitments, and from the proceeds of certain asset sales, unless reinvested. Such prepayments, if required, are to be applied first to the term loan facility with a permanent reduction in the amount of the commitments thereunder and second to the revolving credit facility. Interest under the DIP Credit Agreement accrues, at Dana’s option, either at (1) the London interbank offered rate (“LIBOR”) plus a per annum margin of 2.25% or (2) the prime rate plus a per annum margin of 1.25%, for both the term loan facility and the revolving credit facility. Dana pays a fee for issued and undrawn letters of credit in an amount per annum equal to the LIBOR margin applicable to the revolving credit facility, a per annum fronting fee of 25 basis points and a commitment fee of 0.375% per annum for unused committed amounts under the revolving credit facility.
     The DIP Credit Agreement is guaranteed by substantially all of Dana’s domestic subsidiaries, excluding DCC. As collateral, Dana and each guarantor have granted a security interest in and lien on effectively all of their assets, including a pledge of 66% of the Interests of each material foreign subsidiary directly or indirectly owned by Dana.
     Under the DIP Credit Agreement, Dana and each of its subsidiaries (other than certain excluded subsidiaries) are required to comply with customary covenants for facilities of this type. These include (1) affirmative covenants as to corporate existence, compliance with laws, insurance, payment of taxes, access to books and records, use of proceeds, retention of a restructuring advisor and financial advisor, maintenance of cash management systems, use of proceeds, priority of liens in favor of the lenders, maintenance of properties and monthly, quarterly, annual and other reporting obligations; and (2) negative covenants, including limitations on liens, additional indebtedness beyond that permitted by the DIP Credit Agreement, guaranties, dividends, transactions with affiliates, claims in the bankruptcy proceedings, investments, asset dispositions, nature of business, payment of prepetition obligations, capital expenditures, mergers and consolidations, amendments to constituent documents, accounting changes, limitations on restrictions affecting subsidiaries and sale-leasebacks.
     Additionally, the DIP Credit Agreement requires the Debtors to maintain a minimum amount of consolidated earnings before interest, taxes, depreciation, amortization, restructuring and reorganization costs (“EBITDAR”) currently based on rolling 12-month cumulative EBITDAR requirements for Dana and its direct and indirect subsidiaries, on a consolidated basis, beginning on March 31, 2007, and ending on February 28, 2008, at levels set forth in the DIP Credit Agreement. Dana also must maintain at all times a minimum availability of $100 million under the DIP Credit Agreement. The DIP Credit Agreement provides for certain events of default that are customary for facilities of this type, including cross default with other indebtedness. Upon the occurrence and during the continuance of any event of default under the DIP Credit Agreement, interest on all outstanding amounts would be payable on demand at 2% above the then applicable rate.

     In January 2007, the Bankruptcy Court approved an amendment to the DIP Credit Agreement to (1) increase the term loan facility by $200 million, to $900 million; (2) increase the annual rate at which interest accrues on amounts borrowed under the term loan facility by 0.25%; (3) reduce the minimum global EBITDAR covenant levels and increase the annual amount of cash restructuring charges excluded in the calculation of EBITDAR; (4) implement a corporate reorganization of Dana’s European subsidiaries to facilitate the establishment of a European credit facility and improve treasury and cash management operations; and (5) receive and retain proceeds from the sale of the Debtors’ trailer axle assets, without potentially triggering a mandatory repayment to the lenders of the amount of proceeds received. Also in January 2007, the Debtors permanently reduced the aggregate commitment under the revolving credit facility to $650 million.
D. DCC Liquidation
     In September 2006, Dana’s non-Debtor affiliate DCC, through which Dana had provided lease financing services in selected markets, adopted a plan of liquidation providing for the disposition of substantially all its assets over an 18 — 24 month period. On November 30, 2006, the Bankruptcy Court approved a settlement among the Debtors and DCC, pursuant to which, among other things, all prepetition claims of DCC and its subsidiaries against the Debtors were allowed as a general unsecured claim against Dana in the aggregate amount of $325 million, and the Debtors and DCC granted each other certain releases. In December 2006, DCC signed a Forbearance Agreement with its noteholders, which allows DCC to sell its remaining asset portfolio and use the proceeds to pay the forbearing noteholders a pro rata share of the cash generated.
     As of October 1, 2007, the outstanding principal amount of DCC Bonds was approximately $136 million. The Debtors expect that DCC would liquidate the majority of its remaining assets no later than March 31, 2008. However, since the Effective Date is presumed to occur by December 31, 2007, the balance of DCC Bonds on such date is estimated to be approximately $115 million. On the Effective Date, in full satisfaction of the DCC Claim, the Reorganized Debtors will satisfy in Cash DCC’s outstanding liability under the DCC Bonds. The proceeds of any remaining DCC collateral liquidated by the Reorganized Debtors will, thus, be retained by the Reorganized Debtors.
E. Postpetition Divestitures
     The Debtors have completed, or are in the process of completing, certain divestitures and asset sales. Some of these divestitures were part of the Debtors’ prepetition divestiture program (the “Divestiture Program”). On June 7, 2006, the Bankruptcy Court authorized the Debtors to honor certain obligations under the Divestiture Program, as well as certain particular agreements that the Debtors had entered, or might enter, thereunder, including severance agreements and agreements providing for sale completion incentive payments. The Debtors’ postpetition operational restructuring included the following divestitures.
1.	Sale of Trailer Axle Business
     The Debtors’ trailer axle business, which was part of the Commercial Vehicles business unit of the HVTSG and manufactured axles and suspensions in three facilities located in the United States, Canada and China, was not one of the Debtors’ core businesses. In 2006, the trailer axle business generated sales of approximately $150 million and employed about 180 people.
     On December 19, 2006, the Bankruptcy Court entered an order authorizing (a) the sale of the Debtors’ trailer axle business free and clear of liens, claims, encumbrances and other interests to Hendrickson USA L.L.C., a subsidiary of The Boler Company, and (b) the assumption and assignment of certain executory contracts and unexpired leases, for a purchase price of approximately $21 million, subject to certain adjustments, plus certain cure costs with respect to assigned agreements. The non-U.S. operations were sold for approximately $12 million. The sale was completed in January 2007 and March 2007. The total amount received by the Debtors was approximately $28 million after adjustments.
2.	Divestiture of Engine Products Group
     The Debtors’ engine products group consisted of the following four business categories: (a) the manufacture of piston rings for OEMs, (b) the manufacture of bearings for OEMs, (c) the global aftermarket distribution business, including the “Clevite” operations, and (d) the manufacture of heavy duty camshafts for heavy duty diesel and industrial markets. The engine products group generated pro forma sales of approximately $674 million in 2005 and pro forma sales of approximately $505 million in the first nine months of 2006, and employed approximately 5,000 employees. In October 2005, the Debtors publicly announced their intention to divest the non-core engine products group.

     The Debtors marketed the engine products group business to more than 50 potential strategic and financial buyers. Interested parties conducted due diligence and met with management over several months, and the Debtors negotiated vigorously with multiple parties before selecting a stalking horse bidder.
     On December 1, 2006, Dana and MAHLE GmbH (“MAHLE”) entered into a Stock and Asset Purchase Agreement, pursuant to which Dana and certain of its affiliates agreed to sell the tangible and intangible assets of the engine products group’s business and the shares of a Dana affiliate involved in the business to MAHLE and certain of its affiliates. After execution of the purchase agreement, pursuant to a Bankruptcy Court order, the Debtors re-marketed the transaction but did not receive any overbids. The Bankruptcy Court approved the sale of assets and stock relating to the Debtors’ engine products group to MAHLE on February 23, 2007, and the sale was completed on March 9, 2007 pending completion of closing conditions in certain countries, which since have been satisfied. The cash proceeds of the sale were approximately $97 million, of which $12 million is escrowed pending satisfaction of certain indemnification provisions, and MAHLE assumed certain liabilities of the purchased operations at closing.
3.	Sale of Equity Interest in GETRAG
     In March 2007, one of the Debtors’ non-Debtor subsidiaries sold its 30% equity interest in GETRAG Getriebe-und Zahnradfabrik Hermann Hagenmeyer GmbH & Cie KG. (“GETRAG”) to its joint venture partner, an affiliate of GETRAG. The proceeds of the sale were approximately $207 million in cash.
     On August 24, 2007, Dana and certain of its affiliates executed an Axle Agreement and related transaction documents (collectively the “Axle Agreements”), providing for a series of transactions relating to Dana’s and certain of its affiliates’ rights and obligations under two joint ventures with GETRAG and certain of its affiliates. The Axle Agreements provide for (a) relief from non-compete provisions in various agreements restricting Dana’s and its affiliates’ ability to participate in certain markets for axle products other than through participation in the joint ventures, (b) the granting of a call option (the “Call Option”) to GETRAG to acquire Dana’s ownership interests in the two joint ventures for a purchase price of $75 million, (c) the payment by Dana to GETRAG of $11 million under certain conditions, (d) the withdrawal, with prejudice, of bankruptcy claims aggregating approximately $66 million filed by GETRAG and one of the joint venture entities, relating to Dana’s alleged breach of certain of non-compete provisions, (e) the amendment, assumption, rejection and/or termination of certain other agreements between the parties and (f) the granting of certain mutual releases by Dana and various other parties. The Axle Agreements remained subject to Bankruptcy Court approval and certain governmental antitrust approvals. The Axle Agreements were amended on September 27, 2007. The Bankruptcy Court approved the Axle Agreements, as amended, on October 17, 2007.
4.	Divestiture of Fluid Products Group
     The Debtors’ fluid products group was a supplier of fluid routing products for OEMs and “Tier I” suppliers throughout the world. The group manufactured components for various fluid routing applications including fuel, brake, power assisted steering, heating ventilation and air conditioning and engine and transmission cooling in various facilities of the Debtors, certain non-Debtor affiliates of the Debtors and through Dana’s interest in certain joint ventures. The fluid products group generated pro forma sales in 2006 of approximately $466 million. In October 2005, the Debtors publicly announced their intention to divest the non-core fluid products group.
     The Debtors conducted an extensive marketing process for the fluid products business by contacting over 100 potential buyers. Interested parties conducted due diligence and met with management over several months, and the Debtors negotiated vigorously with multiple parties before selecting a stalking horse bidder.
     On March 28, 2007, Dana and Orhan Holding, A.Ş. (“Orhan”) entered into an agreement providing, among other things, for Dana and certain of its affiliates to sell the European portion of their fluid routing products business and portions of the North American part of such business to Orhan and certain of its affiliates. In the second quarter of 2007, the Bankruptcy Court-sanctioned auction concluded with Orhan as the winning bidder, after increasing the consideration to be paid to the Debtors by approximately 20%. The Bankruptcy Court approved the agreement with Orhan on June 6, 2007. The sale was completed in July and August 2007. The sale included assets located at three facilities in the United States, one facility in Mexico and one facility in the United Kingdom, equity in fluid routing products companies in France, Slovakia and Spain, and interests in three existing joint ventures with Orhan that had operations in France and Turkey. The aggregate purchase price for the assets and interests was $85 million, and the Orhan entities assumed certain liabilities of the purchased operations at closing. The parties also entered into certain ancillary agreements, including real estate leases, licensing of intellectual property and transition services agreements.

     On May 28, 2007, Dana and Coupled Products Acquisition LLC, a subsidiary of Wanxiang (USA) Holdings Corporation (“Coupled Products”), entered into an asset purchase agreement providing, among other things, for Dana and certain of its affiliates to sell the remaining portions of their North American fluid routing products business to Coupled Products. The assets to be sold under this agreement are located in five facilities in the United States and one facility in Mexico. The purchase price is a nominal $1, with Coupled Products to assume certain liabilities of the purchased operations at closing. The parties will also enter into certain ancillary agreements, including real estate subleases, licensing of intellectual property and a transition services agreement. The Bankruptcy Court approved the asset purchase agreement with Coupled Products on June 6, 2007. As part of the agreement with Coupled Products, the Debtors and Coupled Products were required to make certain filings with the Committee on Foreign Investment and the Department of State, Directorate of Defense Trade Controls. The Department of State, Directorate of Trade Controls required that the Debtors and Coupled Products remove certain assets used to manufacture hoses for military vehicles (the “ITAR Assets”) from the assets being purchased at closing. The Debtors and Coupled Products executed an amendment to remove the ITAR Assets from the assets being purchased by Coupled Products and make certain other changes to the agreement. The Bankruptcy Court approved this amendment on September 19, 2007, and the parties closed the transaction on September 21, 2007. At closing, Coupled Products assumed certain liabilities of the business, and the parties entered into agreements under which Dana will provide certain transition services to Coupled Products.
5.	Divestiture of Pump Products Business
     The Debtors announced their intention to divest the non-core pump products group in October 2005. This sale is not subject to approval of the Bankruptcy Court because the business is located outside the United States and held by non-Debtors. Dana completed the sale of the aftermarket pumps portion of the business to Industria Paulista de Componentes Limitada, a Brazilian sociedade empresária limitada as of October 10, 2007. Dana is continuing to pursue the sale of the original equipment pumps portion of the non-core pumps business.
F. Settlement Agreement with Supplier Sypris Technologies, Inc.
     Dana and certain of its affiliates were parties to a series of supply contracts (collectively, the “Supply Contracts”) with Sypris Technologies, Inc. and certain of its affiliates (collectively, “Sypris”) that were entered into at various dates before the commencement of the Chapter 11 Cases. Pursuant to the Supply Contracts, Sypris supplied various component parts to Dana. In 2006, Dana purchased approximately $200 million in parts from Sypris, thus making Sypris one of Dana’s largest parts suppliers. The relationship between Dana and Sypris has been the subject of numerous pleadings in the Chapter 11 Cases, as described below.
     Shortly after the Petition Date, Sypris informed Dana that it would no longer supply parts pursuant to the Supply Contracts unless Dana would agree to a number of conditions. Sypris contends that it withheld shipments prior to the Dana filing because Dana missed its $21 million interest payment and Dana’s counsel allegedly refused to provide any assurance of payment. Sypris also contends that it had raised with Dana, before March 6, 2006, its allegations concerning various contract breaches. Accordingly, on March 6, 2006, the Debtors filed a Notice of Repudiating Vendor concerning Sypris. After a hearing on March 6, 2006, the Bankruptcy Court issued an agreed temporary restraining order. This and other disputes between the parties ultimately led to the parties’ execution of a settlement agreement dated May 10, 2006, which was approved by the Bankruptcy Court by order dated May 17, 2006.
     Shortly thereafter, additional disputes arose between the parties concerning, among other things, the pricing of parts supplied by Sypris and alleged prepetition breaches of contract by Dana in not purchasing certain parts from Sypris. By June 1, 2006, these disputes resulted in the commencement of a binding, multi-phase arbitration proceeding (the “Arbitration”) between the parties.
     During the pendency of the Arbitration, on August 15, 2006, Sypris filed a motion to compel the Debtors to make a determination by October 3, 2006 whether to assume or reject the Supply Contracts. The Debtors opposed this motion, and the Bankruptcy Court denied the motion at a hearing on August 28, 2006.
     In September 2006, the parties participated in an evidentiary hearing concerning the first phase of the Arbitration, which concerned the pricing and sourcing of certain gear sets. On December 6, 2006, the Arbitrator issued a final award concerning the first phase of the Arbitration. Sypris requested clarification of the award from the Arbitrator, and, following briefing, the Arbitrator ruled on Sypris’ request on January 29, 2007.
     In the interim, on December 21, 2006, the Debtors filed a motion requesting authority to enter into a staged program to re-source the parts that were currently being supplied by Sypris pursuant to the Supply Contracts (the “Re-

     Sourcing Motion”). In the Re-Sourcing Motion, the Debtors argued, among other things, that the pricing of parts under the Supply Contracts was significantly above what the Debtors believed they could obtain from alternative suppliers. On January 24, 2007, the Bankruptcy Court entered a stipulated order concerning the Re-Sourcing Motion (the “Sypris Stipulation”) that permitted the Debtors to enter into purchase orders for tooling and test quantities of parts from alternative suppliers, but which provided that the Debtors would not enter into purchase orders for parts to satisfy Dana’s production requirements without seeking authority from the Bankruptcy Court.
     While the Re-Sourcing Motion was pending, and pursuant to the Sypris Stipulation, the Debtors began to acquire tooling and test quantities of certain parts from alternative suppliers while engaging in parallel efforts to negotiate more favorable pricing and other terms with Sypris. On May 15, 2007, the Bankruptcy Court referred the parties to mediation concerning the various issues underlying the Re-Sourcing Motion. The Debtors and Sypris, with the involvement of both the mediator and the Creditors’ Committee, actively participated in mediation for several weeks. On July 23, 2007, the Debtors and Sypris executed a settlement agreement and a new supply contract (collectively, the “New Agreement”) and on July 24, 2007, the Debtors filed their motion requesting Bankruptcy Court approval of the New Agreement (the “Motion to Approve”). The Debtors explained in the Motion to Approve that the New Agreement resolved many complex, contentious, costly and long-running disputes between the parties, and would provide the Debtors with over $100 million in savings over the remaining seven-year term under the Supply Contracts. In addition, the New Agreement provided that Sypris would have an $89.9 million allowed, general, unsecured nonpriority claim against Dana (the “Sypris DC Claim”) and a $30 million allowed, general, unsecured, nonpriority claim (the “Sypris TTM Claim”) against Torque-Traction Manufacturing Technologies LLC provided that Sypris would not be entitled to recover from such claims more than $89.9 million in the aggregate from any or all of the Debtors’ estates, and further provided that, upon any consolidation of the Dana and Torque-Traction Manufacturing Technologies LLC estates for purposes of plan distribution, the Sypris DC Claim and the Sypris TTM Claim shall be deemed merged into a single claim of $89.9 million against the consolidated estate. The Bankruptcy Court approved the settlement under the terms of the New Agreement on August 7, 2007.
G. The Affinia Group, Inc. Claims
     On July 8, 2004, Dana and Affinia Group, Inc. (then known as AAG Opco Corp.) (“Affinia”) entered into that certain Stock and Asset Purchase Agreement (the “Affinia APA”), which provided for, among other things, the acquisition by Affinia of substantially all of Dana’s aftermarket business operations, including the acquisition of Brake Parts Canada Inc. (“Brake Parts”) and certain other direct or indirect subsidiaries of Dana. Consideration for the sale included approximately $1.1 billion in cash, a note issued by Affinia Group Holdings Inc. to Dana in the face amount of $74.5 million (the “Affinia Note”) and the assumption of certain liabilities. The transactions contemplated by the Affinia APA closed on November 30, 2004.
     At the time of execution of the Affinia APA, the pre-closing tax liabilities of Brake Parts for the years 1990 — 2004 were the subject of a dispute between Dana, the IRS and the Canada Revenue Agency (the “CRA”), regarding the pricing of certain intracompany transactions (the “Tax Dispute”). After the closing of the transactions contemplated by the Affinia APA, the underlying Tax Dispute was resolved and the CRA agreed, among other things, that a tax overpayment would be refunded, with accumulated interest, to Brake Parts in the estimated amount of approximately $32.5 million (U.S. dollars) (the “Tax Refund”). Some or all of the Tax Refund has been paid to Brake Parts, which is now a subsidiary of Affinia.
     Dana believes that the Tax Refund is an Excluded Asset under the Affinia APA and , therefore, the Tax Refund is property of Dana’s bankruptcy estate. This contention is disputed by Affinia. Accordingly, on September 26, 2007, Dana commenced an adversary proceeding in the Bankruptcy Court captioned Dana Corporation v. Affinia Group Inc. f/k/a AAG Opco Corp. and Affinia Canada Corp. (In re Dana Corp.), Adv. Pro. No. 07-02059 (the “Turnover Action”), seeking turnover of the Tax Refund from Affinia pursuant to section 542(a) of the Bankruptcy Code. Thereafter, on October 3, 2007, Dana filed a motion in the Bankruptcy Court (the “Affinia Rejection Motion”) seeking to reject the Affinia APA and a nonexclusive license agreement between Dana and Affinia relating to Dana’s “Spicer” trademark, pursuant to section 365 of the Bankruptcy Code. The Turnover Action and the Affinia Rejection Motion remain pending. Affinia has advised the Company that it disputes Dana’s allegations and intends to vigorously oppose the Turnover Action and the Affinia Rejection Motion.
     Under the Affinia APA, Dana had numerous post-closing contractual obligations to Affinia, which existed as of the Petition Date. Affinia alleges certain of these obligations have been breached by Dana. The obligations allegedly breached include an obligation to indemnify Affinia with respect to a variety of ongoing litigation matters. In addition, Affinia asserts that it is entitled to certain tax and environmental indemnifications. Under the Affinia APA, certain representations, warranties and covenants made by Dana survived the closing, and Affinia has asserted claims related to these representations, warranties and covenants. Under the Affinia Rejection Motion, Dana now seeks to reject both the

Affinia APA and the “Spicer “ license. Accordingly, as a result of Dana’s alleged breaches of these and other obligations to Affinia under the Affinia APA and the ancillary agreements, Affinia and certain of its affiliates (collectively, the “Affinia Parties”) believe that they have certain valid claims, defenses, counterclaims, offset rights, recoupment rights and other rights (collectively, the “Affinia Claims”) against Dana and certain of its affiliates under these documents and applicable law. Affinia alleges that the Affinia Claims could exceed $50 million. The Affinia Claims are alleged to be both independent of and related to the Company’s alleged claims and causes of action against the Affinia Parties. Affinia has indicated that such Affinia Claims may be raised in connection with (a) the requests for relief sought in the Turnover Action or the Affinia Rejection Motion, (b) any claims with respect to the Affinia Note; and (c) any claims asserted by the Company pursuant to the Affinia APA or any ancillary agreement or term sheet referenced in the Affinia APA or any schedule or exhibit thereto. The Company contests the Affinia Claims and intends to vigorously oppose the assertion of any such Affinia Claims.
H. Executive Compensation
     On June 29, 2006, Dana filed a motion to obtain authorization of the Bankruptcy Court to, among other things, enter into employment agreements with its CEO and five key executives of his core management team (collectively, the “Senior Executives”). On December 18, 2006, the Bankruptcy Court granted Dana’s amended motion for authorization to assume modified executive employment agreements and for approval of Dana’s long-term incentive plan. In the order, among other things, the Bankruptcy Court allowed the following Claims of the Senior Executives: (1) in the event that the salaried and bargained unit defined benefit pension plans are terminated, each Senior Executive will have an Allowed General Unsecured Claim equal to the amount of pension benefits accrued through the Petition Date, with all postpetition accruals and credits allowed and paid as an Administrative Claim against Dana’s estate; (2) in the event that such plans are not terminated on the Effective Date, the pension benefits of three Senior Executives will be assumed, as well as 60% of the prepetition pension benefits of the CEO, who will have an Allowed General Unsecured Claim against Dana’s estate equal to the remaining 40% of his prepetition pension benefits; and (3) in the event the CEO is terminated prior to the Confirmation of the Plan, he will have an Allowed General Unsecured Claim for damages upon termination of $4 million, with recovery limited to $3 million less any severance actually paid under section 503(c)(2) of the Bankruptcy Code. Both the USW and the UAW have appealed the order. Under the terms of the Union Settlement Agreements, the Unions are to withdraw such appeal.
     The prepetition pension benefits of the CEO, calculated as of March 1, 2006, amount to $6,860,013. Furthermore, pursuant to the order, no incentive payment is to be made to any of the Senior Executives unless certain performance objectives, developed in consultation with the Creditors’ Committee and based solely on the Debtors’ achieving certain levels of EBITDAR, are satisfied. These EBITDAR levels are to be adjusted, and the incentive payments to the Senior Executives will be reduced, to the extent unsecured claims exceed $2.850 billion. The Creditors’ Committee has reserved the right to argue that the Union Settlements should be credited against the cap.
I. Overseas Operations
1.	Pension Liability Settlement with Respect to Dana’s United Kingdom Subsidiaries
     Ten subsidiaries of Dana located in the United Kingdom (the “U.K.”) and the trustees of the four U.K. defined benefit pension plans entered into an Agreement as to Structure of Settlement and Allocation of Debt to compromise and settle the present and future liabilities of Dana’s U.K. operating subsidiaries to such pension plans. The agreement provided for the trustees of the plans to release Dana and all of its Affiliates from all such liabilities in exchange for an aggregate cash payment of 47.5 million British pounds (approximately $93 million at then current exchange rates) and the transfer of a 33% equity interest in Dana’s axle manufacturing and driveshaft assembly businesses in the U.K. for the benefit of the pension plan participants. The agreement was necessitated primarily by Dana’s planned divestiture of several non-core U.K. businesses which, upon completion, would have resulted in substantial pension funding demands on the operating subsidiaries under U.K. pension law, in addition to their ongoing funding obligations. The cash payment and transfer of equity interest were made in April 2007.
2.	Restructuring of European Holdings and Entry into European Financing Agreement
     Postpetition, Dana effected a tax efficient restructuring of its European holdings, which aligned the European subsidiaries geographically to facilitate improved management reporting, local financing and cash repatriation, as approved by the Bankruptcy Court on January 24, 2007.

     On July 18, 2007, certain European subsidiaries of Dana entered into definitive agreements to establish a receivables securitization program. The agreements include a Receivables Loan Agreement (the “Loan Agreement”) with GE Leveraged Loans Limited (“GE”) that provides for a five-year accounts receivable securitization facility under which up to the euro equivalent of approximately $225 million in financing will be available to those European subsidiaries (collectively, the “European Sellers”). Ancillary to the Loan Agreement, the European Sellers will enter into receivables purchase agreements (each, an “RPA”) and related agreements, as applicable, under which they will, directly or indirectly, sell certain receivables to Dana Europe Financing (Ireland) Limited (the “European Purchaser”). The European Purchaser is a limited liability company incorporated under the laws of Ireland as a special purpose orphan entity to purchase the transferred receivables, and will pay the purchase price of the transferred receivables in part from the proceeds of loans from GE and other lenders under the Loan Agreement and in part from the proceeds of certain subordinated loans from Dana Europe S.A., a Dana subsidiary. The European Purchaser’s obligations under the Loan Agreement will be secured by a lien on and security interest in all of its rights to the transferred receivables, as well as collection accounts and items related to the receivables. Advances to the European Purchaser under the Loan Agreement will be determined based on advance rates relating to the value of the transferred receivables. Advances will bear interest based on LIBOR applicable to the currency in which each advance is denominated. All advances are to be repaid in full by July 17, 2012. The European Purchaser will also pay a fee to the lenders based on any unused amount of the receivables facility, in addition to other customary fees. The proceeds from the transferred receivables will be principally reinvested in Dana’s European businesses, including the repayment of existing intercompany debt.
     The European Sellers and Dana International Luxembourg SARL (“DIL”) and certain of its subsidiaries also entered into a Performance and Indemnity Deed with GE under which DIL has, among other things, guaranteed the European Sellers’ obligations to perform under their respective RPAs.
3.	Mexico
     On July 7, 2006, Dana and DESC dissolved their joint venture, Spicer Mexico, as part of ongoing efforts to migrate production to lower cost production areas. By an order entered by the Bankruptcy Court on June 20, 2006, Dana assumed 100% ownership of the Mexican subsidiaries (a) that manufacture and assemble axles and driveshafts, as well as (b) related forging and foundry operations, in which Dana had an indirect 49% interest and 33% interest, respectively, through its ownership in Spicer Mexico. DESC, in turn, assumed full ownership of the transmission and aftermarket gasket operations in which it previously held a 51% interest. Along with exchanging its minority interest in the joint venture, Dana made a cash payment of $19.5 million to DESC to acquire ownership of the subsidiaries. Pursuant to the transaction, Dana, through its subsidiary, Dana Holdings Mexico, S. de R.L. de C.V. acquired full ownership of five manufacturing operations, which had combined sales (both to Dana and to third parties) of $296 million in 2005. The facilities, which are located in Mexico City and Queretaro, produce light vehicle axles and driveshafts and a variety of related components. On October 17, 2007, the Bankruptcy Court approved transactions relating to the restructuring of the Debtors’ Mexican affiliates, including the conversion of the manufacturing operations from Spicer Mexico and an additional existing Dana operation in Monterrey, Mexico into maquiladoras. The conversions are not anticipated to occur until 2008.
4.	Asia
     Dana Wuxi was established in 2002 and began assembly operations in 2003. It assembles off-highway axles for garden tractors for export to the US, and heavy off-highway axles for the construction and agricultural markets for export to Europe, India, North America, Korea and elsewhere, and for use in China. Some of this assembly work is for existing business that has been moved from either Dana Corporation or Dana Italia to Dana Wuxi. Dana Wuxi also has an assembly line for thermal products that was set up in 2006 to service customers in China.
     As part of Dana’s efforts to expand its presence in Asia, on March 14, 2007, Dana’s subsidiary, Dana Mauritius Ltd. (“Dana Mauritius”), and Dongfeng Motor Co. Ltd. (“Dongfeng”) amended existing agreements to develop a 50/50 joint venture, Dongfeng Dana Axle Co. Ltd. (“Dongfeng Dana Axle”). Under the amendments and other agreements signed by both companies, Dana Mauritius made an initial payment of approximately $5 million to Dongfeng for a 4% equity interest in the joint venture on June 30, 2007. Dana Mauritius has agreed, subject to certain conditions, to purchase an additional 46% equity interest in Dongfeng Dana Axle within the next three years but after March 2008. The joint venture company is headquartered in Xiangfan, China and will employ approximately 8,000 employees in three production facilities in Xiangfan and Shiyan. It will also operate a research and development center that will be established in the future. The research and development center will support Dongfeng Dana Axle’s commitment to providing its customers with world-class manufacturing processes and axle components and systems.

5.	Other
     In an additional effort to shift production to lower cost countries, in the second quarter of 2006, the Company began assembling off-highway axles and transmissions in a new facility in Gyor, Hungary. In this facility, axles and transmissions for agricultural and construction vehicles are assembled, tested, painted and packaged. In a second facility in Gyor, the Company produces water coolers for vehicles. These facilities employ about 150 people in the aggregate, and their products are supporting both European and export markets.
VI.
RESTRUCTURING INITIATIVES
     The Debtors’ successful reorganization as a sustainable, viable business required the simultaneous implementation of several distinct restructuring initiatives (the “Restructuring Initiatives”) and the cooperation of all of the Debtors’ key business constituents — customers, vendors, employees and retirees — to achieve viable long-term U.S. operations. It was critical to the Debtors’ success that they, in the short term, (1) achieve positive margins for their products by obtaining substantial price increases from customers; (2) recover, or otherwise compensate for, increased material costs through renegotiation or rejection of various customer programs and improvement of vendor terms; (3) restructure their wage and benefit programs to create a more competitive labor and benefit cost structure; (4) address the excessive cash requirements of the legacy pension and other postemployment benefit obligations accumulated over the past several decades, in part from prior divestitures and closed operations; and (5) achieve a permanent reduction and realignment of their overhead costs. In the long term, the Debtors also had to optimize their manufacturing “footprint” by substantially repositioning manufacturing to lower-cost countries (the manufacturing footprint optimization). The Debtors’ achievement of their restructuring objectives became even more pressing due to the significantly curtailed production forecasts for 2006 of some of their largest domestic customers. The Debtors’ reorganization strategy included the following Restructuring Initiatives, which required significant contributions from the constituents referred to above in the form of gross margin improvements or cost base reductions. The Debtors estimated that these initiatives would result in an aggregate annual expense savings (run rate savings) of between $405 to $540 million. At this time, the Debtors estimate that their annual savings resulting from the Restructuring Initiatives, when fully implemented, will be approximately $440-475 million.

A. Customer Pricing/Product Profitability
     The significant inflation in the costs of commodity materials over the past years, which the Debtors largely absorbed, contributed to the Debtors’ significant decline in profitability. The Debtors had also granted many customers downward price adjustments, consistent with customer demands and industry practices. Since the Petition Date, the Debtors have undertaken a detailed review of their product programs to identify unprofitable contracts and determined appropriate price modifications. The pricing needs for each major customer were analyzed, and meetings with such customers and their advisors were conducted to resolve under-performing programs and obtain appropriate adjustments. The goal of these actions was to achieve $175 million to $225 million in future profit improvements. The Debtors currently believe that the future annual run rate impact of customer pricing improvements, when fully implemented, will be approximately $180 million.
B. Pension, Benefit and Labor Costs
     At the end of 2006, the Debtors merged most of their U.S. defined benefit pension plans into the Dana Corporation Retirement Plan (the “CashPlus Plan”) to maximize administrative and other cost savings and reduce the annual plan funding requirements. In 2007 and 2008, the Debtors froze, or will freeze, participation and future benefit accruals in their

U.S. defined benefit pension plans, subject to collective bargaining requirements where applicable, and provide benefits in the form of limited employer contributions to their U.S. defined contribution plans and a USW pension trust. Excluding the cost of the Debtors’ participation in the defined contribution plans and a USW pension trust (which is estimated to be, collectively, between approximately $11 and $15 million annually), the combined merger and benefit freeze reduced the aggregate projected 2006-2012 contributions from $166 million to $102 million.
     As a part of the restructuring initiatives necessary to emerge from bankruptcy as a successful enterprise, the restructuring of the pension liabilities of ten U.K. operating subsidiaries of Dana was completed in April 2007. These U.K. subsidiaries settled their defined benefit pension plan obligations to the plan participants through a cash payment of approximately $93 million (at the then-current exchange rate) and the transfer of a 33% equity interest in Dana’s remaining U.K. axle and driveshaft operating businesses to the applicable pension plans. See “The Chapter 11 Cases — Overseas Operations — Pension Liability Settlement with Respect to Dana’s United Kingdom Subsidiaries.”
     Furthermore, the Debtors determined that they must eliminate almost $1.5 billion of accumulated liability (calculated as of December 31, 2006) for non-pension retiree benefits for current and future retirees from their unionized and non-union workforces, in addition to modifying or rejecting their collective bargaining agreements for active employees in order to emerge with restructured labor costs that will enable them to compete successfully in the troubled auto industry. After a period of unsuccessful negotiations, the Debtors initiated proceedings to terminate their non-pension retiree benefits obligations with respect to union and non-union retirees, and to reject their collective bargaining agreements and to modify the benefits provided to union-represented active employees under Sections 1113 and 1114 of the Bankruptcy Code (the “1113/1114 Litigation”) while simultaneously attempting to negotiate a settlement of outstanding issues.
     In addition, on February 13, 2007, the Debtors moved, pursuant to section 363 of the Bankruptcy Code, to terminate non-pension retiree benefits, such as hospital, medical, surgical, dental, prescription drug, vision, hearing and life insurance, of current and future non-union retirees. On March 30, 2007, the Bankruptcy Court authorized the Debtors to terminate the future non-pension retiree benefits of all active, salaried and hourly, non-union workers in the United States, effective April 1, 2007.
     The Debtors and the IAM reached a settlement with respect to the 1113/1114 Litigation, pursuant to which the Debtors paid $2.25 million to the IAM to resolve all claims for non-pension retiree benefits of retirees represented by IAM, and the Debtors further agreed not to terminate benefits before July 1, 2007. The Bankruptcy Court approved the settlement on April 27, 2007.
     On May 21, 2007, the Bankruptcy Court approved a settlement of the remaining litigation between the Debtors and the Retiree Committee under sections 363 and 1114 of the Bankruptcy Code that, among other things, released the Debtors effective as of July 1, 2007 from obligations for non-pension retiree benefit obligations for the non-union retirees represented by the Retiree Committee. The Debtors agreed to (1) assist the Retiree Committee in establishing a VEBA trust for the retirees represented by the Retiree Committee and (2) fund such VEBA through: (a) an initial contribution of $25 million, which was paid in June 2007, and (b) a final contribution of $53.8 million to be made on or before the Effective Date. If the Effective Date does not occur by March 31, 2008, the Debtors will pay quarterly cash contributions to the non-union retiree VEBA of $5 million, to be deducted from the final contribution, and the remainder of the final contribution will be satisfied (1) in cash by the Debtors on or before the Effective Date, or (2) by allowing the remainder of the final contribution as a General Unsecured Claim in an amount that, upon its sale, will be sufficient to generate cash proceeds equal to the remainder of the final contribution. The Debtors expect to make the final contribution by a cash payment on the Effective Date.
     As part of the Global Settlement between the Debtors and the Unions that is described in Article VII hereafter, the Debtors, the UAW and the USW entered into two separate Union Settlement Agreements that resolve the 1113/1114 Litigation and all other issues between the Debtors and each of the Unions related to the Debtors’ restructuring. The Global Settlement, as amended, was approved by the Bankruptcy Court on July 26, 2007, and the order was entered on August 1, 2007. See “The Global Settlement.”
     The combined targeted annual savings as a result of the labor initiatives with respect to U.S. active employees and retirees (not including the U.K. pension restructuring) and manufacturing footprint optimization initiatives (see below) were between $190 and $265 million. At this time, the Debtors believe that such annual savings are likely to be approximately $220-245 million.

C. Manufacturing Footprint
     Other factors that negatively impacted the Debtors’ results were overcapacity and high operating costs at U.S. and Canadian facilities. The Debtors have been working on consolidating and closing facilities with high operating costs. Among other things, the Debtors consolidated their Commercial Vehicle service parts network. They moved axle assembly operations from Buena Vista, Virginia to Dry Ridge, Kentucky and Columbia, Missouri. They transitioned the driveshaft machining operations from the Bristol, Virginia driveshaft facility to a facility in Mexico. Additionally, the Debtors consolidated five existing thermal facilities into two by closing three facilities located in Danville, Indiana; Sheffield, Pennsylvania; and Burlington, Ontario. The Fulton, Kentucky sealing facility was closed, and its operations were consolidated into the Paris, Tennessee and McKenzie, Tennessee facilities. The Renton, Washington and Charlotte, North Carolina driveshaft assembly facilities were also closed, and their operations were consolidated into the Louisville, Kentucky facility.
     During the fourth quarter of 2006 and first half of 2007, Dana announced additional closures of two axle facilities in Syracuse, Indiana and Cape Girardeau, Missouri, and four structures facilities in Guelph and Thorold, Ontario; Garland, Texas; and Valencia, Venezuela. While these plant closures will result in closure costs in the short term and require near-term cash expenditures, they are expected to yield savings and improved cash flow in later years. Long term, Dana expects the manufacturing footprint actions to reduce its annual operating costs by $60 to $85 million.
     In July 2006, Dana assumed 100% ownership of the operations that manufacture and assemble axles, driveshafts, gears, forgings and castings and that were previously held by Spicer Mexico and its subsidiaries, Dana’s Mexican joint venture with DESC Automotriz. Pursuant to the transaction, Dana, through its subsidiary, Dana Holdings Mexico, S. de R.L. de C.V., acquired full ownership of five manufacturing operations that had combined sales (both to Dana and to third parties) of $296 million in 2005 and in which Dana had previously held minority interests. Part of the Debtors’ consolidation efforts has involved moving certain of their operations into these facilities in Mexico. See “The Chapter 11 Cases — Overseas Operations — Mexico.”
     In the second quarter of 2006, the Debtors began assembling off-highway axles and transmissions in a new facility in Gyor, Hungary. As part of Dana’s efforts to expand its presence in Asia, on March 14, 2007, Dana Mauritius and Dongfeng amended existing agreements to develop Dongfeng Dana Axle, ultimately a 50/50 joint venture. The joint venture company is headquartered in Xiangfan, China and will employ approximately 8,000 employees in three production facilities. See “The Chapter 11 Cases — Overseas Operations — Asia.”
     As noted above, in the long term, the combined targeted annual savings as a result of combined labor (but excluding the U.K. pension restructuring) and manufacturing footprint optimization (excluding the footprint adjustments in Mexico, Hungary and China) were between $190 and $265 million. At this time, the Debtors believe that such annual savings are likely to be approximately $220-245 million.
D. Overhead Costs
     The Debtors were confronted with excessive overhead costs as a result of their historically decentralized operating model and the overall reduction of their business resulting from divestitures. The Debtors reviewed overhead costs at all levels of their organization, including at their engineering, general, selling, information technology, purchasing, accounting and human resources functions with a goal of reducing annual overhead costs by $40-50 million. After significant cuts in overhead spending, the Debtors currently estimate that their annual overhead savings, when fully implemented, will approximate $40-50 million.
E. Vendors
     Since 2003, the Debtors have experienced significant raw material price increases. For 2007, the Debtors projected cost increases to be approximately $140 million, most of which were driven by pre-existing contracts, increased commodity prices or changes in the Debtors’ demand for particular commodities. Throughout these Chapter 11 Cases, the Debtors have worked to control vendor costs through, among other things, competitively pricing raw materials, re-engineering products to use lower cost materials and components, and negotiating cost savings with their existing supply base. The Debtors anticipate being able to generate savings, in 2007, of approximately $120 million from these actions, which will largely offset projected cost increases.

VII.
THE GLOBAL SETTLEMENT
     The Global Settlement is vital to the Debtors’ successful reorganization. It is implemented in three agreements: (1) the two Union Settlement Agreements between Dana and each of the USW and the UAW; (2) the Plan Support Agreement, dated July 26, 2007, among Dana, the Unions, Centerbridge and the Supporting Creditors; and (3) the New Investment Agreement, dated July 26, 2007, between Dana and Centerbridge. Pursuant to the Plan Support Agreement, the Debtors have agreed to propose and prosecute a plan of reorganization containing certain terms that the Debtors, the Unions and Centerbridge consider essential to the Debtors’ emergence from bankruptcy as a viable, going concern capable of sustaining profitable U.S. operations. The Union Settlement Agreements resolve the 1113/1114 Litigation and all other issues in the Chapter 11 Cases between the Debtors and each of the Unions. The New Investment Agreement contains agreed terms and conditions governing the issuance of New Preferred Stock by New Dana Holdco in exchange for an investment of up to $790 million by, among other investors, Centerbridge. The Bankruptcy Court authorized the Debtors to enter into the Union Settlement Agreements, the Plan Support Agreement and the New Investment Agreement at a hearing held on July 26, 2007, and the order (the “Global Settlement Order”) was entered on August 1, 2007. On August 13, 2007, Appaloosa executed the Plan Support Agreement as a Supporting Creditor. The Plan Support Agreement permits creditors who are signatories thereto (including Appaloosa) to submit alternative proposals as contemplated by the Global Settlement Order. Also, on August 13, 2007, Appaloosa filed a notice of appeal to the Global Settlement Order.
     The Global Settlement Order also set forth a process for the receipt and consideration of proposals for alternatives to the Centerbridge investment as contemplated in the Investment Agreement by “qualified potential investors.” Pursuant to such process, Appaloosa Management L.P. (“Appaloosa”) submitted an indication of interest to the Debtors on August 17, 2007, and thereafter Appaloosa was invited by Dana to participate in the next phase of the process and to submit a firm and final offer. Under the procedures set forth in the Global Settlement Order, any such final offer was to have been received by the Debtors and the Creditors’ Committee on or before September 21, 2007. On that date, the Debtors and the Creditors’ Committee received a further offer from Appaloosa (the “Appaloosa Offer”).
     The Debtors and the other creditor constituencies reviewed and discussed the Appaloosa Offer and subsequent revisions to such offer with Appaloosa and among themselves. At the same time, the Debtors and the other creditor constituencies negotiated with Centerbridge to improve the terms of the Investment Agreement. The result of this process was that no other offer emerged that, in the business judgment of the Dana Board of Directors, after deliberation with its advisors, was superior to the improved Centerbridge offer after due consideration of the value to be provided to the estates and creditors by each proposal, the terms of the proposed investments, the benefits of the Global Settlement and the Unions’ rights to terminate the Union Settlement Agreements in connection with alternative proposals, the likelihood of timely consummation and emergence from chapter 11 and the impact of potential delay on the Company’s customers, employees and others. The Unions informed the Debtors that they continued to support the Centerbridge proposal. The Creditors’ Committee delivered a letter to the Debtors on October 12, 2007 in which it stated that:
After careful deliberation and consideration of the [r]evised [Centerbridge] [p]roposal as well as exploring the other potential [a]lternative [p]roposal and the benefits it provides to the Debtors’ unsecured creditors, the [Creditors’ Committee] believes that the implementation of the [r]evised [Centerbridge] [p]roposal is in the best interests of the Debtors’ creditors. The [Creditors’ Committee] further believes that the Debtors have fully complied with paragraph 11 of the [Global Settlement Order], including, but not limited to, the requirements of Exhibit B thereto related to the Alternative Proposal Procedures. Accordingly, the [Creditors’ Committee] — as a fiduciary for all unsecured creditors — supports the [r]evised [Centerbridge] [p]roposal and does not object to the request to terminate pursuit of [a]lternative [p]roposals at this time, subject to implementation of the [r]evised [Centerbridge] [p]roposal.
     The Creditors’ Committee cited in the letter its understanding that the Debtors would seek approval of the revised Centerbridge proposal by holders of at least $650 million in Dana Bonds and that Centerbridge expected to offer participation in the “B-2 Backstop” to some or all such bondholders. The Debtors believe that the terms of the revised Centerbridge proposal are in all material respects similar to the terms of the B-2 Backstop Commitment Letter and the settlement payments to be made to holders of Ineligible Unsecured Claims pursuant to the Plan.

A. The Union Settlement Agreements
     The settlement with the Unions, documented in the Union Settlement Agreements that are attached hereto as Exhibits D-1, D-2, D-3 and D-4, which have been ratified by the Debtors’ Union-represented employees and approved by the Bankruptcy Court, provides terms for settling all outstanding issues between the Debtors and the Unions related to the Chapter 11 Cases. The Debtors estimate that, as a result of the Union Settlement Agreements, together with the previously announced closings of Debtors’ facilities in Cape Girardeau, Missouri and Syracuse, Indiana, annual expense savings in excess of $100 million will be generated. The Union Settlement Agreements provide for, among other things:
1.	Union collective bargaining agreements (including the UAW Master Agreement), effective until June 1, 2011, for the Debtors’ Union-represented facilities in the United States;

2.	Modifications to healthcare, short-term and long-term disability and life insurance benefits for Union-represented employees, effective January 1, 2008;

3.	Wage structure modifications that were effective upon Bankruptcy Court approval of the Union Settlement Agreements on August 1, 2007;

4.	The elimination of Dana’s liabilities for non-pension retiree benefits for Union-represented current and future retirees, and of healthcare and long-term disability benefits for certain Union-represented employees, effective on the later of January 1, 2008 and the Effective Date; the establishment by the Unions of separate, Union-specific VEBAs to provide such benefits to eligible Union-represented employees and retirees after that date; and the Debtors’ contribution of an aggregate cash amount of $764 million (less amounts paid on behalf of Union-represented employees and retirees on and after July 1, 2007 for long-term disability, healthcare and life insurance claims) to fund the VEBAs;

5.	A freeze of credited service and benefit accruals under the Debtors’ defined benefit pension plans for Union-represented employees, effective on the later of January 1, 2008 and the Effective Date, with future benefits to be provided through company participation in, and contributions to, a USW pension trust for some of such employees;

6.	Buyouts valued at $22,500 or $45,000 for certain retirement-eligible and recently retired Union-represented employees, to be paid by Dana to each retiree not sooner than 30 days following the later of the individual’s retirement or his or her execution and delivery of a covenant not to sue; and

7.	Separation payments for eligible Union-represented employees at one Union-represented facility in Indiana under a special voluntary separation program.
     The Union Settlement Agreements further memorialize certain other agreements between the Debtors and the Unions, including, among others, agreements with respect to neutrality at certain of the Debtors’ non-union facilities, the continuation of the Debtors’ manufacturing footprint optimization program as modified by the Union Settlement Agreements and the reserve of New Dana Holdco Common Stock valued at up to $22.53 million to provide post-emergence bonuses for certain Union-represented employees following the Debtors’ emergence from bankruptcy in accordance with Appendix J to the Union Settlement Agreements.
     The Union Settlement Agreements also set forth certain procedures that must be followed in the event that the Debtors choose to pursue a transaction or means of reorganization different from that contemplated under the Plan Support Agreement. In particular, in the event that the Debtors choose to pursue an alternative investment that is determined by Dana’s Board of Directors to be superior to the Centerbridge investment set forth in the Plan Support Agreement, the Unions have the right to consent to any such investment, with the Unions’ consent not to be unreasonably withheld. If the Unions do not consent to the alternative investment, the Debtors and the Unions have agreed to submit to mediation to determine whether the Unions have acted unreasonably, and, if mediation is unsuccessful, the parties have agreed to submit the matter to arbitration. The Creditors’ Committee will be a party to such arbitration. If the arbitrator finds that the Unions acted reasonably in withholding their consent and the Debtors decide to proceed with the alternative investment, the Unions will have the option to either terminate the Union Settlement Agreements, in which case the Unions will have the right to strike, or elect not to terminate the Union Settlement Agreements, in which case the Unions will have an Allowed Administrative Claim of $764 million. If the arbitrator finds that the Unions did not act reasonably in withholding their consent, the Debtors will be permitted to proceed with the alternative investment and the Union Settlement Agreements will remain in place.

     Similarly, if the Debtors file any other plan of reorganization than the plan contemplated by the Plan Support Agreement, including the filing of a stand-alone plan of reorganization by the Debtors, the Unions will have the right to terminate the Union Settlement Agreements, triggering the Unions’ right to strike, or elect not to terminate the Union Settlement Agreements, in which case the Unions will be entitled to elect between payments to the VEBAs in the amount of $764 million and an Allowed General Unsecured Claim of $908 million in Class 5B.
     In the event that the New Investment Agreement is terminated by Centerbridge other than as a result of a breach by the Debtors, the Union Settlement Agreements provide that the Unions will have the right to designate a replacement investor, subject to the Debtors’ right to consent to any such replacement investor, which consent is not to be unreasonably withheld. The Union Settlement Agreements also provide that, in the event that the Debtors are unwilling to consent to a replacement investor, the parties will first mediate whether the Debtors have acted reasonably in withholding their consent, and if mediation is unsuccessful, will submit the matter to arbitration. If the arbitrator finds that the Debtors have acted reasonably in withholding their consent to a replacement investor (or if the Unions fails to identify a replacement investor within 30 days from Centerbridge’s notice of termination of the New Investment Agreement), the Debtors may pursue an alternative plan of reorganization that is consistent with the Union Settlement Agreements, and the Union Settlement Agreements will remain in place. On the other hand, if it is determined that the Debtors acted unreasonably in withholding their consent, the Debtors will be required to accept the Unions’ designated replacement investor.
B. The Plan Support Agreement
     The Plan Support Agreement, attached hereto as Exhibit D-5 sets forth the terms under which the Unions, Centerbridge and certain holders of unsecured claims against the Debtors who may become parties thereto, including the Supporting Creditors (collectively, the “PSA Participants”), will support the Plan. The Supporting Creditors represent approximately $1.3 billion of the Bonds. A list of Critical Elements to Be Included in a Plan of Reorganization (the “Plan Term Sheet”) and the New Investment Agreement are attached to the Plan Support Agreement as, respectively, Exhibits B and C. Among other things, the Plan Support Agreement and its exhibits provide as follows:
1.	Centerbridge, the Unions and the PSA Participants will each support the prosecution, confirmation and consummation of a plan of reorganization that is consistent with the Plan Support Agreement and the Plan Term Sheet, including confirmation under section 1129(b) of the Bankruptcy Code, and will not encourage other Persons to take actions that would interfere with an orderly plan and disclosure statement process. The Plan must be in form and substance reasonably acceptable to the USW, the UAW, Centerbridge and the PSA Participants;

2.	Centerbridge will, and the Supporting Creditors may, purchase certain New Preferred Stock on the terms set forth in the New Investment Agreement on the Effective Date;

3.	The Debtors and the Unions will enter into the Union Settlement Agreements;

4.	The Unions, Centerbridge and the PSA Participants will engage in good faith negotiations with other parties in interest regarding the form of the Plan, the related Disclosure Statement and other definitive documents that are consistent with the Plan Support Agreement;

5.	The Debtors will not propose, and Centerbridge and the Unions will not support, any plan of reorganization premised upon the use of Section 382(l)(5) of the Internal Revenue Code and will propose only a plan of reorganization premised upon the use of Section 382(l)(6) of the Internal Revenue Code;

6.	The Supporting Creditors agree not to sell, transfer, assign, pledge, or otherwise dispose of, directly or indirectly (including by creating any subsidiary or affiliate for the sole purpose of acquiring any Claims against any Debtor), their right, title or interest in respect of any Claim against any Debtor unless the recipient of such Claim agrees in writing, prior to such transfer, to be bound by the Plan Support Agreement and the transferor and transferee sign a Transferee Acknowledgment Form and timely submit it to the Debtors;

7.	The Plan may not become effective if the total amount of Allowed unsecured nonpriority Claims (but not including asbestos Claims, Claims of the Unions, convenience class Claims to be paid in Cash under the Plan, intercompany Claims, including Claims of DCC, and Claims of the non-union retirees) (with such exceptions, the “PSA Unsecured Claims”) against the Debtors exceeds $3.25 billion, unless the Creditors’ Committee waives such condition acting consistently with its fiduciary duties to all unsecured creditors;

8.	The Debtors’ post-emergence funded debt will not exceed $1.5 billion;

9.	The Debtors will obtain exit financing, on market terms and with parties reasonably acceptable to Centerbridge, sufficient to refinance the DIP Credit Agreement and provide the Reorganized Debtors with sufficient liquidity for working capital and general corporate purposes;

10.	The Debtors’ plan of reorganization will provide, with reasonable certainty, the sources and amounts of cash required to meet the Debtors’ cash payment obligations to the Unions under the Union Settlement Agreements and will otherwise conform to the terms of the Union Settlement Agreements;

11.	Holders of Allowed PSA Unsecured Claims who do not qualify to purchase New Series B Preferred Stock pursuant to and consistent with the terms of the New Investment Agreement will receive an amount of Cash or New Dana Holdco Common Stock that is (a) determined to be reasonably acceptable to the Debtors, Centerbridge and the Ad Hoc Steering Committee and (b) approved by the Bankruptcy Court;

12.	The individuals that are anticipated to serve on the board of directors of New Dana Holdco will negotiate employment agreements with New Dana Holdco’s initial senior management in form and substance reasonably acceptable to Centerbridge, who will consult with certain other parties regarding such agreements; and

13.	Except for the sale of certain businesses specified by the Debtors and disclosed in confidence to the Unions, the Creditors’ Committee and Centerbridge on or before July 1, 2007, and in addition to any requirements or consents required by the DIP Lenders under the DIP Facility, the Debtors will not sell any business line within their Automotive Systems Group or Commercial Vehicles Group prior to the Effective Date without (a) the agreement of the International President of the affected Union(s) (or any designee(s) of such officer(s)) and (b) the consent of Centerbridge.
     The Plan Support Agreement and Plan Term Sheet will expire and be of no further effect (1) for the Unions, the Debtors and Centerbridge if the Plan fails to become effective on or before May 1, 2008, and (2) for any Supporting Creditor who exercises its right to terminate the Plan Support Agreement, if the Plan fails to become effective on or before February 28, 2008.
C. The New Investment Agreement
     THIS SECTION CONTAINS IMPORTANT INFORMATION ABOUT RIGHTS PROVIDED TO CERTAIN “QUALIFIED INVESTORS” TO SUBSCRIBE FOR NEW SERIES B PREFERRED STOCK IN CONNECTION WITH THE PLAN.
     IF YOU ARE A QUALIFIED INVESTOR, YOU WILL NOT BE ENTITLED TO SUBSCRIBE FOR NEW SERIES B PREFERRED STOCK UNLESS YOU SUBMIT A DULY EXECUTED SUBSCRIPTION AGREEMENT, AS DESCRIBED BELOW, TO THE SUBSCRIPTION AGENT PRIOR TO 5:00 P.M. EASTERN TIME ON DECEMBER 5, 2007.
     The New Investment Agreement provides for an investment of up to $750 million in New Dana Holdco. This amount was increased to $790 million, as indicated in (a) the B-2 Backstop Commitment Letter among Dana, Centerbridge and the B-2 Backstop Investors and (b) the Plan. The $790 million investment in New Dana Holdco will be made as follows: (i) Centerbridge will purchase $250 million in aggregate liquidation preference of New Series A Preferred Stock; and (ii) qualified creditors of the Debtors who are Qualified Investors will have an opportunity to purchase an additional $540 million in aggregate liquidation preference of New Series B Preferred Stock on a pro rata basis. However, in no event may any Qualified Investor or its Affiliates be entitled to acquire beneficial ownership of more than $200 million in aggregate liquidation preference of New Series B Preferred Stock. If less than $250 million in aggregate liquidation preference of New Series B Preferred Stock is purchased by Qualified Investors, the difference will be purchased by Centerbridge. In addition, the B-2 Backstop Investors have severally agreed to purchase up to $290 million in aggregate liquidation preference of New Series B Preferred Stock that is not purchased by Qualified Investors or Centerbridge.5 Each share of New Preferred Stock acquired pursuant to the transactions described herein will have a purchase price of $100.00.

[5]	The Debtors reserve the right to rely on the Centerbridge backstop of $250 million of New Series B Preferred Stock and the backstop by the B-2 Backstop Investors for $290 million of New Series B Preferred Stock if, for any reason, the New Series B Preferred Stock is not fully subscribed and paid for by Qualified Investors.

The obligations of Centerbridge and the B-2 Backstop Investors are subject to the terms and conditions set forth in the New Investment Agreement and the B-2 Backstop Commitment Letter, as applicable. Copies of the New Investment Agreement and the B-2 Backstop Commitment Letter are attached hereto as, respectively, Exhibit D-6 and Exhibit G. The following summaries of the New Investment Agreement and the B-2 Backstop Commitment Letter do not purport to be complete and are qualified in their entirety by reference to the New Investment Agreement and the B-2 Backstop Commitment Letter.
1.	Certain Definitions
     For purposes of the New Investment Agreement and this Section of the Disclosure Statement, the following terms have the following meanings:
     “Acquired Bond Claims” means Qualified Bond Claims that are transferred to a Person who (1) is a QIB and (2) who assumes all of the obligations of the transferor under the Plan Support Agreement in connection with such transfer. Acquired Bond Claims that are subsequently transferred to a Person who (1) is a QIB and (2) who assumes all of the obligations of the transferor under the Plan Support Agreement and delivers a signature page to the Plan Support Agreement to Dana and Centerbridge within 5 Business Days of the closing of such transfer (however, in no event later than the Confirmation Date) shall continue to be deemed Acquired Bond Claims.
     An “Affiliate” of any Person means another Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under Common Control with, such first Person; provided that as such term is used in the New Investment Agreement, Centerbridge and CBP Parts Acquisition Co. LLC will not be considered to be Affiliates of Dana.
     “Bondholder Claims” means all allowed liquidated, noncontingent, unsecured Claims on account of the unsecured notes listed in the definition of Bondholders in the Plan Term Sheet.
     “Bondholder Record Date” means August 13, 2007.
     “Claims” means claims (as such term is defined under section 101 of the Bankruptcy Code) against Dana or any rights to acquire such claims.
     “Control” (including the terms “Controlling”, “Controlled by” and under “Common Control with”) means possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.
     “Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.
     “QIB” means a “qualified institutional buyer,” as such term is defined in Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”).
     “Qualified Bond Claims” means the net Bondholder Claims (after subtracting short positions and/or other hedge positions) that are beneficially owned as of the Bondholder Record Date by a Person who (1) together with its Affiliates, holds Bondholder Claims and/or Trade Claims in an aggregate amount equal to or greater than the Threshold Amount; (2) is a QIB; and (3) executes and delivers a signature page to the Plan Support Agreement on or before the Bondholder Record Date.
     “Qualified Investor” means a Person, other than the Unions, who (a) together with its Affiliates, beneficially owns Qualified Bond Claims, Acquired Bond Claims, and/or Qualified Trade Claims (such claims collectively, the “Participating Claims”) in an aggregate amount equal to or greater than the Threshold Amount; (b) is a QIB; (c) is qualified to make the representations and warranties in, and who delivers to the Subscription Agent by the Subscription Deadline, a duly executed copy of, a Subscription Agreement; and (d) has not at any time during the period from the Bondholder Record Date through and including the Effective Date, engaged in any short sales of New Dana Holdco Common Stock or Claims, any transactions involving options (including exchange-traded options), puts, calls or other derivatives involving securities of New Dana Holdco or any other transactions of any type that would have the effect of providing such Person with any other economic gain in the event of a decrease in the current or future market price of Claims or New Dana Holdco Common Stock (unless the Person has engaged in such activity pursuant to Section 4.7 of the Plan Support Agreement) or otherwise breached any covenants or agreements in the Subscription Agreement.

     “Qualified Trade Claims” means Trade Claims that are beneficially owned as of the Trade Claims Record Date by a Person who (1) together with its Affiliates, beneficially owns Trade Claims, Qualified Bond Claims and/or Acquired Bond Claims in an aggregate amount equal to or greater than the Threshold Amount; (2) is a QIB; and (3) executes and delivers a signature page to the Plan Support Agreement on or before the Trade Claims Record Date.
     “Threshold Amount” means $25 million.
     “Trade Claims” means all allowed liquidated, noncontingent, unsecured Claims other than Bondholder Claims.
     “Trade Claims Record Date” means November 28, 2007.
2.	Offering of New Series B Preferred Stock
     Pursuant to the New Investment Agreement, Dana has agreed to cause New Dana Holdco to issue and sell to the persons described below, for the price of $100.00 per share, 5,400,000 shares of New Series B Preferred Stock of New Dana Holdco having the terms set forth in the certificate of designations attached as Exhibit B to the New Investment Agreement. The New Series B Preferred Stock will be offered only to Qualified Investors as described herein. The offer and sale of the New Series B Preferred Stock as described herein is defined in this Disclosure Statement as the “Offering.”
     a. Participation in Offering
     The record date for determining which Bonds will qualify to participate in the Offering was August 13, 2007. The record date for determining which Trade Claims will qualify to participate in the Offering will be the Trade Claims Record Date.
     In order to qualify a Bond to participate in the Offering, the following criteria must be met:
1.	The Bonds must be beneficially owned on the Bondholder Record Date by a holder who complies with the other requirements below;

2.	The holder and its affiliates must own $25 million or more in Bonds and other Qualified Trade Claims;

3.	The holder must be a QIB; and

4.	The holder must have executed and delivered a signature page to the Plan Support Agreement on or before the Bondholder Record Date.
     As of the Bondholder Record Date, Dana has received signature pages to the Plan Support Agreement from entities representing that they beneficially owned approximately $1.3 billion in Bonds and in excess of $100 million in Trade Claims.
     Holders of Bonds who qualify under these requirements and who (a) do not engage in hedging activities as described under the definition of “Qualified Investor” above after the Bondholder Record Date and before the Effective Date and (b) sign and deliver a Subscription Agreement prior to the Subscription Deadline, will be considered Qualified Investors and their Bonds will be considered “Participating Bonds.”
     In addition, each transferee of a Participating Bond will continue to hold a Participating Bond if:
1.	It executes and delivers to Dana a signature page to the Plan Support Agreement in the form of the Transferee Acknowledgement, attached hereto as Exhibit D-7, within five Business Days after the closing of an acquisition by a Supporting Creditor (but in no event later than the Confirmation Date);

2.	It assumes the obligations of the transferor of Qualified Bond Claims under the Plan Support Agreement, which assumption is provided in the Transferee Acknowledgement;

3.	It is a QIB;

4.	It does not engage in the hedging activities referred to above; and

5.	It owns $25 million or more in Participating Bonds and Trade Claims (aggregated) at the time it delivers such Transferee Acknowledgment, at the time it delivers a Subscription Agreement and at the Effective Date.
     The record date for Trade Claims to be considered for participation in the Offering will be the Trade Claims Record Date. Trade Claims may be aggregated with Participating Bonds for purposes of determining whether the $25 million threshold is met. In order to be eligible to purchase New Series B Preferred Stock in the Offering, holders of Trade Claims must otherwise meet the same criteria as is applicable to holders of Participating Bonds except that the holder of Trade Claims (a) may execute the signature page for the Plan Support Agreement at any time prior to the Confirmation Date and (b) with respect to any Trade Claim acquired from a transferor of such Claim, prior to the date of the Confirmation Hearing, must have (i) completed all actions necessary to effect the transfer of the Trade Claim pursuant to Bankruptcy Rule 3001(e) or (ii) filed (A) the documentation required by Bankruptcy Rule 3001(e) to evidence the transfer and (B) a sworn statement of the transferor supporting the validity of the transfer. In determining the amount of Bonds owned on the Bondholder Record Date for eligibility and participation in the Offering, the calculation will be done net of short positions and/or other hedging positions.
     The Participating Bonds may trade at different prices from the Bonds that are not Participating Bonds.
     If a bondholder meets the Qualified Investor requirements, the holder’s Participating Bonds purchased after the Bondholder Record Date and Trade Claims purchased up until the Confirmation Date will count as claims eligible to purchase a pro rata share of the New Series B Preferred Stock, subject to a cap of $200 million of New Series B Preferred Stock per investor and its Affiliates.
b.	Delivery of Subscription Agreement and Tabulation of Subscriptions
     Subscription Agreements must be delivered by 5:00 p.m. Eastern Time on December 5, 2007 (the “Subscription Deadline”) to the Subscription Agent at the address set forth in the instructions for completing the Subscription Agreement.
     Each Qualified Investor who wishes to purchase New Series B Preferred Stock must execute and deliver a Subscription Agreement in the form of Exhibit C to the New Investment Agreement attached hereto as Exhibit D-6 (each a “Subscription Agreement”) prior to the Subscription Deadline. The terms of the Subscription Agreement are described in greater detail below in Section VII.D.5.
     In the Subscription Agreement, each Qualified Investor must represent as to the total Participating Claims it beneficially owns, specifying which are Qualified Bond Claims, Qualified Trade Claims or Acquired Bond Claims. The Qualified Investor will indicate as to all of its Participating Claims (on an all-or-none basis) whether it wishes to subscribe for its pro rata share of New Series B Preferred Stock (the “Primary Subscription”) and whether it wishes to participate in any undersubscribed shares that will be allocated as described below. The Qualified Investor may specify a maximum face amount of New Series B Preferred Stock that it is willing to purchase (“Maximum Subscription”), which may not exceed $200 million.
     Promptly after the Subscription Deadline, BMC Group, Inc., as Subscription Agent (the “Subscription Agent”), and Dana will determine the aggregate total of Participating Claims held by Qualified Investors (the “Participating Claims Pool”), based on the information provided by Supporting Creditors in the Subscription Agreements, the Plan Support Agreement signatures, any Transferee Acknowledgments received by Dana and other available information, if any.
     The Subscription Agent will tabulate the subscriptions, verify the represented holdings of subscribers against information provided to it by Dana and information and proof of holdings, including brokerage statements and/or medallion certified letters, provided to it or Dana upon request made to the subscriber, verify the Qualified Investor status based on the information provided in the Subscription Agreements and calculate the amount of each subscriber’s Primary Subscription and Undersubscription Allocation, if any, of the $540 million of New Series B Preferred Stock.
c.	Primary Subscription
     The Primary Subscription for each subscriber will be calculated by dividing (i) the Participating Claims as to which such subscriber has indicated that it wishes to subscribe for as a Primary Subscription by (ii) the total Participating Claims Pool.

d.	Undersubscription Allocation
     To the extent that Primary Subscriptions are for less than $540 million, an amount of New Series B Preferred Stock will be available for an undersubscription allocation. The amount of New Series B Preferred Stock available for the Undersubscription Allocation will be equal to the difference between $290 million and the amount by which (i) the sum of the Primary Subscriptions and the amount of New Series B Preferred Stock purchased by Centerbridge pursuant to its obligations under the New Investment Agreement exceeds (ii) $250 million (the “Undersubscription Pool”). Each Qualified Investor who has indicated in its Subscription Agreement that it agrees to subscribe for an Undersubscription Allocation (collectively, the “Undersubscription Subscribers”) will be allocated an additional amount of New Series B Preferred Stock for purchase equal to their pro rata share of the Undersubscription Pool calculated based on the proportion that the Participating Claims beneficially held by that Undersubscription Subscriber bears to the total amount of Participating Claims of all Undersubscription Subscribers (the “Undersubscription Allocation”). In no event will any Qualified Investor or its Affiliates be entitled to acquire beneficial ownership of more than $200 million in aggregate liquidation preference of New Series B Preferred Stock, nor will any Qualified Investor be required to purchase more than its Maximum Subscription. For purposes of the preceding paragraph, the amount of Primary Subscriptions will be reduced to the extent the limitations in this paragraph apply.
e.	Commitments of Centerbridge and the B-2 Backstop Investors
     To the extent that Primary Subscriptions are for less than $250 million, Centerbridge will purchase New Series B Preferred Stock equal to the difference between $250 million and the total Primary Subscriptions. In addition, the B-2 Backstop Investors have severally agreed to purchase up to $290 million in New Series B Preferred Stock that is not purchased by Qualified Investors or Centerbridge.
     Dana obtained the commitments of Centerbridge and the B-2 Backstop Investors to purchase New Series B Preferred Stock to ensure that, subject to the conditions of the New Investment Agreement and the B-2 Backstop Commitment Letter, as applicable, all shares of New Series B Preferred Stock are either purchased in or subsequent to the Offering. Through this arrangement, New Dana Holdco has obtained contractual assurance that it will raise $790 million through the Offering and the commitments of Centerbridge and the B-2 Backstop Investors.
     The obligations of Centerbridge to purchase shares of New Series B Preferred Stock are subject to the terms and conditions set forth in the New Investment Agreement. The obligations of the B-2 Backstop Investors to purchase shares of New Series B Preferred Stock are subject to those same conditions, except that no B-2 Backstop Investor may assert that a Dana Material Adverse Effect has occurred unless all B-2 Backstop Investors have agreed in writing to make such assertion.
     Neither Dana nor New Dana Holdco paid any upfront commitment or similar fees to Centerbridge or the B-2 Backstop Investors in connection with their commitments under the New Investment Agreement or the B-2 Backstop Commitment Letter. However, if the New Investment Agreement or the B-2 Backstop Commitment Letter are terminated prior to completion of the Offering, Dana would be obligated to pay Centerbridge and the B-2 Backstop Investors certain fees and expenses as described below. For a detailed description of the obligation of Dana to pay these fees and expenses, see “General Provisions of the New Investment Agreement” and “General Provisions of the B-2 Backstop Commitment Letter.”
     Dana has agreed to seek an order of the Bankruptcy Court approving the B-2 Backstop Commitment Letter and the release and exculpation of the B-2 Backstop Investors from liabilities related to their participation in the Offering. If Dana fails to obtain such an order by the dates specified in the B-2 Backstop Commitment Letter, each B-2 Backstop Investor may terminate its individual backstop commitment.
f.	Announcement of Allocations; Payment; Failure to Remit Payment
     The Subscription Agent will notify individual subscribing Qualified Investors of their total allocation within ten Business Days after the Subscription Deadline by facsimile to the number provided in the Qualified Investor’s Subscription Agreement.
     Payment for all shares of New Series B Preferred Stock must be delivered to New Dana Holdco within two Business Days of notice from the Subscription Agent of the allocation of New Series B Preferred Stock to the holders of Participating Claims. To the extent any Qualified Investor fails to remit payment by that time, the New Series B Preferred Stock that such Qualified Investor would otherwise have been entitled to purchase will be purchased by Centerbridge or the

B-2 Backstop Investors, as the case may be. Notwithstanding such purchase by Centerbridge or any B-2 Backstop Investor, Dana reserves all rights and recourse against any non-paying subscriber.
g.	Restrictions on Transfer, Sale or Conversion of New Preferred Stock
     NEITHER THE NEW PREFERRED STOCK NOR THE COMMON STOCK ISSUABLE UPON CONVERSION THEREOF HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR ANY OTHER APPLICABLE SECURITIES LAW. ACCORDINGLY, SUCH SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR ANY OTHER APPLICABLE SECURITIES LAW, OR PURSUANT TO AN EXEMPTION THEREFROM OR IN A TRANSACTION NOT SUBJECT THERETO.
     IN ADDITION, HOLDERS OF SHARES OF NEW PREFERRED STOCK WILL BE SUBJECT TO LOCKUP PROVISIONS PROHIBITING TRANSFER, SALE OR CONVERSION OF SUCH SHARES FOR SIX MONTHS AFTER THE EFFECTIVE DATE. THOSE LOCKUP PROVISIONS ARE CONTAINED IN THE CERTIFICATE OF DESIGNATION ATTACHED AS EXHIBIT V.C.1.A TO THE PLAN. EACH QUALIFIED INVESTOR THAT SUBSCRIBES FOR SHARES OF NEW PREFERRED STOCK WILL AGREE TO BE BOUND BY THE RESTRICTIONS CONTAINED THEREIN. EACH QUALIFIED INVESTOR THAT SUBSCRIBES FOR SHARES OF NEW PREFERRED STOCK SHOULD UNDERSTAND THAT IT WILL NOT BE PERMITTED TO DISPOSE OF THOSE SHARES UNTIL THE LOCKUP PERIOD EXPIRES AND THEREFORE MUST BEAR THE FINANCIAL RISKS OF ITS INVESTMENT UNTIL THE EXPIRATION OF THAT PERIOD.
     Centerbridge, on the one hand, and the other Investors, on the other hand, will enter into separate Registration Rights Agreements with New Dana Holdco in connection with the Plan that will provide registration rights for their shares of New Preferred Stock. New Dana Holdco’s obligations to file a registration statement under the Securities Act to effect the registration of shares of New Preferred Stock will be limited to those set forth under the Registration Rights Agreements.
3.	General Provisions of the New Investment Agreement
     The New Investment Agreement also provides as follows, among other things:
a)	At the Effective Date, the New Preferred Stock will be issued and will have the terms set forth in the certificate of designations of 4.0% Series A Convertible Preferred Stock and 4.0% Series B Convertible Preferred Stock, a form of which is attached to the New Investment Agreement, as described below. See “New Dana Holdco — New Dana Holdco Certificate of Incorporation and Bylaws.”

b)	At the Effective Date, New Dana Holdco and Centerbridge will enter into a Shareholders Agreement, a form of which is attached as Exhibit D to the New Investment Agreement (which is Exhibit D-6 hereto), containing the rights and restrictions described below. See “New Dana Holdco — Shareholders Agreement.”

c)	The initial board of directors of New Dana Holdco will be composed of seven members as follows: three directors (one must be independent) chosen by Centerbridge, two Independent Directors chosen by the Creditors’ Committee, one Independent Director chosen by the Creditors’ Committee from a list of three Independent Directors proffered by Centerbridge and a process described in the Plan, and the CEO of New Dana Holdco.

d)	Dana has made certain representations and warranties to Centerbridge in the New Investment Agreement, including regarding:
•	the existence, organization, qualification and good standing of Dana, its significant subsidiaries and New Dana Holdco;

•	the power and authority of Dana and its significant subsidiaries and New Dana Holdco to own their properties and conduct their businesses;

•	Dana and New Dana Holdco’s power and authority to execute and deliver all transaction documents contemplated by the New Investment Agreement (the “Transaction Documents”) to be executed and delivered by them and to consummate the transactions contemplated by the New Investment Agreement;

•	the validity and enforceability of the Transaction Documents;

•	New Dana Holdco’s anticipated capitalization;

•	the absence of registration rights other than those specified in the Registrations Rights Agreements;

•	the absence of preemptive rights other than those included in the certificate of designations attached as Exhibit B to the New Investment Agreement;

•	the duly authorized, validly issued, fully paid and non-assessable nature of the New Preferred Stock and the stock of Dana’s significant subsidiaries;

•	no conflicts between the Transaction Documents and the investment by Centerbridge, on the one hand, and the organizational documents of Dana, its subsidiaries and New Dana Holdco, applicable laws and orders, and applicable contracts and other agreements, on the other hand;

•	no necessary governmental and other third-party consents and approvals;

•	no undisclosed liabilities of New Dana Holdco and its subsidiaries;

•	no violations of organizational documents and laws and defaults regarding applicable agreements and instruments by Dana and its significant subsidiaries;

•	no pending, threatened or contemplated litigation or legal, governmental or other proceedings or investigations;
•	collective bargaining agreements, labor organizational activities, grievances or charges, and compliance with labor laws, agreements and practices;

•	ownership of or rights to use intellectual property, and intellectual property registrations and applications;

•	trade secrets and intellectual property;

•	title to real and personal property, leases and subleases;

•	no undisclosed relationships reportable in securities filings;

•	governmental and third-party licenses and permits;

•	compliance with applicable environmental laws and regulations and the accuracy of related disclosures in securities filings;

•	tax matters;

•	compensation, retirement and benefits laws matters;

•	securities filings and financial statements;

•	insurance matters;

•	applicable brokers fees;

•	the applicability of state takeover statutes; and

•	the status of Dana’s shareholder rights plan.

     All such representations and warranties of Dana were qualified by the disclosures in Dana’s SEC filings (excepting only forward-looking statements) and the company disclosure letter delivered by Dana to Centerbridge in connection with the execution of the New Investment Agreement (the “Company Disclosure Letter”). Accordingly, the representations and warranties contained in the New Investment Agreement should not be relied on by any persons as characterizations of the actual state of facts about the parties at the time they were made or otherwise. None of such representations and warranties of Dana will survive the closing of the transactions contemplated by the New Investment Agreement.
e)	Centerbridge has made certain representations and warranties to Dana in order to proceed with its investment, including regarding:
•	the existence, organization and good standing of Centerbridge and certain of its affiliates;

•	the power and authority of Centerbridge and certain of its affiliates to execute and deliver the Transaction Documents and to consummate the transactions contemplated by the New Investment Agreement;

•	the validity and enforceability of the Transaction Documents;

•	no conflicts between the Transaction Documents and the investment by Centerbridge, on the one hand, and the organizational documents of Centerbridge and certain of its affiliates, applicable laws and orders, and applicable contracts and other agreements, on the other hand;

•	no necessary governmental and other third-party consents and approvals;

•	no undisclosed agreements relating to Dana, any of its subsidiaries, the Unions or Dana’s creditors, officers, directors, employees or representatives;

•	no applicable brokers fees;

•	Centerbridge and certain of its affiliates possessing sufficient funding for the investment;

•	the investment intent of Centerbridge and certain of its affiliates;

•	the sophistication of Centerbridge and certain of its affiliates; and

•	ownership of Dana securities and related businesses.
     None of such representations and warranties of Centerbridge will survive the closing of the transactions contemplated by the New Investment Agreement.
f)	In connection with the New Investment Agreement, Dana agreed, among other things, to:
•	use its reasonable best efforts to obtain Bankruptcy Court approval of the New Investment Agreement, certain fees payable to Centerbridge and the Plan Support Agreement;

•	file the Debtors’ plan of reorganization and disclosure statement with the Bankruptcy Court and consult with Centerbridge regarding the Debtors’ plan of reorganization and disclosure statement;

•	take action to prevent the applicability of Dana’s shareholder rights plan to the issuance of the New Preferred Stock;

•	use its reasonable best efforts to ensure that individuals negotiating employment agreements pursuant to the Plan consult with Centerbridge and that such employment agreements are on market terms and are reasonably acceptable to Centerbridge;

•	generally conduct its business from the date of the New Investment Agreement through the closing of the transactions contemplated by the New Investment Agreement in the usual and ordinary course of business and to seek the prior written consent of Centerbridge before conducting certain non-ordinary course activities as specified in the New Investment Agreement, subject to exceptions provided in the New Investment Agreement and the Company Disclosure Letter;
•	cooperate with Centerbridge regarding press releases and other public statements and government and securities exchange filings;

•	timely make and pursue certain requisite regulatory filings; and

•	take reasonable efforts to close the transactions contemplated by the New Investment Agreement.
g)	In connection with the New Investment Agreement, Centerbridge agreed to:
•	use its reasonable best efforts to ensure that individuals negotiating employment agreements pursuant to the Plan consult with Centerbridge and that such employment agreements are on market terms and are reasonably acceptable to Centerbridge, subject to the approval by the Board of Directors of New Dana Holdco on the Effective Date;

•	cooperate with Dana or New Dana Holdco regarding press releases and other public statements and government and securities exchange filings;

•	timely make and pursue certain requisite regulatory filings; and

•	take reasonable efforts to close the transactions contemplated by the New Investment Agreement.
h)	The closing of the investment by Centerbridge will be subject to certain conditions applicable to Centerbridge and its subsidiaries, on the one hand, and Dana and New Dana Holdco, on the other hand, including:
•	all conditions precedent to the effectiveness of the Debtors’ plan of reorganization being satisfied or waived;

•	all applicable antitrust waiting periods having terminated or expired;

•	no orders, laws or other legal restraints preventing the consummation of the transactions contemplated by the New Investment Agreement being in effect;

•	the Bankruptcy Court having approved of the New Investment Agreement, the fees payable to Centerbridge and the Plan Support Agreement; and

•	the Union Settlement Agreements having been approved by the Bankruptcy Court and having not been terminated.
     Dana’s obligations to close the transactions contemplated under the New Investment Agreement are subject to additional conditions, including:
•	all applicable closing deliveries having been delivered to New Dana Holdco;

•	except as would not have, or reasonably be expected to have, a material adverse effect on Centerbridge and its subsidiaries’ ability to consummate the transactions contemplated by the New Investment Agreement, Centerbridge’s and its subsidiaries’ representations and warranties contained in the New Investment Agreement being true and correct in all respects on the closing of the transactions contemplated by the New Investment Agreement, as certified by an executive officer of Centerbridge;

•	Centerbridge’s and its subsidiaries’ covenants contained in the New Investment Agreement having been complied with in all material respects, as certified by an executive officer of Centerbridge;

•	the Plan having been confirmed by the Bankruptcy Court in a form reasonably acceptable to Dana and consistent with the Plan Term Sheet; and

•	the Plan, in a form reasonably acceptable to Dana and consistent with the Plan Term Sheet, having been implemented in all material respects and in a manner acceptable to Dana.
Centerbridge’s affiliates’ obligations to close the transactions contemplated under the New Investment Agreement are also subject to additional conditions, including:
•	all applicable closing deliveries having been delivered to Centerbridge’s affiliates;

•	except as would not have or reasonably be expected to have a Dana Material Adverse Effect (as defined below), Dana’s and New Dana Holdco’s representations and warranties contained in the New Investment Agreement being true and correct in all respects on the closing of the transactions contemplated by the New Investment Agreement, as certified by an executive officer of Dana or New Dana Holdco;

•	Dana’s and New Dana Holdco’s covenants contained in the New Investment Agreement having been complied with in all material respects, as certified by an executive officer of Dana or New Dana Holdco;

•	no Dana Material Adverse Effect having occurred, as certified by an executive officer of Dana or New Dana Holdco;

•	the Plan having been confirmed by the Bankruptcy Court on or before February 28, 2008, in a form reasonably acceptable to Centerbridge and consistent with the Plan Term Sheet;

•	Dana having obtained exit financing with parties and on market terms reasonably acceptable to Centerbridge;

•	the Plan and this Disclosure Statement having been filed with the Bankruptcy Court no later than September 3, 2007;

•	the Plan, in a form reasonably acceptable to Centerbridge, having been implemented in all material respects in a manner acceptable to Centerbridge consistent with the Plan Term Sheet and the New Investment Agreement;

•	New Dana Holdco’s charter (or applicable amendments to Dana’s charter) having been filed with the Secretary of State of such company’s organization, and such charter (or amendments) and the bylaws of New Dana Holdco, as certified by either Dana or New Dana Holdco in a secretary’s certificate, being reasonably acceptable to Centerbridge and consistent with the New Investment Agreement and its exhibits as necessary to implement the transactions contemplated by the New Investment Agreement, the Plan, the Plan Support Agreement and the Plan Term Sheet; and

•	the initial board of directors of New Dana Holdco consisting of seven directors as described above.
     For purposes of this section of the Disclosure Statement, “Dana Material Adverse Effect” means any change, effect, event or condition that has had or could reasonably be expected to have a material adverse effect (i) on the business, results of operations or financial condition of Dana, New Dana Holdco and their subsidiaries, taken as a whole, or (ii) that would prevent Dana from timely consummating the transactions contemplated hereby in all material respects; provided, however, that the definition of Dana Material Adverse Effect will not include facts, circumstances, events, changes, effects or occurrences (i) generally affecting the industry in which Dana and its subsidiaries or their customers operate, or the economy or the financial, credit or securities markets, in the United States or other countries in which Dana or its subsidiaries operate, including effects on such industries, economy or markets resulting from any regulatory and political conditions or developments in general, or any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism (other than any of the foregoing that causes any damage or destruction to or renders physically unusable or inaccessible any facility or property of Dana or any of its subsidiaries); (ii) reflecting or resulting from changes in law or accounting principles generally accepted in the United States (or authoritative interpretations thereof); (iii) resulting from actions of Dana or any of its subsidiaries that Centerbridge has expressly requested in writing or to which Centerbridge has expressly consented to in writing; (iv) to the extent resulting from the announcement of the investment and the transactions contemplated thereby, including any lawsuit related thereto or any loss or threatened loss of or adverse change or threatened adverse change, in each case resulting therefrom, in the relationship of Dana or its subsidiaries with its customers, suppliers, employees or others; (v) resulting from changes in the market price or trading volume of Dana’s securities, provided that the exceptions in this clause (vi) are strictly limited to any such change or failure in and of itself and will not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such change or such failure has resulted in, or contributed to a Dana Material Adverse Effect; (vii) resulting from the suspension of trading in securities generally on any U.S. national securities exchange; or (viii) resulting from changes in the pool of claims (as such term is defined in Section 101(5) of the Bankruptcy Code); except to the extent that, with respect to clauses (i) and (ii), the impact of such fact, circumstance, event, change, effect or occurrence is disproportionately adverse to Dana and its subsidiaries, taken as a whole, as compared to other Persons engaged in the industries in which Dana and its subsidiaries compete.
i)	Centerbridge and Dana may terminate the New Investment Agreement by mutual consent. The New Investment Agreement may also be terminated by either Centerbridge or Dana if:
•	the Debtors have not emerged from bankruptcy by May 1, 2008, and the terminating party has fulfilled its obligations under the New Investment Agreement;

•	any governmental entity has taken any action that is final and nonappealable to permanently enjoin, restrain or prohibit the consummation of the investment by Centerbridge or any other transaction contemplated by the New Investment Agreement;

•	the Chapter 11 Cases are dismissed or converted to chapter 7 cases under the Bankruptcy Code or a chapter 11 trustee is appointed; or

•	the other party has breached its representations and warranties, covenants or agreements, the breach cannot be cured or has not been timely cured, the breach would result in a failure of a condition to closing of the investment of the terminating party (and, in the case of Centerbridge, if pursuant to an order of the Bankruptcy Court the Debtors no longer have an exclusive right to file a plan of reorganization), and the terminating party is not in material breach of any of its representations and warranties, covenants or agreements.
Dana may terminate the New Investment Agreement on its own if:
•	the Debtors accept a proposal for an alternative minority investment determined by Dana’s board of directors to be superior to the New Investment Agreement and the Centerbridge investment (after taking into account any amendments offered by Centerbridge during a five Business Day match period); or

•	the Debtors accept a proposal for an alternative majority investment, the sale of all or substantially all of the assets of Dana and its subsidiaries as a going concern and not as a liquidation, or a standalone plan of reorganization proposed by Dana without any party providing equity financing, in each case that Dana’s board of directors determines would be more favorable to the Debtors’ bankruptcy estates than the Centerbridge investment and the Plan.
j)	Dana will have the right to terminate the New Investment Agreement subject to:
•	a $15 million break-up fee and an expense reimbursement of up to $5 million if the Debtors accept a proposal for an alternative minority investment determined by Dana’s board of directors to be superior to the New Investment Agreement (and Centerbridge and its subsidiaries have not breached their representations and warranties, covenants or agreements in any material respect); and

•	a $22.5 million break-up fee and an expense reimbursement of up to $5 million if the Debtors accept a proposal for an alternative majority investment, the sale of all or substantially all of the assets of Dana and its subsidiaries as a going concern and not as a liquidation, or a standalone plan of reorganization proposed by Dana without any party providing equity financing, in each case that Dana’s board of directors determines would be more favorable to the Debtors’ bankruptcy estates than the Centerbridge investment and the Plan (and Centerbridge and its subsidiaries have not breached their representations and warranties, covenants or agreements in any material respect).
k)	Centerbridge will be entitled to a $2.5 million commitment fee and an expense reimbursement of up to $5 million if the New Investment Agreement is terminated because the Debtors have not emerged from bankruptcy by May 1, 2008.

l)	Centerbridge will be entitled to a $3.5 million termination fee and an expense reimbursement of up to $5 million if the New Investment Agreement is terminated because the Chapter 11 Cases are dismissed or converted to chapter 7 cases under the Bankruptcy Code, if a chapter 11 trustee is appointed or if Centerbridge terminates the New Investment Agreement because of a breach by Dana, as described above.

m)	On the Effective Date, Centerbridge will be entitled to a $2.5 million commitment fee and an expense reimbursement of up to $5 million.
     Because the conversion price for the New Preferred Stock is based on the market price of New Dana Holdco’s Common Stock, the percentage of the total voting power of New Dana Holdco that will be represented by the New Preferred Stock will not be known until after Dana emerges from chapter 11. However, because there is a minimum and maximum conversion price for the New Preferred Stock, the $790 million of New Preferred Stock would, if converted, represent between approximately 34 percent and 39 percent of the fully diluted New Dana Holdco Common Stock, subject to adjustment based on the actual net debt and minority interests of New Dana Holdco at the Effective Date as described below. See “New Dana Holdco Certificate of Incorporation and Bylaws — New Preferred Stock.”
     The Debtors have vigorously pursued the reconciliation and allowance of valid General Unsecured Claims in the Chapter 11 Cases, including by prosecuting objections to Claims, pursuing Claims settlements, seeking Claims resolutions through the ADR Procedures and designating Claims for allowance based on the Debtors’ reconciliation of the underlying liabilities. See “The Global Settlement — Creditors Ineligble to Invest in New Series B Preferred Stock.” Through the prosecution of pending Claims objections and other settlement activities, the Debtors anticipate that additional General Unsecured Claims will be resolved and Allowed through the Trade Claims Record Date. However, because the Debtors have no omnibus hearing dates in the Chapter 11 Cases between the Trade Claims Record Date and the start of the Confirmation Hearing, the Debtors do not anticipate that any material General Unsecured Claims will be Allowed during this period. As such, the Debtors do not believe that the amount of Trade Claims will increase materially, if at all, between the Trade Claims Record Date and the date that the Confirmation Hearing begins. Based on the work and analyses completed to date, the Debtors currently estimate that the Allowed Ineligible Unsecured Claims will be approximately $550 to $575 million by December 31, 2007; however, due to, among other things, Claims trading, such estimate could increase or decrease, perhaps materially. See “The Global Settlement — Creditors Ineligible to Invest in New Series B Preferred Stock.”
D. General Provisions of the B-2 Backstop Commitment Letter
     The principal terms of the B-2 Backstop Commitment Letter are as follows:6
•	Purchase of New Series B Preferred Stock
•	Subject to the conditions in the New Investment Agreement to Centerbridge’s obligations being satisfied, the B-2 Backstop Investors[7] agree to collectively and severally (not jointly) purchase up to 2.9 million unsubscribed shares of New Series B Preferred Stock for an aggregate price of $290 million, or $100 per share, in cash, in accordance with their respective allocation percentages as set forth on Exhibit A to the B-2 Backstop Commitment Letter to the extent that less than $540 million of New Series B Preferred Stock is purchased by Qualified Investors in the Offering.

•	The B-2 Backstop Investors have agreed that they must unanimously agree in order to assert that a material adverse change has occurred that would be a condition to the B-2 Backstop Investors’ obligation to fund their commitments.

[6]	The cap on Centerbridge’s expenses that may be reimbursed pursuant to the Investment Agreement is increased from $4 million to $5 million.

[7]	The B-2 Backstop Investors are (a) jointly and severally, (i) Avenue Special Situations Fund IV, L.P., (ii) Avenue Special Situations Fund V, L.P., (iii) Avenue International, Ltd., (iv) Avenue Investments, L.P. and (v) Avenue-CDP Global Opportunities Fund, L.P.; (b) Dune Capital Management LP; (c) Franklin Mutual Advisers, LLC; (d) jointly and severally, (i) QDRF Master Ltd, (ii) Quadrangle Debt Opportunities Fund Master Ltd, and (iii) Quadrangle Debt Recovery Income Fund Master Ltd; (e) jointly and severally, (i) Silver Point Capital Fund, L.P. and (ii) Silver Point Capital Offshore Fund, L.P.; and (f) Davidson Kempner Capital Management LLC and affiliates.

•	No B-2 Backstop Investor and its Affiliates are collectively permitted to purchase more than $200 million in New Series B Preferred Stock in the aggregate pursuant to the New Investment Agreement and Plan and the B-2 Backstop Commitment Letter.
•	Fees
•	Dana will pay the B-2 Backstop Investors an aggregate $11.6 million commitment fee, or 4% of $290 million, on the Effective Date.

•	This commitment fee is also payable, without duplication, if (i) Centerbridge would be entitled to receive a termination fee or commitment fee upon termination of the New Investment Agreement as described below, (ii) Dana terminates the New Investment Agreement as a result of a breach thereof by Centerbridge or (iii) Dana and Centerbridge terminate the New Investment Agreement by mutual consent, in each case provided that none of the B-2 Backstop Investors is in material breach of the B-2 Backstop Commitment Letter, and provided further that no commitment fee is payable if the B-2 Backstop Investors assert that a Dana Material Adverse Effect has occurred as described above (unless subsequently waived) but Centerbridge does not make a similar assertion. In addition, no commitment fee is payable if the B-2 Backstop Commitment Letter is terminated prior to the occurrence of any event described under (i) through (iii) above.
•	B-2 Backstop Investors’ Release
•	The B-2 Backstop Investors, their Affiliates, representatives and advisors will be released from any liability for participating in the commitment to purchase New Series B Preferred Stock pursuant to the B-2 Backstop Commitment Letter to the fullest extent permitted under applicable law, but excluding liability for breach of the B-2 Backstop Commitment Letter or their willful misconduct or gross negligence with respect thereto.
•	Representations/Warranties/Covenants
•	The Dana representations, warranties and substantially all of the covenants set forth in the New Investment Agreement are made in favor of the B-2 Backstop Investors.

•	The B-2 Backstop Investors make substantially the same representations, warranties and covenants to Dana as were made by Centerbridge in the Investment Agreement.

•	If (i) the resolution by the Debtors of an objection to the Plan or Disclosure Statement made by or on behalf of a holder of a Class 5B Claim or (ii) the resolution of any appeal to the approval of the terms of the Global Settlement with Appaloosa Management, L.P. or any affiliate thereof would require, in either such case, a payment to be made or other consideration to be provided to such party (a “Dispute Resolution”), the Debtors may agree to such resolution only with the reasonable consent of the Series B-2 Backstop Investors and Centerbridge.
•	Termination. Each B-2 Backstop Investor may terminate its individual backstop commitment if:
•	The Debtors agree to any Dispute Resolution without obtaining the consent of all of the B-2 Backstop Investors;

•	The Bankruptcy Court approval process for the B-2 Backstop Commitment Letter and release described above are not accomplished within the timeframes set forth in the B-2 Backstop Commitment Letter; or

•	The Closing has not occurred on or before February 28, 2008.

•	Consents
•	The commitment of the B-2 Backstop Investors is provided in connection with the filing of the First Amended Joint Plan (the “Plan Amendment”).

•	Centerbridge has consented to the B-2 Backstop Commitment Letter and the Plan Amendment.
     On the Effective Date, New Dana Holdco, will (1) issue the New Preferred Stock and (2) receive the New Equity Investment in accordance with the terms and conditions of the New Investment Agreement, the Subscription Agreements and the B-2 Backstop Commitment Letter. New Dana Holdco is authorized to execute and deliver those documents necessary or appropriate to facilitate the offer and issuance of the New Preferred Stock and to take any necessary or appropriate actions in connection therewith.
E. Creditors Ineligible to Invest in New Series B Preferred Stock
     As set forth above in “The Global Settlement”, the Global Settlement Order established a process for the receipt and consideration of proposals for alternatives to the Centerbridge investment as contemplated in the Investment Agreement by “qualified potential investors.” Pursuant to such process, Appaloosa submitted an indication of interest to the Debtors on August 17, 2007 and a further offer to the Debtors and the Creditors’ Committee on September 21, 2007.
     The Debtors, the Creditors’ Committee and the other creditor constituencies reviewed and discussed the Appaloosa Offer and subsequent revisions to such offer with Appaloosa and among themselves. At the same time, the Debtors, the Creditors’ Committee and the other creditor constituencies negotiated with Centerbridge to improve the terms of the New Investment Agreement. The Ad Hoc Steering Committee also participated in the negotiations regarding improving the Centerbridge offer.
     As a result of the foregoing process, and despite operating in a much more difficult credit market in recent months, on October 18, 2007, Dana and Centerbridge entered into the B-2 Backstop Commitment Letter with the B-2 Backstop Investors, who are each members of the Ad Hoc Steering Committee (or affiliates of such members) and hold in the aggregate approximately $800 million in Dana Bonds.
     In addition, as noted above in “The Global Settlement — The Plan Support Agreement”, the Plan Support Agreement provides that holders of Allowed PSA Unsecured Claims that do not qualify to purchase New Series B Preferred Stock pursuant to and consistent with the terms of the New Investment Agreement will receive an amount of Cash or New Dana Holdco Common Stock that is (a) determined to be reasonably acceptable to the Debtors, Centerbridge and the Ad Hoc Steering Committee and (b) approved by the Bankruptcy Court (the “Ineligible Issue”). This provision was included in the Plan Support Agreement at the request of the Creditors’ Committee who perceived the ability to invest in New Series B Preferred Stock as part and parcel of the recoveries of Qualified Investors on account of their Claims. The right to invest in New Series B Preferred Stock as part of the Debtors’ capital raising activities may have value, but, as with any opportunity to put money at risk, its value is not certain and is subject to risks, including those described below in “Certain Risk Factors to be Considered.” The Debtors do not view the ability to invest in New Series B Preferred Stock as being offered to Qualified Investors on account of their Claims. Nor do the B-2 Backstop Investors and the Ad Hoc Bondholders’ Committee view the $250 million backstop investment to permit Dana to emerge from chapter 11 and fund its VEBAs as a grant to such investors of a distribution on account of their General Unsecured Claims.
     Indeed, the Debtors’ primary concern about the new investment, in light of the significant commitment being made to the Unions in the Global Settlement, was making sure that such commitment was funded and the payments to the VEBAs could be made effective on the later of January 1, 2008 and the Effective Date, in order to enable the Debtors to consummate the Plan. At the time that the Global Settlement was reached, Centerbridge had agreed to make $500 million in commitments with respect to the $250 million in New Series A Preferred Stock and the first $250 million tranche of New Series B Preferred Stock. Thus the open issues were (a) determining how the Debtors would obtain assurances that they could raise the remaining $250 million in New Series B Preferred Stock that was not being backstopped by Centerbridge and (b) determining who would be able to and be permitted to subscribe for the full $500 million in New Series B Preferred Stock.
     In determining who should be permitted to invest in the $500 million in New Series B Preferred Stock, a direct subscription from qualified investors would have been satisfactory to, and indeed preferred by, the Debtors. The Debtors desired qualified investors who, if the circumstances required, could make the investment outside of the securities exemption otherwise available under section 1145 of the Bankruptcy Code and without the expense and delay of a registered offering. The Debtors were also concerned about the impact of the rights of the New Series B Preferred Stock, which were integral to the New Series B Preferred Stock. The Debtors would not have agreed to such rights in any security that would be widely held. Absent a manageable process of obtaining consent required because of such rights from a small and sophisticated group of investors, the rights could significantly impair the ability of the Reorganized Debtors to conduct their business in what remains a troubled automotive industry. Several of the Debtors’ large creditors had approached the Debtors on numerous occasions about their desire and capacity to invest in the Reorganized Debtors on such a direct subscription basis. The Creditors’ Committee stated, however, that if the Debtors and Centerbridge were going to include investors that were also General Unsecured Creditors, the Debtors and Centerbridge should adopt objective criteria to qualify such creditors. The Debtors faced practical obstacles, inasmuch as they needed to raise this substantial sum in a compressed timeframe and, potentially, without the benefit of section 1145 of the Bankruptcy Code. The rights attached to the New Series B Preferred Stock are not usually available to a widely held series of preferred stock. The Debtors believe that it is not possible to obtain a backstop commitment for such second tranche of $250 million of New Series B Preferred Stock if the right to invest in New Series B Preferred Stock is not offered to Qualified Investors only. Hence, the parties compromised their differing objectives in the Global Settlement by the Debtors’ agreeing to forego a direct subscription and instead establishing reasonable criteria and limitations governing who could be a Qualified Investor.8
     In part due to the qualifications and limitations established for Qualified Investors, Centerbridge was willing to backstop the first $250 million tranche of New Series B Preferred Stock for a relatively modest 1% fee. Despite operating in a more challenging credit market, in part because of the qualifications established for Qualified Investors, the Debtors obtained a backstop commitment for such second tranche of $250 million of New Series B Preferred Stock if the right to invest in New Series B Preferred Stock, which would have been more costly or impossible to achieve if the right to purchase New Series B Preferred Stock were made available to a less qualified group.
     As contemplated by the Plan Support Agreement, and after extensive negotiations, Centerbridge, the Debtors, the Ad Hoc Steering Committee and the Creditors’ Committee have agreed to a settlement of their dispute with respect to the Ineligible Issue by providing for an additional Cash recovery to holders of Ineligible Unsecured Claims as follows: the Plan contemplates a Settlement Pool of $40 million in Cash, from which holders of Allowed Ineligible Unsecured Claims may receive up to an additional $0.085 per $1.00 of Allowed Ineligible Unsecured Claim.
     In an effort to avoid lengthy litigation and achieve a consensual solution so the Debtors can maintain their current timeline for exiting chapter 11, the Debtors, Centerbridge, the Creditors’ Committee, the Ad Hoc Bondholders’ Committee and their advisors undertook an exhaustive review of Claims expected to be Allowed as of December 2007 and, in the Creditors’ Committee’s view, the potential “value” to be attributed to the opportunity to invest in the New Series B Preferred Stock. This exhaustive analysis performed by these parties led to protracted and intensive negotiations in order to come to a reasonable resolution of the Ineligible Issue.
     As part of the resolution of the Ineligible Issue, the Creditors’ Committee stressed the importance of resolving and allowing as many Claims as possible prior to the Effective Date, and the Debtors have made every effort to accelerate the Claims resolution process. With that goal in mind, the Debtors have vigorously pursued Claims resolutions by prosecuting Claims objections, pursuing Claims settlements (including pursuant to the authority granted in the Claims Procedures Order), seeking estimation of the EPA’s Claims, pursuing Claims resolutions under the ADR Procedures and reconciling and allowing Claims consistent with the Debtors’ books and records. Specifically, to date, the Debtors have filed objections to approximately 8,000 Claims, have entered into settlements resolving approximately 1,000 Claims and have designated over 1,000 additional Claims for allowance based on the Debtors’ reconciliation of the underlying liabilities. Through these efforts, the Debtors have reduced the Claims pool from nearly 15,000 Filed Claims asserting more than $26.8 billion in aggregate liquidated amount to fewer than 4,000 Claims asserting approximately $5 billion in aggregate liquidated amount (approximately $3 billion of which are General Unsecured Claims). The Debtors’ and the Creditors’ Committee’s efforts in this regard are ongoing and will continue, and numerous Claims remain subject to pending objections as of the date of this Disclosure Statement.
     In addition, for the past several months, the Debtors have provided the Creditors’ Committee with voluminous and detailed information regarding their Claims pool and their efforts in pursing the resolution of Claims. During this time, the Debtors and the Creditors’ Committee have been involved in at least weekly in-depth conferences regarding the Claims to be allowed, Claims to be objected to and Claims to be settled, and the Debtors have provided regular reports to the Creditors’ Committee on all aspects of the Claims process. The Debtors have sought the Creditors’ Committee’s input on significant Claims issues, and the Creditors’ Committee has been directly involved in certain Claims disputes, such as the

[8]	Since the entry of the Global Settlement Order, some 23 investors holding in excess of $1.321 billion in Bondholder Claims have signed the Plan Support Agreement.

litigation relating to the EPA Claim. The Debtors have sought the Creditors’ Committee’s consent to any material Claims settlements, and the Creditors’ Committee has received all notices of Claims settlements called for by the Claims Procedures Order. Thus, the Creditors’ Committee has been intimately involved in the Debtors’ Claims resolution process. Based on the work and analyses completed to date, the Debtors currently estimate that the Allowed Ineligible Unsecured Claims will be approximately $550 to $575 million by December 31, 2007; however, due to, among other things, Claims trading, such estimate could increase or decrease, perhaps materially.
     If one were to attribute the opportunity to invest in New Series B Preferred Stock as part and parcel of an eligible investor’s recovery on account of its Allowed Claim, and allowing for a discount due to the fact that a recovery of Cash does not bear the risks present in investing in the New Series B Preferred Stock, the Debtors further estimate that the additional settlement payments to be made to the holders of Allowed Ineligible Unsecured Claims would provide such claimants with similar “value” as those claimants who are eligible to invest in the New Series B Preferred Stock. Specifically, if one were to ascribe to the Creditors’ Committee’s litigation position that the investment opportunity in the New Series B Preferred Stock represents a “recovery” on account of an eligible investor’s Claims, then at an assumed $4.0 billion total enterprise value and assuming a total $3 billion unsecured Claims pool, the purchasers of the New Series B Preferred Stock could achieve up to an 87% “recovery;” while the holders of Allowed Ineligible Unsecured Claims could achieve up to an 79% “recovery.”
     After extensive negotiations, the Debtors, Centerbridge, the Ad Hoc Steering Committee and the Creditors’ Committee support the settlement described in this subsection. The settlement enables those creditors who might have desired to invest in New Dana Holdco — but for the practical limitations set forth in the Plan to assure the Debtors of raising the $750 million in new capital — to participate in a cash settlement pool of $40 million in proceeds from the new investment above the $750 million required by the Debtors to consummate the Plan.
     The Creditors’ Committee supports the settlement as fair and reasonable, in light of, among other things, (i) the certainty of a Cash payment for holders of Allowed Ineligible Unsecured Claims, (ii) the risks and costs inherent in litigating the Ineligible Issue, (iii) the risks associated with the value of, and investing in, the New Series B Preferred Stock and (iv) the fact that holders of Allowed Ineligible Unsecured Claims do not have to invest additional cash in order to purchase New Series B Preferred Stock. Centerbridge, the B-2 Backstop Investors and the Ad Hoc Steering Committee support, and have consented to filing, the Second Amended Joint Plan of Reorganization.
     The specific Plan terms that reflect this settlement are as follows:
     “B-2 Backstop Commitment Letter” means the letter between Dana, Centerbridge and the B-2 Backstop Investors dated October 18, 2007, pursuant to which the B-2 Backstop Investors agreed to purchase up to 2,900,000 unsubscribed shares of the New Series B Preferred Stock.
     “B-2 Backstop Investors” means those investors that have executed signature pages to the B-2 Backstop Commitment Letter.
     “Ineligible Unsecured Claims” means, collectively, General Unsecured Claims that are either Allowed or estimated by the Bankruptcy Court under section 502(c) of the Bankruptcy Code on or prior to the Effective Date and are held by a Person who is not, nor are any of its affiliates, a Qualified Investor as defined in the New Investment Agreement but without regard to clauses (c) and (d) of that definition; provided, however, that Bond Claims which are not Participating Claims will be Ineligible Unsecured Claims even if held by such Persons. In no event will Union Claims, DCC Claims, any Claims of the non-union retirees represented by the Retiree Committee, Intercompany Claims, Convenience Claims or Asbestos Personal Injury Claims be “Ineligible Unsecured Claims.”
     “New Equity Investment” means the $790 million investment to be made by the New Equity Investors on the Effective Date in connection with the purchase of New Preferred Stock, pursuant to and in accordance with the New Investment Agreement, the Subscription Agreements and the B-2 Backstop Commitment Letter.
     “New Equity Investors” means, individually and collectively, CBP, the B-2 Backstop Investors and those holders of Allowed Claims that are determined to be Qualified Investors who have agreed to purchase the New Preferred Stock pursuant to and in accordance with the New Investment Agreement, the Subscription Agreements and the B-2 Backstop Commitment Letter.
     “Settlement Pool” means Cash equal $40 million, which shall be funded from the proceeds from the sale of New Series B Preferred Stock in excess of $500 million as described in Section V.J. of the Plan and which amount of Cash shall not be altered in any manner, or other consideration added, without the consent of the Ad Hoc Steering Committee and the Creditors’ Committee.
     As a settlement payment for their inability to purchase New Series B Preferred Stock, each holder of an Allowed Ineligible Unsecured Claim will receive, on the 45th day following the Effective Date, its pro rata portion of the Settlement Pool, which under no circumstances shall exceed $0.085 per $1.00 of each such Allowed Ineligible Unsecured Claim.
F. New Dana Holdco
1.	Corporate Existence
     Except as otherwise provided in the Plan: (a) on or before the Effective Date, New Dana Holdco will be incorporated and will exist thereafter as a separate corporate entity, with all corporate powers in accordance with the laws of the State of Delaware, its certificate of incorporation and bylaws (or comparable constituent documents); and (b) each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate legal entity, with all of the powers of such legal entity under applicable law, its certificates of incorporation and bylaws (or comparable constituent documents), and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state law.
2.	Governance
     Upon the occurrence of the Effective Date and except as expressly provided in the Plan, the management, control and operation of: (a) New Dana Holdco will become the general responsibility of the New Dana Holdco Board, as constituted in the Plan and pursuant to New Dana Holdco’s certificate of incorporation and bylaws (or comparable constituent documents); and (b) the other Reorganized Debtors will become the general responsibility of their respective boards of directors as such are constituted pursuant to such subsidiaries’ existing certificates of incorporation and bylaws (or comparable constituent documents).
a.	The Board of Directors of New Dana Holdco
     The initial board of directors of New Dana Holdco will be composed of seven members as follows: three directors (one must be independent) chosen by Centerbridge, two Independent Directors chosen by the Creditors’ Committee, one Independent Director chosen by the Creditors’ Committee from a list of three Independent Directors proffered by Centerbridge and a process described in the Plan, and the CEO of New Dana Holdco. The initial board of directors of New Dana Holdco will consist of the individuals identified on, or will be designated pursuant to the procedures specified on, Exhibit V.C.2 to the Plan. Each such director will serve from and after the Effective Date until his or her successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the terms of the certificates of incorporation and bylaws (or comparable constituent documents) of New Dana Holdco and applicable state law.
     Beginning at the first annual meeting of shareholders of New Dana Holdco following emergence, and for as long as Centerbridge owns at least $125 million of the New Series A Preferred Stock, New Dana Holdco’s board of directors will be composed as described below. See “Shareholders Agreement — Board Representation.”
b.	Executive Officers of New Dana Holdco
     The Debtors anticipate that, immediately following the Effective Date, their current officers will serve as the initial officers of New Dana Holdco and the other Reorganized Debtors. Thereafter, such officers will serve as provided in New Dana Holdco’s certificate of incorporation and bylaws (or comparable constituent documents). Prior to the Effective Date, the individuals who are serving as directors of New Dana Holdco will appoint a three-person committee of such directors to negotiate, in consultation with Centerbridge, post-Effective Date employment agreements with New Dana Holdco’s anticipated senior management team. Such employment agreements must be (i) at market terms, (ii) reasonably acceptable in form and substance to Centerbridge, in consultation with the Ad Hoc Steering Committee as set forth in the Plan Term Sheet, and (iii) approved by New Dana Holdco’s board of directors on the Effective Date.

3.	New Dana Holdco Certificate of Incorporation and Bylaws
a.	Common Stock
     As of the Effective Date, pursuant to the Plan, New Dana Holdco will issue the New Dana Holdco Common Stock, of which 100 million shares will be issued on account of Allowed Claims in Class 5B and for contribution to the Disputed Unsecured Claims Reserve. In addition, of such 100 million shares, calculated at the midpoint estimate of the reorganization value of New Dana Holdco at the Effective Date, 1,022,745 shares will be reserved for payment of the post-emergence bonuses to Union employees and 1,000,956 shares will be reserved to pay post-emergence bonuses to non-union hourly and salaried non-management employees. See “Confirmation of the Plan — Valuation of New Dana Holdco.”
     In addition to the New Dana Holdco Common Stock to be issued initially pursuant to the Plan, New Dana Holdco also will be authorized to issue additional shares of New Dana Holdco Common Stock from time to time following the Effective Date under the provisions of New Dana Holdco’s certificate of incorporation and bylaws (or comparable constituent documents) and applicable law. The Debtors anticipate that, after the Effective Date, New Dana Holdco will implement an equity incentive plan that will reserve up to 5% to 10% of the fully-diluted outstanding shares of New Dana Holdco Common Stock.9 The holders of New Dana Holdco Common Stock will be entitled to one vote per each share held of record on all matters submitted to a vote of shareholders, except for the election of directors elected by the holders of the New Preferred Stock pursuant to the terms thereof or as otherwise limited by the terms of the New Preferred Stock or any preferred stock issued after the Effective Date.
     Subject to the terms of the certificate of incorporation and bylaws (or comparable constituent documents) of New Dana Holdco (including the certificate of designation of 4.0% Series A Convertible Preferred Stock and 4.0% Series B Convertible Preferred Stock), holders of the New Dana Holdco Common Stock will be entitled to receive ratably such dividends as may be declared by New Dana Holdco’s Board of Directors out of funds legally available for payment of dividends. New Dana Holdco does not anticipate paying dividends on the New Dana Holdco Common Stock. See “Risk Factors — Risks Related to the Securities.” In the event of a liquidation, dissolution or winding up of New Dana Holdco, holders of the New Dana Holdco Common Stock will be entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any additional issuances of preferred stock, including the New Preferred Stock. All of the outstanding shares of the New Dana Holdco Common Stock to be issued pursuant to the Plan, upon such issuance, will be validly issued, fully paid and nonassessable. Holders of the New Dana Holdco Common Stock will have no preemptive, subscription, redemption or conversion rights.
     The transfer agent for the New Dana Holdco Common Stock will be identified by the Debtors at least five days prior to the Confirmation Hearing.
     New Dana Holdco expects that the New Dana Holdco Common Stock will be approved for listing on the New York Stock Exchange (“NYSE”) immediately following the Effective Date when New Dana Holdco meets the listing requirements. However, the Debtors cannot predict whether the NYSE will approve the New Dana Holdco Common Stock for listing or when any such listing will occur. There can be no assurance that the New Dana Holdco Common Stock will be listed on NYSE or any other national exchange or interdealer quotation system or that New Dana Holdco will continue to meet the requirements for listing once a listing has been approved. If the New Dana Holdco Common Stock is not listed on a national exchange or interdealer quotation system, New Dana Holdco intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the New Dana Holdco Common Stock on the OTC Bulletin Board. Again, however, no assurance can be given that such securities will be quoted on the OTC Bulletin Board.
b.	New Preferred Stock
     As of the Effective Date, New Dana Holdco will be authorized to issue the New Preferred Stock, which will consist of (i) 2,500,000 shares of 4.0% series A convertible preferred stock, par value $0.01 per share (the “New Series A Preferred Stock”), and (ii) 5,400,000 shares of 4.0% series B convertible preferred stock, par value $0.01 per share (the “New Series B Preferred Stock”), the terms of which will be governed by the certificate of designations attached as Exhibit V.C.1.a to the Plan, and which shall not be altered in any material manner without the reasonable consent of the Creditors’ Committee and the Ad Hoc Steering Committee and; provided, however, that the number of shares authorized may not be increased without the consent of the Creditors’ Committee and the Ad Hoc Steering Committee. New Dana Holdco will issue to Centerbridge, in consideration for its investment in New Dana Holdco, the New Series A Preferred Stock and up to

[9]	The equity value and the value of equity-related distributions under the Plan do not give effect to issuance of shares under the equity incentive plan.

$250 million in New Series B Preferred Stock that is not purchased by Qualified Investors pursuant to an executed Subscription Agreement that is timely delivered to the Subscription Agent. New Dana Holdco also will issue to the B-2 Backstop Investors up to $290 million in additional New Series B Preferred Stock that is not purchased by Qualified Investors or Centerbridge. See Subsection VII.C “New Investment Agreement.” The following summary of the terms of the New Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the certificate of designations attached as Exhibit V.C.1.a to the Plan.
     Subject to a collar based on a total enterprise value of New Dana Holdco of between $3.15 billion and $3.5 billion as described in subsections (i) and (ii) below, the price at which each share of New Preferred Stock will be convertible into New Dana Holdco Common Stock will be 83% of its distributable market equity value per share, which is the per share value of the New Dana Holdco Common Stock determined by calculating the 20-day volume weighted average trading price of such common stock on the principal exchange or over-the-counter market on which it trades (using the 22 trading days beginning on and including the first trading day after the Effective Date but disregarding the days with the highest and lowest volume weighted average sale price during such period). If, as a result of such determination and assuming that New Dana Holdco issues up to $790 million of New Preferred Stock (measured by liquidation preference) on the Effective Date:
(i) the holders of the New Preferred Stock would own, on an as-converted, fully diluted basis, less than 33.7% of New Dana Holdco’s fully diluted shares (which for this purpose means the number of shares of New Dana Holdco Common Stock, plus the number of shares of New Dana Holdco Common Stock that would be issued upon conversion of the New Preferred Stock), necessary adjustments will be made such that the holders of New Preferred Stock will own, on an as-converted, fully diluted basis, 33.7% of New Dana Holdco’s fully diluted shares; or
(ii) the holders of the New Preferred Stock would own, on an as-converted, fully diluted basis, more than 38.5% of New Dana Holdco’s fully diluted shares, necessary adjustments will be made such that the holders of New Preferred Stock will own, on an as-converted, fully diluted basis, 38.5% of New Dana Holdco’s fully diluted shares.
     The percentages referred to in the preceding paragraph are subject to adjustment to the extent that New Dana Holdco’s net debt plus the value of its minority interests as of the Effective Date is an amount other than $525 million, subject to revision upon the agreement of the Debtors, Centerbridge, the Ad Hoc Steering Committee and the Creditors’ Committee as a result of the Debtors’ business plan filed with the Disclosure Statement and the actual structure of the Plan.
     The New Series B Preferred Stock and shares of New Series A Preferred Stock having an aggregate liquidation preference of not more than $125 million will be convertible at any time at the option of the applicable holder after the six-month anniversary of the Effective Date. In addition, in the event that the New Dana Holdco Common Stock’s per share closing sales price exceeds 140% of the distributable market equity value per share (determined as described above) for at least 20 consecutive trading days beginning on or after the fifth anniversary of the Effective Date, New Dana Holdco will be able to force conversion of all, but not less than all, of the New Preferred Stock. The price at which the New Preferred Stock will be convertible will be subject to adjustment in certain customary circumstances, including as a result of stock splits and combinations, dividends and distributions and certain issuances of common stock or common stock derivatives.
     The New Preferred Stock will be entitled to dividends at an annual rate of 4%, payable quarterly in cash. The shares will have equal voting rights and will vote together as a single class with the New Dana Holdco Common Stock on an as-converted basis, except that the New Series A Preferred Stock will be entitled to vote as a separate class to elect three directors as described in the following paragraph. For purposes of liquidation, dissolution or winding up of New Dana Holdco, the New Preferred Stock will rank senior to any other class or series of capital stock of New Dana Holdco, the terms of which are not expressly senior to or on parity with the New Preferred Stock.
     Beginning at the first annual meeting of shareholders of New Dana Holdco following emergence, and for as long as Centerbridge owns at least $125 million of the New Series A Preferred Stock, New Dana Holdco’s board of directors will be composed of seven members, as follows: (i) three directors (one of whom must be independent) designated by Centerbridge and elected by holders of the New Series A Preferred Stock, (ii) one Independent Director nominated by a special purpose nominating committee composed of two Centerbridge designees and one other board member pursuant to the Shareholders Agreement (as defined below) described below in “New Dana Holdco — Shareholders Agreement,” and (iii) three directors nominated by New Dana Holdco’s board. With the exception of the three directors elected by holders of the New Series A Preferred Stock, the remaining directors will be elected by holders of New Dana Holdco Common Stock and any other class of capital stock entitled to vote in the election of directors (including the New Preferred Stock), voting together as a single class at each meeting of shareholders held for the purpose of electing directors. Holders of New Preferred Stock will also have the right to elect two directors in the event that six quarterly dividends on the New Preferred Stock are accrued but unpaid, unless at such time the holders of New Series A Preferred Stock continue to have the right to elect three directors pursuant to this paragraph.
     Holders of New Preferred Stock will be subject to lockup provisions prohibiting its sale or conversion for six months after the Effective Date and, for an additional 30 months, prohibiting the sale or conversion of New Series A Preferred Stock having, in either case, a liquidation preference of more than $125 million.
     Until such time as Centerbridge no longer beneficially owns at least 50% of the shares of New Series A Preferred Stock outstanding at such time, holders of New Series A Preferred Stock will have preemptive rights with respect to issuances of new shares of capital stock of New Dana Holdco, other than certain issuances to employees, directors or consultants of New Dana Holdco or in connection with certain business acquisitions. Such preemptive rights must be offered by New Dana Holdco on the same terms and purchase price as the new shares of capital stock to which such rights relate.
c.	Stockholder Action and Special Meetings of Stockholders
     Holders of 20% or more of the voting power of New Dana Holdco capital stock will be entitled to require New Dana Holdco to call a special meeting of its shareholders.
d.	Registration Rights Agreements
     Centerbridge, on the one hand, and the other investors in the New Series B Preferred Stock, on the other hand, will enter into separate Registration Rights Agreements with New Dana Holdco in connection with the Plan (the forms of which are attached to the New Investment Agreement as Exhibits E and F, each a “Registration Rights Agreement”) that will provide registration rights for their shares of New Preferred Stock and certain other New Dana Holdco equity securities. Parties to the Registration Rights Agreements holding New Preferred Stock are referred to as “Investors.” The following summary of the Registration Rights Agreements does not purport to be complete and is qualified in its entirety by reference to the form Registration Rights Agreements attached to the New Investment Agreement.
     Under each Registration Rights Agreement, Investors collectively holding more than 50% of the securities registrable under such Registration Rights Agreement (collectively, the “Registrable Securities”) have demand registration rights to request that New Dana Holdco use its reasonable best efforts to effect the registration of the Registrable Securities held by such requesting Investors, plus the Registrable Securities of any other Investor giving New Dana Holdco a timely request to join in such registration (a “Demand Registration”). The Investors under each Registration Rights Agreement are allowed just one Demand Registration, and demand registration rights are assignable to transferees of Registrable Securities that agree to be bound by the provisions of such Registration Rights Agreement.
     Additionally, under the Registration Rights Agreements, if New Dana Holdco proposes to register any of its equity securities for its own account or for the account of other stockholders, then New Dana Holdco must provide the Investors with piggyback registration rights to have their Registrable Securities included in such registration statement pro rata after the securities that New Dana Holdco is registering (a “Piggyback Registration”). Once New Dana Holdco has qualified to use a registration statement on Form S-3, the Investors are allowed up to four additional Demand Registrations under each Registrations Rights Agreement.
     New Dana Holdco is not required to effect either a Demand Registration or a Piggyback Registration under the following circumstances if: (i) New Dana Holdco would have to consent to service of process to effect the registration; (ii) the Registrable Securities requested to be included in the registration have an aggregate public offering price below (a) in the case of the Registration Rights Agreement with Centerbridge, 10% of the aggregate purchase price of New Preferred Stock purchased by Centerbridge in the Offering and in satisfaction of its obligations under the New Investment Agreement and (b) in the case of the Registration Rights Agreement with Investors other than Centerbridge, 10% of the aggregate purchase price of New Preferred Stock purchased by such Investors in the Offering; (iii) New Dana Holdco is actively pursuing another registration of its securities; or (iv) New Dana Holdco determines the Demand Registration would be seriously detrimental to New Dana Holdco or its stockholders; provided, that each of the circumstances specified in (iii) and (iv) above may be used to delay a registration under the applicable Registration Rights Agreement only once in any 12-month period. New Dana Holdco is also not required to effect a Demand Registration on Form S-3 within 180 days of the effective date of the most-recent Demand Registration on Form S-3 in which the particular Investors under the applicable Registration Rights Agreement could have participated, and is not required to effect a Demand Registration other than on

Form S-3 if New Dana Holdco has already effected a Demand Registration other than on Form S-3 in which at least 90% of the Registrable Securities of participating Investors under the applicable Registration Rights Agreement were registered.
     Under the Registration Rights Agreements, New Dana Holdco has further agreed to keep each Demand Registration and any Piggyback Registrations effective for 90 days. Investors will be required to make certain representations to New Dana Holdco (as described in the Registration Rights Agreements) in order to participate in either a Demand Registration or a Piggyback Registration. Investors will also be required to deliver certain information to be used in connection with both a Demand Registration and Piggyback Registrations in order to have their Registrable Securities included in such registrations. The Registration Rights Agreements contain other customary provisions, including, without limitation, customary indemnification provisions regarding New Dana Holdco and the applicable Investors.
4.	Shareholders Agreement
     At the closing of the New Investment, New Dana Holdco and Centerbridge will enter into a Shareholders Agreement (the form of which is attached to the New Investment Agreement, the “Shareholders Agreement”) containing the rights and restrictions described below. The following summary of the Shareholders Agreement does not purport to be complete and is qualified in its entirety by reference to the Shareholders Agreement attached to the New Investment Agreement.
a.	Standstill
     Centerbridge will be limited for ten years in its ability to acquire additional New Dana Holdco Common Stock if it would own more than 30% of the voting power of the stock after such acquisition, or to take other actions to control New Dana Holdco after the Effective Date without the consent of New Dana Holdco’s board of directors, including publicly proposing, announcing or otherwise disclosing an intent to propose, or entering into an agreement with any person for, (i) any form of business combination, acquisition or other transaction relating to New Dana Holdco or any of its subsidiaries, (ii) any form of restructuring, recapitalization or similar transaction with respect to New Dana Holdco or any of its subsidiaries, or (iii) any demand to amend, waive or terminate the standstill provision in the Shareholders Agreement. Nor will Centerbridge, among other things, otherwise act, alone or in concert with others, to seek or to offer to control or influence the management, board of directors or policies of New Dana Holdco or its subsidiaries.
b.	Board Representation
     Beginning at the first annual meeting of shareholders of New Dana Holdco following emergence, and as long as Centerbridge owns at least $125 million of the New Series A Preferred Stock, Centerbridge will have the right to designate three directors (one must be an Independent Director) for election by holders of the New Series A Preferred Stock. One additional Independent Director will be nominated by a special purpose nominating committee composed of two Centerbridge designees and one other board member for election by all shareholders.
c.	Certain Voting Rights
     For a period of three years, so long as Centerbridge owns New Series A Preferred Stock having a liquidation preference of at least $125 million, Centerbridge’s approval will be required for New Dana Holdco to do any of the following:
•	enter into material transactions with directors, officers or 10% shareholders (other than officer and director compensation arrangements);

•	issue debt or equity securities senior to or pari passu with the New Series A Preferred Stock other than in connection with certain refinancings;

•	issue equity at a price below fair market value;

•	amend New Dana Holdco’s bylaws in a manner that materially changes the rights of Centerbridge or shareholders generally or amend the charter (or similar constituent documents) of New Dana Holdco;

•	subject to certain limitations, take any actions that would result in share repurchases or redemptions involving cash payments in excess of $10 million in any 12-month period;

•	effect a merger or similar transaction that results in the transfer of 50% or more of the outstanding voting power of New Dana Holdco, a sale of all or substantially all of New Dana Holdco’s assets or any other form of corporate reorganization in which 50% or more of the outstanding shares of any class or series of capital stock of New Dana Holdco is exchanged for or converted into cash, securities or property of another business organization;

•	voluntarily or involuntarily liquidate New Dana Holdco; or

•	pay cash dividends on account of New Dana Holdco Common Stock or any other stock that ranks junior to or on parity with the New Series A Preferred Stock, including the New Series B Preferred Stock.
     Centerbridge’s approval rights above will be subject to override by a vote of two-thirds of New Dana Holdco’s voting securities not owned by Centerbridge or any of its Affiliates, and its approval rights for dividends and the issuance of senior or pari passu securities will end after 12 months if certain financial ratios are met.
     In the event that Centerbridge and its affiliates at any time own in excess of 40% of the issued and outstanding voting securities of New Dana Holdco, on an as-converted basis, all voting securities in excess of such 40% threshold will be voted in the same proportion that New Dana Holdco’s other shareholders vote their voting securities with respect to the applicable proposal.
5.	Subscription Agreements
     In connection with the Plan, New Dana Holdco and Qualified Investors who elect to participate in the Offering will enter into separate Subscription Agreements prior to the Subscription Deadline. The following summary of the Subscription Agreements does not purport to be complete and is qualified in its entirety by reference to the forms Subscription Agreement attached to the New Investment Agreement.
     By executing a Subscription Agreement, each subscriber who is a Qualified Investor agrees to subscribe for its pro rata share of New Series B Preferred Stock with respect to the Participating Claims beneficially owned by such subscriber as well as any Undersubscription Allocation with respect to that Qualified Investor indicated in that Subscription Agreement as described in Section VII.C, “The New Investment Agreement”; provided, that in no event will any Qualified Investor or its affiliates be entitled to acquire beneficial ownership of more than $200 million in aggregate liquidation preference of New Series B Preferred Stock. Each subscriber will pay to New Dana Holdco the purchase price for its shares of New Series B Preferred Stock, in cash, within two Business Days of notice from Dana of such purchaser’s total allocation. In the event that (a) the funds are not received within this timeframe or (b) Dana determines that the claims listed by the subscriber on Schedule 1 to the Subscription Agreement are not Participating Claims, the New Series B Preferred Stock that such Qualified Investor would otherwise have been entitled to purchase will be purchased by Centerbridge or the B-2 Backstop Investors, as the case may be. The Subscription Agreement will be a firm commitment of each subscriber to purchase its allocation of the New Preferred Stock. By executing a Subscription Agreement, each subscriber also acknowledges that:
•	the New Series B Preferred Stock for which it subscribes will not be registered under the Securities Act or qualified under any applicable state securities laws;

•	the certificate of designation of the New Series B Preferred Stock will contain restrictions on transfer of the New Series B Preferred Stock by the subscriber; and

•	Dana and New Dana Holdco is relying on certain representations, warranties and agreements made by the subscriber to Dana and New Dana Holdco in the Subscription Agreement, including as to the subscriber’s status as an “accredited investor” (as such term is defined in Rule 501 of Regulation D promulgated under Section 4(2) of the Securities Act) and a “qualified institutional buyer” (as such term is defined in Rule 144A promulgated under the Securities Act).
     Each subscriber also agrees by executing a Subscription Agreement to not engage in certain short sales of shares of New Dana Holdco or Claims, or other hedging activities described in further detail in the Subscription Agreement.

6.	Equity Incentive Plan
     The Debtors anticipate that after the Effective Date, New Dana Holdco will implement an equity incentive plan for management that will reserve up to 5-10% of the fully-diluted outstanding shares of New Dana Holdco Common Stock. The Debtors anticipate that a copy of the equity incentive plan will be Filed as a supplement to the Plan.
VIII.
THE PLAN
A.	General
     THE FOLLOWING SUMMARY HIGHLIGHTS CERTAIN OF THE SUBSTANTIVE PROVISIONS OF THE PLAN, AND IS NOT, NOR IS IT INTENDED TO BE, A COMPLETE DESCRIPTION OR A SUBSTITUTE FOR A FULL AND COMPLETE REVIEW OF THE PLAN. THE DEBTORS URGE ALL HOLDERS OF CLAIMS AND INTERESTS TO READ AND STUDY CAREFULLY THE PLAN, A COPY OF WHICH IS ATTACHED HERETO AS EXHIBIT A.
     Section 1123 of the Bankruptcy Code provides that, except for Administrative Claims and Priority Tax Claims, a plan of reorganization must categorize claims against and equity interests in a debtor into individual classes. Although the Bankruptcy Code gives a debtor significant flexibility in classifying claims and interests, section 1122 of the Bankruptcy Code dictates that a plan of reorganization may only place a claim or an equity interest into a class containing claims or equity interests that are substantially similar.
     The Plan creates fourteen Classes of Claims and two Classes of Interests. These Classes take into account the differing nature and priority of Claims against and Interests in the Debtors. Administrative Claims and Priority Tax Claims are not classified for purposes of voting or receiving distributions under the Plan (as is permitted by section 1123(a)(1) of the Bankruptcy Code) but are treated separately as unclassified Claims.
     The Plan provides specific treatment for each Class of Claims and Interests. Only holders of Claims that are impaired under the Plan are entitled to vote and receive distributions under the Plan.
     Unless otherwise provided in the Plan or the Confirmation Order, the treatment of any Claim or Interest under the Plan will be in full satisfaction, settlement, release and discharge of, and in exchange for, such Claim or Interest.
     The following discussion sets forth the classification and treatment of all Claims against, or Interests in, the Debtors. It is qualified in its entirety by the terms of the Plan, which is attached hereto as Exhibit A, and which should be read carefully by you in considering whether to vote to accept or reject the Plan.
B.	Classification and Treatment of Claims and Interests.
     If the Plan is confirmed by the Bankruptcy Court, (1) each Allowed Claim in a particular Class will receive the same treatment as the other Allowed Claims in such Class, whether or not the holder of such Claim voted to accept the Plan and (2) each Allowed Interest in a particular Class will receive the same treatment as the other Allowed Interests in such Class. Such treatment will be in exchange for and in full satisfaction, release and discharge of, the holder’s respective Claims against or Interests in a Debtor, except as otherwise provided in the Plan. Moreover, upon confirmation, the Plan will be binding on (1) all holders of a Claim regardless of whether such holders voted to accept the Plan and (2) all holders of an Interest.
1.	Unclassified Claims

Administrative Claims

An Administrative Claim is a Claim against a Debtor or its Estate arising on or after the Petition Date and prior to the Effective Date for a cost or expense of administration in the Chapter 11 Cases that is entitled to priority or superpriority under sections 364(c)(1), 503(b), 503(c), 507(a)(2), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises); (b) Claims under the DIP Credit Agreement; (c) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under sections 330(a) or 331 of the Bankruptcy Code, including Fee Claims; (d) any Allowed Claims for reclamation under section 546(c)(1) of the Bankruptcy Code; (e) Claims, pursuant to section 503(b)(9) of the Bankruptcy Code, for the value of goods received by the Debtors in the 20 days immediately prior to the Petition Date and sold to the Debtors in the ordinary course of the Debtors’ businesses (the “503(b)(9) Claims”); (f) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, 28 U.S.C. §§ 1911-1930; (g) any Claims entitled to administrative priority under the Union Settlement Agreements as approved by the Global Settlement Order; (h) any Claims of Centerbridge entitled to superpriority under the New Investment Agreement as approved by the Global Settlement Order; (i) any Claims of the B-2 Backstop Investors entitled to superpriority under the B-2 Backstop Commitment Letter and any order approving same; and (j) all Postpetition Intercompany Claims other than Postpetition Intercompany Claims entered into a Debtor’s “intercompany equity” account for internal accounting purposes after the close of 2006. The 503(b)(9) Claims and the unpaid professional and U.S. Trustee fees are estimated at approximately $107 million. In addition, section 503(b) of the Bankruptcy Code provides for payment of compensation or reimbursement of expenses to creditors and other entities making a “substantial contribution” to a chapter 11 case and to attorneys for and other professional advisors to such entities. The amounts, if any, that such entities will seek or may seek for such compensation or reimbursement are not known by the Debtors at this time. Requests for such compensation or reimbursement must be approved by the Bankruptcy Court after notice and a hearing at which the Debtors and other parties in interest may participate and, if appropriate, object to the allowance of any such compensation or reimbursement.

Except as specified in Section II.A.1 of the Plan, and subject to the bar date provisions in the Plan, unless otherwise agreed by the holder of an Administrative Claim and the applicable Debtor or Reorganized Debtor, or unless an order of the Bankruptcy Court provides otherwise, each holder of an Allowed Administrative Claim will receive, in full satisfaction of its Administrative Claim, Cash equal to the amount of such Allowed Administrative Claim either (a) on the Effective Date or (b) if the Administrative Claim is not allowed as of the Effective Date, 30 days after the date on which such Administrative Claim becomes an Allowed Administrative Claim.

On or before the Effective Date, Administrative Claims for fees payable pursuant to 28 U.S.C. § 1930, will be paid in Cash equal to the amount of such Administrative Claims. All fees payable pursuant to 28 U.S.C. § 1930 after the Effective Date will be paid by the applicable Reorganized Debtor in accordance therewith until the earlier of the conversion or dismissal of the applicable Chapter 11 Case under section 1112 of the Bankruptcy Code, or the closing of the applicable Chapter 11 Case pursuant to section 350(a) of the Bankruptcy Code.

Allowed Administrative Claims based on liabilities incurred by a Debtor in the ordinary course of its business, including Administrative Claims arising from or with respect to the sale of goods or provision of services on or after the Petition Date in the ordinary course of the applicable Debtors’ business, Administrative Claims of governmental units for Taxes (including Tax audit Claims related to Tax years or portions thereof ending after the Petition Date), Administrative Claims arising from those contracts and leases of the kind described in Section II.E.4 of the Plan and Prepetition Intercompany Claims that are Administrative Claims, will be paid by the applicable Reorganized Debtor, pursuant to the terms and conditions of the particular transaction giving rise to those Administrative Claims, without further action by the holders of such Administrative Claims or further approval by the Bankruptcy Court.

Unless otherwise agreed by the DIP Lenders pursuant to the DIP Credit Agreement, on or before the Effective Date, DIP Lender Claims that are Allowed Administrative Claims will be paid in Cash equal to the amount of those Allowed Administrative Claims.

Unless otherwise agreed by the Debtors or Reorganized Debtors and Centerbridge, any Administrative Claims of Centerbridge and the CBP Purchaser Entities arising under Article 7 of the New Investment Agreement (as approved by the Global Settlement Order) will be paid by the Reorganized Debtors in the ordinary course of their businesses without further action by Centerbridge or further approval by the Bankruptcy Court.

Unless otherwise agreed by the Debtors or Reorganized Debtors and the B-2 Backstop Investors, any Administrative Claims of the B-2 Backstop Investors arising under the B-2 Backstop Commitment Letter and the order approving the same will be paid by the Reorganized Debtors in the ordinary course of their businesses without further action by the B-2 Backstop Investors or further approval by the Bankruptcy Court as long as the B-2 Backstop Commitment Letter remains in full force and effect.

On or after the Effective Date, in accordance with the terms of the Union Settlement Agreements, the Reorganized Debtors will make, or cause to be made, (a) the UAW Union Retiree VEBA Contribution and (b) the USW Union Retiree VEBA Contribution; provided, however, that, to the extent the Debtors pursue a transaction other than the New Equity Investment with Centerbridge, including a majority investment transaction, a sale of substantially all of the Debtors’ assets and any similar transaction, the Unions may elect to receive, in accordance with the terms of the Union Settlement Agreements, either an Allowed Administrative Claim in the amount of $764 million or an Allowed General Unsecured Claim in Class 5B in the amount of $908 million.

On the Effective Date, the Reorganized Debtors will make, or cause to be made, the Remaining Non-Union Retiree VEBA Contribution.

In full satisfaction of the Indenture Trustee Fee Claims, on the Effective Date, the Indenture Trustee Fee Claims shall be allowed as an Administrative Claim against the Debtors pursuant to section 503(b) of the Bankruptcy Code and shall be paid by the Reorganized Debtors without the need for the Indenture Trustee to file an application for allowance with the Bankruptcy Court. To receive payment pursuant to paragraph II.A.1.G of the Plan, the Indenture Trustee shall provide reasonable and customary detail or invoices in support of its Claims to counsel to the Reorganized Debtors and counsel to Centerbridge no later than ten days after the Effective Date. Such parties shall have the right to File objections to such Claims based on a “reasonableness” standard within 20 days after receipt of supporting documentation. The Reorganized Debtors shall pay any such Claims by the later of (a) 30 days after the receipt of supporting documentation from the Indenture Trustee, or (b) ten Business Days after the resolution of any objections to the Claims of the Indenture Trustee. Any disputed amount of the Indenture Trustee Fee Claims shall be subject to the jurisdiction of, and resolution by, the Bankruptcy Court. In the event that the relevant objecting party is unable to resolve a dispute with respect to an Indenture Trustee Fee Claim, the Indenture Trustee may, in its sole discretion, elect to (i) submit any such dispute to the Bankruptcy Court for resolution or (ii) assert its Charging Lien to obtain payment of such disputed Indenture Trustee Claim. The Charging Lien held by the Indenture Trustee against distributions to Bondholders on account of the Indenture Trustee Fee Claim will be deemed released upon payment of the Indenture Trustee Fee Claim in accordance with the terms of the applicable Indentures and this Plan. Except as provided herein, distributions received by Bondholders on account of Allowed Bondholder Claims pursuant to the Plan will not be reduced on account of the payment of the Indenture Trustee’s Claims.

Except as otherwise provided in Section II.A.1.h.ii of the Plan or in a Bar Date Order or other order of the Bankruptcy Court, unless previously Filed, requests for payment of Administrative Claims must be Filed and served on the Notice Parties, pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order, no later than 30 days after the Effective Date. Holders of Administrative Claims that are required to File and serve a request for payment of such Administrative Claims and that do not File and serve such a request by the applicable Bar Date will be forever barred from asserting such Administrative Claims against the Debtors, the Reorganized Debtors or their respective property, and such Administrative Claims will be deemed discharged as of the Effective Date. Objections to such requests must be Filed and served on the Notice Parties and the requesting party by the latest of (a) 150 days after the Effective Date, (b) 60 days after the Filing of the applicable request for payment of Administrative Claims or (c) such other period of limitation as may be specifically fixed by a Final Order for objecting to such Administrative Claims.

Professionals or other entities asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Notice Parties and such other entities who are designated by the Bankruptcy Rules, the Fee Order, the Confirmation Order or other order of the Bankruptcy Court an application for final allowance of such Fee Claim no later than 60 days after the Effective Date; provided, however, that any professional who may receive compensation or reimbursement of expenses pursuant to the Ordinary Course Professionals Order may continue to receive such compensation and reimbursement of expenses for services rendered before the Effective Date pursuant to the Ordinary Course Professionals Order without further Bankruptcy Court review or approval (except as provided in the Ordinary Course Professionals Order). Objections to any Fee Claim must be Filed and served on the Notice Parties and the requesting party by the later of (a) 90 days after the Effective Date, (b) 30 days after the Filing of the applicable request for payment of the Fee Claim or (c) such other period of limitation as may be specifically fixed by a Final Order for objecting to such Fee Claims. To the extent necessary, the Confirmation Order will amend and supersede any previously entered order of the Bankruptcy Court regarding the payment of Fee Claims, provided, however, that Fee Claims Filed by Union Professionals will continue to be governed by, and paid in accordance with, the Union Fee Order.

Holders of Administrative Claims arising from liabilities incurred by a Debtor in the ordinary course of its business on or after the Petition Date, including Administrative Claims arising from or with respect to the sale of goods or provision of services on or after the Petition Date in the ordinary course of the applicable Debtors’ business, Administrative Claims of governmental units for Taxes (including Tax audit Claims related to Tax years or portions thereof ending after the Petition Date), Administrative Claims arising from those contracts and leases of the kind described in Section II.E.4 of the Plan and Prepetition Intercompany Claims that are Administrative Claims, will not be required to File or serve any request for payment of such Administrative Claims. Such Administrative Claims will be satisfied pursuant to Section II.A.1.c of the Plan. Any Administrative Claims that are Filed contrary to Section II.A.1.h.ii.B of the Plan shall be deemed disallowed and expunged, subject to resolution and satisfaction in the ordinary course outside the Debtors’ Chapter 11 Cases.

Holders of Administrative Claims on account of DIP Lender Claims will not be required to File or serve any request for payment or application for allowance of such Claims. Such Administrative Claims will be satisfied pursuant to Section II.A.1.d of the Plan.

Centerbridge and the CBP Purchaser Entities will not be required to File or serve any request for payment or application for allowance of its Administrative Claims, if any, arising under Article 7 of the New Investment Agreement (as approved by the Global Settlement Order). Such Administrative Claims will be satisfied pursuant to Section II.A.1.e of the Plan.

So long as the B-2 Backstop Commitment Letter remains in full force and effect, the B-2 Backstop Investors will not be required to File or serve any request for payment or application for allowance of their Administrative Claims, if any, arising under the B-2 Backstop Commitment Letter or the order approving same and such Administrative Claims will be satisfied pursuant to Section II.A.1.f of the Plan.

The Plan does not modify any Bar Date Order already in place, including Bar Dates for Claims entitled to administrative priority under section 503(b)(9) of the Bankruptcy Code.

Priority Tax Claims

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the holder of a Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Priority Tax Claim will receive, in full satisfaction of its Priority Tax Claim, Cash equal to the amount of such Allowed Priority Tax Claim either (a) on the Effective Date or (b) if the Priority Tax Claim is not allowed as of the Effective Date, 30 days after the date on which such Priority Tax Claim becomes an Allowed Priority Tax Claim.

Notwithstanding the provisions of Section II.A.2.a of the Plan or Section I.A.190 of the Plan, the holder of an Allowed Priority Tax Claim will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with the Allowed Priority Tax Claim. Any such Claim or demand for any such penalty will be subject to treatment in Classes 5A or 5B as applicable, if not subordinated to Class 5A or 5B Claims pursuant to an order of the Bankruptcy Court. The holder of an Allowed Priority Tax Claim will not assess or attempt to collect such penalty from the Debtors, the Reorganized Debtors or their respective property (other than as a holder of a Class 5A or 5B Claim).

2.	Classified Claims

Class 1: Priority Claims, subclassified as follows:

Class 1A: Priority Claims Against the Consolidated Debtors.

On the Effective Date, each holder of an Allowed Claim in Class 1A will receive Cash equal to the amount of such Allowed Claim, unless the holder of such Priority Claim and the applicable Debtor or Reorganized Debtor agree to a different treatment. Class 1A Claims are unimpaired.

Class 1B: Priority Claims Against EFMG.

On the Effective Date, each holder of an Allowed Claim in Class 1B will receive Cash equal to the amount of such Allowed Claim, unless the holder of such Priority Claim and EFMG or Reorganized EFMG agree to a different treatment. Class 1B Claims are unimpaired.

Class 2: Secured Claims, subclassified as follows:

Class 2A: Secured Claims Against the Consolidated Debtors, Other Than the Port Authority Secured Claim.

On the Effective Date, unless otherwise agreed by a Claim holder and the applicable Debtor or Reorganized Debtor, each holder of an Allowed Claim in Class 2A will receive treatment on account of such Allowed Secured Claim in the manner set forth in Option A, B or C below, at the election of the applicable Debtor. The applicable Debtor will be deemed to have elected Option B except with respect to (a) any Allowed Secured Claim as to which the applicable Debtor elects either Option A or Option C in one or more certifications Filed prior to the conclusion of the Confirmation Hearing and (b) any Allowed Secured Tax Claim, with respect to which the applicable Debtor will be deemed to have elected Option A.
Option A: On the Effective Date, Allowed Claims in Class 2A with respect to which the applicable Debtor elects Option A will receive Cash equal to the amount of such Allowed Claim.
Option B: On the Effective Date, Allowed Claims in Class 2A with respect to which the applicable Debtor elects or is deemed to have elected Option B will be Reinstated.
Option C: On the Effective Date, a holder of an Allowed Claim in Class 2A with respect to which the applicable Debtor elects Option C will be entitled to receive (and the applicable Debtor or Reorganized Debtor shall release and transfer to such holder) the collateral securing such Allowed Claim.
Notwithstanding either the foregoing or Section I.A.190 of the Plan, the holder of an Allowed Secured Tax Claim in Class 2A will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with such Allowed Secured Tax Claim. Any such Claim or demand for any such penalty will be subject to treatment in Class 5B, if not subordinated to Class 5B Claims pursuant to an order of the Bankruptcy Court. The holder of an Allowed Secured Tax Claim will not assess or attempt to collect such penalty from the Debtors, the Reorganized Debtors or their respective property (other than as a holder of a Class 5B Claim). Class 2A Claims are unimpaired.

Class 2B: Secured Claims Against EFMG

On the Effective Date, unless otherwise agreed by a Claim holder and EFMG or Reorganized EFMG, each holder of an Allowed Claim in Class 2B will receive treatment on account of such Allowed Secured Claim in the manner set forth in Option A, B or C below, at the election of EFMG. EFMG will be deemed to have elected Option B except with respect to (a) any Allowed Secured Claim as to which EFMG elects either Option A or Option C in one or more certifications Filed prior to the conclusion of the Confirmation Hearing and (b) any Allowed Secured Tax Claim, with respect to which EFMG will be deemed to have elected Option A.

Option A: On the Effective Date, Allowed Claims in Class 2B with respect to which EFMG elects Option A will receive Cash equal to the amount of such Allowed Claim.
Option B: On the Effective Date, Allowed Claims in Class 2B with respect to which EFMG elects or is deemed to have elected Option B will be Reinstated.
Option C: On the Effective Date, a holder of an Allowed Claim in Class 2B with respect to which EFMG elects Option C will be entitled to receive (and EFMG or Reorganized EFMG shall release and transfer to such holder) the collateral securing such Allowed Claim.
Notwithstanding either the foregoing or Section I.A.190 of the Plan, the holder of an Allowed Secured Tax Claim in Class 2B will not be entitled to receive any payment on account of any penalty arising with respect to or in connection with such Allowed Secured Tax Claim. Any such Claim or demand for any such penalty will be subject to treatment in Class 5A, if not subordinated to Class 5A Claims pursuant to an order of the Bankruptcy Court. The holder of an Allowed Secured Tax Claim will not assess or attempt to collect such penalty from the Debtors, the Reorganized Debtors or their respective property (other than as a holder of a Class 5A Claim). Class 2B Claims are unimpaired.

Class 2C: Port Authority Secured Claim:

In accordance with and subject to the terms of the Port Authority Settlement Agreement, on or as soon as practicable after the Effective Date, the Port Authority Secured Claim will be satisfied by: (a) Reorganized Torque-Traction Technologies, LLC entering into and assuming as amended the Port Authority Lease in the form attached to the Port Authority Settlement Agreement as Exhibit 1, (b) New Dana Holdco executing and delivering an amended guaranty in the form attached to the Port Authority Settlement Agreement as Exhibit 2 and (c) Reorganized Torque-Traction Technologies, LLC and New Dana Holdco executing and delivering any other agreements necessary to implement the Port Authority Settlement Agreement. The Class 2C Claim is impaired.

Class 3: Asbestos Personal Injury Claims

On the Effective Date, the Asbestos Personal Injury Claims will be Reinstated. Class 3 Claims are unimpaired. Solely with respect to Asbestos Personal Injury Claims, the automatic stay imposed by section 362 of the Bankruptcy Code will be terminated as of the date that is 60 days after the Effective Date and, pursuant to section 108(c) of the Bankruptcy Code, the applicable statute of limitations with respect to any such Claim that did not expire prior to the Petition Date will cease to be tolled as of that date.

Class 4: Convenience Claims Against the Consolidated Debtors

On the Effective Date, each holder of an Allowed Convenience Claim will receive Cash equal to the amount of such Allowed Claims (as reduced, if applicable, pursuant to an election by the holder thereof in accordance with Section I.A.54 of the Plan). Class 4 Claims are unimpaired.

Class 5: General Unsecured Claims, subclassified as follows:

Class 5A: General Unsecured Claims Against EFMG — On the Effective Date, each holder of an Allowed General Unsecured Claim against EFMG will receive Cash equal to the amount of such Allowed Claim. Class 5A Claims are unimpaired.

Class 5B: General Unsecured Claims Against the Consolidated Debtors — In full satisfaction of its Allowed Claim, each holder of an Allowed Claim in Class 5B will receive (a) on the Effective Date, its Pro Rata share, based upon the principal amount of each holder’s Allowed Claim, of the Distributable Shares of New Dana Holdco Common Stock and the Distributable Excess Minimum Cash; and (b) after the Effective Date, such periodic distributions of Reserved Shares and Reserved Excess Minimum Cash as are set forth in Section VI.G.6.b of the Plan. Class 5B Claims are impaired.

Based on the Debtors’ current review and estimation of the pool of potential General Unsecured Claims against the Consolidated Debtors in Class 5B, the Debtors presently estimate that the amount of General Unsecured Claims against the Consolidated Debtors in Class 5B that will ultimately be allowed in the Chapter 11 Cases will not exceed $3.0 billion. The Debtors currently estimate the Distributable Excess

Minimum Cash to be $0. The Creditors’ Committee disputes this assertion with respect to the amount of the Distributable Excess Minimum Cash.

Class 5C: Union Claims — On the Effective Date, in full satisfaction of the Union Claim, the Debtors will make the UAW Retiree VEBA Contribution and the USW Retiree VEBA Contribution. Class 5C Claims are impaired.

Class 6: Class 6 Claims are subclassified as follows:

Class 6A: Prepetition Intercompany Claims — On the Effective Date, Prepetition Intercompany Claims in Class 6A that are not eliminated by operation of law in the Restructuring Transactions will be deemed settled, and compromised in exchange for the consideration and other benefits provided to the holders of Prepetition Intercompany Claims and not entitled to any distribution of Plan consideration under the Plan. Each holder of a Class 6A Claim will be deemed to have accepted the Plan. Class 6A Claims are impaired.

Class 6B: Claims of Wholly-Owned and Majority-Owned Non-Debtor Affiliates Other than DCC — On the Effective Date, Claims of Wholly-Owned and Majority-Owned Non-Debtor Affiliates Other than DCC against the Debtors will be Reinstated. Class 6B Claims are unimpaired.

Class 6C: DCC Claim — On the Effective Date, in full satisfaction of the DCC Claim, the Reorganized Debtors will satisfy in Cash DCC’s outstanding liability under the DCC Bonds. The DCC Claim is impaired.

Class 6D: Section 510(b) Securities Claims Against the Consolidated Debtors — On Effective Date, Section 510(b) Securities Claims Against the Consolidated Debtors in Class 6D will receive, in full satisfaction of such Allowed Claim, a contingent, residual interest in the Disputed Unsecured Claims Reserve Assets that will entitle each holder of an Allowed Claim in Class 6D to receive, to the extent holders of Allowed Claims in Class 5B have been paid in full plus Postpetition Interest and Post-Effective Date Interest, its Pro Rata share of any remaining Disputed Unsecured Claims Reserve Assets. Notwithstanding the foregoing, because the Debtors do not currently anticipate that holders of Class 6D Claims will receive any distribution pursuant to the Plan, and consistent with the language of section 1126(g) of the Bankruptcy Code, each holder of a Class 6D Claim will be deemed to have rejected the Plan. Class 6D Claims are impaired.

Class 7: Class 7 Claims are subclassified as follows:

Class 7A: Old Common Stock of Dana Interests — On the Effective Date, the Old Common Stock of Dana and all Interests related thereto will be canceled, and each holder of an Allowed Interest in Class 7A will receive, in full satisfaction of such Allowed Interest, a contingent, residual interest in the Disputed Unsecured Claims Reserve Assets that will entitle each holder of an Allowed Interest in Class 7A to receive, to the extent holders of Allowed Claims in Classes 5B and 6D have been paid in full plus Postpetition Interest and Post-Effective Date Interest, its Pro Rata share, based upon the number of shares of Old Common Stock of Dana (a) owned by the holder on the Distribution Record Date and (b) to which the holder would have been entitled upon the conversion of any related Interests owned on the Distribution Record Date and taking into account Allowed Claims in Class 7B (which are pari passu with Allowed Interests in Class 7A), of any remaining Disputed Unsecured Claims Reserve Assets. Notwithstanding the foregoing, because the Debtors do not currently anticipate that holders of Class 7A Interests will receive any distribution pursuant to the Plan, and consistent with the language of section 1126(g) of the Bankruptcy Code, each holder of a Class 7A Interest will be deemed to have rejected the Plan. Class 7A Claims are impaired.

Class 7B: Section 510(b) Old Common Stock Claims Against the Consolidated Debtors — Holders of Section 510(b) Old Common Stock Claims in Class 7B will receive, in full satisfaction of such Allowed Claim, a contingent, residual interest in the Disputed Unsecured Claims Reserve Assets that will entitle each holder of an Allowed Claim in Class 7B to receive, to the extent holders of Allowed Claims in Classes 5B and 6D have been paid in full plus Postpetition Interest and Post-Effective Date Interest, its Pro Rata share and taking into account Allowed Interests in Class 7A (which are pari passu with Allowed Claims in Class 7B), of any remaining Disputed Unsecured Claims Reserve Assets. Class 7B Claims are impaired. Notwithstanding the foregoing, because the Debtors do not currently anticipate that holders of

Class 7B Claims will receive any distribution pursuant to the Plan, and consistent with the language of section 1126(g) of the Bankruptcy Code, each holder of a Class 7B Claim will be deemed to have rejected the Plan.

Class 8: Subsidiary Debtor Equity Interests — On the Effective Date, the Subsidiary Debtor Equity Interests will be Reinstated, subject to the Restructuring Transactions. Class 8 Interests are unimpaired.

3.	Treatment of Asbestos Personal Injury Claims
     Dana and certain of the Debtors have been, and are expected to continue to be, named as defendants in cases relating to the exposure of people to asbestos (collectively, the “Asbestos Personal Injury Liabilities”). See “General Information About the Debtors—The Debtors Business and Strategic Alliances—Legal Proceedings.” Under the Plan, the rights, claims, causes of action and defenses of the individuals asserting asbestos-related person injury claims against Dana and its applicable subsidiaries (collectively, the “Asbestos Personal Injury Claims”) will be Reinstated pursuant to Section II.B.6 of the Plan and will, therefore, be passed through the Chapter 11 Cases unimpaired and will be retained, as applicable, as liabilities of the defendants against whom such Asbestos Personal Injury Claims have been asserted or could have been asserted. Liabilities related to Asbestos Personal Injury Claims are not being transferred or assigned to any other Debtor or any other entity. On and after the Effective Date, Dana and the applicable Reorganized Debtors will continue to defend, settle and/or resolve pending and future actions relating to Asbestos Personal Injury Claims in the ordinary course of their businesses and consistent with past practices. Dana’s reasoning for Reinstating the Asbestos Personal Injury Claims is described below.
     In the past, some but not all of the automotive gaskets that Dana sold contained asbestos, which was always in an encapsulated form. Dana has been sued in numerous cases alleging personal injury from the use of those products. Unlike the case of most of the other asbestos defendants that have filed for bankruptcy protection, however, asbestos claims were not a precipitating cause of the Chapter 11 Cases. To the contrary, in the five years preceding Dana’s filing, Dana’s total payments for asbestos defense and indemnity, net of insurance recoveries, never exceeded $3.6 million annually. Because Dana has both substantial defenses in the asbestos litigation and considerable insurance coverage for defense and indemnity payments, Dana intends to pass its asbestos liability through the bankruptcy cases. The relevant emerging entities’ financial position is expected to be more than sufficient to pay any asbestos litigation liabilities not covered by insurance.
     Dana has important advantages compared to companies that have incurred large asbestos liabilities. The product that has led to the overwhelming majority of claims against Dana (automotive gaskets) was used in far fewer types of settings, and by far fewer categories of workers, than were the products of many other defendants. Moreover, unlike companies that sold raw fiber, insulation or construction products, Dana has demonstrated in various proceedings that its gaskets could be and were used without releasing hazardous volumes of asbestos fibers, unlike insulation or construction-type products. Dana has also defended Asbestos Personal Injury Claims successfully on the ground that exposure to chrysotile asbestos, the type of fiber incorporated into the Dana gaskets at issue, is generally insufficient to cause mesothelioma, particularly at the low levels of exposure (if any) arising from the use of automotive gaskets. Collectively, these defenses have limited the number of valid claims against Dana, the portion of those claims that Dana would be inclined to settle and the amounts required to settle those cases.
     Moreover, the magnitude of asbestos litigation has declined substantially since the wave of asbestos-related bankruptcies in 2000-2003. Over the past few years, state laws or judicial rulings have imposed significant limits on filings by unimpaired claimants, virtually eliminated mass consolidations of asbestos claims, curbed practices that concentrated asbestos claims from across the country in a few plaintiff-friendly jurisdictions and limited the extent of each defendant’s potential liability. Taken together, these changes have markedly reduced the volumes of new claims and of pending claims that are being actively litigated.
     Based on these factors, Dana anticipates that, for the foreseeable future, both the number of claims that Dana will be required to defend and to pay and the sums that it will have to spend to defend and resolve cases generally will remain at the relatively low levels experienced prior to the commencement of the Chapter 11 Cases or even decline from those levels.
     Moreover, unlike many companies that were driven into bankruptcy by their asbestos litigation, Dana continues to have a considerable amount of insurance available to help pay future asbestos defense and liability payments. And, unlike many active asbestos defendants, the vast majority of Dana’s insurance coverage is subject to coverage-in-place agreements setting forth the manner in which the insurance company will pay asbestos related product liability claims. Thus, Dana anticipates that a substantial portion of its future asbestos defense and liability costs will be promptly paid by its insurers.

     As of December 31,2006, statistical modeling performed at Dana’s request estimated Dana’s potential liability for indemnity and defense costs at $61 million for pending asbestos claims and at between $80 and $141 million for future asbestos claims through 2021. Since the outcomes within that range are equally probable, Dana has accrued for the lower end of that range. While the process of estimating future asbestos demands beyond 2021 is highly uncertain, Dana believes that there are reasonable circumstances under which its expenditures for asbestos claims after that date would be de minimis. Dana’s probable insurance recovery for the projected liability for current and future claims is $71 million. Dana expects that its assets will be more than sufficient to pay those potential net liabilities.
     The Bankruptcy Court authorized the Creditors’ Committee’s retention of Analysis, Research & Planning Corporation (“ARPC”) as the asbestos advisor to the Creditors’ Committee. Subsequent to ARPC’s retention, and with the assistance of the Debtors, ARPC conducted an analysis of the Debtors’ estimated current and future asbestos liabilities. ARPC’s analysis differs materially from the Debtors’ estimate on a number of fronts, particularly in connection with (i) the estimated defense costs that the Reorganized Debtors are likely to incur in the future and (ii) the number of years of projected liabilities. Based upon its analysis and its current understanding of the facts, ARPC estimates that the total indemnity and defense costs required in resolving all pending and future asbestos claims are likely to fall within a range between a low of $0.5 billion and a high of $1.5 billion over the next 45 years. These amounts have not been discounted to present value. The majority of these estimated total indemnity and defense costs (roughly 75%) are estimated to be defense costs. ARPC estimates that approximately 64% of the total estimated indemnity and defense costs will be covered by Dana’s current insurance coverage.
C. Treatment of Allowed Secondary Liability Claims; Maximum Recovery
     The classification and treatment of Allowed Claims under the Plan take into consideration all Allowed Secondary Liability Claims. On the Effective Date, Allowed Secondary Liability Claims will be treated as follows:
     1. The Allowed Secondary Liability Claims arising from or related to any Debtor’s joint or several liability for the obligations under any Executory Contract or Unexpired Lease that is being assumed or deemed assumed by another Debtor or under any Executory Contract or Unexpired Lease that is being assumed by and assigned to another Debtor will be Reinstated.
     2. Except as provided in Section II.C.1 of the Plan, holders of Allowed Secondary Liability Claims against any Consolidated Debtor will be entitled to only one distribution in respect of the Liabilities related to such Allowed Secondary Liability Claim and will be deemed satisfied in full by the distributions on account of the related underlying Allowed Claim. Notwithstanding the existence of a Secondary Liability Claim, no multiple recovery on account of any Allowed Claim against any Consolidated Debtor will be provided or permitted.
     3. Notwithstanding any provision hereof to the contrary, holders of Allowed Secondary Liability Claims against a Consolidated Debtor and EFMG may not receive in the aggregate from all Debtors more than 100% of the value of the underlying Claim giving rise to such multiple Claims.
D. Treatment of Executory Contracts and Unexpired Leases
1.	Executory Contracts and Unexpired Leases to Be Assumed
     Except as otherwise provided in the Plan, in any contract, instrument, release or other agreement or document entered into in connection with the Plan or in a Final Order of the Bankruptcy Court, or as requested in any motion Filed on or prior to the Effective Date, on the Effective Date, pursuant to section 365 of the Bankruptcy Code, the applicable Debtor or Debtors will assume or assume and assign, as indicated, each Executory Contract or Unexpired Lease listed on Exhibit II.E.1.a to the Plan; provided, however, that the Debtors and Reorganized Debtors reserve the right, at any time on or prior to the Effective Date, to amend such Exhibit II.E.1.a to the Plan to: (a) delete any Executory Contract or Unexpired Lease listed therein, thus providing for its rejection pursuant to Section II.E.5 of the Plan; (b) add any Executory Contract or Unexpired Lease thereto, thus providing for its assumption or assumption and assignment pursuant to Section II.E.1.a of the Plan; or (c) modify the amount of the Cure Amount Claim. Moreover, pursuant to the Contract Procedures Order, the Debtors reserve the right, at any time until the date that is 30 days after the Effective Date, to amend Exhibit II.E.1.a to the Plan to identify or change the identity of the Reorganized Debtor party that will be an assignee of an Executory Contract or Unexpired Lease. Each contract and lease listed on Exhibit II.E.1.a to the Plan will be assumed only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Listing a contract or lease on Exhibit II.E.1.a to the Plan will not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease (including any related agreements as described in Section II.E.1.a to the Plan) is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder.
     Each Executory Contract or Unexpired Lease listed on Exhibit II.E.1.a to the Plan will include any modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such contract or lease, irrespective of whether such agreement, instrument or other document is listed on Exhibit II.E.1.a to the Plan, unless any such modification, amendment, supplement, restatement or other agreement is rejected pursuant to Section II.E.5 of the Plan or designated for rejection in accordance with Section II.E.2 of the Plan.
     The joint venture agreements listed on Exhibit II.E.1.c to the Plan shall be deemed assumed and assigned to New Dana Holdco in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.
     To the extent (a) the Debtors are party to any contract, purchase order or similar agreement providing for the sale of the Debtors’ products or services, (b) any such agreement constitutes an Executory Contract or Unexpired Lease and (c) such agreement (i) has not been rejected pursuant to a Final Order of the Bankruptcy Court, (ii) is not subject to a pending motion for reconsideration or appeal of an order authorizing the rejection of such Executory Contract or Unexpired Lease, (iii) is not subject to a motion to reject such Executory Contract or Unexpired Lease Filed on or prior to the Effective Date, (iv) is not listed on Exhibit II.E.1.a to the Plan, (v) is not listed on Exhibit II.E.5 to the Plan or (vi) has not been designated for rejection in accordance with Section II.E.2 of the Plan, such agreement (including any related agreements as described in Section II.E.1.b of the Plan), purchase order or similar agreement will be assumed by the Debtors and assigned to the Reorganized Debtor that will be the owner of the business that performs the obligations to the customer under such agreement, or such Reorganized Debtor’s parent company, in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date. The Cure Amount Claim to be paid in connection with the assumption of such a customer-related contract, purchase order or similar agreement that is not specifically identified on Exhibit II.E.1.a to the Plan shall be $0.00. Listing a contract, purchase order or similar agreement providing for the sale of the Debtors’ products or services on Exhibit II.E.5 to the Plan will not constitute an admission by a Debtor or Reorganized Debtor that such agreement (including related agreements as described in Section II.E.1.b of the Plan) is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder.
2.	Approval of Assumptions and Assignments; Assignments Related to Restructuring Transactions
     The Confirmation Order will constitute an order of the Bankruptcy Court approving the assumption (including any related assignment resulting from the Restructuring Transactions or otherwise) of Executory Contracts or Unexpired Leases pursuant to Section II.E of the Plan as of the Effective Date, except for Executory Contracts or Unexpired Leases that (a) have been rejected pursuant to a Final Order of the Bankruptcy Court, (b) are subject to a pending motion for reconsideration or appeal of an order authorizing the rejection of such Executory Contract or Unexpired Lease, (c) are subject to a motion to reject such Executory Contract or Unexpired Lease Filed on or prior to the Effective Date, (d) are rejected pursuant to Section II.E.5 of the Plan or (e) are designated for rejection in accordance with the last sentence of paragraph II.E.2 of the Plan. As of the effective time of an applicable Restructuring Transaction, any Executory Contract or Unexpired Lease to be held by any Debtor or Reorganized Debtor and assumed hereunder or otherwise in the Chapter 11 Cases, if not expressly assigned to a third party previously in the Chapter 11 Cases or assigned to a particular Reorganized Debtor pursuant to the procedures described above, will be deemed assigned to the surviving, resulting or acquiring corporation in the applicable Restructuring Transaction, pursuant to section 365 of the Bankruptcy Code. If an objection to a proposed assumption, assumption and assignment or Cure Amount Claim is not resolved in favor of the Debtors or the Reorganized Debtors, the applicable Executory Contract or Unexpired Lease may be designated by the Debtors or the Reorganized Debtors for rejection, within five Business Days of the entry of the order of the Bankruptcy Court resolving the matter against the Debtors. Such rejection shall be deemed effective as of the Effective Date.
3.	Payments Related to the Assumption of Executory Contracts or Unexpired Leases
     To the extent that such Claims constitute monetary defaults, the Cure Amount Claims associated with each Executory Contract or Unexpired Lease to be assumed pursuant to the Plan will be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, at the option of the applicable Debtor or Reorganized Debtor: (a) by payment of the Cure Amount Claim in Cash on the Effective Date or (b) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease. If there is a dispute regarding: (a) the amount of any Cure Amount Claim, (b) the ability of the applicable Reorganized Debtor or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed or (c) any other matter pertaining to the assumption of such contract or lease, the payment of any Cure Amount Claim required by section 365(b)(1) of the Bankruptcy Code will be made within 30 days following the entry of a Final Order or the execution of a Stipulation of Amount and Nature of Claim resolving the dispute and approving the assumption.
4.	Contracts and Leases Entered Into or Assumed After the Petition Date
     Contracts, leases and other agreements entered into after the Petition Date by a Debtor, including, without limitation, the Union Settlement Agreements and any Executory Contracts or Unexpired Leases assumed by a Debtor, will be performed by such Debtor or Reorganized Debtor in the ordinary course of its business, as applicable. Accordingly, such contracts and leases (including any assumed Executory Contracts or Unexpired Leases) will survive and remain unaffected by entry of the Confirmation Order; provided, however, that any Executory Contracts or Unexpired Leases assumed by a Debtor and not previously assigned will be assigned to the Reorganized Debtor identified on Exhibit II.E.4 to the Plan. The Debtors and Reorganized Debtors reserve the right, at any time until the date that is 30 days after the Effective Date, to amend Exhibit II.E.4 to the Plan to identify or change the identity of the Reorganized Debtor party that will be the assignee of an Executory Contract or Unexpired Lease.
5.	Rejection of Executory Contracts and Unexpired Leases
     On the Effective Date, except for an Executory Contract or Unexpired Lease that was previously assumed, assumed and assigned or rejected by an order of the Bankruptcy Court or that is assumed pursuant to Section II.E of the Plan (including any related agreements assumed pursuant to Section II.E.1.b of the Plan), each Executory Contract or Unexpired Lease entered into by a Debtor prior to the Petition Date that has not previously expired or terminated pursuant to its own terms will be rejected pursuant to section 365 of the Bankruptcy Code. The Executory Contracts or Unexpired Leases to be rejected will include the Executory Contracts or Unexpired Leases listed on Exhibit II.E.5 to the Plan. Each contract and lease listed on Exhibit II.E.5 to the Plan will be rejected only to the extent that any such contract or lease constitutes an Executory Contract or Unexpired Lease. Listing a contract or lease on Exhibit II.E.5 to the Plan will not constitute an admission by a Debtor or Reorganized Debtor that such contract or lease (including related agreements as described in Section II.E.1.b of the Plan) is an Executory Contract or Unexpired Lease or that a Debtor or Reorganized Debtor has any liability thereunder. Irrespective of whether an Executory Contract or Unexpired Lease is listed on Exhibit II.E.1.b to the Plan, it will be deemed rejected unless it such contract (a) is listed on Exhibit II.E.1.a to the Plan or Exhibit II.E.1.c to the Plan, (b) was not previously assumed, assumed and assigned or rejected by order of the Bankruptcy Court or (c) is not deemed assumed pursuant to the other provisions of Section II.E. of the Plan. The Confirmation Order will constitute an order of the Bankruptcy Court approving such rejections, pursuant to section 365 of the Bankruptcy Code, as of the later of: (a) the Effective Date; or (b) the resolution of any objection to the proposed rejection of an Executory Contract or Unexpired Lease. Any Claims arising from the rejection of any Executory Contract or Unexpired Lease will be treated as a Class 5A Claim or Class 5B Claim, as applicable (General Unsecured Claims), subject to the provisions of section 502 of the Bankruptcy Code.
6.	Bar Date for Rejection Damages
     Except as otherwise provided in a Final Order of the Bankruptcy Court approving the rejection of an Executory Contract or Unexpired Lease, Claims arising out of the rejection of an Executory Contract or Unexpired Lease pursuant to the Plan must be Filed with the Bankruptcy Court on or before the later of: (a) 30 days after the Effective Date or (b) for Executory Contracts identified on Exhibit II.E.5 to the Plan, 30 days after (i) the service of a notice of such rejection is served under the Contract Procedures Order, if the contract counterparty does not timely file an objection to the rejection in accordance with the Contract Procedures Order or (ii) if such an objection to rejection is timely filed with the Bankruptcy Court in accordance with the Contract Procedures Order, the date that an Order is entered approving the rejection of the applicable contract or lease or the date that the objection to rejection is withdrawn. Any Claims not Filed within such applicable time periods will be forever barred from receiving a distribution from the Debtors, the Reorganized Debtors or the Estates.
7.	Executory Contract and Unexpired Lease Notice Provisions
     In accordance with the Contract Procedures Order, the Debtors or Reorganized Debtors, as applicable, will provide (a) notice to each party whose Executory Contract or Unexpired Lease is being assumed pursuant to the Plan of: (i) the contract or lease being assumed; (ii) the Cure Amount Claim, if any, that the applicable Debtor believes it would be obligated to pay in connection with such assumption; (iii) any assignment of an Executory Contract or Unexpired Lease (pursuant to the Restructuring Transactions or otherwise); and (iv) the procedures for such party to object to the assumption of the applicable Executory Contract or Unexpired Lease, the amount of the proposed Cure Amount Claim or any assignment of an Executory Contract or Unexpired Lease; (b) notice to each party whose Executory Contract or Unexpired Lease is being rejected pursuant to the Plan; (c) notice to each party whose Executory Contract or Unexpired Lease is being assigned pursuant to the Plan; (d) notice of any amendments to Exhibit II.E.1.a, Exhibit II.E.1.c, Exhibit II.E.4 or Exhibit II.E.5 to the Plan; and (e) any other notices relating to the assumption, assumption and assignment or rejection Executory Contracts or Unexpired Leases required under the Plan or Contract Procedures Order in accordance with the Contract Procedures Order.
8.	Special Executory Contract and Unexpired Lease Issues
     Prior to the Effective Date, Dana will make arrangements to continue liability and fiduciary (including ERISA) insurance for the benefit of its directors, officers and employees for the period from and after the Effective Date, and, prior to the Effective Date, will fully pay the annual premium for such insurance. With respect to its pre-Effective Date officers and directors’ liability insurance, Dana will obtain and pay for a run-off policy continuing existing policy limits on substantially the same terms and conditions as existing officers and directors’ liability policies, for a term of six years, and providing coverage to all parties covered by policies in effect during the pendency of the cases.
     The obligations of each Debtor or Reorganized Debtor to indemnify any person who was serving as one of its directors, officers or employees on or after February 28, 2006 by reason of such person’s prior or future service in such a capacity or as a director, officer or employee of another corporation, partnership or other legal entity, to the extent provided in the applicable certificates of incorporation, bylaws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor or Reorganized Debtor, will be deemed and treated as executory contracts that are assumed by the applicable Debtor or Reorganized Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations will survive and be unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.
     The obligations of each Debtor or Reorganized Debtor to indemnify any person who was serving as one of its directors, officers or employees prior to February 28, 2006 by reason of such person’s prior service in such a capacity or as a director, officer or employee of another corporation, partnership or other legal entity, to the extent provided in the applicable certificates of incorporation, bylaws or similar constituent documents, by statutory law or by written agreement, policies or procedures of or with such Debtor, will terminate and be discharged pursuant to section 502(e) of the Bankruptcy Code or otherwise as of the Effective Date; provided, however, that to the extent that such indemnification obligations no longer give rise to contingent Claims that can be disallowed pursuant to section 502(e) of the Bankruptcy Code, such indemnification obligations will be deemed and treated as Executory Contracts that are rejected by the applicable Debtor or Reorganized Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date, and any Claims arising from such indemnification obligations (including any rejection damage claims) will be subject to the Bar Date provisions of Section II.E.6 of the Plan.
9.	No Change in Control
     The consummation of the Plan, the implementation of the Restructuring Transactions or the assumption or assumption and assignment of any Executory Contract or Unexpired Lease to another Reorganized Debtor is not intended to, and shall not, constitute a change in ownership or change in control under any employee benefit plan or program, financial instrument, loan or financing agreement, Executory Contract or Unexpired Lease or contract, lease or agreement in existence on the Effective Date to which a Debtor is a party.
E. Conditions Precedent to Confirmation of the Plan
     The following conditions are conditions to the entry of the Confirmation Order unless such conditions, or any of them, have been satisfied or duly waived pursuant to Section IV.C of the Plan:
1.	The Confirmation Order will be reasonably acceptable in form and substance to (a) the Debtors, (b) Centerbridge, (c) the Unions (d) the Creditors’ Committee and (e) the Ad Hoc Steering Committee.

2.	The Plan shall not have been materially amended, altered or modified from the Plan as Filed on October 23, 2007, unless such material amendment, alteration or modification has been made in accordance with Section X.A of the Plan.

3.	All Exhibits to the Plan are in form and substance reasonably satisfactory to (a) the Debtors, (b) the Unions, (c) Centerbridge (d) the Creditors’ Committee and (e) the Ad Hoc Steering Committee.

4.	Any modification of, amendment, supplement or change to the Plan or any Plan Exhibit that (a) alters in any way the Settlement Pool or the parties to whom it shall be made available; (b) makes available any consideration to Ineligible Unsecured Claims other than the Settlement Pool; or (c) provides for the receipt of additional consideration for Centerbridge or any of its subsidiaries or affiliates shall not have been made without the consent of the Ad Hoc Steering Committee and the Creditors’ Committee.
     In addition to the foregoing conditions to Confirmation, there are a number of substantial confirmation requirements under the Bankruptcy Code that must be satisfied for the Plan to be confirmed. See “Confirmation of the Plan — Requirements for Confirmation of the Plan.”
F. Conditions Precedent to the Occurrence of the Effective Date
     It is a condition to the occurrence of the Effective Date and the consummation of the Plan that the following conditions shall have been satisfied or duly waived pursuant to Section IV.C of the Plan:
1.	The Bankruptcy Court shall have entered the Confirmation Order on or before February 28, 2008.

2.	The Bankruptcy Court shall have entered an order (contemplated to be part of the Confirmation Order) approving and authorizing the Debtors and the Reorganized Debtors to take all actions necessary or appropriate to implement the Plan, including completion of the Restructuring Transactions and the other transactions contemplated by the Plan and the implementation and consummation of the contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan.

3.	No stay of the Confirmation Order shall then be in effect.

4.	The documents effectuating the Exit Facility shall be in form and substance reasonably satisfactory to the Debtors and Centerbridge, and shall have been executed and delivered by the Reorganized Debtors, the Exit Facility Agent and each of the lenders under the Exit Facility.

5.	The total amount of Allowed General Unsecured Claims (excluding any General Unsecured Claims held by the Unions (including the Union Claim), any General Unsecured Claims held by the Retiree Committee, Convenience Claims, General Unsecured Claims against EFMG, Prepetition Intercompany Claims and the DCC Claim) shall not exceed $3.25 billion.

6.	The total amount of funded debt of the Reorganized Debtors, on a consolidated basis, shall not exceed $1.5 billion.

7.	The Reorganized Debtors’ Minimum Emergence Liquidity shall be reasonably acceptable to the Unions and Centerbridge.

8.	The Effective Date shall occur on or before May 1, 2008.

9.	The Plan and all Exhibits to the Plan shall not have been materially amended, altered or modified from the Plan as confirmed by the Confirmation Order, unless such material amendment, alteration or modification has been made in accordance with Section X.A of the Plan.

10.	Any modification of, amendment, supplement or change to the Plan or any Plan Exhibit that (a) alters in any way the Settlement Pool or the parties to who it shall be made available; (b) makes available any consideration to Ineligible Unsecured Claims other than the Settlement Pool; or (c) provides for the receipt of additional consideration for Centerbridge or any of its subsidiaries or Affiliates shall not have been made without the consent of the Ad Hoc Steering Committee and the Creditors’ Committee.

11.	The Debtors shall have complied with their obligations under the B-2 Backstop Commitment Letter to sell New Series B Preferred Stock to the Series B-2 Investors in accordance with the terms of the B-2

Backstop Commitment Letter, provided the B-2 Backstop Commitment Letter has not been terminated and the B-2 Investors shall have funded the purchase of New Series B Preferred Stock thereunder.
     The conditions to Confirmation and the conditions to the Effective Date may be waived in whole or in part at any time by the agreement of (1) the Debtors, (2) Centerbridge, (3) the Unions (4) the Creditors’ Committee and (5) the Ad Hoc Steering Committee without an order of the Bankruptcy Court, provided, however, that (a) the condition precedent to the Effective Date in Section IV.B.5 of the Plan may be waived only by the Creditors’ Committee acting reasonably and consistently with its fiduciary duties to all unsecured creditors and after taking into account the efforts that the Debtors, the Creditors’ Committee and other parties, if applicable, have made to resolve unsecured Claims and (b) the condition precedent to the Confirmation Date and the Effective Date in Sections IV.A.4 and IV.B.10 of the Plan, respectively, may be waived only with the consent of Centerbridge, the Creditors’ Committee and the Ad Hoc Steering Committee.
     If each of the conditions to the Effective Date is not satisfied or duly waived in accordance with Section IV.C of the Plan, then upon motion by the Debtors made before the time that each of such conditions has been satisfied and upon notice to such parties in interest as the Bankruptcy Court may direct, the Confirmation Order will be vacated by the Bankruptcy Court; provided, however, that, notwithstanding the Filing of such motion, the Confirmation Order may not be vacated if each of the conditions to the Effective Date is satisfied before the Bankruptcy Court enters an order granting such motion. If the Confirmation Order is vacated pursuant to Section IV.D of the Plan: (a) the Plan will be null and void in all respects, including with respect to (i) the discharge of Claims and termination of Interests pursuant to section 1141 of the Bankruptcy Code, (ii) the assumptions, assignments, or rejections of Executory Contracts and Unexpired Leases pursuant to Section II.E of the Plan and (iii) the releases described in Section IV.E of the Plan; and (b) nothing contained in the Plan will (i) constitute a waiver or release of any Claims by or against, or any Interest in, any Debtor or (ii) prejudice in any manner the rights of the Debtors or any other party in interest.
G. Retention of Jurisdiction by the Bankruptcy Court
     Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court will retain such jurisdiction over the Chapter 11 Cases after the Effective Date as is legally permissible, including jurisdiction to:
1.	Allow, disallow, determine, liquidate, reduce, classify, re-classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest (other than Asbestos Personal Injury Claims and any Claim of an Insurer or any other litigation between or among any Reorganized Debtor and any Insurer arising under or relating to an Insurance Contract that has been assumed or continued under the Plan), including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the amount, allowance, priority or classification of Claims or Interests;

2.	Either grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan for periods ending on or before the Effective Date;

3.	Resolve any matters related to the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which any Debtor is a party or with respect to which any Debtor or Reorganized Debtor may be liable and to hear, determine and, if necessary, liquidate any Claims arising therefrom, including any Cure Amount Claims;

4.	Ensure that distributions to holders of Allowed Claims and Allowed Interests are accomplished pursuant to the provisions of the Plan;

5.	Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and either grant or deny any applications involving any Debtor or any Reorganized Debtor that may be pending on the Effective Date or brought thereafter (other than with respect to any litigation dispute between or among any Reorganized Debtor and any Insurer arising under or relating to an Insurance Contract that has been assumed or continued under the Plan);

6.	Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases and other agreements or documents entered into or delivered in connection with the Plan, the Litigation Trust Agreement, the Disclosure Statement or the Confirmation Order;

7.	Resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan, the Litigation Trust Agreement or any contract, instrument, release or other agreement or document that is entered into or delivered pursuant to the Plan, the Litigation Trust Agreement, or any entity’s rights arising from or obligations incurred in connection with the Plan, the Litigation Trust Agreement or such documents;

8.	Modify the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code; modify the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

9.	Issue injunctions, enforce the injunctions contained in the Plan and the Confirmation Order, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with consummation, implementation or enforcement of the Plan or the Confirmation Order;

10.	Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason or in any respect modified, stayed, reversed, revoked or vacated, or distributions pursuant to the Plan are enjoined or stayed;

11.	Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order;

12.	Enforce or clarify any orders previously entered by the Bankruptcy Court in the Chapter 11 Cases;

13.	Enter a final decree or decrees closing the Chapter 11 Cases;

14.	Determine matters concerning state, local and federal Taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code, including any Disputed Claims for Taxes;

15.	Recover all assets of the Debtors and their Estates, wherever located; and

16.	Hear any other matter not inconsistent with the Bankruptcy Code.
IX.
VOTING REQUIREMENTS
     The Approval and Procedures Order, the notice of the Confirmation Hearing, and the instructions attached to your Ballot should be read in connection with this section of this Disclosure Statement as they set forth in detail, among other things, procedures governing voting deadlines and objection deadlines.
     If you have any questions about the procedure for voting your Claim or the solicitation packet of materials you received, or if you wish to obtain a paper copy of the Plan, this Disclosure Statement or any Exhibits to such documents, please contact the Voting Agent by (a) regular mail at Dana Voting Agent, BMC Group, P.O. Box 952, El Segundo, CA 90245-0952; (b) delivery or courier at Dana Voting Agent, BMC Group, Inc., 1330 E. Franklin Ave., El Segundo, CA 90245; or (c) toll-free telephone for U.S. callers at (888) 819-7916 (Dana Employee/Retiree Line) or (888) 819-7921 (Dana Vendor Line and General Line), and for international callers, call +1-310-321-5587 (Dana Employee/Retiree Line) or +1-310-321-5573 (Dana Vendor Line and General Line).

A. Voting Deadline
     This Disclosure Statement and the appropriate Ballot(s) are being distributed to all holders of Claims that are entitled to vote on the Plan. In order to facilitate vote tabulation, there is a separate Ballot designated for each impaired voting Class; however, all Ballots are substantially similar in form and substance, and the term “Ballot” is used without intended reference to the Ballot of any specific Class of Claims.
     IN ACCORDANCE WITH THE APPROVAL AND PROCEDURES ORDER, IN ORDER TO BE CONSIDERED FOR PURPOSES OF ACCEPTING OR REJECTING THE PLAN, ALL BALLOTS MUST BE RECEIVED BY THE VOTING AGENT NO LATER THAN 5 P.M. (EASTERN TIME) ON NOVEMBER 28, 2007, THE VOTING DEADLINE. BALLOTS SUBMITTED BY BENEFICIAL OWNERS OF BONDS TO A MASTER BALLOT AGENT MUST BE RECEIVED BY SUCH MASTER BALLOT AGENT BY THE MAILING DEADLINE. ONLY THOSE BALLOTS ACTUALLY RECEIVED BY THE VOTING AGENT BEFORE THE VOTING DEADLINE OR BY A MASTER BALLOT AGENT BEFORE THE MAILING DEADLINE (AS APPLICABLE) WILL BE COUNTED AS EITHER ACCEPTING OR REJECTING THE PLAN. EXCEPT WITH RESPECT TO MASTER BALLOTS, WHICH BALLOTS MAY BE SUBMITTED BY FACSIMILE, NO BALLOTS MAY BE SUBMITTED BY FACSIMILE OR ELECTRONIC MAIL, AND ANY BALLOTS OTHER THAN MASTER BALLOTS SUBMITTED BY FACSIMILE OR ELECTRONIC MAIL WILL NOT BE ACCEPTED BY THE VOTING AGENT.
B. Holders of Claims or Interests Entitled to Vote
     Under section 1124 of the Bankruptcy Code, a class of claims or equity interests is deemed to be “impaired” under a plan unless (1) the plan leaves unaltered the legal, equitable and contractual rights to which such claim or equity interest entitles the holder thereof; or (2) notwithstanding any legal right to an accelerated payment of such claim or equity interest, the plan (a) cures all existing defaults (other than defaults resulting from the occurrence of events of bankruptcy), (b) reinstates the maturity of such claim or equity interest as it existed before the default, (c) compensates the holder of such claim or equity interest for any damages resulting from such holder’s reasonable reliance on such legal right to an accelerated payment and (d) does not otherwise alter the legal, equitable or contractual rights to which such claim or equity interest entitles the holder of such claim or equity interest.
     In general, a holder of a claim or equity interest may vote to accept or reject a plan if (1) the claim or equity interest is “allowed,” which means generally that it is not disputed, contingent or unliquidated, and (2) the claim or equity interest is impaired by a plan. However, if the holder of an impaired claim or equity interest will not receive any distribution under the plan in respect of such claim or equity interest, the Bankruptcy Code deems such holder to have rejected the plan and provides that the holder of such claim or equity interest is not entitled to vote. If the claim or equity interest is not impaired, the Bankruptcy Code conclusively presumes that the holder of such claim or equity interest has accepted the plan and provides that the holder is not entitled to vote.
     Except as otherwise provided in the Approval and Procedures Order, the holder of a Claim against one or more Debtors that is “impaired” under the Plan is entitled to vote to accept or reject the Plan if (1) the Plan provides a distribution in respect of such Claim; and (2) the Claim has been scheduled by the appropriate Debtor (and is not scheduled as disputed, contingent, or unliquidated), the holder of such Claim has timely filed a proof of Claim or a proof of Claim was deemed timely filed by an order of the Bankruptcy Court prior to the Voting Deadline. AS SET FORTH IN THE CONFIRMATION HEARING NOTICE AND IN THE APPROVAL AND PROCEDURES ORDER, OTHER HOLDERS OF CLAIMS MUST FILE MOTIONS TO HAVE THEIR CLAIMS TEMPORARILY ALLOWED FOR VOTING PURPOSES ON OR BEFORE NOVEMBER 15, 2007 OR TEN DAYS AFTER THE DATE OF SERVICE OF A NOTICE OF AN OBJECTION, IF ANY, TO A CLAIM.
     A vote on the Plan may be disregarded if the Bankruptcy Court determines, pursuant to section 1126(e) of the Bankruptcy Code, that it was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code. The Approval and Procedures Order also sets forth assumptions and procedures for tabulating Ballots that are not completed fully or correctly.
C. Vote Required for Acceptance by a Class
     A Class of Claims shall have accepted the Plan if it is accepted by at least two-thirds (2/3) in amount and more than one-half (1/2) in number of the Allowed Claims in such Class that have voted on the Plan in accordance with the Approval and Procedures Order.

D. Voting Procedures
1.	Ballots
     All votes to accept or reject the Plan with respect to any Class of Claims must be cast by properly submitting the duly completed and executed form of Ballot designated for such Class. Holders of impaired Claims voting on the Plan should complete and sign the Ballot in accordance with the instructions thereon, being sure to check the appropriate box entitled “Accept the Plan” or “Reject the Plan.”
     ANY BALLOT RECEIVED THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN OR THAT INDICATES BOTH ACCEPTANCE AND REJECTION OF THE PLAN WILL NOT BE COUNTED FOR PURPOSES OF DETERMINING ACCEPTANCE OR REJECTION OF THE PLAN.
     ANY BALLOT RECEIVED THAT IS NOT SIGNED OR THAT CONTAINS INSUFFICIENT INFORMATION TO PERMIT THE IDENTIFICATION OF THE CLAIMANT WILL BE AN INVALID BALLOT AND WILL NOT BE COUNTED FOR PURPOSES OF DETERMINING ACCEPTANCE OR REJECTION OF THE PLAN.
     Ballots must be delivered to the Voting Agent or Master Ballot Agent (as applicable) at the address set forth upon the Ballot or the envelope enclosed therewith, and received by the Voting Deadline or Mailing Deadline (as applicable). THE METHOD OF SUCH DELIVERY IS AT THE ELECTION AND RISK OF THE VOTER. If such delivery is by mail, it is recommended that voters use an air courier with a guaranteed next day delivery or registered mail, properly insured, with return receipt requested. In all cases, sufficient time should be allowed to ensure timely delivery. Except with respect to Master Ballots, which Ballots may be submitted by facsimile, no Ballots may be submitted by facsimile or electronic mail, and any Ballots submitted by facsimile or electronic mail will not be accepted by the Voting Agent.
     In accordance with Bankruptcy Rule 3018(c), the Ballots are based on Official Form No. 14, but have been modified to meet the particular needs of these cases. PLEASE CAREFULLY FOLLOW THE DIRECTIONS CONTAINED ON EACH ENCLOSED BALLOT.
     In most cases, each Ballot enclosed with this Disclosure Statement has been encoded with the amount of the Allowed Claim for voting purposes (if the Claim is a Contested Claim, this amount may not be the amount ultimately allowed for purposes of distribution) and the Class into which the Claim has been placed under the Plan.
2.	Beneficial Owners of Bonds
     If you are the beneficial owner of Bonds and hold them in your own name, you can vote by completing and signing the enclosed Ballot and returning it directly to the Voting Agent using the enclosed preaddressed, postage prepaid envelope.
     If you hold Bonds in “street name” (i.e., through a brokerage firm, commercial bank, trust company or other nominee) or an authorized signatory (a brokerage firm or other intermediary having power of attorney to vote on behalf of a beneficial owner), you can vote by following the instructions set forth below:
•	fill in all the applicable information on the Ballot;

•	sign the Ballot (unless the Ballot has already been signed by the bank, trust company or other nominee); and

•	return the Ballot to the address indicated on the Ballot in the preaddressed, postage prepaid envelope enclosed with the Ballot. If no envelope was enclosed, contact your brokerage firm, commercial bank, trust company or other nominee or agent thereof for instructions.
     If you hold your Bonds in street name, you must return your Ballot to the appropriate brokerage firm, commercial bank, trust company or other nominee by the Mailing Deadline (November 23, 2007). If your Ballot is not received by your Master Ballot Agent on or before the Mailing Deadline, and such deadline is not extended, your vote will not count as either an acceptance or rejection of the Plan.
     You may receive multiple mailings of this Disclosure Statement, especially if you own Bonds through more than one brokerage firm, commercial bank, trust company or other nominee. If you submit more than one Ballot for a Class because you beneficially own the securities in that Class through more than one broker or bank, you must indicate in the appropriate item of the Ballot(s) the names of ALL broker dealers or other intermediaries who hold securities for you in the same Class.
     Authorized signatories voting on behalf of more than one beneficial owner must complete a separate Ballot for each such beneficial owner. Any Ballot submitted to a brokerage firm or proxy intermediary will not be counted until the brokerage firm or proxy intermediary (a) properly executes the Ballot(s) and delivers them to the Voting Agent, or (b) properly completes and delivers a corresponding Master Ballot to the Voting Agent.
     By voting on the Plan, you are certifying that you are the beneficial owner of the Bonds being voted or an authorized signatory for the beneficial owner. Your submission of a Ballot will also constitute a request that you (or in the case of an authorized signatory, the beneficial owner) be treated as the record holder of those securities for purposes of voting on the Plan.
3.	Brokerage Firms, Banks and Other Nominees
     A brokerage firm, commercial bank, trust company or other nominee that is the registered holder of a Bond for a beneficial owner, or that is a participant in a securities clearing agency and is authorized to vote in the name of the securities clearing agency pursuant to an omnibus proxy and is acting for a beneficial owner, can vote on behalf of such beneficial owner by:
•	distributing a copy of this Disclosure Statement and all appropriate Ballots to the beneficial owner;

•	collecting all such Ballots;

•	completing a Master Ballot compiling the votes and other information from the Ballots collected; and

•	transmitting the completed Master Ballot to the Voting Agent.
     A proxy intermediary acting on behalf of a brokerage firm or bank may follow the procedures outlined in the preceding sentence to vote on behalf of the beneficial owner.
     If you are entitled to vote and you did not receive a Ballot, received a damaged Ballot or lost your Ballot, please contact the Voting Agent in the manner set forth above.
4.	Withdrawal or Change of Votes on the Plan
     A Ballot may be withdrawn by delivering a written notice of withdrawal to the Voting Agent, so that the Voting Agent receives the notice prior to the Voting Deadline. Thereafter, withdrawal may be effected only with the approval of the Bankruptcy Court.
     In order to be valid, a notice of withdrawal must (a) specify the name of the creditor who submitted the Ballot to be withdrawn, (b) contain a description of the Claim(s) to which it relates and (c) be signed by the creditor in the same manner as on the Ballot. The Debtors expressly reserve the absolute right to contest the validity of any such withdrawals of votes on the Plan.
     Any creditor who has timely submitted a properly-completed Ballot to the Voting Agent or a Master Ballot Agent, as applicable, may change its vote only with the approval of the Bankruptcy Court. In the case where more than one timely, properly-completed Ballot is received with respect to the same Claim and no order of the Bankruptcy Court allowing the creditor to change its vote has been entered prior to the Voting Deadline (or, with respect to beneficial owners of Bonds in street name, the Mailing Deadline), the Ballot that will be counted for purposes of determining whether sufficient acceptances required to confirm the Plan have been received will be the timely, properly-completed Ballot that the Voting Agent determines was the first to be received.
5.	Voting Multiple Claims
     Separate forms of Ballots are provided for voting the various Classes of Claims. A SEPARATE BALLOT MUST BE USED FOR EACH CLAIM. Any Person who holds Claims in more than one Class is required to vote separately with respect to each Claim. Please sign, and return in accordance with the instructions in this section, a separate Ballot with respect to each such Claim. HOWEVER, HOLDERS OF GENERAL UNSECURED CLAIMS ARE REQUIRED TO VOTE ALL OF THEIR CLAIMS UNDER THE PLAN EITHER TO ACCEPT OR REJECT THE PLAN AND MAY NOT SPLIT THEIR VOTES. In the event that a Ballot or a group of Ballots within a Class received from a single creditor partially rejects and partially accepts the Plan, such Ballots will NOT be accepted or counted. Ballots partially accepting and partially rejecting the Plan may be objected to by the Debtors as Ballots not cast in good faith. Only Ballots with original signatures will be accepted. Ballots with copied signatures will NOT be accepted or counted.
6.	Voting Transferred Claims
     The transferee of a transferred Claim is entitled to receive a Solicitation Package and cast a Ballot on account of such transferred Claim only if (a) all actions necessary to effect the transfer of the Claim pursuant to Bankruptcy Rule 3001(e) have been completed or (b) the transferee files by November 28, 2007: (i) documentation required by Bankruptcy Rule 3001(e) to evidence the transfer and (ii) a sworn statement of the transferor supporting the validity of the transfer. Where a portion of a single Claim has been transferred to a transferee, all holders of any portion of such single Claim will be (a) treated as a single creditor for purposes of the numerosity requirements in section 1126(c) of the Bankruptcy Code (and for the other voting and solicitation procedures set forth in the Approval and Procedures Order) and (b) required to vote every portion of such Claim collectively to either accept or reject the Plan. In the event that a group of Ballots received from the various holders of multiple portions of a single Claim partially rejects and partially accepts the Plan, such Ballots will NOT be accepted or counted.
X.
CONFIRMATION OF THE PLAN
A. Confirmation Hearing.
     The Bankruptcy Code requires the Bankruptcy Court, after notice, to conduct a Confirmation Hearing at which it will hear objections (if any) and consider evidence with respect to whether the Plan should be confirmed. At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code described below are met.
     The Confirmation Hearing has been scheduled to begin on December 10, 2007, at 10 a.m. Eastern Time before the Honorable Burton R. Lifland, United States Bankruptcy Judge, United States Bankruptcy Court for the Southern District of New York, Alexander Hamilton Customs House, One Bowling Green, New York, NY 10004. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice, except for an announcement of the adjourned date made at the Confirmation Hearing.
B. Deadline to Object to Confirmation
     Objections, if any, to the confirmation of the Plan must: (1) be in writing; (2) state the name and address of the objecting party and the nature of the Claim or Interest of such party; (3) state with particularity the basis and nature of any objection; and (4) be filed with the Bankruptcy Court, and served on the following parties so that they are received no later than 5:00 p.m., Eastern Time, on November 28, 2007: (a) the Debtors, c/o DANA CORPORATION, 4500 Dorr Street, Toledo, Ohio 43615 (Attn: Marc S. Levin, Esq.); (b) counsel to the Debtors, JONES DAY, 222 East 41st Street, New York, New York 10017 (Attn: Corinne Ball, Esq. and Veerle Roovers, Esq.); JONES DAY, North Point, 901 Lakeside Avenue, Cleveland, Ohio 44114 (Attn: Heather Lennox, Esq. and Carl E. Black, Esq.); (c) the OFFICE OF THE UNITED STATES TRUSTEE, SOUTHERN DISTRICT OF NEW YORK, 33 Whitehall Street, 21st Floor, New York, New York 10004 (Attn: Andrew Velez-Rivera, Esq.); (d) counsel to the Official Committee of Unsecured Creditors, KRAMER LEVIN NAFTALIS & FRANKEL LLP, 1177 Avenue of the Americas, New York, New York 10036 (Attn: Thomas Moers Mayer, Esq. and Matthew J. Williams, Esq.); (e) counsel to the Ad Hoc Committee of Bondholders; STROOCK & STROOCK & LAVAN LLP, 180 Maiden Lane, New York, New York 10038 (Attn: Kristopher M. Hansen); and (f) counsel to Centerbridge Partners LP, WILLKIE FARR & GALLAGHER LLP, 787 Seventh Avenue, New York, New York 10019 (Attn: Matthew A. Feldman, Esq., Paul V. Shalhoub, Esq. and Morris J. Massel, Esq.). For purposes of filing objections in these cases, the address of the Bankruptcy Court is One Bowling Green, New York, New York 10004-1408. Attorneys may also file pleadings on the Bankruptcy Court’s Document Filing System (ECF) by completing and submitting the Electronic Filing Registration Form, available at http://www.nysb.uscourts.gov.

C. Requirements for Confirmation of the Plan
     Among the requirements for confirmation of the Plan are that the Plan (1) is accepted by all impaired Classes of Claims and Interests or, if rejected by an impaired Class, that the Plan “does not discriminate unfairly” and is “fair and equitable” as to such Class; (2) is feasible; and (3) is in the “best interests” of creditors and stockholders that are impaired under the Plan.
1.	Requirements of Section 1129(a) of the Bankruptcy Code
     The following requirements must be satisfied pursuant to section 1129(a) of the Bankruptcy Code before the Bankruptcy Court may confirm a reorganization plan:
•	The plan complies with the applicable provisions of the Bankruptcy Code.

•	The proponent of the plan complies with the applicable provisions of the Bankruptcy Code.

•	The plan has been proposed in good faith and not by any means forbidden by law.

•	Any payment made or to be made by the proponent, by the debtor, or by a person issuing securities or acquiring property under a plan, for services or for costs and expenses in or in connection with the case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of, the Bankruptcy Court as reasonable.

•	The proponent of a plan has disclosed the identity and affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in a joint plan with the debtor, or a successor to the debtor under the plan, and the appointment to, or continuance in, such office of such individual is consistent with the interests of creditors and equity security holders and with public policy.

•	The proponent of the plan has disclosed the identity of any insider (as defined in section 101 of the Bankruptcy Code) that will be employed or retained by the reorganized debtor, and the nature of any compensation for such insider.

•	Any governmental regulatory commission with jurisdiction, after confirmation of the plan, over the rates of the debtor has approved any rate change provided for in the plan, or such rate change is expressly conditioned on such approval.

•	With respect to each impaired class of claims or interests —
•	each holder of a claim or interest of such class (a) has accepted the plan; or (b) will receive or retain under the plan on account of such claim or interest property of a value, as of the effective date of the plan, that is not less than the amount that such holder would so receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code on such date; or

•	if section 1111(b)(2) of the Bankruptcy Code applies to the claims of such class, each holder of a claim of such class will receive or retain under the plan on account of such claim, property of a value, as of the effective date of the plan, that is not less than the value of such holder’s interest in the estate’s interest in the property that secures such claims.
•	With respect to each class of claims or interests, such class has (a) accepted the plan; or (b) such class is not impaired under the plan (subject to the “cramdown” provisions discussed below; see “Confirmation of the Plan — Requirements of Section 1129(b) of the Bankruptcy Code”).

•	Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the plan provides that:
•	with respect to a claim of a kind specified in sections 507(a)(2) or 507(a)(3) of the Bankruptcy Code, on the effective date of the plan, the holder of the claim will receive on account of such claim cash equal to the allowed amount of such claim;

•	with respect to a class of claim of the kind specified in sections 507(a)(1), 507(a)(4), 507(a)(5), 507(a)(6), or 507(a)(7) of the Bankruptcy Code, each holder of a claim of such class will receive (a) if such class has accepted the plan, deferred cash payments of a value, on the effective date of the plan, equal to the allowed amount of such claim; or (b) if such class has not accepted the plan, cash on the effective date of the plan equal to the allowed amount of such claim; and

•	with respect to a claim of a kind specified in section 507(a)(8) of the Bankruptcy Code, the holder of such claim will receive on account of such claim, regular installment payments in cash,
•	of a total value, as of the effective date of the plan, equal to the allowed amount of such claim;

•	over a period ending not later than 5 years after the date of the order for relief under section 301, 302, or 303 of the Bankruptcy Code; and

•	in a manner not less favorable than the most favored nonpriority unsecured claim provided for by the plan (other than cash payments made to a class of creditors under section 1122(b) of the Bankruptcy Code; and
•	with respect to a secured claim which would otherwise meet the description of an unsecured claim of a governmental unit under section 507(a)(8) of the Bankruptcy Code, but for the secured status of that claim, the holder of that claim will receive on account of that claim, cash payments, in the same manner and over the same period, as prescribed in the bullet points above.
•	If a class of claims is impaired under the plan, at least one class of claims that is impaired under the plan has accepted the plan, determined without including any acceptance of the plan by any insider (as defined in section 101 of the Bankruptcy Code).

•	Confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

•	All fees payable under 28 U.S.C. section 1930, as determined by the Bankruptcy Court at the hearing on confirmation of the plan, have been paid or the plan provides for the payment of all such fees on the effective date of the plan.

•	The plan provides for the continuation after its effective date of payment of all retiree benefits, as that term is defined in section 1114 of the Bankruptcy Code, at the level established pursuant to subsection (e)(1)(B) or (g) of section 1114 of the Bankruptcy Code, at any time prior to confirmation of the plan, for the duration of the period the debtor has obligated itself to provide such benefits.
     The Debtors believe that the Plan meets all the applicable requirements of section 1129(a) of the Bankruptcy Code other than those pertaining to voting, which has not yet taken place.
2.	Best Interests of Creditors
     Section 1129(a)(7) of the Bankruptcy Code requires that any holder of an impaired claim or interest voting against a proposed plan of reorganization must be provided in the plan with a value, as of the effective date of the plan, at least equal to the value that the holder would receive if the debtor’s operations were terminated and its assets liquidated under chapter 7 of the Bankruptcy Code. To determine what the holders of Claims and Interests in each impaired Class would receive if the Debtors were liquidated, the Bankruptcy Court must determine the dollar amount that would be generated from a liquidation of each Debtor’s assets in the context of a hypothetical liquidation. Such a determination must take into account the fact that secured claims, and any administrative claims resulting from the original chapter 11 cases and from the chapter 7 cases, would have to be paid in full from the liquidation proceeds before the balance of those proceeds were made available to pay unsecured creditors and make distributions to holders of interests.
     Set forth in Exhibit E hereto is an analysis developed by Dana that assumes that the Chapter 11 Cases are converted to chapter 7 cases and each Debtor’s assets are liquidated under the direction of a Bankruptcy Court-appointed trustee. THE LIQUIDATION VALUATIONS HAVE BEEN PREPARED SOLELY FOR USE IN THIS DISCLOSURE STATEMENT AND DO NOT REPRESENT VALUES THAT ARE APPROPRIATE FOR ANY OTHER PURPOSE. NOTHING CONTAINED IN THIS ANALYSIS IS INTENDED TO BE OR CONSTITUTES A CONCESSION BY OR

ADMISSION OF ANY DEBTOR FOR ANY PURPOSE. The assumptions used in developing this analysis are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors or a chapter 7 trustee. Accordingly, there can be no assurances that the values assumed in the liquidation analysis would be realized if the Debtors were actually liquidated. In addition, any liquidation would take place in the future at which time circumstances may exist which cannot presently be predicted. A description of the procedures followed and the assumptions and qualifications made by the Debtors in connection with the liquidation analysis are set forth in the notes thereto.
     After consideration of the effect that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to the Debtors’ creditors and equity interest holders, including (a) the increased cost and expenses of liquidation under chapter 7 arising from fees payable to the chapter 7 trustee and the attorneys and other professional advisors to such trustee, (b) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation, and from the rejection of unexpired leases and executory contracts in connection with the cessation of the operations of the Debtors, (c) the erosion of the value of the Debtors’ assets in the context of an expedited liquidation required under chapter 7 and the “forced sale” atmosphere that would prevail, (d) the adverse effects on the salability of portions of the business that could result from the possible departure of key employees and the loss of customers and vendors, (e) the cost and expense attributable to the time value of money resulting from what is likely to be a more protracted proceeding, and (f) the application of the rule of absolute priority to distributions in a chapter 7 liquidation, the Debtors have determined that confirmation of the Plan will provide each holder of a Claim or Interest in an impaired Class entitled to vote with a greater recovery than such holder would have received under a chapter 7 liquidation of the Debtors.
3.	Feasibility
     The Debtors believe that New Dana Holdco will be able to perform its obligations under the Plan and continue to operate its business without further financial reorganization or liquidation. In connection with confirmation of the Plan, the Bankruptcy Court will have to determine that the Plan is feasible pursuant to section 1129(a)(11) of the Bankruptcy Code, which requires that the confirmation of the Plan is not likely to be followed by the liquidation or the need for further financial reorganization of the Debtors.
     To support their belief in the Plan’s feasibility, the Debtors have prepared the Projections (as hereinafter defined) for New Dana Holdco, as set forth in Exhibit F attached to this Disclosure Statement.
     THE PROJECTIONS WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS (“AICPA”), THE FINANCIAL ACCOUNTING STANDARDS BOARD (THE “FASB”), OR THE RULES AND REGULATIONS OF THE SEC. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED, REVIEWED OR SUBJECTED TO ANY PROCEDURES DESIGNED TO PROVIDE ANY LEVEL OF ASSURANCE BY DANA’S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS, PRICEWATERHOUSECOOPERS LLP.
     WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ESTIMATES AND ASSUMPTIONS, WHICH, WHILE CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF DANA’S MANAGEMENT. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY THE DEBTORS, OR ANY OTHER PERSON, AS TO THE ACCURACY OF THE PROJECTIONS, OR THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THESE PROJECTIONS.
4.	Requirements of Section 1129(b) of the Bankruptcy Code
     The Bankruptcy Code permits confirmation of a plan even if it is not accepted by all impaired classes, as long as (a) the plan otherwise satisfies the requirements for confirmation, (b) at least one impaired class of claims has accepted it without taking into consideration the votes of any insiders in such class, and (c) the plan is “fair and equitable” and does not “discriminate unfairly” as to any impaired class that has not accepted the plan. These so-called “cramdown” provisions are set forth in section 1129(b) of the Bankruptcy Code.

              Fair and Equitable
     The Bankruptcy Code establishes different “cramdown” tests for determining whether a plan is “fair and equitable” to dissenting impaired classes of secured creditors, unsecured creditors and equity interest holders as follows:
(a)	Secured Creditors. A plan is fair and equitable to a class of secured claims that rejects the plan if the plan provides: (i) that each of the holders of the secured claims included in the rejecting class (A) retains the liens securing its claim to the extent of the allowed amount of such claim, whether the property subject to those liens is retained by the debtor or transferred to another entity, and (B) receives on account of its secured claim deferred cash payments having a present value, as of the effective date of the plan, at least equal to such holder’s interest in the estate’s interest in such property; (ii) that each of the holders of the secured claims included in the rejecting class realizes the “indubitable equivalent” of its allowed secured claim; or (iii) for the sale, subject to section 363(k) of the Bankruptcy Code, of any property that is subject to the liens securing the claims included in the rejecting class, free and clear of such liens with such liens to attach to the proceeds of the sale, and the treatment of such liens on proceeds in accordance with clause (i) or (ii) of this paragraph.

(b)	Unsecured Creditors. A plan is fair and equitable as to a class of unsecured claims that rejects the plan if the plan provides that: (i) each holder of a claim included in the rejecting class receives or retains under the plan, property of a value, as of the effective date of the plan, equal to the amount of its allowed claim; or (ii) the holders of claims and interests that are junior to the claims of the rejecting class will not receive or retain any property under the plan.

(c)	Holders of Interests. A plan is fair and equitable as to a class of Interests that rejects the plan if the plan provides that: (i) each holder of an equity interest included in the rejecting class receives or retains under the plan property of a value, as of the effective date of the plan, equal to the greatest of the allowed amount of (A) any fixed liquidation preference to which such holder is entitled, (B) the fixed redemption price to which such holder is entitled, or (C) the value of the interest; or (ii) the holder of any interest that is junior to the interests of the rejecting class will not receive or retain any property under the plan.
The Debtors believe the Plan is fair and equitable as to secured creditors in Classes 1 and 2, because the Plan provides that their Claims will be either unimpaired, or they will receive their entitlements under the Bankruptcy Code.
The Debtors also believe the Plan is fair and equitable as to unsecured creditors and holders of Interests. The Allowed Claims in Classes 3, 4, 5A and 6B are unimpaired and are conclusively presumed to have accepted the Plan. Allowed General Unsecured Claims in Class 5B will be paid in full, plus Postpetition Interest, before holders of Allowed Claims in Class 6D (Section 510(b) Securities Claims Against the Consolidated Debtors), Allowed Claims in Class 7B (Section 510(b) Old Common Stock Claims Against the Consolidated Debtors) and holders of Allowed Interests in Class 7A receive any distribution. Holders of Claims in Class 5C will receive the UAW Retiree VEBA Contribution and the USW Retiree VEBA Contribution as bargained for in the Union Settlement Agreements that have been approved by the Bankruptcy Court. Holders of Claims in Class 6A are conclusively presumed to have accepted the Plan. In full satisfaction of the DCC Claim in Class 6C, the Reorganized Debtors will satisfy in Cash DCC’s outstanding liability under the DCC Bonds. Holders of Interests in Class 8 are unimpaired and therefore are conclusively presumed to have accepted the Plan.
     ”Unfair Discrimination”
     A plan of reorganization does not “discriminate unfairly” if a dissenting class is treated substantially equally with respect to other classes similarly situated, and no class receives more than it is legally entitled to receive for its claims or Interests. The Debtors do not believe that the Plan discriminates unfairly against any impaired Class of Claims or Interests.
     The Debtors believe that the Plan and the treatment of all Classes of Claims and Interests under the Plan satisfy the foregoing requirements for nonconsensual confirmation of the Plan.

D. Valuation of New Dana Holdco
     In conjunction with formulating the Plan, the Debtors determined that it was necessary to estimate the post-confirmation going concern enterprise value for New Dana Holdco. Accordingly, the Debtors, with the assistance of their financial advisor and investment banker, Miller Buckfire & Co., LLC (“Miller Buckfire”), whose retention was approved by the Bankruptcy Court, prepared such a valuation.
     Two commonly accepted valuation methodologies were used to value the operating assets of New Dana Holdco: (1) the comparable companies methodology and (2) the discounted cash flow methodology. The estimated value of the non-operating assets (net operating losses, equity earnings in unconsolidated subsidiaries, the residual value of DCC’s assets and a note issued by Affinia Group Holdings Inc. to Dana) of New Dana Holdco was added to the value of the operating assets to derive the estimated reorganization value of New Dana Holdco.
     The comparable companies methodology involved identifying a group of publicly traded companies whose businesses and operating characteristics are similar to those of Dana as a whole or significant portions of Dana’s operations, and evaluating various operating metrics, growth characteristics and valuation multiples for each of the companies in the group. Miller Buckfire then developed a range of valuation multiples to apply to the Projections to derive a range of implied enterprise values for New Dana Holdco.
     The discounted cash flow methodology involved deriving the unlevered free cash flows that Dana would generate assuming the Projections were realized. To determine Dana’s enterprise value, these cash flows and an estimated value of Dana at the end of the projection period were discounted to the Effective Date using Dana’s estimated weighted average cost of capital.
     ESTIMATES OF VALUE DO NOT PURPORT TO BE APPRAISALS NOR DO THEY NECESSARILY REFLECT THE VALUE WHICH MAY BE REALIZED IF ASSETS ARE SOLD. THE ESTIMATES OF VALUE REPRESENT HYPOTHETICAL REORGANIZED ENTERPRISE VALUES ASSUMING THE IMPLEMENTATION OF THE BUSINESS PLAN AS WELL AS OTHER SIGNIFICANT ASSUMPTIONS. SUCH ESTIMATES WERE DEVELOPED SOLELY FOR PURPOSES OF FORMULATING AND NEGOTIATING A PLAN OF REORGANIZATION AND ANALYZING THE PROJECTED RECOVERIES THEREUNDER.
     Based upon the methods described above, the estimated reorganization value of New Dana Holdco at the Effective Date is between $3,563 million and $4,447 million, with a value of $3,996 million used as the midpoint estimate. The long-term funded indebtedness, net of unrestricted cash, and minority interest (“Net Debt and Minority Interest”) of Dana at the Effective Date is projected to be $679 million. After deducting Net Debt and Minority Interest from Dana’s enterprise value, the estimated total equity value of New Dana Holdco is between $2,884 million and $3,768 million, with $3,317 million used as an estimate of the total equity value at the Effective Date. Based on the value ranges above, and after deducting the value attributable to the preferred investment on an as converted basis, the distributable plan equity value of New Dana Holdco is between $1,911 million and $2,497 million with a value of $2,198 million used as the mid-point estimate.
     Assuming 100 million of distributable shares of New Dana Holdco Common Stock, the Per Share Value is between $19.11 and $24.97, with a value of $21.98 used as a mid-point estimate.
     THE ESTIMATED ENTERPRISE VALUE IS HIGHLY DEPENDENT UPON ACHIEVING THE FUTURE FINANCIAL RESULTS SET FORTH IN THE PROJECTIONS AS WELL AS THE REALIZATION OF CERTAIN OTHER ASSUMPTIONS, NONE OF WHICH ARE GUARANTEED.
     THE VALUATIONS SET FORTH HEREIN REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT NECESSARILY REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET VALUE. SUCH VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE REORGANIZED EQUITY VALUE RANGES ASSOCIATED WITH THE VALUATION ANALYSIS.

XI.
MEANS OF IMPLEMENTATION OF THE PLAN
A. Effects of Confirmation of the Plan
1.	Consolidation
a.	Consolidation for Plan Purposes
     Pursuant to the Confirmation Order, the Bankruptcy Court will approve the consolidation of the Consolidated Debtors solely for the purpose of implementing the Plan, including for purposes of voting, Confirmation and distributions to be made under the Plan. The Plan provides that, pursuant to such order: (a) all assets and Liabilities of the Consolidated Debtors will be deemed merged; (b) all guarantees by one Consolidated Debtor of the obligations of any other Consolidated Debtor will be deemed eliminated so that any Claim against any Consolidated Debtor and any guarantee thereof executed by any other Consolidated Debtor and any joint or several liability of any of the Consolidated Debtors will be deemed to be one obligation of the Consolidated Debtors; and (c) each and every Claim Filed or to be Filed in the Chapter 11 Case of any of the Consolidated Debtors will be deemed Filed against the Consolidated Debtors and will be deemed one Claim against and a single obligation of the Consolidated Debtors.
     EFMG is not a Consolidated Debtor since, among other things, the books and records of EFMG, as of the Petition Date, indicate that the book value of assets significantly exceeds the book value of liabilities. Furthermore, in January 2007, in connection with the restructuring of its European holdings, Dana transferred certain subsidiaries of EFMG to certain non-Debtor entities. At the time, EFMG held more than $85 million worth of scheduled personal property, and claims in an amount of less than $2 million were scheduled against EFMG (as of October 17, 2007, approximately $2.2 million in Claims (of which $2.1 million are unsecured Claims) were filed against EFMG). For these reasons, and as a consequence of concluding the asset transfers that permitted the European restructuring to proceed, EFMG’s creditors are classified separately and will be paid in full. See “The Chapter 11 Cases — Overseas Operations — Restructuring of European Holdings and Entry into European Financing Agreement.
     Such consolidation (other than for the purpose of implementing the Plan) shall not affect: (a) the legal and corporate structures of the Consolidated Debtors, subject to the right of the Consolidated Debtors to effect restructurings as provided in Section V.B of the Plan; (b) pre- and post-Effective Date guarantees, liens and security interests that are required to be maintained (i) in connection with contracts or leases that were entered into during the Chapter 11 Cases or Executory Contracts and Unexpired Leases that have been or will be assumed or (ii) pursuant to the Plan; (c) Interests between and among the Consolidated Debtors; (d) distributions from any insurance policies or proceeds of such policies; (e) the revesting of assets in the separate Reorganized Debtors pursuant to Section V.A of the Plan. In addition, such consolidation shall not constitute a waiver of the mutuality requirement for setoff under section 553 of the Bankruptcy Code.
     The Plan serves as a motion seeking entry of an order consolidating the Consolidated Debtors, as described and to the limited extent set forth in Section VIII.A of the Plan. Unless an objection to such consolidation is made in writing by any creditor affected by the Plan, Filed with the Bankruptcy Court and served on the parties listed in Section X.F of the Plan on or before five days before either the Voting Deadline, or such other date as may be fixed by the Bankruptcy Court, the consolidation order (which may be the Confirmation Order) may be entered by the Bankruptcy Court. In the event any such objections are timely Filed, a hearing with respect thereto shall occur at or before the Confirmation Hearing. Notwithstanding this provision, nothing herein shall affect the obligation of each and every Debtor to pay quarterly fees to the Office of the United States Trustee in accordance with 28 U.S.C. § 1930.
b.	Factors Supporting Deemed Consolidation
     The deemed consolidation of the Consolidated Debtors for Plan purposes is appropriate and warranted under the circumstances. Generally, the Consolidated Debtors operate their businesses as a consolidated enterprise from the Debtors’, the customers’ and creditors’ perspectives. Dana, which traces its origins back to 1904, historically did not operate the majority of its business through subsidiaries, but, rather through divisions. Generally, when Dana would acquire the assets (e.g., Glacier, Sealed Power) or the stock (e.g., Plumley, Innovative Manufacturing) of other companies, it often would merge those assets and entities into Dana after a number of years if no reason existed to maintain complete separateness. Accordingly, the vast majority of Dana’s business, historically, was conducted by Dana, not by subsidiaries of Dana. In the late 1990s, with the acquisition of Echlin, and in early 2000 and early 2001, with the creation of six subsidiaries for the axle and driveshaft divisions of Dana, Dana’s corporate structure diversified. The Debtors emphasize corporate distinctions (e.g., separate officers, annual meetings, separate letterhead and signs and contracts with specific legal entities other than Dana), but in light of Dana’s historical operation as a consolidated entity with operating divisions rather than subsidiaries, suppliers and customers, many of whom have done business with Dana for many years, may have concluded that Dana is a single corporate enterprise.
     Although the Debtors are organized by legal entity and consist of 41 separate legal entities, the Debtors’ businesses are not run by corporate entity, but are organized by business units and product groups, including Traction Products (ASG), Torque Products (ASG), Chassis Products (ASG), Structures (ASG), Thermal Products (ASG), Sealing Products (ASG), Routing Products (ASG), Engine Products (ASG), Commercial Vehicle Products (HVTSG) and Off-Highway Products (HVTSG). This focus on business units could lead to creditor confusion and the intermingling of operations and finances of the Consolidated Debtors.
     Certain creditors filed Claims against the wrong Debtor entities. Similarly, some of the Debtors’ customers, although recognizing corporate distinctions, take actions that indicate that they are dealing with Dana as a consolidated enterprise. All these factors support the deemed consolidation of the Consolidated Debtors for Plan purposes.
     Finally, the Debtors believe that the deemed consolidation of the Consolidated Debtors for Plan purposes is in the best interests of creditors. In addition, permitting consolidation for Plan purposes will simplify the administration of these cases and the implementation of the Plan. Also, consolidation for Plan purposes permits the Debtors to avoid costly litigation and other expenses related to separating out assets and liabilities and preserves such assets for creditors.
     For all the foregoing reasons, the Debtors believe that the deemed consolidation of the Consolidated Debtors for Plan purposes is appropriate.
2.	Continued Corporate Existence and Vesting of Assets
     Except as otherwise provided in the Plan (including with respect to the Restructuring Transactions described in Section V.B of the Plan): (a) on or before the Effective Date, New Dana Holdco will be incorporated and shall exist as a separate corporate entity, with all corporate powers in accordance with the laws of the state of Delaware and the certificates of incorporation and bylaws (or comparable constituent documents) and certificate of designations attached to the Plan as Exhibits V.C.1.a and V.C.1.b; (b) each Debtor will, as a Reorganized Debtor, continue to exist after the Effective Date as a separate legal entity, with all of the powers of such a legal entity under applicable law and without prejudice to any right to alter or terminate such existence (whether by merger, dissolution or otherwise) under applicable state law; and (c) on the Effective Date, all property of the Estate of a Debtor, and any property acquired by a Debtor or Reorganized Debtor under the Plan, will vest, subject to the Restructuring Transactions, in such Reorganized Debtor free and clear of all Claims, liens, charges, other encumbrances, Interests and other interests. On and after the Effective Date, each Reorganized Debtor may operate its business and may use, acquire and dispose of property and compromise or settle any claims without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, each Reorganized Debtor may pay the charges that it incurs on or after the Effective Date for Professionals’ fees, disbursements, expenses or related support services (including fees relating to the preparation of Professional fee applications) without application to, or the approval of, the Bankruptcy Court.
3.	Restructuring Transactions
     On or after the Confirmation Date, the applicable Debtors or Reorganized Debtors may enter into such Restructuring Transactions and may take such actions as the Debtors or Reorganized Debtors may determine to be necessary or appropriate to effect, in accordance with applicable non-bankruptcy law, a corporate restructuring of their respective businesses or simplify the overall corporate structure of the Reorganized Debtors, including but not limited to the restructuring transactions identified on Exhibit V.B.1 to the Plan, all to the extent not inconsistent with any other terms of the Plan. Unless otherwise provided by the terms of a Restructuring Transaction, all such Restructuring Transactions will be deemed to occur on the Effective Date and may include one or more mergers, consolidations, restructurings, dispositions, liquidations or dissolutions, as may be determined by the Debtors or the Reorganized Debtors to be necessary or appropriate. The actions to effect these transactions may include: (a) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, disposition, liquidation or dissolution containing terms that are consistent with the terms of the Plan and that satisfy the requirements of applicable state law and such other terms to which the applicable entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of the Plan and having such other terms to which the applicable entities may agree; (c) the filing of appropriate certificates or articles of merger, consolidation, dissolution or change in corporate form pursuant to applicable state law; and (d) the taking of all other actions that the applicable entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable state law in connection with such transactions. Any such transactions may be effected on or subsequent to the Effective Date without any further action by the stockholders or directors of any of the Debtors or the Reorganized Debtors.
     The Restructuring Transactions may result in substantially all of the respective assets, properties, rights, liabilities, duties and obligations of certain of the Reorganized Debtors vesting in one or more surviving, resulting or acquiring corporations. In each case in which the surviving, resulting or acquiring corporation in any such transaction is a successor to a Reorganized Debtor, such surviving, resulting or acquiring corporation will perform the obligations of the applicable Reorganized Debtor pursuant to the Plan to pay or otherwise satisfy the Allowed Claims against such Reorganized Debtor, except as provided in the Plan or in any contract, instrument or other agreement or document effecting a disposition to such surviving, resulting or acquiring corporation, which may provide that another Reorganized Debtor will perform such obligations.
4.	Corporate Governance, Directors and Officers

a.	Certificate of Incorporation and Bylaws of New Dana Holdco and the Other Reorganized Debtors
     As of the Effective Date, certificates of incorporation and bylaws (or comparable constituent documents) of New Dana Holdco and the other Reorganized Debtors, including the certificate of designations with respect to New Dana Holdco, will be substantially in the forms set forth in Exhibits V.C.1.a and V.C.1.b to the Plan, respectively. The certificates of incorporation and bylaws (or comparable constituent documents) of New Dana Holdco and each other Reorganized Debtor, among other things, will: (i) prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a)(6) of the Bankruptcy Code; (ii) with respect to New Dana Holdco, authorize (A) the issuance of New Dana Holdco Common Stock in amounts not less than the amounts necessary to permit the distributions required or contemplated by the Plan and (B) the issuance of the New Preferred Stock. After the Effective Date, New Dana Holdco and each other Reorganized Debtor may amend and restate their certificates of incorporation and bylaws (or comparable constituent documents) as permitted by applicable state law, subject to the terms and conditions of such constituent documents. On the Effective Date, or as soon thereafter as is practicable, New Dana Holdco and each other Reorganized Debtor shall file such certificates of incorporation (or comparable constituent documents) with the secretaries of state of the states in which New Dana Holdco and such other Reorganized Debtors are incorporated or organized, to the extent required by and in accordance with the applicable corporate law of such states. See also “The Global Settlement — New Dana Holdco.”
b.	Directors and Officers of New Dana Holdco and the Other Reorganized Debtors
     Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, from and after the Effective Date: (i) the initial officers of New Dana Holdco and the other Reorganized Debtors will consist of the individuals identified on Exhibit V.C.2 to the Plan; (ii) the initial board of directors of New Dana Holdco will be comprised of seven members (to be identified on Exhibit V.C.2 to the Plan as selected), as follows: (A) three directors (one of whom must be independent) chosen by Centerbridge, (B) two Independent Directors chosen by the Creditors’ Committee, (C) one Independent Director chosen by the Creditors’ Committee from a list of three Independent Directors proffered by Centerbridge, provided, however, if none of the Independent Directors on the list are reasonably satisfactory to the Creditors’ Committee, then Centerbridge shall proffer the names of additional Independent Directors until the name of an Independent Director reasonably satisfactory to the Creditors’ Committee is put forth and at any time during that process, the Creditors’ Committee may submit its own list, which would then be subject to the same proffer process and (D) the Chief Executive Officer of New Dana Holdco; and (iii) the initial board of directors of each of the other Reorganized Debtors will consist of the individuals identified, or will be designated pursuant to the procedures specified, on Exhibit V.C.2 to the Plan. Each such director and officer will serve from and after the Effective Date until his or her successor is duly elected or appointed and qualified or until his or her earlier death, resignation or removal in accordance with the terms of the certificate of incorporation and bylaws (or comparable constituent documents) of New Dana Holdco or the applicable other Reorganized Debtor and state law. See also “The Global Settlement — New Dana Holdco.”
     The Debtors anticipate that, immediately following the Effective Date, their current officers will serve as the initial officers of New Dana Holdco and the other Reorganized Debtors. Thereafter, such officers will serve as provided in New Dana Holdco’s certificate of incorporation and bylaws (or comparable constituent documents). Prior to the Effective Date, the individuals who are serving as directors of New Dana Holdco will appoint a three-person committee of such directors to negotiate, in consultation with Centerbridge, post-Effective Date employment agreements with New Dana Holdco’s anticipated senior management team. Such employment agreements must be (i) at market terms, (ii) reasonably acceptable in form and substance to Centerbridge, in consultation with the Ad Hoc Steering Committee as set forth in the Plan Term Sheet, and (iii) approved by New Dana Holdco’s board of directors on the Effective Date.
c.	Compliance with Exchange Act by New Dana Holdco
     From and after the Effective Date, New Dana Holdco shall timely file with the SEC the annual reports, quarterly reports and other periodic reports required to be filed with the SEC pursuant to sections 13(a) and 15(d) of the Exchange Act.
5.	New Dana Holdco Common Stock
     The New Dana Holdco Common Stock, when issued or distributed as provided in the Plan, will be duly authorized, validly issued and, if applicable, fully paid and nonassessable. Each distribution and issuance under the Plan shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each person or entity receiving such distribution or issuance.
     New Dana Holdco will apply to list the New Dana Holdco Common Stock on a national exchange on or as soon as practicable after the Effective Date when New Dana Holdco meets the applicable listing requirements. If New Dana Holdco is not able to list the New Dana Holdco Common Stock on a national exchange, it will cooperate with any registered broker-dealer who may seek to initiate price quotations for the New Dana Holdco Common Stock on the OTC Bulletin Board.
     To the maximum extent provided by section 1145 of the Bankruptcy Code and applicable nonbankruptcy law, the issuance of the New Dana Holdco Common Stock under the Plan will be exempt from registration under the Securities Act, and all rules and regulations promulgated thereunder.
6.	Employment-Related Agreements and Compensation Programs
     As of the Effective Date, the Reorganized Debtors will have authority to: (a) maintain, amend or revise existing employment, retirement, welfare, incentive, severance, indemnification and other agreements with their active directors, officers and employees, subject to the terms and conditions of any such agreement; and (b) enter into new employment, retirement, welfare, incentive, severance, indemnification and other agreements for active employees.
     Prior to the Effective Date, the Debtors ceased providing and paying all retiree benefits (as defined in section 1114(a) of the Bankruptcy Code) to (a) non-union retirees and their dependents in accordance with the Non-Union Retiree Settlement Order; and (b) retirees who had been members of the IAM and their dependents in accordance with the Agreed Order Approving Settlement Agreement Between Dana Corporation and the International Association of Machinists and Aerospace Workers (Docket No. 5180), dated April 27, 2007. Retiree benefits (as defined in section 1114(a) of the Bankruptcy Code) to all UAW and USW-represented retirees will be terminated in accordance with the Global Settlement Order and Section III.B of the Plan.
     From and after the Effective Date, (a) the Reorganized Debtors will continue to administer and pay all valid claims for benefits and liabilities arising under the Debtors’ workers’ compensation programs for which the Debtor or Reorganized Debtors are responsible under applicable state workers’ compensation law, regardless of when the applicable injuries were incurred, in accordance with the Debtors’ prepetition practices and procedures, applicable plan documents and governing state workers’ compensation law, and (b) nothing in the Plan shall discharge, release, or relieve the Debtors or Reorganized Debtors from any current or future liability under applicable state workers’ compensation law in the jurisdictions where the Debtors or Reorganized Debtors participate in workers’ compensation programs, including guarantees given to Michigan’s Workers’ Compensation Agency by Dana on account of payment obligations of certain Debtor subsidiaries. The Debtors expressly reserve the right to challenge the validity of any claim for benefits or liabilities arising under any workers’ compensation program.
     Nothing in the Plan shall prevent, as applicable, (a) New Dana Holdco from reserving or (b) the Debtors from seeking Bankruptcy Court approval of New Dana Holdco’s reservation of New Dana Holdco Common Stock having an aggregate Per Share Value of $22.0 million for distribution after the Effective Date as a post-emergence bonus to non-union hourly and salaried non management employees, excluding in all events employees that will be eligible for management bonus programs after the Effective Date. Such Non-Union Emergence Shares, would be issued on terms and conditions established by the Debtors or the Reorganized Debtors consistent with the description of such terms and conditions previously provided to the Unions.
     The Debtors anticipate that after the Effective Date, New Dana Holdco will implement an equity incentive plan for management that will reserve up to 5-10% of the fully-diluted outstanding shares of New Dana Holdco Common Stock. The Debtors anticipate that a copy of the equity incentive plan will be Filed as a supplement to the Plan.
7.	Dissolution of Official Committees
     On the Effective Date, the Official Committees, to the extent not previously dissolved, will dissolve, and the members of the Official Committees and their respective Professionals will cease to have any role arising from or related to the Chapter 11 Cases; provided, however, that the Creditors’ Committee shall (a) continue to exist for the purpose of objecting to and litigating Fee Claims and applications for fees and expenses under section 503(b) of the Bankruptcy Code and (b) to the extent (i) an appeal to the Confirmation Order is pending as of the Effective Date and (ii) the Creditors’ Committee is a party to and is actively participating in such appeal, the Creditors’ Committee shall continue to exist for the purpose of participating in such appeal. The Professionals retained by the Official Committees and the respective members thereof will not be entitled to assert any Fee Claim for any services rendered or expenses incurred after the Effective Date, except for reasonable fees for services rendered, and actual and necessary expenses incurred, in connection with (a) any applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or Filed and served after the Effective Date pursuant to Section II.A.1.h.ii.A of the Plan and (b) with respect to the Creditors’ Committee (i) objecting to and litigating Fee Claims and applications for fees and expenses under section 503(b) of the Bankruptcy Code and (ii) to the extent applicable, the Creditors’ Committee’s active participation in any appeal of the Confirmation Order. Upon the later of (a) the resolution of the Creditors’ Committee’s outstanding objections to any Fee Claims and applications for fees and expenses under section 503(b) of the Bankruptcy Code and (b) the resolution of any appeal of the Confirmation Order in which the Creditors’ Committee is actively participating, the Creditors’ Committee will dissolve, and its Professionals will cease to have any role arising from or relating to the Chapter 11 Cases. The Reorganized Debtors will pay the reasonable expenses of the members of the Creditors’ Committee incurred in connection with (a) objecting to and litigating Fee Claims and applications for fees and expenses under section 503(b) of the Bankruptcy Code and (b) to the extent applicable, actively participating in an appeal of the Confirmation Order, without further Bankruptcy Court approval.
8.	Preservation of Rights of Action by the Debtors and the Reorganized Debtors; Recovery Actions
     Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement, including the Litigation Trust Agreement, entered into or delivered in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors will retain and may enforce any claims, demands, rights, defenses and causes of action that the Debtors or the Estates may hold against any entity, including any Recovery Actions,10 to the extent not expressly released under the Plan or by any Final Order of the Bankruptcy Court.
9.	Comprehensive Settlement of Claims and Controversies
     Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the rights that a holder of a Claim (including Prepetition Intercompany Claims) or Interest may have with respect to any Allowed Claim or Allowed Interest or any distribution to be made pursuant to the Plan on account of any Allowed Claim or Allowed Interest. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that all such compromises or settlements are in the best interests of the Debtors, Reorganized Debtors, the Estates and their respective property and Claim and Interest holders, and are fair, equitable and reasonable.

[10]	The Debtors estimate that the potential net recoveries, if such actions were to be pursued, of preference actions against trade creditors, service providers and contract parties, but excluding (i) governmental entities, (ii) Professionals, (iii) customers and (iv) contract parties whose contracts the Debtors have been tentatively identified for assumption under the Plan, could be between $8 million and $16 million. The ability to achieve an actual recovery on account of these potential causes of action is highly speculative and uncertain and, in each case, would depend upon the particular facts and circumstances. It is expected that any defendants in such actions would raise factual and legal defenses, and the outcome of litigating these issues would be uncertain.

10.	Discharge of Claims and Termination of Interests
          Except as provided in the Plan or in the Confirmation Order, the rights afforded under the Plan and the treatment of Claims and Interests under the Plan will be in exchange for and in complete satisfaction, discharge and release of all Claims and termination of all Interests arising on or before the Effective Date, including any interest accrued on Claims from and after the Petition Date. Except as provided in the Plan or in the Confirmation Order, Confirmation will, as of the Effective Date and immediately after cancellation of the Old Common Stock of Dana: (a) discharge the Debtors from all Claims or other debts that arose on or before the Effective Date, and all debts of the kind specified in section 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of Claim based on such debt is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code, (ii) a Claim based on such debt is allowed pursuant to section 502 of the Bankruptcy Code or (iii) the holder of a Claim based on such debt has accepted the Plan; and (b) terminate all Interests and other rights of holders of Interests in the Debtors.
          In accordance with the foregoing, except as provided in the Plan, the Confirmation Order will be a judicial determination, as of the Effective Date and immediately after the cancellation of the Old Common Stock of Dana, but prior to the issuance of the New Dana Holdco Common Stock, of a discharge of all Claims and other debts and Liabilities against the Debtors and a termination of all Interests and other rights of the holders of Interests in the Debtors, pursuant to sections 524 and 1141 of the Bankruptcy Code, and such discharge will void any judgment obtained against the Debtors at any time, to the extent that such judgment relates to a discharged Claim or terminated Interest.
11.	Releases
a.	General Releases by Debtors and Reorganized Debtors
     Without limiting any other applicable provisions of, or releases contained in, the Plan, as of the Effective Date, the Debtors and the Reorganized Debtors, on behalf of themselves and their affiliates, the Estates and their respective successors, assigns and any and all entities who may purport to claim by, through, for or because of them, will forever release, waive and discharge all Liabilities that they have, had or may have against any Released Party except with respect to obligations arising under the Plan, the Global Settlement and the B-2 Backstop Commitment Letter; provided, however, that the foregoing provisions shall not affect the liability of any Released Party that otherwise would result from any act or omission to the extent that act or omission subsequently is determined in a Final Order to have constituted gross negligence or willful misconduct or any actions of the Debtors’ prepetition lenders with respect to the Debtors’ prepetition credit facility.
b.	General Releases by Holders of Claims or Interests
     Without limiting any other applicable provisions of, or releases contained in, the Plan, as of the Effective Date, in consideration for the obligations of the Debtors and the Reorganized Debtors under the Plan and the consideration and other contracts, instruments, releases, agreements or documents to be entered into or delivered in connection with the Plan, each holder of a Claim that votes in favor of the Plan, to the fullest extent permissible under law, will be deemed to forever release, waive and discharge all Liabilities in any way relating to a Debtor, the Chapter 11 Cases, the Estates, the Plan, the Confirmation Exhibits or the Disclosure Statement that such entity has, had or may have against any Released Party (which release will be in addition to the discharge of Claims and termination of Interests provided in the Plan and under the Confirmation Order and the Bankruptcy Code). Notwithstanding the foregoing and except with respect to Derivative Claims and holders of Claims that vote in favor of the Plan, nothing in the Plan shall release the claims asserted, or to be asserted, solely on account of alleged conduct occurring prior to the Petition Date, against any non-Debtor defendant in the Securities Litigation. In addition, nothing in the Plan shall be deemed to release any applicable Debtor or Reorganized Debtor from any Liability arising from or related to Asbestos Personal Injury Claims.
c.	Release of Released Parties by Other Released Parties
     From and after the Effective Date, the Released Parties shall neither have nor incur any liability to any Person for any act taken or omitted to be taken in connection with the Debtors’ restructuring, including the formulation, preparation, dissemination, implementation, confirmation or approval of the Global Settlement, the Plan, the Confirmation Exhibits, the Disclosure Statement or any contract, instrument, release or other agreement or document provided for or contemplated in connection with the consummation of the transactions set forth in the Plan; provided, however, that this section shall not apply to the obligations arising under the Plan, the Global Settlement and the B-2 Backstop Commitment Letter of the parties thereto; and provided further, however, that the foregoing provisions shall not affect the liability of any Person that otherwise would result from any such act or omission to the extent that act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct. Any of the foregoing parties in all respects shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.
d.	Release of Derivative Claims
     Pursuant to the Plan, all Derivative Claims will be released by the Debtors and the Reorganized Debtors. As defined in the Plan, “Derivative Claim” means a claim (as defined in section 101(5) of the Bankruptcy Code) or cause of action that is the property of any of the Debtors’ Estates against a Released Party pursuant to section 541 of the Bankruptcy Code, including, without limitation, those claims and causes of action asserted in Staehr v. Burns et al., Civil Action No. 3:06-cv-07069-JGC, N.D. Ohio (2006) and Casden v. Burns et al., Civil Action No. 3:06-cv-07068-JGC, N.D. Ohio (2006).
12.	Exculpation
     From and after the Effective Date, except with respect to obligations arising under the Plan, the Global Settlement and the B-2 Backstop Commitment Letter, the Released Parties shall neither have nor incur any liability to any Person for any act taken or omitted to be taken in connection with the Debtors’ restructuring, including the formulation, preparation, dissemination, implementation, confirmation or approval of the Global Settlement, the Plan, the Confirmation Exhibits, the Disclosure Statement, or any contract, instrument, release or other agreement or document provided for or contemplated in connection with the consummation of the transactions set forth in the Plan; provided, however, that the foregoing provisions shall not affect the liability of any Person that otherwise would result from any such act or omission to the extent that act or omission is determined in a Final Order to have constituted gross negligence or willful misconduct. Any of the foregoing parties in all respects shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.
13.	Injunction
          On the Effective Date, except as otherwise provided in the Plan or in the Confirmation Order,
          a. all Persons who have been, are, or may be holders of Claims against or Interests in a Debtor shall be enjoined from taking any of the following actions against or affecting a Debtor, its Estate or its Assets with respect to such Claims or Interests (other than actions brought to enforce any rights or obligations under the Plan and appeals, if any, from the Confirmation Order):
               1. commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action, or other proceeding of any kind against a Debtor, its Estate, its Assets, or any direct or indirect successor in interest to a Debtor, or any assets or property of such successor (including, without limitation, all suits, actions, and proceedings that are pending as of the Effective Date, which must be withdrawn or dismissed with prejudice);
               2. enforcing, levying, attaching, collecting, or otherwise recovering by any manner or means, directly or indirectly, any judgment, award, decree or order against a Debtor, its Estate or its Assets, or any direct or indirect successor in interest to a Debtor, or any assets or property of such successor;
               3. creating, perfecting, or otherwise enforcing in any manner, directly or indirectly, any lien against a Debtor, its Estate or its Assets, or any direct or indirect successor in interest to a Debtor, or any assets or property of such successor other than as contemplated by the Plan;
               4. except as provided in the Plan, asserting any setoff, right of subrogation, or recoupment of any kind, directly or indirectly, against any obligation due a Debtor, its Estate or its Assets, or any direct or indirect successor in interest to a Debtor, or any assets or property of such successor; and
               5. proceeding in any manner in any place whatsoever that does not conform to or comply with the provisions of the Plan or the settlements set forth in the Plan to the extent such settlements have been approved by the Bankruptcy Court in connection with Confirmation of the Plan.
          b. All Persons that have held, currently hold or may hold any Liabilities released or exculpated pursuant to Sections IV.E.6 and IV.E.7 of the Plan, respectively, will be permanently enjoined from taking any of the following actions against any Released Party or its property on account of such released Liabilities: (i) commencing, conducting or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind; (ii)

enforcing, levying, attaching, collecting or otherwise recovering by any manner or means, directly or indirectly, any judgment, award, decree or order; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any lien; (iv) except as provided herein, asserting any setoff, right of subrogation or recoupment of any kind, directly or indirectly, against any obligation due a Released Party; and (v) commencing or continuing any action, in any manner, in any place that does not comply with or is inconsistent with the provisions of the Plan.
          c. Notwithstanding the foregoing and except with respect to Derivative Claims and holders of Claims that vote in favor of the Plan, nothing in the Plan shall enjoin the prosecution of the claims asserted, or to be asserted, solely on account of alleged conduct occurring prior to the Petition Date, against any non-Debtor defendant in the Securities Litigation. In addition, nothing in the Plan shall prevent the holders of Asbestos Personal Injury Claims from exercising their rights against any applicable Debtor or Reorganized Debtor or its Estate or Assets with respect to their Asbestos Personal Injury Claims. Solely with respect to Asbestos Personal Injury Claims, the automatic stay imposed by section 362 of the Bankruptcy Code will be terminated as of the date that is 60 days after the Effective Date and, pursuant to section 108(c) of the Bankruptcy Code, the applicable statute of limitations with respect to any such Claim that did not expire prior to the Petition Date will cease to be tolled as of that date.
14.	Termination of Certain Subordination Rights and Settlement of Related Claims and Controversies
          The classification and manner of satisfying all Claims and Interests under the Plan take into consideration all subordination rights, whether arising under general principles of equitable subordination, contract, section 510(c) of the Bankruptcy Code or otherwise, that a holder of a Claim or Interest may have against other Claim or Interest holders with respect to any distribution made pursuant to the Plan. Except as provided in Section IV.E.8.c of the Plan, all subordination rights that a holder of a Claim may have with respect to any distribution to be made pursuant to the Plan will be discharged and terminated, and all actions related to the enforcement of such subordination rights will be permanently enjoined. Accordingly, distributions pursuant to the Plan to holders of Allowed Claims will not be subject to payment to a beneficiary of such terminated subordination rights or to levy, garnishment, attachment or other legal process by a beneficiary of such terminated subordination rights.
          Pursuant to Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided under the Plan, the provisions of the Plan will constitute a good faith compromise and settlement of all claims or controversies relating to the subordination rights that a holder of a Claim may have with respect to any Allowed Claim or any distribution to be made pursuant to the Plan on account of any Allowed Claim, except as provided in Section IV.E.8.c of the Plan. The entry of the Confirmation Order will constitute the Bankruptcy Court’s approval, as of the Effective Date, of the compromise or settlement of all such claims or controversies and the Bankruptcy Court’s finding that such compromise or settlement is in the best interests of the Debtors, the Reorganized Debtors and their respective property and Claim and Interest holders and is fair, equitable and reasonable.
     Notwithstanding anything to the contrary contained in Section IV.E.8 of the Plan, the provisions of section 510(b) of the Bankruptcy Code, to the extent applicable, are expressly preserved and shall be enforced pursuant to the Plan.
15.	Litigation Trust
     On or before November 25, 2007, the Creditors’ Committee, in consultation with the Ad Hoc Steering Committee, will provide the Debtors with the names of two candidates to serve as a Litigation Trustee. The Debtors will solicit bids from such candidates, as well as two candidates selected by the Debtors, and, with the consent of the Creditors’ Committee (in consultation with the Ad Hoc Steering Committee), will select the most cost—effective and qualified candidate to serve as Litigation Trustee and the Debtors, in consultation with Centerbridge, the Creditors’ Committee and the Ad Hoc Steering Committee, will negotiate and enter into the Litigation Trust Agreement. The identity of the Litigation Trustee and the Litigation Trust Agreement shall be Filed no later than five days prior to the Confirmation Hearing and will be effective as of the Effective Date.
     The powers, rights and responsibilities of the Litigation Trust and Litigation Trustee shall be specified in the Litigation Trust Agreement and shall be limited to: (a) consult with the Reorganized Debtors with respect to any proposed Stipulation of Amount and Nature of Claim, settlement, other agreement or agreed order that would result in an Allowed General Unsecured Claim in excess of $500,000; (b) File an objection to any proposed Stipulation of Amount and Nature of Claim, settlement, other agreement or agreed order that would result in an Allowed General Unsecured Claim in excess of $500,000 within ten days of receiving written notice of such proposed Stipulation of Amount and Nature of Claim, settlement, other agreement or agreed order; (c) object to any General Unsecured Claim in excess of $500,000 where (i) the Litigation Trustee has requested the Debtors in writing to object to a General Unsecured Claim, which written request shall in no event be served upon the Reorganized Debtors prior to the later of (A) 60 days after the Effective Date or (B) 45 days after the Filing of a proof of Claim for such General Unsecured Claim, and (ii) the Debtors have not filed the objection requested by the Litigation Trustee within 20 days of the Reorganized Debtors’ receipt of such request; and (d) prosecute Recovery Actions and other Estate causes of action not released by the Plan or in any other order of the Bankruptcy Court (including the Confirmation Order), including potential Recovery Actions against the Debtors’ prepetition secured lenders, to the extent that such causes of action are transferred pursuant to, and identified in, the Litigation Trust Agreement. In connection with its responsibilities, the Litigation Trust may employ, without further order of the Bankruptcy Court, professionals to assist in carrying out its duties under the Plan. Notwithstanding anything to the contrary in the Litigation Trust Agreement or the Plan, the consultation and objection rights of the Litigation Trustee with respect to Claims shall be limited to General Unsecured Claims that, if Allowed pursuant to a Stipulation of Amount and Nature of Claim, other settlement, other agreement or agreed order, would result in an Allowed General Unsecured Claim in excess of $500,000. Any net proceeds recovered by the Litigation Trust from the prosecution or resolution of the Recovery Actions and other Estate causes of action discussed above shall be deposited into the Disputed Unsecured Claims Reserve for distribution in accordance with the Plan.
     Except as otherwise ordered by the Bankruptcy Court, the reasonable and necessary fees and expenses of the Litigation Trust and the Litigation Trustee (including the reasonable and necessary fees and expenses of any professionals assisting the Litigation Trust in carrying out its duties under the Plan) will be funded by the Reorganized Debtors in accordance with the Litigation Trust Agreement without further order from the Bankruptcy Court.
     The Litigation Trust is intended to be treated, for U.S. federal income Tax purposes, as a grantor trust, the sole beneficiary of which is the Disputed Unsecured Claims Reserve, a disputed ownership fund within the meaning of Treasury Regulations section 1.468B-9(b)(1), and which, accordingly, is a part of the Disputed Unsecured Claims Reserve.
     The beneficial interest of the Disputed Unsecured Claims Reserve in the Litigation Trust will be non-transferable.
16.	Special Provisions Regarding Insured Claims
     Distributions under the Plan to each holder of an Allowed Insured Claim will be in accordance with the treatment provided under the Plan for the Class in which such Allowed Insured Claim is classified, but solely to the extent that such Allowed Insured Claim is not satisfied from proceeds payable to the holder thereof under any pertinent insurance policies and applicable law. Nothing in Section V.H of the Plan will constitute a waiver of any claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action or liabilities that any entity may hold against any other entity, including the Debtors’ insurance carriers.
     From and after the Effective Date, each of the Insurance Contracts will be, as applicable, either deemed assumed by the applicable Reorganized Debtor pursuant to section 365 of the Bankruptcy Code and Section V.A of the Plan or continued in accordance with its terms such that each of the parties’ contractual, legal and equitable rights under each Insurance Contract shall remain unaltered, and the parties to each Insurance Contract will continue to be bound by such Insurance Contract as if the Chapter 11 Cases had not occurred. Nothing in the Plan shall affect, impair, or prejudice the rights or defenses of the Insurers or the Reorganized Debtors under the Insurance Contracts in any manner, and such Insurers and Reorganized Debtors shall retain all rights and defenses under the Insurance Contracts, and the Insurance Contracts shall apply to, and be enforceable by and against, the Reorganized Debtors and the applicable Insurer(s) as if the Chapter 11 Cases had not occurred. In addition, notwithstanding anything to the contrary in the Plan (a) from and after the Effective Date, the litigation currently pending in the United States District Court for the Northern District of Ohio captioned, collectively, as Fireman’s Fund Insurance Company v. Hartford Accident and Indemnity Company, Case No. 03-03CV7168; American Insurance Company v. Celotex Corp., No. 85-7997; and Dana Corp. v. Fireman’s Fund Insurance Company, No. 83-1153, shall continue before the United States District Court for the Northern District of Ohio, and Claims relating to such litigation shall be adjudicated and resolved in the course of such litigation, rather than in the Bankruptcy Court and (b) nothing in the Plan (including any other provision that purports to be preemptory or supervening), shall in any way operate to, or have the effect of, impairing any party’s legal, equitable or contractual rights and/or obligations under any Insurance Contract, if any, in any respect. Any such rights and obligations shall be determined under the Insurance Contracts, any agreement of the parties and applicable law.
     All Asbestos Personal Injury Claims will be liquidated, determined or otherwise resolved in the appropriate non-bankruptcy forum, and no Asbestos Personal Injury Claim will be subject to the Claims allowance process set forth in the Plan.

17.	Cancellation and Surrender of Instruments, Securities and Other Documentation
     Except as provided in any contract, instrument or other agreement or document entered into or delivered in connection with the Plan or as otherwise provided for in the Plan, on the Effective Date and concurrently with the applicable distributions made pursuant to Article VI of the Plan, the Indentures and the Bonds will be deemed canceled and of no further force and effect against the Debtors, without any further action on the part of any Debtor. The holders of the Bonds will have no rights against the Debtors arising from or relating to such instruments and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan; provided, however, that no distribution under the Plan will be made to or on behalf of any holder of an Allowed Bondholder Claim until such Bonds are surrendered to and received by the applicable Third Party Disbursing Agent to the extent required in Section VI.L of the Plan.
     The Old Common Stock of Dana shall be deemed canceled and of no further force and effect on the Effective Date. The holders of or parties to such canceled securities and other documentation will have no rights arising from or relating to such securities and other documentation or the cancellation thereof, except the rights provided pursuant to the Plan. Notwithstanding the foregoing and anything contained in the Plan, the applicable provisions of the Indentures will continue in effect solely for the purposes of (a) allowing the Indenture Trustee or other Disbursing Agent to make distributions on account of Bondholder Claims under the Plan as provided in Section VI.G of the Plan and (b) permitting the Indenture Trustee to maintain or assert any rights or Charging Liens it may have on distributions to Bondholders for the Indenture Trustee Fee Claim pursuant to the terms of the Plan and the applicable Indenture. The Reorganized Debtors shall have not have any obligations to the Indenture Trustee for any fees, costs or expenses except as expressly provided in the Plan.
18.	Settlement Pool
     The Settlement Pool will be established to settle a dispute between the Creditors’ Committee, the Debtors, the Ad Hoc Steering Committee and Centerbridge and provides for settlement payments to holders of Allowed Ineligible Unsecured Claims.
     Each holder of an Allowed Ineligible Unsecured Claim will receive, on the 45th day following the Effective Date, its pro rata portion of the Settlement Pool, which under no circumstances shall exceed $.085 per $1.00 of each such Allowed Ineligible Unsecured Claim. Any funds remaining in the Settlement Pool after all payments have been made to holders of Allowed Ineligible Unsecured Claims will be deemed Minimum Excess Cash.
     The Settlement Pool will be from the proceeds from the sale of the New Series B Preferred Stock, pursuant to the New Investment Agreement and B-2 Backstop Commitment Letter, in excess of $500 million.
     In order for a holder of an Allowed Ineligible Unsecured Claim to receive a payment from the Settlement Pool on account of such Claim, each holder will be required to provide the Debtors or Reorganized Debtors, as applicable, reasonable evidence that its Claims are Allowed Ineligible Unsecured Claims no later than 15 days after the Effective Date. The Debtors anticipate sending out requests for such information no later than 15 days prior to the Effective Date.
19.	Release of Liens
     Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, on the Effective Date and except as specified in the treatment provided for Claims and Interests in Article II of the Plan, all mortgages, deeds of trust, liens or other security interests against the property of any Estate will be fully released and discharged, and all of the right, title and interest of any holder of such mortgages, deeds of trust, liens or other security interests, including any rights to any collateral thereunder, will revert to the applicable Reorganized Debtor and its successors and assigns. As of the Effective Date, the Reorganized Debtors shall be authorized to execute and file on behalf of creditors, Form UCC-3 Termination Statements or such other forms as may be necessary or appropriate to implement the provisions of Section V.K of the Plan.
20.	Effectuating Documents; Further Transactions; Exemption from Certain Transfer Taxes
     The President, CEO, CFO or any Vice President of each Debtor or Reorganized Debtor, as applicable, will be authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and implement the provisions of the Plan. The Secretary or any Assistant Secretary of each Debtor or Reorganized Debtor will be authorized to certify or attest to any of the foregoing actions. Pursuant to section 1146(a) of the Bankruptcy Code, the following will not be subject to any stamp Tax, real estate transfer Tax, mortgage recording Tax, sales or use Tax, or similar Tax: (a) the issuance, transfer or exchange of New Dana Holdco Common Stock and New Preferred Stock; (b) the creation of any mortgage, deed of trust, lien or other security interest; (c) the making or assignment of any lease or sublease; (d) the execution and delivery of the Exit Facility; (e) any Restructuring Transaction; or (f) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including any merger agreements, agreements of consolidation, restructuring, disposition, liquidation or dissolution, deeds, bills of sale or assignments executed in connection with any of the foregoing or pursuant to the Plan.
B. Transactions on the Effective Date
     The following shall be deemed to occur and be effective as of the Effective Date, if no such other date is specified in such other documents, and will be authorized and approved in all respects and for all purposes without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors:
1.	The Restructuring Transactions;

2.	The adoption of new or amended and restated certificates of incorporation and bylaws (or comparable constituent documents) for New Dana Holdco and the other Reorganized Debtors and the certificate of designations for New Dana Holdco;

3.	The initial selection of directors and officers for each Reorganized Debtor;

4.	The entry, by the Reorganized Debtors, into the Exit Facility and such parties’ receipt of the proceeds thereof; the Reorganized Debtors shall be authorized to execute and deliver those documents necessary or appropriate to obtain the Exit Facility and to take all actions contemplated thereby;

5.	The establishment of the Litigation Trust and appointment of the Litigation Trustee;

6.	The issuance of the New Dana Holdco Common Stock by New Dana Holdco;

7.	The issuance and transfer, by New Dana Holdco, of New Preferred Stock to the New Investor and the holders of Participating Claims, and the receipt by New Dana Holdco of the New Equity Investment in accordance with the terms and conditions of the New Investment Agreement and the applicable Subscription Agreements;

8.	The distribution of the New Dana Holdco Common Stock and Cash pursuant to the Plan;

9.	The adoption, execution, delivery and implementation of all contracts, leases, instruments, releases and other agreements or documents related to any of the foregoing;

10.	The adoption, execution and implementation of employment, retirement and indemnification agreements, incentive compensation programs, retirement income plans, welfare benefit plans and other employee plans and related agreements, and the other matters provided for under the Plan involving the corporate structure of the Debtors and Reorganized Debtors, or corporate action to be taken by or required of a Debtor or Reorganized Debtor will be deemed to occur and be effective as of the Effective Date if no such other date is specified in such other documents, and will be authorized and approved in all respects and for all purposes without any requirement of further action by the stockholders or directors of the Debtors or the Reorganized Debtors;

11.	New Dana Holdco’s assumption and assignment to the applicable Reorganized Debtor in consultation with the applicable Unions of (a) the collective bargaining agreements listed on Exhibit III.A to the Plan, which include the Union Settlement Agreements and the new collective bargaining agreements to be entered into by the Debtors and the UAW or USW at the following bargaining units: (i) Fort Wayne, IN — Local Union 903; (ii) Henderson, KY — Local Union 9443-02; (iii) Marion, IN — Local Union 113; (iv) Auburn Hills, MI — UAW Local 771; (v) Rochester Hills, MI — UAW Local 771; (vi) Longview, TX — UAW Local 3057; (vii) Lima, OH — UAW Local 1765; (viii) Elizabethtown, KY — UAW Local 3047; and (ix) Pottstown, PA — UAW Local 644, (b) any new collective bargaining agreements entered into between the Dana and the UAW or USW, (c) the respective Neutrality Agreements (as defined in the Union Settlement Agreements), and (d) any and all other related agreements necessary to effect the Union

Settlement Agreements. Upon assumption, all proofs of claim filed by the Unions or any individual relating to such collective bargaining agreements will be deemed withdrawn. Ordinary course obligations arising under the assumed agreements shall be unaltered by the Plan and shall be satisfied in the ordinary course of business.

12.	New Dana Holdco’s assumption and assignment of the Pension Plans to New Dana Holdco, which will become the sponsor and continue to administer the Pension Plans, satisfy the minimum funding standards pursuant to 26 U.S.C. § 412 and 29 U.S.C. § 1082 and administer the Pension Plans in accordance with their terms and the provisions of ERISA and the Internal Revenue Code. Furthermore, nothing in the Plan shall be construed as discharging, releasing or relieving the Debtors or the Debtors’ successors from any liability imposed under any law or regulatory provision with respect to the Pension Plans. Neither the PBGC, the Pension Plans nor any participant or beneficiary of the Pension Plans shall be enjoined or precluded from enforcing such liability with respect to the Pension Plans.
C. Exit Facility
     The Exit Facility is a senior secured credit facility that: (1) includes (a) funded commitments not to exceed $1.5 billion and (b) unfunded commitments; and (2) will be entered into by the Reorganized Debtors, the Exit Facility Agent and the other financial institutions party thereto on the Effective Date on substantially the terms set forth on Exhibit I.A.89 to the Plan. The Reorganized Debtors will enter into the Exit Facility and receive the proceeds thereof. The Reorganized Debtors are authorized to execute and deliver those documents necessary or appropriate to obtain the Exit Facility and to take all actions contemplated thereby. This summary of the Exit Facility is qualified by reference to the terms set forth on Exhibit I.A.88 to the Plan.
D. Provisions Governing Distributions Under the Plan and for Resolving and Treating Contested Claims
1.	General
     Except as otherwise provided in Article VI of the Plan, distributions of Cash (including Distributable Excess Minimum Cash) and Distributable Shares of New Dana Holdco Common Stock to be made on the Effective Date to holders of Claims or Interests as provided by Article II of the Plan that are allowed as of the Effective Date shall be deemed made on the Effective Date if made on the Effective Date or as promptly thereafter as practicable, but in any event no later than: (a) 60 days after the Effective Date; or (b) with respect to any particular Claim, such later date when the applicable conditions of Section II.E.3 of the Plan (regarding cure payments for Executory Contracts and Unexpired Leases being assumed), Section VI.F.2 of the Plan (regarding undeliverable distributions) or Section VI.L of the Plan (regarding surrender of canceled instruments and securities), as applicable, are satisfied. Distributions on account of Claims and Interests that become Allowed Claims or Allowed Interests, respectively, after the Effective Date will be made pursuant to Section VII.C of the Plan.
2.	Method of Distributions to Holders of Claims and Interests
     The Reorganized Debtors or such Third Party Disbursing Agents as the Reorganized Debtors, may employ in their sole discretion, will make all distributions of Cash, New Dana Holdco Common Stock and other instruments or documents required under the Plan. Each Disbursing Agent will serve without bond, and any Disbursing Agent may employ or contract with other entities to assist in or make the distributions required by the Plan. The duties of any Third Party Disbursing Agent shall be set forth in the applicable agreement retaining such Third Party Disbursing Agent.
3.	Distributions on Account of Bondholder Claims
     Distributions on account of Allowed Bondholder Claims shall be made (a) to the Indenture Trustee or (b) with the prior written consent of the Indenture Trustee, through the facilities of DTC or, if applicable, a Third Party Disbursing Agent. If a distribution is made to the Indenture Trustee, the Indenture Trustee, in its capacity as Third Party Disbursing Agent, shall administer the distributions in accordance with the Plan and the applicable Indenture and be compensated in accordance with Section VI.D of the Plan.
4.	Compensation and Reimbursement for Services Related to Distributions
     Each Third Party Disbursing Agent providing services related to distributions pursuant to the Plan will receive from the Reorganized Debtors, without further Bankruptcy Court approval, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments will be made by the Reorganized Debtors and will not be deducted from distributions to be made pursuant to the Plan to holders of Allowed Claims receiving distributions from a Third Party Disbursing Agent. For purposes of reviewing the reasonableness of the fees and expenses of any Third Party Disbursing Agent, the Reorganized Debtors shall be provided with copies of invoices of each Third Party Disbursing Agent in the form typically rendered in the regular course of the applicable Third Party Disbursing Agent’s business but with sufficient detail that reasonableness may be assessed. To the extent that there are any disputes that the Reorganized Debtors are unable to resolve with a Third Party Disbursing Agent, the Reorganized Debtors may submit such dispute to the Bankruptcy Court for resolution.
5.	Provisions Governing Disputed Unsecured Claims Reserves
     On the Effective Date or otherwise prior to the initial distributions under Section VI.G.1 of the Plan, the Disputed Unsecured Claims Reserve will be established by the Disbursing Agent and the Reserved Shares and/or Reserved Excess Minimum Cash will be placed in the Disputed Unsecured Claims Reserve by the Disbursing Agent for the benefit of holders of Allowed Claims in Class 5B and Disputed Claims that become Allowed Claims in Class 5B. For the purpose of calculating the amount of New Dana Holdco Common Stock and/or Excess Minimum Cash to be contributed to the Disputed Unsecured Claims Reserve, all Disputed Claims will be treated (solely for purposes of establishing the Disputed Unsecured Claims Reserve) as Allowed Claims in the Face Amount of such Claims as of the Effective Date. In addition, Disputed Claims rendered duplicative as a result of the consolidation of the Consolidated Debtors pursuant to Section VIII.A of the Plan will only be counted once for purposes of establishing the Disputed Unsecured Claims Reserve. As Disputed Claims are resolved, the Disbursing Agent shall make adjustments to the reserves for Disputed Claims, but the Reorganized Debtors shall not be required to increase such reserves from and after the Effective Date. The Debtors may File a motion seeking an order of the Bankruptcy Court approving additional procedures for the establishment of the Disputed Unsecured Claims Reserve.
     Cash dividends and other distributions received by the Disbursing Agent on account of the Reserved Shares and any Cash deposited into the Disputed Unsecured Claims Reserve from the Litigation Trust, along with any Cash Investment Yield on Cash held in the Disputed Unsecured Claims Reserve, will (a) be deposited in a segregated bank account in the name of the Disbursing Agent for the benefit of holders of Disputed Claims that become Allowed Claims, in Class 5B and Disputed Claims that become Allowed Claims in Class 5B, (b) will be accounted for separately and (c) will not constitute property of the Reorganized Debtors. The Disbursing Agent will invest any Cash held in the Disputed Unsecured Claims Reserve in a manner consistent with Dana’s investment and deposit guidelines.
     Each holder of an Allowed Claim in Class 5B and each holder of a Disputed Claim that ultimately becomes an Allowed Claim in Class 5B will have recourse only to the initial distribution of Distributable Shares of New Dana Holdco Common Stock and Distributable Excess Cash and Disputed Unsecured Claims Reserve Assets and not to any other assets held by the Reorganized Debtors, their property or any assets previously distributed on account of any Allowed Claim or Allowed Interest. Each holder of an Allowed Claim in Class 6D will have recourse, to the extent each holder of an Allowed Claim in Class 5B has been paid in full, plus Postpetition Interest and Post-Effective Date Interest, only to the Disputed Unsecured Claims Reserve Assets, if any, and not to any other assets held by any Disbursing Agent, the Reorganized Debtors, their property or any assets previously distributed on account of any Allowed Claim. Each holder of an Allowed Interest in Class 7A or an Allowed Claim in Class 7B will have recourse, to the extent each holder of an Allowed Claim in Classes 5B and 6D has been paid in full, plus Postpetition Interest and Post-Effective Date Interest, only to the Disputed Unsecured Claims Reserve Assets, if any, and not to any other assets held by any Disbursing Agent, the Litigation Trust, the Litigation Trustee ,the Reorganized Debtors, their property or any assets previously distributed on account of any Allowed Claim or Allowed Interest.
     The Disbursing Agent shall vote, and shall be deemed to vote, the Reserved Shares held by it in its capacity as Disbursing Agent in the same proportion as all outstanding shares of New Dana Holdco Common Stock properly cast in a shareholder vote.
     The Disputed Unsecured Claims Reserve is intended to be treated, for U.S. federal income Tax purposes, as a disputed ownership fund within the meaning of Treasury Regulations section 1.468B 9(b)(1).
     The rights of holders of Allowed Claims to receive distributions from the Disputed Unsecured Claims Reserve in accordance with the Plan will be non-transferable, except with respect to a transfer by will, the laws of descent and distribution or operation of law.

6.	Delivery of Distributions and Undeliverable or Unclaimed Distributions

a.	Delivery of Distributions
     Except as provided in Section VI.F.1.b of the Plan, distributions to holders of Allowed Claims and, to the extent applicable, Allowed Interests will be made by a Disbursing Agent: (i) at (A) the addresses set forth on the respective proofs of Claim Filed by holders of such Claims and (B) the address of such record holder listed with the registrar or transfer agent for such Interest; (ii) at the address for a Claim transferee set forth in a valid notice of transfer of Claim; (iii) at the addresses set forth in any written certification of address change delivered to Claims and Noticing Agent after the date of Filing of any related proof of Claim; (iv) at the addresses reflected in the applicable Debtor’s Schedules if no proof of Claim has been Filed and the Disbursing Agent has not received a written notice of a change of address; or (v) if clauses (i) through (iv) are not applicable, at the last address directed by such holder after such Claim or Interest becomes an Allowed Claim or Allowed Interest.
     Except as provided in Section VI.C of the Plan, and subject to the requirements of Section VI.L and Section VI.F.1.b.ii of the Plan, distributions to holders of Allowed Bondholder Claims will be made by a Disbursing Agent to the record holders of the Bonds as of the Distribution Record Date, as identified on a record holder register to be provided to the Disbursing Agent by the Indenture Trustee within five Business Days after the Distribution Record Date. This record holder register (i) will provide the name, address and holdings of each respective registered holder as of the Distribution Record Date and (ii) must be consistent with the applicable holder’s Claim, if Filed, or as otherwise determined by the Court.
     Except as provided in Section VI.C of the Plan, with respect to the Allowed Bondholder Claims, on the Effective Date (or as soon as practicable thereafter in accordance with Section VI.A of the Plan), a Disbursing Agent will distribute the Distributable Shares of New Dana Holdco Common Stock and Distributable Excess Minimum Cash on account of the Allowed Bondholder Claims to the Indenture Trustee. The Indenture Trustee then will distribute the New Dana Holdco Common Stock and Distributable Excess Minimum Cash in accordance with the Plan to the holders of the Allowed Bondholder Claims who surrender the Bonds to the Indenture Trustee in accordance with Sections V.I.1 and VI.L of the Plan. For purposes of distributions under Section V.F.1.b.ii of the Plan, the Indenture Trustee shall be considered a Third Party Disbursing Agent.
     Subject to the requirements of Section VI.L of the Plan, any distributions to holders of Allowed Interests on account of Old Common Stock of Dana will be made by a Disbursing Agent at the address of such record holder listed with the registrar or transfer agent for such Interest, to be provided by such registrar or transfer agent to the Disbursing Agent within five Business Days after the Distribution Record Date.
     The Debtors, the Reorganized Debtors and any Disbursing Agent shall only be required to act and make distributions in accordance with the terms of the Plan. Such parties shall have no (i) liability to any party for actions taken in accordance with the Plan or in reliance upon information provided to it in accordance with the Plan or (ii) obligation or liability for distributions under the Plan to any party who does not hold a Claim against or Interest in the Debtors as of the Distribution Record Date or who does not otherwise comply with the terms of the Plan, including Sections V.I and VI.L of the Plan.
     Notwithstanding any of the foregoing, nothing herein shall be deemed to impair, waive or extinguish any rights of the Indenture Trustee with respect to a Charging Lien, provided, however, that any such Charging Lien will be released upon payment of the Indenture Trustee’s reasonable fees and expenses in accordance with the terms of the applicable Indentures and this Plan.
b.	Undeliverable Distributions Held by Disbursing Agents
     Subject to Section VI.F.2.c of the Plan, distributions returned to a Disbursing Agent or otherwise undeliverable will remain in the possession of the applicable Disbursing Agent pursuant to Section VI.F.2.a.i of the Plan until such time as a distribution becomes deliverable. Subject to Section VI.E.6 of the Plan, undeliverable Cash or New Dana Holdco Common Stock will be held by the applicable Disbursing Agent for the benefit of the potential claimants of such Cash or New Dana Holdco Common Stock.
     Pending the distribution of any New Dana Holdco Common Stock, the Disbursing Agent shall vote, and shall be deemed to vote, all New Dana Holdco Common Stock held by such Disbursing Agent, whether relating to undeliverable distributions or undelivered distributions, in the same proportion as all outstanding shares of New Dana Holdco Common Stock properly cast in a shareholder vote.
     On each Periodic Distribution Date, the applicable Disbursing Agent will make all distributions that become deliverable to holders of Allowed Claims and, as applicable, Allowed Interests during the preceding calendar quarter; provided, however, that the applicable Disbursing Agent may, in its sole discretion, establish a record date prior to each Periodic Distribution Date, such that only Claims Allowed as of the record date will participate in such periodic distribution. Notwithstanding the foregoing, the applicable Disbursing Agent reserves the right, to the extent it determines a distribution on any Periodic Distribution Date is uneconomical or unfeasible, or is otherwise unadvisable, to postpone a Periodic Distribution Date.
     Any holder of an Allowed Claim or Allowed Interest that does not assert a claim pursuant to the Plan for an undeliverable distribution to be made by a Disbursing Agent within one year after the later of (i) the Effective Date and (ii) the last date on which a distribution was deliverable to such holder will have its claim for such undeliverable distribution discharged and will be forever barred from asserting any such claim against the Reorganized Debtors. In such cases, unclaimed distributions held by a Third Party Disbursing Agent will be returned to New Dana Holdco. If, on the later of (i) one year after the Effective Date and (ii) the first Business Day after the Final Distribution Date, (A) Allowed Claims in Class 5B have not been paid in full plus Postpetition Interest and Post-Effective Date Interest and (B) the aggregate amount of such unclaimed distributions would result in a Pro Rata distribution exceeding $500 to holders of Allowed Claims in Class 5B, such unclaimed distributions will be distributed Pro Rata to holders of Allowed Claims in Class 5B in accordance with Section VI.G.5 of the Plan. Any unclaimed distributions not distributed pursuant to the foregoing proviso, or any such distributions that are returned as undeliverable, will become property of New Dana Holdco, free of any restrictions thereon. Nothing contained in the Plan will require any Debtor, Reorganized Debtor or Disbursing Agent to attempt to locate any holder of an Allowed Claim or an Allowed Interest. Nothing contained in the Plan will require any Debtor, Reorganized Debtor or Disbursing Agent to attempt to locate any holder of an Allowed Claim or an Allowed Interest.
7.	Timing and Calculation of Amounts to Be Distributed

a.	Distributions to Holders of Allowed Claims in Classes Other than 5B, 6D and 7B
          Subject to Section VI.A of the Plan, on the Effective Date, each holder of an Allowed Claim in a Class other than 5B, 6D and 7B will receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. No later than each Periodic Distribution Date, distributions also will be made to holders of Disputed Claims in any such Class that were allowed during the preceding calendar quarter. Such periodic distributions also will be in the full amount that the Plan provides for Allowed Claims in the applicable Class.
b.	Valuation of New Dana Holdco Common Stock
          For the purposes of (a) establishing the value of all distributions of New Dana Holdco Common Stock to be made pursuant to the Plan and (b) calculating the amount of New Dana Holdco Common Stock to be reserved under the Plan, each share of New Dana Holdco Common Stock shall be valued at the Per Share Value.
c.	Postpetition Interest on Claims
          Except as expressly provided in the Plan, the Confirmation Order or any contract, instrument, release, settlement or other agreement entered into in connection with the Plan, or as required by applicable bankruptcy law, Postpetition Interest shall not accrue on account of any Claim.
d.	Post-Effective Date Interest on Claims
          Except as expressly provided in the Plan, Post-Effective Date Interest shall not accrue on account of any Claim.
e.	Distributions to Holders of Allowed Claims in Class 5B
          Subject to Section VI.A and VI.C of the Plan, on the Effective Date, the Disbursing Agent will distribute to each holder of an Allowed Claim in Class 5B its Pro Rata share of the Distributable Shares or New Dana Holdco Common Stock and Distributable Excess Minimum Cash.

     If, prior to a Periodic Distribution Date, a Disputed Claim in Class 5B is Disallowed or Allowed in an amount that is less that the amount utilized by the Disbursing Agent in calculating the initial distribution, the applicable amount of Reserved Shares and Reserved Excess Minimum Cash will be distributed, subject to Section VI.G.5.b of the Plan, to the applicable holders of Allowed Claims in Class 5B on the next Periodic Distribution Date.
     On the applicable Periodic Distribution Date, the Disbursing Agent will distribute to each holder of an Allowed Claim in Class 5B its Pro Rata share of the Reserved Shares and Reserved Excess Minimum Cash, until such time as all Disputed Claims entitled to such distributions have been resolved. On an applicable Periodic Distribution Date, a holder of an Allowed Claim in Class 5B that ceased being a Disputed Claim subsequent to the Effective Date will receive a Catch-Up Distribution as its first distribution after such Claim is Allowed. The Disbursing Agent may, in its sole discretion, establish a record date prior to each Periodic Distribution Date, such that only Claims Allowed as of the record date will participate in such periodic distribution. Notwithstanding the foregoing, the Disbursing Agent reserves the right, to the extent it determines a distribution on any Periodic Distribution Date is uneconomical or unfeasible, or is otherwise unadvisable, to postpone a Periodic Distribution Date.
f.	Distributions to Holders of Allowed Claims in Class 6D
     On the Periodic Distribution Date upon which (i) all Disputed Claims in Class 5B entitled to distributions have been resolved and (ii) all distributions to which the holders of such Claims are entitled pursuant to the terms of the Plan will be made from the Disputed Unsecured Claims Reserve, the Disbursing Agent will distribute to each holder of an Allowed Claim in Class 6D its Pro Rata share of the Disputed Unsecured Claims Reserve Assets, if any.
     If, prior to a Periodic Distribution Date, a Disputed Claim in Class 6D is Disallowed or Allowed in an amount that is less that the amount utilized by the Disbursing Agent in calculating the initial distribution to Class 6D, the applicable Disputed Unsecured Claims Reserve Assets will be distributed, subject to Section VI.G.6.b of the Plan, to the applicable holders of Allowed Claims in Class 6D on the next Periodic Distribution Date.
     On the applicable Periodic Distribution Date, the Disbursing Agent will distribute to each holder of an Allowed Claim in Class 6D its Pro Rata share of the Disputed Unsecured Claims Reserve Assets, until such time as all Disputed Claims in Class 6D entitled to such distributions have been resolved. On an applicable Periodic Distribution Date, a holder of an Allowed Claim in Class 6D that ceased being a Disputed Claim subsequent to the Effective Date will receive a Catch-Up Distribution as its first distribution after such Claim is Allowed. The Disbursing Agent may, in its sole discretion, establish a record date prior to each Periodic Distribution Date, such that only Claims Allowed as of the record date will participate in such periodic distribution. Notwithstanding the foregoing, the Disbursing Agent reserves the right, to the extent it determines a distribution on any Periodic Distribution Date is uneconomical or unfeasible, or is otherwise unadvisable, to postpone a Periodic Distribution Date.
g.	Distributions to Holders of Allowed Interests in Class 7A and Allowed Claims in Class 7B
     On the Periodic Distribution Date upon which (i) all Disputed Claims in Classes 5B and 6D entitled to distributions have been resolved and (ii) all distributions to which the holders of such Claims are entitled pursuant to the terms of the Plan have been made from the Disputed Unsecured Claims Reserve, the Disbursing Agent will distribute to each holder of an Allowed Interest in Class 7A and an Allowed Claim in Class 7B its Pro Rata share of the Disputed Unsecured Claims Reserve Assets remaining in the Disputed Unsecured Claims Reserve, if any. For the purpose of calculating the amount Disputed Unsecured Claims Reserve Assets to be initially distributed to holders of Allowed Interests in Class 7A and Allowed Claims in Class 7B, (i) all Allowed Interests will be valued based on the per share value of Old Dana Common Stock at the close of business on the Petition Date and (ii) all Disputed Claims in Class 7B will be treated as though such Claims will be Allowed Claims in the principal amount of such Claims, or as estimated by the Bankruptcy Court, as applicable.
     If, prior to a Periodic Distribution Date, a Disputed Claim in Class 7B is Disallowed or Allowed in an amount that is less that the amount utilized by the Disbursing Agent in calculating the initial distribution, the applicable Disputed Unsecured Claims Reserve Assets will be distributed, subject to Section VI.G.7.b of the Plan, to the applicable holders of Allowed Interests in Class 7A and Allowed Claims in Class 7B on the next Periodic Distribution Date.
     On the applicable Periodic Distribution Date, the Disbursing Agent will distribute to each holder of an Allowed Interest in Class 7A and an Allowed Claim in Class 7B its Pro Rata share of the Reserved Shares and Reserved Excess Minimum Cash, until such time as all Disputed Claims in Class 7B entitled to such distributions have been resolved. On an applicable Periodic Distribution Date, a holder of an Allowed Claim in Class 7B that ceased being a Disputed Claim subsequent to the Effective Date will receive a Catch-Up Distribution as its first distribution after such Claim is Allowed. The Disbursing Agent may, in its sole discretion, establish a record date prior to each Periodic Distribution Date, such that only Claims Allowed as of the record date will participate in such periodic distribution. Notwithstanding the foregoing, the Disbursing Agent reserves the right, to the extent it determines a distribution on any Periodic Distribution Date is uneconomical or unfeasible, or is otherwise unadvisable, to postpone a Periodic Distribution Date.
h.	Distributions of New Dana Holdco Common Stock — No Fractional Shares; Rounding
     Notwithstanding any other provision of the Plan, only whole numbers of shares of New Dana Holdco Common Stock will be distributed. For purposes of all distributions other than the distribution on the Final Distribution Date, fractional shares of New Dana Holdco Common Stock will be carried forward to the next Periodic Distribution Date. On the Final Distribution Date, fractional shares of New Dana Holdco Common Stock will be rounded up or down to the nearest whole number or zero, as applicable. No New Dana Holdco Common Stock will be distributed on account of fractional shares that are rounded down.
i.	De Minimis Distributions
     A Disbursing Agent will not distribute Cash (including Excess Minimum Cash) to the holder of an Allowed Claim or Allowed Interest, as applicable, if the amount of Cash (including Excess Minimum Cash) to be distributed on any Periodic Distribution Date is less than $500.
j.	Administration and Distribution of Union Emergence Shares
     Notwithstanding anything in the Plan to the contrary, the Union Emergence Shares shall be administered and distributed in accordance with Appendix J to the Union Settlement Agreements.
8.	Distribution Record Date
     A Disbursing Agent will have no obligation to, and will not, recognize the transfer of, or the sale of any participation in, any Allowed Claim or Allowed Interest that occurs after the Distribution Record Date and will be entitled for all purposes of the Plan to recognize and make distributions only to those holders of Allowed Claims and Allowed Interests that are holders of such Claims and Interests, or participants therein, as of the Distribution Record Date.
     As of the close of business on the Distribution Record Date, each transfer register for (a) the Bonds, as maintained by the Indenture Trustee, and (b) the Old Common Stock of Dana, as maintained by the transfer agent will be closed. The applicable Disbursing Agent will have no obligation to, and will not, recognize the transfer of, or sale of any Bondholder Claim or any Interest on account of Old Common Stock of Dana that occurs after the close of business on the Distribution Record Date and will be entitled for all purposes of the Plan to recognize and make distributions only to those holders who are holders of such Claims or Interests as of the close of business on the Distribution Record Date.
     Except as otherwise provided in a Final Order, the transferees of Claims that are transferred pursuant to Bankruptcy Rule 3001 prior to the Distribution Record Date will be treated as the holders of such Claims for all purposes, notwithstanding that any period provided by Bankruptcy Rule 3001 for objecting to such transfer has not expired by the Distribution Record Date.
9.	Means of Cash Payments
     Except as otherwise specified in the Plan, Cash payments made pursuant to the Plan will be by checks drawn on a domestic bank or foreign bank, as applicable, selected by the applicable Disbursing Agent or, at the option of the applicable Disbursing Agent, by wire transfer from a domestic bank or foreign bank, as applicable.
10.	Foreign Currency Exchange Rate
     Except as otherwise provided in the Plan or a Bankruptcy Court order, as of the Effective Date, any General Unsecured Claim asserted in a currency other than U.S. dollars shall automatically be deemed converted to the equivalent U.S. dollar value using the exchange rate as of March 2, 2006, set forth in the Federal Reserve Statistical Release for such date.

11.	Establishment of Reserves
     The Debtors or Reorganized Debtors may establish any reserves that they deem necessary or advisable to make distributions to holders of Allowed Claims or otherwise to satisfy their obligations under the Plan.
12.	Surrender of Canceled Instruments or Securities
          Except as provided in Section VI.L.2 of the Plan for lost, stolen, mutilated or destroyed Bonds and except as provided in Section VI.L.1.b of the Plan, each holder of any Bond not held through book entry must tender such Bond to the applicable Third Party Disbursing Agent in accordance with a letter of transmittal to be provided to such holders by the Third Party Disbursing Agent as promptly as practicable on the Effective Date. The letter of transmittal will include, among other provisions, customary provisions with respect to the authority of the holder of such Bond to act and the authenticity of any signatures required thereon. All surrendered Bonds will be marked as canceled and delivered to the Reorganized Debtors. If the record holder of a Bondholder Claim is DTC or its nominee or such other securities depository or custodian thereof, or if a Bondholder Claim is held in book-entry or electronic form pursuant to a global security held by DTC, then the beneficial holder of such a Bondholder Claim shall be deemed to have surrendered such holder’s security, note, debenture or other evidence of indebtedness upon surrender of such global security by DTC or such other securities depository or custodian thereof. Any holder of an Allowed Bondholder Claim with respect to which the underlying Bond has been lost, stolen, mutilated or destroyed must, in lieu of surrendering such Bond, deliver to the Third Party Disbursing Agent: (a) evidence satisfactory to the Third Party Disbursing Agent of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may be required by the Third Party Disbursing Agent to hold the Third Party Disbursing Agent, the Debtors and Reorganized Debtors, harmless from any damages, liabilities or costs incurred in treating such individual as a holder of such Bond. Upon compliance with Section VI.L.2 of the Plan by a holder of an Allowed Bondholder Claim, such holder will, for all purposes under the Plan, be deemed to have surrendered the applicable Bond. Any holder of a Bond not held through book entry that fails to surrender or is deemed not to have surrendered the applicable Bond within one year after the Effective Date will have its right to distributions pursuant to the Plan on account thereof discharged and will be forever barred from asserting any such Claim against the Reorganized Debtors or their respective property. In such case, any New Dana Holdco Common Stock held for distribution on account thereof will be treated pursuant to the provisions set forth in Section VI.F.2.c of the Plan.
          Except as provided in Section VI.L.5 of the Plan for lost, stolen, mutilated or destroyed certificates of Old Common Stock of Dana, each holder of Old Common Stock of Dana not held through book entry must tender the Old Common Stock of Dana certificates to the Third Party Disbursing Agent in accordance with a letter of transmittal to be provided to such holders by the Third Party Disbursing Agent on or before the Effective Date. The letter of transmittal will include, among other provisions, customary provisions with respect to the authority of the holder of such certificates to act and the authenticity of any signatures required thereon. All surrendered certificates of Old Common Stock of Dana will be marked as canceled and delivered to the Reorganized Debtors. Any holder of an Allowed Interest on account of Old Common Stock of Dana with respect to which the underlying Old Common Stock of Dana certificate has been lost, stolen, mutilated or destroyed must, in lieu of surrendering such certificate, deliver to the Third Party Disbursing Agent: (a) evidence satisfactory to the Third Party Disbursing Agent of the loss, theft, mutilation or destruction; and (b) such security or indemnity as may be required by the Third Party Disbursing Agent to hold the Third Party Disbursing Agent, the Debtors and the Reorganized Debtors harmless from any damages, liabilities or costs incurred in treating such individual as a holder of such Old Common Stock of Dana. Upon compliance with Section VI.L.5 of the Plan by a holder of an Allowed Interest on account of Old Common Stock of Dana, such holder will, for all purposes under the Plan, be deemed to have surrendered the applicable stock certificate. Any holder of an Allowed Interest on account of Old Common Stock of Dana not held through book entry that fails to surrender or is deemed not to have surrendered the applicable stock certificate will have its right to receive distributions pursuant to the Plan on account of its Allowed Interest discharged and will be forever barred from asserting any such Interest or related Claims against the Debtors, the Reorganized Debtors or their respective property.
13.	Withholding and Reporting Requirements
     In connection with the Plan, to the extent applicable, each Disbursing Agent will comply with all applicable Tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan will be subject to applicable withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, each Disbursing Agent will be authorized to take any actions that may be necessary or appropriate to comply with such withholding and reporting requirements, including, without limitation, liquidating a portion of the distributions to be made under the Plan to generate sufficient funds to pay applicable withholding Taxes or establishing any other mechanisms the Disbursing Agent believes are reasonable and appropriate, including requiring Claim holders to submit appropriate Tax and withholding certifications. To the extent any Claim holder fails to submit appropriate Tax and withholding certifications as required by the Disbursing Agent, such Claim holder’s distribution will be deemed undeliverable and subject to Section VI.F.2 of the Plan.
     Notwithstanding any other provision of the Plan, each entity receiving a distribution of Cash or New Dana Holdco Common Stock pursuant to the Plan will have sole and exclusive responsibility for the satisfaction and payment of any Tax obligations imposed on it by any governmental unit on account of the distribution, including income, withholding and other Tax obligations.
     The Debtors reserve the right to allocate and distribute all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, liens and similar encumbrances.
14.	Setoffs
     Except with respect to claims of a Debtor or Reorganized Debtor released pursuant to the Plan or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, each Reorganized Debtor or, as instructed by a Reorganized Debtor, a Third Party Disbursing Agent may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of the Claim (before any distribution is made on account of the Claim) the claims, rights and causes of action of any nature that the applicable Debtor or Reorganized Debtor may hold against the holder of the Allowed Claim; provided, however, that neither the failure to effect a setoff nor the allowance of any Claim hereunder will constitute a waiver or release by the applicable Debtor or Reorganized Debtor of any claims, rights and causes of action that the Debtor or Reorganized Debtor may possess against the Claim holder.
15.	Application of Distributions
     To the extent applicable, all distributions to a holder of an Allowed Claim will apply first to the principal amount of such Claim until such principal amount is paid in full and then to any interest accrued on such Claim prior to the Petition Date, and the remaining portion of such distributions, if any, will apply to any interest accrued on such Claim after the Petition Date.
16.	Treatment of Disputed Claims
a.	ADR Procedures
     At the Debtors’ or, after the Effective Date, the Reorganized Debtors’ option, any Disputed Claim may be submitted to the ADR Procedures in accordance with the terms of the ADR Procedures. Disputed Claims not resolved through the ADR Procedures will be resolved pursuant to the Plan.
b.	Tort Claims
     At the Debtors’ or, after the Effective Date, the Reorganized Debtors’ option, any unliquidated Tort Claim (as to which a proof of Claim was timely Filed in the Chapter 11 Cases) not resolved through the ADR Procedures or a Final Order of the Bankruptcy Court will be determined and liquidated in the administrative or judicial tribunal(s) in which it is pending on the Effective Date or, if no action was pending on the Effective Date, in any administrative or judicial tribunal of appropriate jurisdiction. The Debtors or the Reorganized Debtors may exercise the above option by service upon the holder of the applicable Tort Claim of a notice informing the holder of such Tort Claim that the Debtors or the Reorganized Debtors have exercised such option. Upon a Debtor’s or a Reorganized Debtor’s service of such notice, the automatic stay provided under section 362 of the Bankruptcy Code, or after the Effective Date, the discharge injunction, will be deemed modified, without the necessity for further Bankruptcy Court approval, solely to the extent necessary to allow the parties to determine or liquidate the Tort Claim in the applicable administrative or judicial tribunal(s). Notwithstanding the foregoing, at all times prior to or after the Effective Date, the Bankruptcy Court will retain jurisdiction relating to Tort Claims, including the Debtors’ right to have such Claims determined and/or liquidated in the Bankruptcy Court (or the United States District Court having jurisdiction over the Chapter 11 Cases) pursuant to section 157(b)(2)(B) of title 28 of the United States Code, as may be applicable). Any Tort Claim determined and liquidated pursuant to a judgment obtained in accordance with Section VII.A.2 of the Plan and applicable non-bankruptcy law that is no longer appealable or subject to review will be deemed an Allowed Claim, as applicable, in Classes 5A and 5B against the applicable Debtor in such liquidated amount, provided that only the amount of such Allowed Claim that is less than or equal to the Debtor’s self-insured retention or deductible in connection with any applicable insurance policy and is not satisfied from proceeds of insurance payable to the holder of such Allowed Claim under the Debtors’ insurance policies will be treated as an Allowed Claim for the purposes of distributions under the Plan. In no event will a distribution be made under the Plan to the holder of a Tort Claim on account of any portion of an Allowed Claim in excess of the applicable Debtor’s deductible or self-insured retention under any applicable insurance policy. In the event a Tort Claim is determined and liquidated pursuant to a judgment or order that is obtained in accordance with Section VII.A.2 of the Plan and is no longer appealable or subject to review, and applicable non-bankruptcy law provides for no recovery against the applicable Debtor, such Tort Claim will be deemed expunged without the necessity for further Bankruptcy Court approval upon the applicable Debtor’s service of a copy of such judgment or order upon the holder of such Tort Claim. Nothing contained in this Section will constitute or be deemed a waiver of any claim, right or cause of action that a Debtor may have against any Person or entity in connection with or arising out of any Tort Claim, including but not limited to any rights under section 157(b)(5) of title 28 of the United States Code. All claims, demands, rights, defenses and causes of action that the Debtors or the Reorganized Debtors may have against any Person or entity in connection with or arising out of any Tort Claim are expressly retained and preserved.
c.	Disputed Insured Claims
     The resolution of Disputed Insured Claims, including Tort Claims, pursuant to Section VII.A of the Plan, shall be subject to the provisions of Section V.H of the Plan.
17.	No Distributions Until Allowance; No Settlement Payments Unless Allowance by Effective Date
     Notwithstanding any other provision of the Plan, no payments or distributions will be made on account of a Disputed Claim until (a) such Claim (or a portion of such Claim) becomes an Allowed Claim, if ever and (b) solely with respect to Allowed Ineligible Unsecured Claims, any portion of such Claim becomes an Allowed Claim as of the Effective Date. In lieu of distributions under the Plan to holders of Disputed Claims in Class 5B, the Disputed Unsecured Claims Reserve will be established on the Effective Date to hold the Disputed Unsecured Claims Reserve Assets for the benefit of those Claim holders.
18.	Prosecution of Objections to Claims and Authority to Amend Schedules
     All objections to Claims must be Filed and served on the holders of such Claims, and any amendment to the Schedules to reduce the scheduled Claim of such holder, must be made by the Debtors the Reorganized Debtors by the Claims Objection Bar Date. If an objection has not been Filed to a Claim or an amendment has not been made to the Schedules with respect to a scheduled Claim by the Claims Objection Bar Date, the particular Claim will be treated as an Allowed Claim if such Claim has not been allowed earlier.
     After the Confirmation Date, but prior to the Effective Date, the Debtors and the Creditors’ Committee will have the authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims, including pursuant to any alternative dispute resolution or similar procedures approved by the Bankruptcy Court. Except as provided in Section V.G of the Plan, on or after the Effective Date, the Reorganized Debtors will have the sole authority to File, settle, compromise, withdraw or litigate to judgment objections to Claims. On or after the Effective Date, only the Reorganized Debtors, subject to Section V.G of the Plan, may settle or compromise any Disputed Claim or any objection or controversy relating to any Claim, without approval of the Bankruptcy Court.
     The Debtors or Reorganized Debtors, as applicable, will have the authority to amend the Schedules with respect to any Claim and to make distributions based on such amended Schedules without approval of the Bankruptcy Court. If any such amendment to the Schedules reduces the amount of a Claim or changes the nature or priority of a Claim, the Debtor or Reorganized Debtor will provide (a) the holder of such Claim and (b) the Creditors’ Committee or Litigation Trustee (as applicable) with notice of such amendment and such parties will have 20 days to File an objection to such amendment with the Bankruptcy Court. If no such objection is Filed, the applicable Disbursing Agent may proceed with distributions based on such amended Schedules without approval of the Bankruptcy Court.
19.	Distributions on Account of Disputed Claims Once Allowed
     Distributions on account of Disputed Claims that become Allowed Claims after the Effective Date shall be made in accordance with Article VI of the Plan.

20.	Consent to Resolution of Certain Disputes
     If (a) the resolution by the Debtors of an objection to the Plan or Disclosure Statement made by or on behalf of a holder of a Class 5B Claim or (b) a resolution of the appeal of the order approving the Global Settlement with Appaloosa Management, L.P. or any Affiliate thereof would require, in either such case, a payment to be made by the Debtors or other consideration to be provided to the non-Debtor party, the Debtors may agree to such resolution only with the reasonable consent of the Series B-2 Backstop Investors, Centerbridge and the Creditors’ Committee..
XII.
ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN
     The Debtors believe that the Plan affords holders of Claims and Interests the greatest opportunity for realization on the Debtors’ assets and, therefore, is in the best interests of such holders. If the Plan is not confirmed, however, the theoretical alternatives include: (A) liquidation of the Debtors under chapter 7 of the Bankruptcy Code or (B) alternative plans of reorganization or liquidation under chapter 11 of the Bankruptcy Code.
A. Liquidation Under Chapter 7
     As noted above, the Debtors believe that, under the Plan, each holder of Impaired Claims and Interests will receive property of a value not less than the value such holder would receive in a liquidation of the Debtors under chapter 7 of the Bankruptcy Code. See “Confirmation of the Plan — Requirements for Confirmation of the Plan — Best Interests of Creditors.” The Debtors’ belief is based primarily upon extensive consideration of the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to holders of Claims and Interests, including, but not limited to (1) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a chapter 7 trustee and professional advisors to the trustee, including investment bankers; (2) the erosion in value of assets in a chapter 7 case in the context of the rapid liquidation required under chapter 7 and the “forced sale” atmosphere that would prevail; (3) the adverse effects on the Debtors’ businesses as a result of the likely departure of key employees; and (4) the reduction of value associated with a chapter 7 trustee’s operation of the Debtors’ businesses. The Debtors’ belief is also based upon the liquidation analysis they prepared with the assistance of AlixPartners, LLC, as well as other professionals of the Debtors (annexed to this Disclosure Statement as Exhibit E, the “Liquidation Analysis”). The Liquidation Analysis does not reflect the likely delay in distributions to holders of Claims and Interests in a liquidation scenario, which, if considered, would only further reduce the present value of any liquidation proceeds.
     The Debtors believe that any liquidation analysis is speculative, as such an analysis is necessarily premised upon assumptions and estimates that are inherently subject to significant uncertainties and contingencies, many of which would be beyond the control of the Debtors. Thus, there can be no assurance as to values that would actually be realized in a chapter 7 liquidation, nor can there be any assurance that the Bankruptcy Court would accept the Debtors’ conclusions or concur with such assumptions in making its determinations under section 1129(a)(7) of the Bankruptcy Code.
     For example, the Liquidation Analysis necessarily contains an estimate of the amount of Claims that will ultimately become Allowed Claims. This estimate is based solely upon a review of the Debtors’ books and records and the Debtors’ estimates as to additional Claims that might be filed in the Chapter 11 Cases or that would arise in the event of a conversion of the cases from chapter 11 to chapter 7. No order or finding has been entered by the Bankruptcy Court estimating or otherwise fixing the amount of Claims at the projected amounts of Allowed Claims set forth in the Liquidation Analysis. The estimate of the amount of Allowed Claims set forth in the Liquidation Analysis should not be relied upon for any other purpose, including, without limitation, any determination of the value of any distribution to be made on account of Allowed Claims and Interests under the Plan. The annexed Liquidation Analysis is provided solely to disclose to holders the effects of a hypothetical chapter 7 liquidation of the Debtors, subject to the assumptions set forth therein.
     To the extent that confirmation of the Plan requires the establishment of amounts for the chapter 7 liquidation value of the Debtors, funds available to pay Claims, and the reorganization value of the Debtors, the Bankruptcy Court will determine those amounts at the Confirmation Hearing.
B. Alternative Plan of Reorganization or Liquidation
     The DIP Credit Agreement matures on March 3, 2008. If the DIP Credit Agreement is not terminated and all obligations thereunder paid in full prior to such date, there will be an event of default under the DIP Credit Agreement, which will entitle the lenders thereunder to exercise their remedies under the DIP Credit Agreement, including the right to foreclose on substantially all of the assets of the Debtors.
     The Debtors may be liquidated pursuant to the provisions of a chapter 11 liquidating plan. In liquidations under chapter 11, the Debtors’ assets could be sold in an orderly fashion over a more extended period of time than in liquidations under chapter 7. Thus, a chapter 11 liquidation might result in larger recoveries than in a chapter 7 liquidation, but the delay in distributions could result in lower present values received and high administrative costs. Because a trustee is not required in a chapter 11 case, expenses for professional fees could be lower than in a chapter 7 case, in which a trustee must be appointed. Any distribution to the holders of Allowed Claims and Interests under a chapter 11 liquidation plan probably would be delayed substantially. Furthermore, since substantially all of the Debtors’ assets are pledged to secure the obligations of the Debtors under the DIP Credit Agreement, in the event of a chapter 11 liquidation, the Claims of the lenders under the DIP Credit Agreement would have to be satisfied in full in Cash prior to any distribution being available to unsecured creditors. Thus, the Debtors believe that a chapter 11 liquidation would not produce distributions as favorable as those under the Plan.
XIII.
PROJECTED FINANCIAL INFORMATION
     The Debtors’ management has developed a five year business plan and prepared consolidated projected operating and financial results (the “Projections”) for the years ending December 31, 2012, which are attached to this Disclosure Statement as Exhibit F. The Projections include (1) projected income statements for the fiscal years ended December 31, 2007 through 2012; (2) projected balance sheets at December 31, 2007 through 2012; and (3) projected statements of cash flows for the fiscal years ended December 31, 2008 through 2012.
     THE PROJECTIONS ATTACHED TO THIS DISCLOSURE STATEMENT AS EXHIBIT F WERE NOT PREPARED WITH A VIEW TOWARD COMPLIANCE WITH THE GUIDELINES ESTABLISHED BY THE AICPA, FASB OR THE RULES AND REGULATIONS OF THE SEC. FURTHERMORE, THE PROJECTIONS HAVE NOT BEEN AUDITED, REVIEWED OR SUBJECTED TO ANY PROCEDURES DESIGNED TO PROVIDE ANY LEVEL OF ASSURANCE BY DANA’S INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS, PRICEWATERHOUSECOOPERS LLP. EXCEPT FOR PURPOSES OF THIS DISCLOSURE STATEMENT, THE DEBTORS DO NOT, AS A MATTER OF COURSE, PUBLISH THEIR BUSINESS PLANS AND STRATEGIES OR FORWARD-LOOKING PROJECTIONS OF FINANCIAL POSITION RESULTS FROM OPERATIONS, AND CASH FLOWS. ACCORDINGLY, THE DEBTORS, THE REORGANIZED DEBTORS, AND NEW DANA HOLDCO DO NOT INTEND TO UPDATE OR OTHERWISE REVISE THESE PROJECTIONS OR TO REFLECT EVENTS OR CIRCUMSTANCES EXISTING OR ARISING AFTER THE DATE OF THESE PROJECTIONS OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS NOR TO INCLUDE SUCH INFORMATION IN DOCUMENTS REQUIRED TO BE FILED WITH THE SEC OR OTHERWISE MAKE SUCH INFORMATION PUBLIC.
     WHILE PRESENTED WITH NUMERICAL SPECIFICITY, THE PROJECTIONS ARE BASED UPON A VARIETY OF ESTIMATES AND ASSUMPTIONS, WHICH, WHILE CONSIDERED REASONABLE BY MANAGEMENT, MAY NOT BE REALIZED, AND ARE SUBJECT TO SIGNIFICANT BUSINESS, ECONOMIC AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, MANY OF WHICH ARE BEYOND THE CONTROL OF DANA’S MANAGEMENT. CONSEQUENTLY, THE PROJECTIONS SHOULD NOT BE REGARDED AS A REPRESENTATION OR WARRANTY BY DANA, OR ANY OTHER PERSON, AS TO THE ACCURACY OF THE PROJECTIONS, OR THAT THE PROJECTIONS WILL BE REALIZED. ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE PRESENTED IN THE PROJECTIONS. FOR FURTHER INFORMATION ON THE ASSUMPTIONS UNDERLYING THE PROJECTIONS, PLEASE REFER TO THE NARRATIVE AND NOTES TO EXHIBIT F TO THIS DISCLOSURE STATEMENT.
XIV.
CERTAIN RISK FACTORS TO BE CONSIDERED
     The implementation of the Plan, and the New Dana Holdco Common Stock and New Preferred Stock to be issued on the Effective Date, are subject to a number of material risks, including (1) those enumerated below and (2) the risk factors stated in Dana’s annual report on form 10-K for the year ended December 31, 2006 and the quarterly report on form 10-Q for the quarter ended June 30, 2007, both of which are attached to this Disclosure Statement as Exhibit C . Prior to voting on the Plan, each party entitled to vote should carefully consider these risks, as well as all of the information contained in this Disclosure Statement, including the Exhibits hereto. If any of these risks actually occurs, the Debtors and the Reorganized Debtors may not be able to conduct their business as currently planned, and their financial condition and operating results could be seriously harmed. In addition to the risks set forth below, risks and uncertainties not presently known to the Debtors, or risks that the Debtors currently consider immaterial, may also impair the operations or results of the Debtors and the Reorganized Debtors. For purposes of this section of the Disclosure Statement only, the term “Dana Companies” will be used to refer to the Debtors and the Reorganized Debtors.
A. Certain Bankruptcy Considerations
1.	Risk of Liquidation or Protracted Reorganization
     If the Plan is not confirmed and consummated, there can be no assurance that the Chapter 11 Cases will continue rather than be converted to chapter 7 liquidation cases, or that any alternative plan of reorganization would be on terms as favorable to holders of Claims and Interests as the terms of the Plan. If a liquidation or protracted reorganization were to occur, the distributions to holders of Allowed Claims and Allowed Interests could be drastically reduced. The Debtors believe that, in a liquidation under chapter 7, holders of Allowed Claims and Allowed Interests would receive substantially less because of the inability in a liquidation to realize the greater going-concern value of the Debtors’ assets. In addition, administrative expenses of a chapter 7 trustee and the trustee’s attorneys, accountants and other professionals would cause a substantial erosion of the value of any potential estate. Furthermore, substantial additional Claims would arise by reason of the liquidation and from the rejection of unexpired leases and other executory contracts.
2.	Non-Confirmation of the Plan
     The Debtors anticipate that certain parties in interest may file objections to the Plan in an effort to persuade the Bankruptcy Court that the Debtors have not satisfied the confirmation requirements under sections 1129(a) and (b) of the Bankruptcy Code. However, even if (a) no objections are filed, (b) all impaired Classes of Claims and Interests accept or are deemed to have accepted the Plan, or (c) with respect to any Class that rejects or is deemed to reject the Plan, the requirements for “cramdown” are met, the Bankruptcy Court, which can exercise substantial discretion, may determine that the Plan does not meet the requirements for confirmation under sections 1129(a) and (b) of the Bankruptcy Code. Section 1129(a) of the Bankruptcy Code requires, among other things, (a) a demonstration that the Confirmation of the Plan will not be followed by liquidation or need for further financial reorganization of the Debtors, except as contemplated by the Plan, and (b) that the value of distributions to parties entitled to vote on the Plan who vote to reject the Plan not be less than the value of distributions such creditors and equity security holders would receive if the Debtors were liquidated under chapter 7 of the Bankruptcy Code. Although the Debtors believe that the Plan meets the requirements for confirmation, there can be no assurance that the Bankruptcy Court will reach the same conclusion. If the Bankruptcy Court determines that the Plan violates section 1129 of the Bankruptcy Code in any manner, including, among other things, the cramdown requirements under section 1129(b) of the Bankruptcy Code, the Debtors have reserved the right to amend the Plan in such a manner so as to satisfy the requirements of section 1129 of the Bankruptcy Code.
B. Risks Relating to New Dana Holdco’s Financial Condition
1.	Historical Financial Information Will Not Be Comparable
     As a result of the consummation of the Plan and the transactions contemplated thereby, New Dana Holdco will be subject to the “fresh-start” reporting rules. Accordingly, the financial condition and results of operations of New Dana Holdco from and after the Effective Date will not be comparable to the financial condition or results of operations reflected in the consolidated historical financial statements of the Dana Companies contained in this Disclosure Statement.
2.	Dana Companies’ U.S. Operations Might Not Be Profitable Post-Emergence
     The Debtors’ United States operations have generated losses before income taxes since 2001 aggregating more than $2 billion. Notwithstanding significant restructuring actions undertaken by the Dana Companies since 2001 in an effort to improve their United States profitability, these actions have been insufficient to offset the downward profit pressures, in large part due to the factors cited above. During 2006, the Debtors experienced before tax losses of $443 million (which included realignment and impairment charges of $56 million and net reorganization costs of $117 million). Although the Restructuring Initiatives and the impact of the Global Settlement will have a significant effect on the Dana Companies’ business, the Dana Companies’ U.S. operations might not be profitable post-emergence.

3.	Restrictions Imposed by Indebtedness
     The DIP Credit Agreement allowed the Debtors to refinance substantial amounts of prepetition debt. Due to this refinancing, the Debtors have significant indebtedness under the DIP Credit Agreement. In addition, the DIP Credit Agreement includes restrictive financial covenants that require the Debtors to achieve certain levels of EBITDAR. On the Effective Date, the Debtors anticipate replacing the DIP Credit Agreement with the Exit Facility.
     The Exit Facility is expected to contain covenants that, among other things and subject to certain exceptions, will require New Dana Holdco to satisfy certain financial covenants and will limit the ability of New Dana Holdco to (a) incur additional indebtedness, (b) permit subsidiaries to issue debt and/or certain types of preferred stock, (c) pay dividends or make other restricted payments, (d) sell its assets, (e) enter into transactions with certain affiliates, (f) create liens, and (g) enter into sale and leaseback transactions. The ability of New Dana Holdco to comply with any of the foregoing provisions may be affected by events beyond its control. The breach of any of these covenants could result in a default or event of default under the Exit Facility, which may result in the entire principal balance becoming immediately due and payable. Accordingly, these anticipated covenants and the potential for adverse affects upon New Dana Holdco’s ability to finance future operations, potential acquisitions, capital needs or to engage in business activities that may be in its interest, may, among other things, hinder or prevent New Dana Holdco from (a) responding to changing business and economic conditions, (b) engaging in transactions that might otherwise be considered beneficial and (c) implementing its business plan.
     The ultimate terms and conditions of the Exit Facility are subject to the conditions of the financial markets at the time a commitment is obtained and the conditions contained in any such commitment for the Exit Facility once obtained. These terms and conditions may contain additional or more restrictive covenants than may currently be available. In addition, the interest rate, fees and other economic terms applicable to the Exit Facility are also subject to the conditions of the financial markets. Such interest rate, fees or other economic terms may be higher or more expensive than those currently available.
4.	Security Interests
     Substantially all of the Debtors’ cash, receivables, equipment, inventory, real property and other assets are subject to a first priority lien in favor of the DIP Lenders pursuant to the terms of the DIP Credit Agreement and orders entered by the Bankruptcy Court. If a holder of a security interest becomes entitled to exercise its rights as a secured party, it would have the right to foreclose upon and sell or otherwise transfer the collateral subject to its security interest, and the collateral accordingly would be unavailable to New Dana Holdco or the subsidiary owning the collateral and to other creditors of New Dana Holdco or such subsidiary, except to the extent, if any, that such other creditors have a superior or equal security interest in the affected collateral or the value of the affected collateral exceeds the amount of indebtedness in respect of which such foreclosure rights are exercised.
5.	Projections
     The Projections attached to this Disclosure Statement as Exhibit F are inherently uncertain and are dependent upon the successful implementation of the Debtors’ business plan and the reliability of the assumptions contained in the business plan. The Projections reflect numerous assumptions, including confirmation and consummation of the Plan in accordance with its terms, the anticipated future performance of the Reorganized Debtors, industry performance, general business and economic conditions and other matters, most of which are beyond the control of the Reorganized Debtors and some of which may not materialize.
     Unanticipated events and circumstances occurring subsequent to the preparation of the Projections may affect the actual financial results of the Reorganized Debtors. Therefore, the actual results achieved throughout the periods covered by the Projections may vary from the projected results. These variations may be material and adverse.
6.	Reorganized Debtors’ Business Plans
     The Reorganized Debtors may make changes to their business, operations and current business plans that may have a material impact on the Reorganized Debtors’ future results of operations and the price of New Dana Holdco’s shares.

C. General Economic Risk Factors and Risks Specific to the Business of the Dana Companies
1.	Adverse Effects of Terrorism or Hostilities
     The Dana Companies have operations in 28 countries worldwide and are dependent on significant foreign suppliers and vendors. As a result, the operations of the Dana Companies can be adversely affected by the occurrence of terrorism or major hostilities domestically and abroad.
2.	Risk that Union Settlement Agreements Are Not Implemented
     The achievement of the Dana Companies’ Restructuring goals will depend in large part on the implementation of the Union Settlement Agreements. If the Debtors are not able to implement these agreements, there is no assurance that the Dana Companies will be able to reduce this significant part of their cost structure and avoid new potential collective bargaining issues and possible strikes.
3.	The Dana Companies’ Asbestos-Related Product Liability Claims
     The Dana Companies have asbestos-related product liability claims because some of their products in the past contained asbestos. At the end of 2006, the Dana Companies had approximately 73,000 active pending asbestos-related product liability claims, including 6,000 that were settled and awaiting documentation and payment. Under the Plan, the Asbestos Personal Injury Claims will be Reinstated against the applicable Reorganized Debtors. Additional asbestos-related product claims might be commenced against the Reorganized Debtors after the Effective Date and as a result thereof, these companies might incur considerable costs to defend themselves against such claims.
4.	Potential Adverse Impact of Environmental Compliance Costs
     The operations of the Dana Companies are subject to environmental laws and regulations in the United States and other countries that govern emissions to the air; discharges to water; the generation, handling, storage, transportation, treatment and disposal of waste materials; and the cleanup of contaminated properties. At the end of 2006, environmental costs with respect to the Dana Companies’ former and existing operations were considered not to be material. However, there is no assurance that the costs of complying with current environmental laws and regulations, or those that may be adopted in the future, will not increase and adversely impact the Dana Companies.
D. Risks Related to the Securities
1.	Dividends Are Not Anticipated; Lack of Dividends May Limit Investor Demand
     New Dana Holdco does not anticipate paying any dividends on the New Dana Holdco Common Stock for the foreseeable future. The lack of dividend prospects may have an adverse impact on the demand for New Dana Holdco Common Stock as certain institutional investors may invest only in dividend-paying equity securities or may operate under other restrictions that may prohibit or limit their ability to invest in the New Dana Holdco Common Stock.
2.	Risks Associated with Receipt and Ownership of New Dana Holdco Common Stock
     As discussed previously, on the Effective Date, each holder of an Allowed Claim in Class 5B will receive its Pro Rata share of 100 million shares of New Dana Holdco Common Stock less the shares reserved for payment of the post-emergence bonuses to Union employees and/or non-union hourly and salaried non-management employees in accordance with the Plan. Thus, upon implementation of the Plan, each holder of such Allowed Claim, as an equity holder in New Dana Holdco, will become subordinated to all liabilities of New Dana Holdco. Therefore, the assets of New Dana Holdco would not be available for distribution to any holder of New Dana Holdco Common Stock in any bankruptcy, liquidation or reorganization of New Dana Holdco unless and until all indebtedness of New Dana Holdco has been paid. See “Overview of the Plan — Summary of Classes and Treatment of Claims and Interests.”
3.	No Established Market for New Dana Holdco Common Stock; Volatility is possible
     No established market exists for the New Dana Holdco Common Stock. New Dana Holdco expects that the New Dana Holdco Common Stock will be approved for listing on NYSE immediately following the Effective Date when New Dana Holdco meets the listing requirements for such securities. However, the Debtors cannot predict whether the NYSE will approve the New Dana Holdco Common Stock for listing or when any such listing will occur. There can be no assurance that the New Dana Holdco Common Stock will be listed on NYSE or any other national exchange or interdealer quotation system or that New Dana Holdco will continue to meet the requirements for listing once a listing has been approved. If the New Dana Holdco Common Stock is not listed on a national exchange or interdealer quotation system, New Dana Holdco intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the New Dana Holdco Common Stock on the OTC Bulletin Board. Again, however, no assurance can be given that such securities will be quoted on the OTC Bulletin Board. New Dana Holdco, therefore, cannot provide any assurance that the New Dana Holdco Common Stock will be publicly tradable at any time after the Effective Date. If no public market for the New Dana Holdco Common Stock develops, holders of such securities may have difficulty selling or obtaining timely and accurate quotations with respect to such securities.
     There cannot be any assurance as to the degree of price volatility in any market that develops for the New Common Shares. The New Dana Holdco Common Stock will be issued pursuant to the Plan to: (a) holders of Allowed Claims in Class 5B, (b) to the Disputed Unsecured Claims Reserve, the assets of which will be distributed pro rata to holders of (i) Allowed Section 510(b) Old Common Stock Claims Against the Consolidated Debtors in Class 7B and (ii) Allowed Interests in Class 7A, to the extent holders of Allowed Claims in Class 5B have been paid in full, plus Postpetition Interest; (c) holders of New Preferred Stock converting such stock; (d) certain Union employees who are entitled to a post-emergence bonus; and (e) non-union hourly and salaried non-management employees who are entitled to a post-emergence bonus. Some of these holders may not elect to hold equity on a long-term basis. Sales by future shareholders of a substantial number of shares after the Effective Date could significantly reduce the market price of the New Dana Holdco Common Stock. Moreover, the perception that these shareholders might sell significant amounts of the New Dana Holdco Common Stock could depress the trading price of the shares for a considerable period. Sales of the New Dana Holdco Common Stock, and the possibility thereof, could make it more difficult for New Dana Holdco to sell equity, or equity-related securities, in the future at a time and price that they consider appropriate.
     The valuation of New Dana Holdco Common Stock contained in this Disclosure Statement is not an estimate of the prices at which the New Dana Holdco Common Stock may trade in the market, and the Debtors have not attempted to make any such estimate in connection with the development of the Plan. The value of the New Dana Holdco Common Stock ultimately may be substantially higher or lower than reflected in the valuation assumptions provided in this Disclosure Statement.
4.	Holders of Shares of New Preferred Stock Will Be Restricted in Their Ability to Transfer or Resell Their Shares
     New Dana Holdco will offer the New Preferred Stock under an exemption from registration under the Securities Act and applicable state securities laws. The New Preferred Stock will not be registered under the Securities Act and, therefore, until New Dana Holdco fulfills its obligations under the Registration Rights Agreement, holders of shares of New Preferred Stock may only offer or sell the shares pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws or pursuant to an effective registration statement. In addition, the Debtors cannot assure that New Dana Holdco will be able to register the New Preferred Stock in the manner and at the times contemplated by the Registration Rights Agreements.
     Holders of shares of New Preferred Stock will also be subject to lockup provisions prohibiting transfer, sale or conversion of such shares for six months after the Effective Date. Each Qualified Investor that subscribes for shares of New Preferred Stock should understand that it will not be permitted to dispose of those shares until the lockup period expires and therefore must bear the financial risks of its investment until the expiration of that period.
5.	There Is No Established Market for Shares of New Preferred Stock, Which Means There Are Uncertainties Regarding the Prices and Terms on Which Holders Could Dispose of Their Shares, If at All
     No established market exists for the New Preferred Stock. New Dana Holdco does not intend to apply to list the New Preferred Stock on any national exchange or interdealer quotation system. There can be no assurances as to the presence or the liquidity of any trading market for the New Preferred Stock or that holders will be able to sell their shares at a particular time or that the prices that may be received will be favorable.

6.	One of the New Dana Holdco Shareholders Will Acquire a Significant Degree of Influence on the Matters Presented to the Shareholders
     Centerbridge and its affiliates could acquire a large enough ownership in New Dana Holdco and will have approval, board representation and other rights pursuant to the New Dana Holdco charter and a shareholders agreement with New Dana Holdco which together would give Centerbridge and its affiliates a significant influence on the matters presented to New Dana Holdco’s shareholders. In accordance with the Plan, Centerbridge will own New Preferred Shares that, based on current assumptions, may be converted into approximately up to 21% to 24% (if Centerbridge were to purchase all of the $250 million of New Series B Preferred Stock for which it has provided a backstop commitment in the New Investment Agreement) of the shares of New Dana Holdco Common Stock. Furthermore, Centerbridge and its affiliates have the right to approve a transaction involving a change of control of New Dana Holdco, subject to being overridden by a 2/3 shareholder vote, and as such Centerbridge and its affiliates may delay, defer, or prevent a change in control of New Dana Holdco, impede a takeover or other business combination involving New Dana Holdco, or discourage a potential acquirer from making an offer to acquire New Dana Holdco Common Stock or otherwise attempting to obtain control of New Dana Holdco, any of which could cause the market price of New Dana Holdco Common Stock to decline. See “New Dana Holdco — Shareholders Agreement.”
7.	Treatment of Claims
     The estimates of Allowed Claims in this Disclosure Statement are based on the Debtors’ review of the proofs of Claims Filed in the Chapter 11 Cases and their books and records, as well as the results of Claim settlements achieved to date and Claims objections prosecuted to completion to date. Upon the passage of all applicable Bar Dates, the completion of further analyses of the proofs of Claim, the completion of Claims litigation and related matters, the total amount of Claims that ultimately become Allowed Claims in the Chapter 11 Cases may differ from the Debtors’ estimates, and such difference could be material. For example, the amount of any Disputed Claim that ultimately is allowed may be significantly more or less than estimated amount of such Claim used herein. With respect to Class 5B in particular, the actual ultimate aggregate amount of Allowed General Unsecured Claims in such Class may differ significantly from the estimates set forth in this Disclosure Statement. Accordingly, the amount of Pro Rata distributions of Distributable Shares of New Dana Holdco Common Stock, Distributable Excess Minimum Cash, Reserved Shares and Reserved Excess Minimum Cash that may be received by a particular holder of an Allowed General Unsecured Claim in Class 5B may be adversely or favorably affected by the aggregate amount of Claims ultimately allowed in such Class.
XV.
FEDERAL INCOME TAX CONSEQUENCES OF CONSUMMATION OF THE PLAN
A. General
     A DESCRIPTION OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN IS PROVIDED BELOW. THE DESCRIPTION IS BASED ON THE INTERNAL REVENUE CODE (THE “IRC”), TREASURY REGULATIONS, JUDICIAL DECISIONS AND ADMINISTRATIVE DETERMINATIONS, ALL AS IN EFFECT ON THE DATE OF THIS DISCLOSURE STATEMENT AND ALL SUBJECT TO CHANGE, POSSIBLY WITH RETROACTIVE EFFECT. CHANGES IN ANY OF THESE AUTHORITIES OR IN THEIR INTERPRETATION COULD CAUSE THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN TO DIFFER MATERIALLY FROM THE CONSEQUENCES DESCRIBED BELOW.
     THE FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ARE COMPLEX AND, IN IMPORTANT RESPECTS, UNCERTAIN. NO RULING HAS BEEN REQUESTED FROM THE INTERNAL REVENUE SERVICE (THE “IRS”); NO OPINION HAS BEEN REQUESTED FROM DEBTORS’ COUNSEL CONCERNING ANY TAX CONSEQUENCE OF THE PLAN; AND NO TAX OPINION IS GIVEN BY THIS DISCLOSURE STATEMENT.
     THE DESCRIPTION THAT FOLLOWS DOES NOT COVER ALL ASPECTS OF FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO THE DEBTORS OR HOLDERS OF CLAIMS OR INTERESTS. FOR EXAMPLE, THE DESCRIPTION DOES NOT ADDRESS ISSUES OF SPECIAL CONCERN TO CERTAIN TYPES OF TAXPAYERS, SUCH AS DEALERS IN SECURITIES, LIFE INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, TAX EXEMPT ORGANIZATIONS AND NON-U.S. TAXPAYERS. IN ADDITION, THE DESCRIPTION DOES NOT DISCUSS STATE, LOCAL OR NON-U.S. TAX CONSEQUENCES.

     FOR THESE REASONS, THE DESCRIPTION THAT FOLLOWS IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND PROFESSIONAL TAX ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES OF EACH HOLDER OF A CLAIM OR INTEREST. HOLDERS OF CLAIMS OR INTERESTS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PLAN.
B. U.S. Federal Income Tax Consequences to the Debtors
1.	Cancellation of Debt Income
     Generally, the discharge of a debt obligation by a debtor for an amount less than the adjusted issue price (in most cases, the amount the debtor received on incurring the obligation, with certain adjustments) creates cancellation of indebtedness (“COD”) income, which must be included in the debtor’s income. However, COD income is not recognized by a taxpayer that is a debtor in a reorganization case if the discharge is granted by the court or pursuant to a plan of reorganization approved by the court. The Plan, if approved, would enable the Debtors to qualify for this bankruptcy exclusion rule with respect to any COD income triggered by the Plan.
     If debt is discharged in a reorganization case, however, certain income tax attributes otherwise available and of value to the debtor are reduced, in most cases by the amount of the indebtedness forgiven. Tax attributes subject to reduction include: (a) net operating losses (“NOLs”) and NOL carryforwards; (b) most credit carryforwards, including the general business credit and the minimum tax credit; (c) capital losses and capital loss carryforwards; (d) the tax basis of the debtor’s depreciable and nondepreciable assets, but not in an amount greater than the excess of the aggregate tax bases of the property held by the debtor immediately after the discharge over the aggregate of the debtor’s liabilities immediately after the discharge; and (e) foreign tax credit carryforwards.
     A debtor may elect to avoid the prescribed order of attribute reduction and instead reduce the basis of certain property first. In the case of affiliated corporations filing a consolidated return (such as Dana and its consolidated subsidiaries), the attribute reduction rules apply first to the separate attributes of or allocable to the particular corporation whose debt is being discharged, and then, if necessary, to certain attributes of other members of the group. Accordingly, COD income of a debtor would result first in the reduction of any consolidated NOLs and other attributes, including asset basis, attributable to such debtor, and then, if necessary, of consolidated NOLs and/or basis attributable to other members of the consolidated group, after use of any such NOLs to determine the consolidated group’s taxable income for the tax year in which the debt is discharged.
2.	Limitation on NOL Carryforwards
     Dana anticipates that its consolidated NOLs at emergence after reduction for COD income will be in excess of approximately $1 billion. Section 382 of the IRC provides rules limiting the utilization of a corporation’s NOLs and other losses, deductions and credits following a more than 50% change in ownership of a corporation’s equity (an “Ownership Change”). An Ownership Change will occur with respect to the Debtors in connection with the Plan. Therefore, post-Effective Date usage of the Debtors’ NOLs and other tax attributes (after reduction for COD income) by the Reorganized Debtors will be limited by section 382(l)(6) of the IRC. Under that section, the amount of post-ownership change annual taxable income of the Reorganized Debtors that can be offset by the pre-ownership change NOLs of the Debtors generally cannot exceed an amount equal to the product of (a) the applicable federal long-term tax-exempt rate in effect on the date of the ownership change and (b) the value of Dana’s stock immediately prior to implementation of the Plan (the “Annual Limitation”). The value of Dana’s stock for purposes of this computation would reflect the increase, if any, in value resulting from any surrender or cancellation of any Claims in the Chapter 11 Cases. For instance, if the equity value of New Dana Holdco were $3.317 billion and the applicable U.S. federal long-term tax-exempt rate in effect on the date of the ownership change were 4.5%, the Annual Limitation would be $149.265 million.
     Any unused Annual Limitation may be carried forward, thereby increasing the Annual Limitation in the subsequent taxable year. However, if New Dana Holdco does not continue Dana’s historic businesses or use a significant portion of its assets in a new business for two years after the ownership change (the “Business Continuity Requirement”), the Annual Limitation resulting from the ownership change is zero.
     In addition, the Annual Limitation may be increased if Dana has a net unrealized built-in gain at the time of an ownership change. If, however, Dana has a net unrealized built-in loss at the time of an ownership change, the Annual Limitation may apply to such net unrealized built-in loss. Although the issue is not free from doubt, Dana anticipates that it will be in a net unrealized built-in loss position at the time the Plan is implemented.

3.	Alternative Minimum Tax
     In general, a federal alternative minimum tax (“AMT”) is imposed on a corporation’s alternative minimum taxable income (“AMTI”) at a 20% rate to the extent that such tax exceeds the corporation’s regular federal income tax for the year. AMTI is generally equal to regular taxable income with certain adjustments. For purposes of computing AMTI, certain tax deductions and other beneficial allowances are modified or eliminated. In particular, even though a corporation might otherwise be able to offset all of its taxable income for regular federal income tax purposes by available NOL carryforwards, a corporation is generally entitled to offset no more than 90% of its AMTI with NOL carryforwards (as recomputed for AMT purposes). Accordingly, usage of the Debtors’ NOLs by the Reorganized Debtors may be subject to limitations for AMT purposes in addition to any other limitations that may apply.
     In addition, if a corporation (or a consolidated group) undergoes an ownership change and is in a net unrealized built-in loss position on the date of the ownership change, the corporation’s (or group’s) aggregate tax basis in its assets may be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date. Accordingly, if the Debtors are in a net unrealized built-in loss position on the Effective Date, for AMT purposes the tax benefits attributable to basis in assets may be reduced.
     Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to AMT.
4.	Restructuring Transactions
     The Identified Restructuring Transactions set forth on Exhibit V.B.1 to the Plan will constitute, for federal income tax purposes, a “reorganization” of the Debtors that generally will not be taxable to the Debtors, and the NOLs and other tax attributes of the Debtors generally will carry over to the Reorganized Debtors subject to certain reductions and limitations including those described herein.
     The cancellation of Prepetition Intercompany Claims that will occur as part of the Restructuring Transactions generally will take the form of deemed capital contributions from Dana to Subsidiary Debtors or deemed distributions to Dana from Subsidiary Debtors for federal income tax purposes and generally should not result in any federal income tax consequences to the Debtors.
     Other federal income tax consequences to the Debtors may result depending on the terms of any additional Restructuring Transactions that occur with respect to the Debtors.
C. U.S. Federal Income Tax Consequences to Holders of Claims
     The federal income tax consequences of the Plan to a holder of a Claim will depend, in part, on whether the Claim constitutes a “tax security” for federal income tax purposes, what type of consideration was received in exchange for the Claim, whether the holder reports income on the accrual or cash basis, whether the holder has taken a bad debt deduction or worthless security deduction with respect to the Claim and whether the holder receives distributions under the Plan in more than one taxable year.
1.	Definition of Securities
     There is no precise definition of the term “security” under the federal income tax law. Rather, all facts and circumstances pertaining to the origin and character of a claim are relevant in determining whether it is a security. Nevertheless, courts generally have held that a debt instrument having a term of less than five years will not be considered a tax security, while corporate debt evidenced by a written instrument and having an original maturity of ten years or more will be considered a tax security.
2.	Holders of Claims Constituting Tax Securities
     Under the Plan, holders of certain Allowed Claims constituting tax securities may receive New Dana Holdco Common Stock, Cash and/or a contingent, residual interest in the Disputed Unsecured Claims Reserve Assets (such an interest hereinafter referred to as a “Contingent Interest”). In addition, pursuant to and in accordance with the terms of the Offering, holders of certain Allowed Claims constituting tax securities in Class 5B may be entitled to purchase New Series B Preferred Stock (hereinafter referred to as the “Series B Rights”). A holder who receives New Dana Holdco Common Stock (with or without Series B Rights) and Cash or a Contingent Interest would recognize gain (but not loss), if any, to the extent of any Cash received. Because additional distributions may be made to holders of Allowed Claims after the initial distribution, a portion of any gain realized by a holder in satisfaction of its Allowed Claim may be deferred until the holder has received its final distribution in respect of its Contingent Interest. All holders are urged to consult their tax advisors regarding the possible application of, or ability to elect out of, the “installment method” of reporting gain that may be recognized in respect of a Claim. To the extent any portion of a holder’s recovery is allocable to interest on the Claim, such portion would be treated as interest income to such holder. See “Certain Other Tax Considerations for Holders of Claims or Interests — Accrued but Unpaid Interest” below for a discussion of the allocation of recoveries first to principal and then to interest.
     The holder’s aggregate tax basis in the New Dana Holdco Common Stock and the Series B Rights (apart from any portion thereof allocable to interest) would equal the portion of the holder’s basis in its Allowed Claim allocable to the New Dana Holdco Common Stock; and the Series B Rights, allocated between the New Dana Holdco Common Stock and the Series B Rights based on their relative fair market values. The holding period for the New Dana Holdco Common Stock and the Series B Rights (apart from any portion allocable to interest) would include the holding period of the Allowed Claims surrendered. The holder’s tax basis in any New Dana Holdco Common Stock or Series B Rights allocable to interest would equal the fair market value of the New Dana Holdco Common Stock or Series B Rights on the date of the distribution to the holder of New Dana Holdco Common Stock or Series B Rights, as the case may be, and the holding period of such New Dana Holdco Common Stock or Series B Rights would begin on the day after the day of receipt.
     Any gain recognized would be capital or ordinary, depending on the status of the Claim in the holder’s hands, including whether the Claim constitutes a market discount bond in the holder’s hands. Generally, any gain recognized by a holder of an Allowed Claim would be a long-term capital gain if the Claim is a capital asset in the hands of the holder and the holder has held such Claim for more than one year, unless the holder had previously claimed a bad debt deduction or the holder had accrued market discount with respect to such Claim. See “Certain Other Tax Considerations for Holders of Claims or Interests — Market Discount” below for a discussion of the character of any gain recognized from a Claim with accrued market discount.
3.	Holders of Claims Not Constituting Tax Securities
     A holder of an Allowed Claim (other than an Allowed Claim in Class 5C) that is not a tax security who receives New Dana Holdco Common Stock, Series B Rights, Cash and/or a Contingent Interest in exchange for such holder’s Claim would recognize gain or loss in an amount equal to the difference between (a) the amount of Cash and/or the fair market value of New Dana Holdco Common Stock and Series B Rights received by the holder with respect to its Allowed Claim and (b) the holder’s adjusted tax basis in its Claim. Because additional distributions may be made to holders of Allowed Claims after the initial distribution, any loss and a portion of any gain realized by a holder in satisfaction of its Claim may be deferred until the holder has received its final distribution in respect of its Contingent Interest. All holders are urged to consult their tax advisors regarding the possible application of, or ability to elect out of, the “installment method” of reporting gain that may be recognized in respect of a Claim. To the extent any portion of a claimholder’s recovery is allocable to interest on the Claim, such portion would be treated as interest income to such holder. See “Certain Other Tax Considerations for Holders of Claims or Interests— Accrued but Unpaid Interest” below for a discussion of the allocation of recoveries first to principal and then to interest.
     The tax basis for any New Dana Holdco Common Stock and any Series B Rights received under the Plan by a holder of an Allowed Claim not constituting a tax security would equal the fair market value of the New Dana Holdco Common Stock and the Series B Rights on the date of distribution to the holder by New Dana Holdco. The holding period for any New Dana Holdco Common Stock and any Series B Rights received under the Plan by such a holder generally would begin on the day following the day of receipt.
     Any gain or loss recognized would be capital or ordinary, depending on the status of the Claim in the holder’s hands, including whether the Claim constitutes a market discount bond in the holder’s hands. Generally, any gain or loss recognized by a holder of a Claim not constituting a tax security would be a long-term capital gain or loss if the Claim is a capital asset in the hands of the holder and the holder has held such Claim for more than one year, unless the holder had previously claimed a bad debt deduction or the holder had accrued market discount with respect to such Claim. See “Certain Other Tax Considerations for Holders of Claims or Interests— Market Discount” below for a discussion of the character of any gain recognized from a Claim with accrued market discount.
     Payment of the UAW Retiree VEBA Contribution and the USW Retiree VEBA Contribution would have no federal income tax consequences to holders of Allowed Claims in Class 5C.

D. U.S. Federal Income Tax Consequences to Holders of Interests
     A holder of an Old Common Stock of Dana Interest who receives a Contingent Interest in exchange for such holder’s Old Common Stock of Dana Interest would recognize gain (but not loss), if any, to the extent of Cash it receives, if any, in respect of its Contingent Interest. Gain realized by a holder in respect of its Old Common Stock of Dana Interest may be deferred until the holder has received its final distribution in respect of its Contingent Interest. All holders are urged to consult their tax advisors regarding the possible application of, or ability to elect out of, the “installment method” of reporting gain that may be recognized in respect of an Interest.
     The holder’s aggregate tax basis in the New Dana Holdco Common Stock received, if any, would equal the portion of the holder’s basis in its Old Common Stock of Dana Interest allocable to the New Dana Holdco Common Stock; and the holding period for the New Dana Holdco Common Stock would include the holding period for its Old Common Stock of Dana Interest.
     Generally, any gain recognized by a holder of an Old Common Stock of Dana Interest would be a long term capital gain if such Interest is a capital asset in the hands of the holder and the holder has held such Interest for more than one year.
E. Certain Other Tax Considerations for Holders of Claims or Interests
1.	Tax Treatment of the Exercise or Lapse of Series B Rights
     A recipient of Series B Rights generally would not recognize gain or loss upon the exercise of such rights. The tax basis in the New Series B Preferred Stock received upon exercise of the Series B Rights would equal the sum of the holder’s tax basis in the Series B Rights and the amount paid for such New Series B Preferred Stock. The holding period in such New Series B Preferred Stock received would commence the exercise date. Upon any lapse of Series B Rights received, the holder would recognize a loss equal to its tax basis in the Series B Rights. In general, such a loss should be a capital loss.
2.	Payments from Disputed Unsecured Claims Reserve
     The Disputed Unsecured Claims Reserve is intended to be treated, for U.S. federal income tax purposes, as a disputed ownership fund within the meaning of Treasury Regulations section 1.468B-9(b)(1). If any payment is to be made out of the Disputed Unsecured Claims Reserve, such payment will not be deemed to have been made to any recipient until, and to the extent that, the amount to which the payee is entitled has been determined and distributed. At such time, the recipient will recognize income or loss as more fully described above in “U.S. Federal Income Tax Consequences to Holders of Claims” and “U.S. Federal Income Tax Consequences to Holders of Interests.”
     Any income realized by the Disputed Unsecured Claims Reserve prior to the time of the distributions of the assets of the reserve to the holders of Contingent Interests will be reported by the Disbursing Agent as income of and taxable to the Disputed Unsecured Claims Reserve.
3.	Accrued but Unpaid Interest
     In general, a Claim holder that was not previously required to include in taxable income any accrued but unpaid interest on the Claim may be required to take such amount into income as taxable interest. A Claim holder that was previously required to include in taxable income any accrued but unpaid interest on the Claim may be entitled to recognize a deductible loss to the extent that such interest is not satisfied under the Plan. The Plan provides that, to the extent applicable, all distributions to a holder of an Allowed Claim will apply first to the principal amount of such Claim until such principal amount is paid in full and then to any interest accrued on such Claim prior to the Petition Date, and the remaining portion of such distributions, if any, will apply to any interest accrued on such Claim after the Petition Date. There is no assurance, however, that the IRS will respect this treatment and will not determine that all or a portion of amounts distributed to such holder and attributable to principal under the Plan is properly allocable to interest. Each holder of a Claim on which interest has accrued is urged to consult its tax advisor regarding the tax treatment of distributions under the Plan and the deductibility of any accrued but unpaid interest for federal income tax purposes.

4.	Post-Effective Date Distributions
     Holders of Claims may receive distributions subsequent to the Effective Date. The imputed interest provisions of the IRC may apply to treat a portion of any Post-Effective Date distribution as imputed interest. Imputed interest may, with respect to certain holders, accrue over time using the constant interest method, in which event the holder may, under some circumstances, be required to include imputed interest in income prior to receipt of a distribution.
     In addition, because additional distributions may be made to holders of Claims and holders of Interests after the initial distribution, any loss and a portion of any gain realized by a holder may be deferred until the holder has received its final distribution. All holders are urged to consult their tax advisors regarding the possible application of, or ability to elect out of, the “installment method” of reporting gain that may be recognized in respect of a Claim or an Interest.
5.	Reinstatement of Claims
     Holders of Claims that will be Reinstated generally should not recognize gain, loss or other taxable income upon the Reinstatement of their Claims under the Plan. Taxable income, however, may be recognized by those holders if they are considered to receive interest, damages or other income in connection with the Reinstatement or if the Reinstatement is considered for tax purposes to involve a substantial modification of the Claim.
6.	Bad Debt and/or Worthless Securities Deduction
     A holder who, under the Plan, receives in respect of an Allowed Claim or Allowed Interest an amount less than the holder’s tax basis in the Allowed Claim or Allowed Interest may be entitled in the year of receipt (or in an earlier or later year) to a bad debt deduction in some amount under section 166(a) of the IRC or a worthless securities deduction under section 165 of the IRC. The rules governing the character, timing and amount of bad debt or worthless securities deductions place considerable emphasis on the facts and circumstances of the holder, the obligor and the instrument with respect to which a deduction is claimed. Holders of Claims and/or Interests, therefore, are urged to consult their tax advisors with respect to their ability to take such a deduction.
7.	Market Discount
     A holder that purchased its Claim from a prior holder with market discount will be subject to the market discount rules of the IRC. Under those rules, assuming that the holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of its Claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Claim as of the date of the exchange.
     To the extent that a holder’s Claim is exchanged in a transaction in which gain or loss is not recognized for U.S. federal income tax purposes, any accrued market discount not treated as ordinary income upon such exchange should carry over, on an allocable basis, to any New Dana Holdco Common Stock received, such that any gain recognized by the holder upon a subsequent disposition of such New Dana Holdco Common Stock would be treated as ordinary income to the extent of any accrued market discount not previously included in income.
8.	Installment Method
     A holder of a Claim constituting an installment obligation for tax purposes may be required to recognize currently any gain remaining with respect to the obligation if, pursuant to the Plan, the obligation is considered to be satisfied at other than its face value, distributed, transmitted, sold, or otherwise disposed of within the meaning of section 453B of the IRC.
9.	Information Reporting and Backup Withholding
     All distributions under the Plan will be subject to applicable federal income tax reporting and withholding. The IRC imposes “backup withholding” (currently at a rate of 28%) on certain “reportable” payments to certain taxpayers, including payments of interest. Under the IRC’s backup withholding rules, a holder of a Claim may be subject to backup withholding with respect to distributions or payments made pursuant to the Plan, unless the holder (a) comes within certain exempt categories (which generally include corporations) and, when required, demonstrates this fact or (b) provides a correct taxpayer identification number and certifies under penalty of perjury that the taxpayer identification number is correct and that the taxpayer is not subject to backup withholding because of a failure to report all dividend and interest income. Backup withholding is not an additional federal income tax, but merely an advance payment that may be refunded to the extent it results in an overpayment of income tax. A holder of a Claim may be required to establish an exemption from backup withholding or to make arrangements with respect to the payment of backup withholding.
F. Importance of Obtaining Professional Tax Assistance
     THE FOREGOING DISCUSSION IS INTENDED ONLY AS A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN, AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING WITH A TAX PROFESSIONAL. THE ABOVE DISCUSSION IS FOR INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. THE TAX CONSEQUENCES ARE IN MANY CASES UNCERTAIN AND MAY VARY DEPENDING ON A HOLDER’S INDIVIDUAL CIRCUMSTANCES. ACCORDINGLY, HOLDERS ARE URGED TO CONSULT WITH THEIR TAX ADVISORS ABOUT THE FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE PLAN.
XVI.
APPLICABILITY OF CERTAIN FEDERAL AND STATE SECURITIES LAWS
A. General
1.	New Dana Holdco Common Stock
     The Debtors anticipate that no registration statement will be filed under the Securities Act or any state securities laws with respect to the offer and distribution under the Plan of the New Dana Holdco Common Stock on the Effective Date. The Debtors believe that the provisions of section 1145(a)(1) of the Bankruptcy Code exempt the offer and distribution of such securities under the Plan from federal and state securities registration requirements as discussed below.
     The Debtors expect that any Non-Union Emergence Shares reserved by New Dana Holdco for issuance as a post-emergence bonus to non-union hourly and salaried non-management employees will be registered for resale by filing a registration statement on Form S-8 with the SEC at or shortly following the time such bonuses are paid. For purposes of the following discussion of section 1145 of the Bankruptcy Code, the term “New Dana Holdco Common Stock” does not include the Non-Union Emergence Shares.
     New Dana Holdco expects that the New Dana Holdco Common Stock will be approved for listing on NYSE immediately following the Effective Date when New Dana Holdco meets the listing requirements for such securities. However, the Debtors cannot give any assurances that the NYSE will approve the New Dana Holdco Common Stock for listing or predict when any such listing will occur. There can be no assurance that the New Dana Holdco Common Stock will be listed on the NYSE or any other national exchange or interdealer quotation system or that New Dana Holdco will continue to meet the requirements for listing once a listing has been approved. If the New Dana Holdco Common Stock is not listed on a national exchange or interdealer quotation system, New Dana Holdco intends to cooperate with any registered broker-dealer who may seek to initiate price quotations for the New Dana Holdco Common Stock on the OTC Bulletin Board. See “Means of Implementation of the Plan — New Dana Holdco Common Stock.”
     Securities listed or approved for listing on the NYSE (and certain other major exchanges) or securities which will be listed upon completion of a transaction, are deemed to be “covered securities,” as such term is defined in the National Securities Markets Improvement Act of 1996 (“NSMIA”) (section 18 of the Securities Act). Pursuant to that section, states are preempted from regulating any transaction in such “covered securities,” including the requirement of any notice filing or fee.
2.	New Dana Holdco Preferred Stock
     The shares of New Series A Preferred Stock and New Series B Preferred Stock to be issued in connection with the Plan are being offered and sold in an offering conducted in reliance upon rule 506 of Regulation D, promulgated under section 4(2) of the Securities Act, are exempt from federal securities registration and, in addition, involve a “covered security” under NSMIA. State regulation of such an offering (but not notice filings and fees) has been preempted by NSMIA. It is not contemplated that the shares of New Preferred Stock will be registered under the Securities Act or the Exchange Act as of the Effective Date nor is it contemplated that such securities will be listed on a national exchange or interdealer quotation system. Accordingly, active trading markets may not exist for such securities and there can be no assurance that a holder of shares of New Preferred Stock will be able to sell their shares in the future or as to the prices at which any such sales may occur.

3.	Exit Facility
     Assuming the Debtors enter into the Exit Facility and any component of the Exit Facility is deemed to constitute a “security,” the Debtors anticipate that the offer and sale of those components will satisfy the requirements of rule 506 under Regulation D, promulgated under section 4(2) of the Securities Act, are exempt from federal securities registration and, in addition, involve a “covered security” under NSMIA. State regulation of such an offering (but not notice filings and fees) has been preempted by NSMIA.
B. Bankruptcy Code Exemptions from Registration Requirements for New Dana Holdco Common Stock
1.	Initial Offer and Sale
     Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under a plan of reorganization from registration under the Securities Act and state securities laws if three principal requirements are satisfied: (a) the securities must be offered and sold under a plan of reorganization and must be securities of the debtor, an affiliate participating in a joint plan with the debtor or a successor to the debtor under the plan; (b) the recipients of the securities must hold a prepetition or administrative expense claim against the debtor or an interest in the debtor; and (c) the securities must be issued entirely in exchange for the recipient’s claim against or interest in the debtor, or principally in such exchange and partly for cash or property. Section 1145(a)(2) of the Bankruptcy Code exempts the offer of a security through any warrant, option, right to purchase or conversion privilege that is sold in the manner specified in section 1145(a)(1) and the sale of a security upon the exercise of such a warrant, option, right or privilege. The Debtors believe that the offer and sale of the New Dana Holdco Common Stock under the Plan satisfy the requirements of section 1145(a)(1) of the Bankruptcy Code and, therefore, are exempt from registration under the Securities Act and state securities laws.
2.	Subsequent Transfers
     In general, all resales and subsequent transactions in the New Dana Holdco Common Stock will be exempt from registration under the Securities Act pursuant to section 4(1) of the Securities Act, unless the holder thereof is deemed to be an “underwriter” with respect to such securities, an “affiliate” of the issuer of such securities or a “dealer.” Section 1145(b) of the Bankruptcy Code defines four types of “underwriters”:
a.	persons who purchase a claim against, an interest in, or a claim for administrative expense against the debtor with a view to distributing any security received in exchange for such a claim or interest (“accumulators”);

b.	persons who offer to sell securities offered under a plan for the holders of such securities (“distributors”);

c.	persons who offer to buy securities from the holders of such securities, if the offer to buy is (i) with a view to distributing such securities and (ii) made under a distribution agreement; and

d.	a person who is an “issuer” with respect to the securities, as the term “issuer” is defined in section 2(11) of the Securities Act.
     Under section 2(11) of the Securities Act, an “issuer” includes any “affiliate” of the issuer, which means any person directly or indirectly through one or more intermediaries controlling, controlled by or under common control with the issuer. Under section 2(12) of the Securities Act, a “dealer” is any person who engages either for all or part of such person’s time, directly or indirectly, as agent, broker or principal in the business of offering, buying, selling or otherwise dealing or trading in securities issued by another person. Whether or not any particular person would be deemed to be an “underwriter” or an “affiliate” with respect to any security to be issued pursuant to the Plan or to be a “dealer” would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtors express no view as to whether any person would be deemed to be an “underwriter” or an “affiliate” with respect to any security to be issued pursuant to the Plan or to be a “dealer.”
     In connection with prior bankruptcy cases, the staff of the SEC has taken the position that resales by accumulators and distributors of securities distributed under a plan of reorganization are exempt from registration under the Securities Act if effected in “ordinary trading transactions.” The staff of the SEC has indicated in this context that a transaction may be considered an “ordinary trading transaction” if it is made on an exchange or in the over-the-counter market and does not involve any of the following factors:

a.	either (i) concerted action by the recipients of securities issued under a plan in connection with the sale of such securities or (ii) concerted action by distributors on behalf of one or more such recipients in connection with such sales;

b.	the use of informational documents concerning the offering of the securities prepared or used to assist in the resale of such securities, other than a bankruptcy court-approved disclosure statement and supplements thereto and documents filed with the SEC pursuant to the Exchange Act; or

c.	the payment of special compensation to brokers and dealers in connection with the sale of such securities designed as a special incentive to the resale of such securities (other than the compensation that would be paid pursuant to arm’s-length negotiations between a seller and a broker or dealer, each acting unilaterally, not greater than the compensation that would be paid for a routine similar-sized sale of similar securities of a similar issuer).
     The Debtors have not sought the views of the SEC on this matter and, therefore, no assurance can be given regarding the proper application of the “ordinary trading transaction” exemption described above. Any persons intending to rely on such exemption are urged to consult their own counsel as to the applicability thereof to any particular circumstances.
     In addition, for any “affiliate” of an issuer deemed to be an underwriter, Rule 144 provides an exemption from registration under the Securities Act for certain limited public resales of unrestricted securities by “affiliates” of the issuer of such securities. Rule 144 allows a holder of unrestricted securities that is an affiliate of the issuer of such securities to sell, without registration, within any three-month period a number of shares of such unrestricted securities that does not exceed the greater of 1% of the number of outstanding securities in question or the average weekly trading volume in the securities in question during the four calendar weeks preceding the date on which notice of such sale was filed pursuant to Rule 144, subject to the satisfaction of certain other requirements of Rule 144 regarding the manner of sale, notice requirements and the availability of current public information regarding the issuer.
     Securities issued in reliance on the exemption from registration provided by Rule 506, including the New Series A Preferred Stock and New Series B Preferred Stock, and any component of the Exit Facility deemed to be a “security,” will be “restricted securities” within the meaning of Rule 144 and may not be resold without registration under the Securities Act unless resold pursuant to an exemption from such registration. New Dana Holdco has agreed to register shares of the New Series A Preferred Stock and New Series B Preferred Stock for resale under certain conditions pursuant to the Registration Rights Agreements. See Section VII.F.3, “New Dana Holdco Certificate of Incorporation and Bylaws.”
     GIVEN THE COMPLEX NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER, THE DEBTORS MAKE NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN THE SECTION 1145 PLAN SECURITIES. IN ADDITION, TRADING RESTRICTIONS MAY APPLY UNDER SECTION 16 OF THE EXCHANGE ACT (“SECTION 16”). THE DEBTORS RECOMMEND THAT HOLDERS OF CLAIMS CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.
3.	Subsequent Transfers Under State Law
     State securities laws generally provide registration exemptions for subsequent transfers by a bona fide owner for the owner’s own account and subsequent transfers to institutional or accredited investors. Such exemptions generally are expected to be available for subsequent transfers of the New Dana Holdco Common Stock.
4.	Certain Transactions by Stockbrokers
     Under section 1145(a)(4) of the Bankruptcy Code, stockbrokers effecting transactions in the New Dana Holdco Common Stock prior to the expiration of 40 days after the first date on which such securities were bona fide offered to the public by New Dana Holdco or by or through an underwriter are required to deliver to the purchaser of such securities a copy of this Disclosure Statement (and supplements hereto, if any, if ordered by the Bankruptcy Court) at or before the time of delivery of such securities to such purchaser. In connection with prior bankruptcy cases, the staff of the SEC has taken so-called “no-action” positions with respect to noncompliance by stockbrokers with such requirement in circumstances in which the debtor was, and the reorganized debtor was to continue to be, subject to and in compliance with the periodic reporting requirements of the Exchange Act. The views of the SEC on this matter, however, have not been sought by the Debtors and, therefore, no assurance can be given regarding the possible consequences of noncompliance by stockbrokers with the disclosure statement delivery requirements of section 1145(a)(4). Stockbrokers are urged to consult their own counsel with respect to such requirements.
C.	Restrictions on Transfer of New Preferred Stock
     Neither the New Preferred Stock nor the common stock issuable upon conversion thereof has been registered under the Securities Act or any other applicable securities law. Accordingly, such securities may not be offered, sold or otherwise transferred except in compliance with the registration requirements of the Securities Act or any other applicable securities law, or pursuant to an exemption therefrom or in a transaction not subject thereto.
     Centerbridge, on the one hand, and the other Investors, on the other hand, will enter into separate Registration Rights Agreements with New Dana Holdco in connection with the Plan that will provide registration rights for their shares of New Preferred Stock. New Dana Holdco’s obligations to file a registration statement under the Securities Act to effect the registration of shares of New Preferred Stock will be limited to those set forth under the Registration Rights Agreements.
     As a purchaser of securities that have not been registered under the Securities Act, each Investor should proceed on the assumption that the economic risk of the investment must be borne for an indefinite period, since the securities may not be resold unless they are subsequently registered under the Securities Act or an exemption from such registration is available.
XVII.
ADDITIONAL INFORMATION
     Any statements in this Disclosure Statement concerning the provisions of any document are not necessarily complete, and in each instance reference is made to such document for the full text thereof. Certain documents described or referred to in this Disclosure Statement have not been attached as Exhibits because of the impracticability of furnishing copies of these documents to all recipients of this Disclosure Statement. All Exhibits to the Plan will be Filed with the Bankruptcy Court and available for review, free of charge, on the Document Websites no later than November 23, 2007 (i.e., five (5) days prior to the deadline to vote to accept or reject the Plan). Copies of all Exhibits to the Plan also may be obtained, free of charge, from BMC by contacting them via (a) regular mail at Dana Voting Agent, BMC Group, P.O. Box 952, El Segundo, CA 90245-0952, (b) delivery or courier at Dana Voting Agent, BMC Group, Inc., 1330 E. Franklin Ave., El Segundo, CA 90245, or (c) toll-free telephone for U.S. callers at (888) 819-7916 (Dana Employee/Retiree Line) or (888) 819-7921 (Dana Vendor Line and General Line), and for international callers, call +1-310-321-5587 (Dana Employee/Retiree Line) or +1-310-321-5573 (Dana Vendor Line and General Line). All parties entitled to vote on the Plan are encouraged to obtain and review all Exhibits to the Plan prior to casting their vote.

XVIII.
RECOMMENDATION AND CONCLUSION
     The Debtors believe that the Confirmation and consummation of the Plan is preferable to all other alternatives. Consequently, the Debtors urge all parties entitled to vote to accept the Plan and to evidence their acceptance by duly completing and returning their Ballots so that they will be received on or before the Voting Deadline. The Creditors’ Committee likewise supports the Plan.

Dated: October 23, 2007	Respectfully submitted, DANA CORPORATION (on its own behalf and on behalf of each affiliate Debtor)
	By:	/s/ Marc S. Levin
		Name:	Marc S. Levin
		Title:	Acting Secretary